Exhibit 2.1

EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

PEPCO HOLDINGS, INC.,

CONECTIV, LLC,

CONECTIV ENERGY HOLDING COMPANY, LLC

AND

NEW DEVELOPMENT HOLDINGS, LLC

Dated as of April 20, 2010

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.01	Definitions	1

ARTICLE II	SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CLOSING	24
2.01	Sale and Purchase of Membership Interests	24
2.02	Closing Payment	24
2.03	Closing	25
2.04	Post-Closing Payment	27
2.05	Tax Treatment of Payments	28
2.06	Withholding Rights	28

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS AND THE COMPANY	29
3.01	Organization and Qualification	29
3.02	Authority to Execute and Perform Agreement	29
3.03	Capitalization and Title to Membership Interests	31
3.04	Subsidiaries	31
3.05	Financial Statements	32
3.06	Absence of Undisclosed Liabilities	33
3.07	No Material Changes	33
3.08	Tax Matters	33
3.09	Compliance with Laws	35
3.10	No Breach	35
3.11	Consents and Approvals	35
3.12	Actions and Proceedings	36
3.13	Material Contracts	36
3.14	Real Property	38
3.15	Intellectual Property	40
3.16	Benefit Matters	41
3.17	Labor Matters	42
3.18	Insurance	43
3.19	Permits	43
3.20	Environmental Matters	44
3.21	Brokerage	45
3.22	Sufficiency of Assets	46
3.23	Personal Property	46
3.24	Emission Allowances	46
3.25	Delta Project	46
3.26	Development Projects	46
3.27	Credit Support	46
3.28	Regulatory Matters	47
3.29	PJM Capacity Awards	47

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER	47
4.01	Organization and Qualification	47
4.02	Authority to Execute and Perform Agreement	48
4.03	Compliance with Laws	48
4.04	No Breach	48
4.05	Consents and Approvals	48
4.06	Actions and Proceedings	49
4.07	Securities Law Matters	49
4.08	Experience; Investigation	49
4.09	Financing	50
4.10	Brokerage	50
4.11	Entity Classification for Tax Purposes	50
4.12	Disclaimer Regarding Projections	50

ARTICLE V	CONDUCT OF BUSINESS PENDING THE CLOSING	50
5.01	Conduct of Business Pending the Closing	50
5.02	Casualty Event; Condemnation	55

ARTICLE VI	ADDITIONAL AGREEMENTS	58
6.01	Regulatory Filings	58
6.02	Standard of Efforts	58
6.03	Notification of Certain Matters	60
6.04	Access to Information; Confidentiality	60
6.05	Public Statements	62
6.06	No Solicitation	63
6.07	Release of Parent Letters of Credit and Parent Guarantees	63
6.08	Compliance with ISRA	65
6.09	Reorganization	68
6.10	Affiliate Obligations	69
6.11	Termination or Assignment of Service Contracts	69
6.12	Transition Services	69
6.13	Insurance	69
6.14	No Other Representations or Warranties	70
6.15	Financing Related Cooperation	70
6.16	Title	70
6.17	Non-Solicitation of Employees	71
6.18	Indebtedness	71
6.19	Confidentiality	71
6.20	Company Audited Financial Statements	72
6.21	Coal Inventory and Ash Disposal	72
6.22	Use of Trade Names	73
6.23	Negotiation of Electricity Purchase Option	73
6.24	Emission Allowances Filings	73
6.25	Peak Season Maintenance and Capacity Testing	73
6.26	Post-Closing Settlement Charges	74
6.27	Ash Landfill	75

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6.28	Identification and Agreement Regarding Shared Facilities and Equipment	75
6.29	Delta Independent Engineer	76

ARTICLE VII	CONDITIONS	76
7.01	Conditions to Each Party’s Obligation	76
7.02	Conditions to Obligations of Purchaser	76
7.03	Conditions to Obligations of Parent, Holdings and the Company	78

ARTICLE VIII	TAX MATTERS	79
8.01	Tax Return Filings	79
8.02	Tax Indemnification	80
8.03	Cooperation	82
8.04	Cash Grant, Refunds and Credits	82
8.05	Tax Sharing Agreements	83
8.06	Transfer Taxes	83
8.07	Procedures Relating to Indemnification of Tax Claims	83
8.08	Exclusive Remedy and Survival	84
8.09	Tax Covenants	84
8.10	Section 338(h)(10) Election	85
8.11	Real Property Tax Legal Proceedings	85

ARTICLE IX	EMPLOYEE MATTERS	86
9.01	Employee Matters	86
9.02	COBRA	92
9.03	WARN Act	92
9.04	Employee Liabilities	92
9.05	No Transfer of Benefit Plans	93
9.06	No Additional Rights	93

ARTICLE X	SURVIVAL AND INDEMNIFICATION	93
10.01	Survival	93
10.02	Exclusivity	94
10.03	Indemnification	94
10.04	Method of Asserting Claims	100
10.05	Manner of Payment	102

ARTICLE XI	TERMINATION	102
11.01	Termination	102
11.02	Effect of Termination	104
11.03	Termination Damages	104

ARTICLE XII	MISCELLANEOUS	107
12.01	Notices	107
12.02	Expenses	108
12.03	Interpretations	108
12.04	Governing Law; Jurisdiction	109

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12.05	Specific Performance and Other Remedies	109
12.06	Entire Agreement	110
12.07	Disclosure Letter	110
12.08	Amendments	110
12.09	Waiver	110
12.10	Binding Effect; No Third Party Beneficiaries	110
12.11	Assignability	111
12.12	Severability	111
12.13	Counterparts; Facsimile Transmission of Signatures	111

SCHEDULES

Schedule I	Generating Plants
Schedule II	“Knowledge Persons”
Schedule III	Working Capital Policies and Procedures
Schedule IV	Per Diem Adjustment
Schedule V	PJM Capacity Deficiency Charge Calculation
Schedule VI	Post-Closing Settlement Charges

EXHIBITS

Exhibit A	Ash Landfill

Exhibit B	Form of Amended and Restated Cumberland Lease

Exhibit C	Form of Amended and Restated Generating Plant Easements

Exhibit D	Form of Amended Pipeline Agreement

Exhibit E	Form of Amended Pipeline Operation and Maintenance Agreement

Exhibit F	Form of Owner’s Affidavit

Exhibit G	Form of Potomac Option Agreement

Exhibit H	Form of Transition Services Agreement

Exhibit I-1	Form of Release from Lien of ACE Mortgage

Exhibit I-2	Form of Release from Lien of DPL Mortgage

Exhibit J-1	Form of ACE Tax Exempt Bond Agreement

Exhibit J-2	Form of DPL Tax Exempt Bond Agreement

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of April 20, 2010, by and among Pepco Holdings, Inc., a Delaware corporation (“Parent”), Conectiv, LLC, a Delaware limited liability company (“Holdings”), Conectiv Energy Holding Company, LLC, a Delaware limited liability company (the “Company”) and New Development Holdings, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Parent owns 100% of the membership interests of Holdings;

WHEREAS, Holdings owns 100% of the membership interests of the Company (the “Membership Interests”);

WHEREAS, Parent desires that Purchaser acquire, and Purchaser wishes to acquire, all of the Membership Interests from Holdings, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement, Parent, Holdings and the Company shall consummate the Reorganization (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and promises set forth in this Agreement, and intending hereby to be legally bound, subject to the terms and conditions set forth in this Agreement, Parent, Holdings, the Company and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions . Capitalized words and phrases used and not otherwise defined in this Agreement shall have the following meanings:

Accounting Firm: means Deloitte LLP or, if unavailable, a nationally-recognized public accounting firm that is independent with respect to Parent, Holdings, the Company and Purchaser (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X) to be agreed upon by Holdings and Purchaser in writing.

ACE: means Atlantic City Electric Company.

ACE Mortgage: means the Mortgage and Deed of Trust, dated January 15, 1937, of ACE to The Bank of New York Mellon, as successor trustee, as amended and supplemented.

ACE Tax Exempt Bond Agreement: means the agreement between ACE and Conectiv Atlantic Generation L.L.C., substantially in the form attached hereto as Exhibit J-1.

Adjusted Restoration Cost: shall have the meaning set forth in Section 5.02(a).

Affiliate: means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

Agreement: shall have the meaning set forth in the introductory paragraph.

Amended and Restated Generating Plant Easements: mean the agreements evidencing the Generating Plant Easements, each to be substantially in the form attached hereto as Exhibit C.

Amended and Restated Hay Road and Edge Moor Easement: means an amended and restated easement between the relevant Company and DPL to be negotiated in good faith after the date hereof, and consistent (to the extent applicable) with the Amended and Restated Generating Plant Easements, including, without limitation, to the extent necessary, an easement for access purposes to the Ash Landfill (or, as to the Ash Landfill, a separate easement between the relevant Company and any other Affiliate of Parent designated by Parent).

Arbitration Submission: shall have the meaning set forth in Section 2.04(c).

Ash Landfill: means the ash landfill (Site II) at the Edge Moor Generating Plant more particularly described on Exhibit A attached hereto.

Assumed Post-Closing Non-Union Pension Benefit: means the value of the Service Cost Accrual of the pension benefits that the applicable Post-Closing Non-Union Employee would have accrued under the Parent Retirement Plan (based on the expense which Parent would have been required to report on its income statement prepared in accordance with GAAP) for the two (2) year period immediately following the Closing Date had such employee continued as an employee of Parent or a Subsidiary thereof. The Service Cost Accrual will be calculated by Purchaser’s actuary for the two (2) year period as of the Closing Date using the assumptions set forth in Section 1.1(d) of the Disclosure Letter, and Parent’s actuary shall confirm the reasonableness of such calculations in the aggregate.

Assumed Post-Closing Non-Union Retiree Welfare Benefits: means the value of the Service Cost Accrual that Parent would have recorded on its income statement in accordance with GAAP for the Service Cost Accrual of retiree welfare benefits for Post-Closing Non-Union Employees for the two (2) year period immediately following the Closing Date had such employee continued as an employee of Parent or a Subsidiary thereof. The Service Cost Accrual will be calculated by Purchaser’s actuary for the two (2) year period as of the Closing Date using the assumptions set forth in Section 1.1(e) of the Disclosure Letter, and Parent’s actuary shall confirm the reasonableness of such calculations in the aggregate.

Balance Sheet: shall have the meaning set forth in Section 3.05(a).

Balance Sheet Date: shall have the meaning set forth in Section 3.05(a).

Bankruptcy and Equity Exception: shall have the meaning set forth in Section 3.02(e).

Benefit Plan: shall have the meaning set forth in Section 3.16(a).

Books and Records: means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, ledgers, journals, title policies, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), and other similar materials, in all such cases which are primarily related to the business and the assets and the operations of the Companies, in whatever form (including electronic), and regardless of whether maintained by the Company or an Affiliate, but excluding materials relating to the transactions contemplated by this Agreement; provided, however, that “Books and Records” shall only include personnel records to the extent permissible by Law.

Bulk Sale Act: shall have the meaning set forth in Section 8.02(a)(vi).

Business Day: means any day other than Saturday, Sunday or any day on which commercial banks in New York are authorized or required to close.

Business IT: shall mean the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, data, and all other information technology equipment and computer systems currently used in the businesses of the Companies.

Calpine Guarantee: means the Guarantee, dated as of the date of this Agreement, made by Calpine Corporation, a Delaware corporation and the indirect parent of Purchaser, for the benefit of Parent.

Cap: shall have the meaning set forth in Section 10.03(c)(i).

Capacity Resource Deficiency Charge: means the Capacity Resource Deficiency Charge calculated in accordance with Section A of Schedule V.

Cash Collateral: means, collectively, all cash posted as collateral by the Companies, including such cash collateral held in NYMEX brokerage accounts or posted with wholesale counterparties, local distribution companies or independent system operators. The amount of Cash Collateral as of the date hereof, along with the counterparties, and contract or instrument under which it is posted, is set forth in Section 1.1(c) of the Disclosure Letter.

Cash Grant: means a grant provided for in Section 1603 of the American Recovery and Reinvestment Act of 2009.

Casualty Event: shall have the meaning set forth in Section 5.02(a).

CES: means Conectiv Energy Supply, Inc., a Delaware corporation.

Citi: shall have the meaning set forth in Section 4.09.

Claim Notice: means written notification pursuant to Section 10.04(a) of a Third Party Claim as to which indemnity under Section 10.03(a) or 10.03(b) is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.03(a) or 10.03(b), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

Closing: shall have the meaning set forth in Section 2.03(a).

Closing Condition Satisfaction Date: shall have the meaning set forth in Section 2.03(a).

Closing Date: shall have the meaning set forth in Section 2.03(a).

Closing Date Capital Expenditures: means (i) the aggregate amount of all funds actually expended by the Companies during the period beginning on January 1, 2010 and ending at 11:59 P.M., New York time, on the Business Day immediately prior to the Closing Date, (A) in respect of Scheduled Capital Expenditures which are shown on Section 1.1(b) of the Disclosure Letter as budgeted for the period beginning on July 1, 2010, (B) for additions, improvements or replacements not exceeding $500,000 in the aggregate, relating to the business or operations of the Companies that constitute necessary repairs due to breakdown or casualty made in response to a business emergency or other unforeseen operational matters occurring after the date hereof, or (C) for any capital expenditure that is approved by Purchaser in writing, (ii) reduced by the aggregate amount of Scheduled Capital Expenditures which are shown on Section 1.1(b) of the Disclosure Letter as budgeted for the period prior to June 30, 2010 and not spent by the Closing, and (iii) without duplication of any adjustment in clause (ii) of this definition, reduced by the aggregate amount of any additional costs and capital expenditures that are not identified in the Delta Construction Budget and that are certified by the Delta Independent Engineer as required to be expended by any of the Companies following the Closing to achieve COD and otherwise accomplish the work with respect to the Delta Project contemplated by the Delta Construction Budget in accordance with Good Construction Practices and the requirements of the Constellation PPA, net of any reductions in costs and capital expenditures identified in the Delta Construction Budget that the Delta Independent Engineer certifies will not be required to be expended by any of the Companies following the Closing to accomplish the work with respect to the Delta Project contemplated by the Delta Construction Budget; provided, however, that any such cost or capital expenditure reductions are consistent with Good Construction Practices and are not attributable to (A) any decrease in quality or scope of the construction of the Delta Project, including, without limitation, with respect to construction services, equipment and parts, or (B) any change in quantity or scope of the construction of the Delta Project from that reflected in the Delta Construction Budget on the date hereof.

Closing Date Fuel Inventory: means the amount equal to the fair market value of Fuel Inventory as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, calculated in accordance with the policies and procedures set forth on Schedule III (which, for purposes of clarity, shall take into account the quantity, grade and quality of such fuel).

Closing Date Inventory Cost: means the book value of the Inventory determined in accordance with GAAP (that is, the lower of cost or market value) as of 11:59 P.M. on the Business Day immediately prior to the Closing Date and which, for the avoidance of doubt, shall not include the cost of any obsolete inventory or part.

Closing Date Working Capital: means the (i) amount of “cash and cash equivalents” (including Cash Collateral, but excluding any posted letters of credit), (ii) “accounts receivable” (including accounts receivable from Affiliates of Parent to the extent that any one or more of the Companies will receive the benefits thereof after the Closing and excluding margin deposits) and (iii) “prepayments” and “pre-paid” expenses made by the Companies at or prior to the Closing Date (to the extent that any one or more of the Companies will receive the benefits thereof after the Closing), in each case included in “current assets” of the Companies minus the amount of “current liabilities” of the Companies, each calculated in accordance with GAAP and also consistent with the procedures and definitions set forth on Schedule III, as of 11:59 P.M. on the Business Day immediately prior to the Closing Date. For the avoidance of doubt, “Closing Date Working Capital” shall exclude Fuel Inventory, Emission Allowances, REC Inventory and Inventory.

Closing Deliverables: shall have the meaning set forth in Section 2.03(b).

Closing Extension Date: means the later of (i) the date that is three (3) Business Days after the date that is 45 days following the date Purchaser receives the Company Audited Financial Statements and the Unqualified Opinion in accordance with Section 6.20 and (ii) the first date as of which the Closing would have been required to occur had Purchaser not elected to defer the Closing pursuant to Section 2.03(a).

Closing Payment: shall have the meaning set forth in Section 2.02.

COBRA: means the Consolidated Omnibus Budget Reconciliation Act.

COD: means the date (or, if the Delta Independent Engineer certifies to a range of dates, the midpoint) that the Delta Project is reasonably expected (i) to be designated as a capacity resource by PJM, in an amount that is equal to at least 518 megawatts and (ii) to be capable of generating electrical output equal to at least 518 megawatts, including allowance for sufficient time to run the Facility Test (as defined in the Constellation PPA).

Code: means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

Collective Bargaining Agreement: means any collective bargaining agreement with any labor union representing employees of any of the Companies.

Columbia Gas Contract: means the Transportation Agreement, No. 75630, dated May 12, 2003, by and between Columbia Gas Transmission, LLC and CES.

Companies: means the Company and the Subsidiaries, other than the Excluded Subsidiaries.

Company: shall have the meaning set forth in the introductory paragraph.

Company Audited Financial Statements: means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2009 and 2008 and the audited consolidated statements of income, cash flows and shareholder’s equity for each of the three years in the period ended December 31, 2009 and the associated notes to such consolidated financial statements, prepared in accordance with GAAP and audited in accordance with generally accepted auditing standards in the United States of America.

Company Non-Union Employee: means any employee employed by the Companies, other than a Union Employee.

Company Pro Forma Balance Sheet: means the consolidated balance sheet of the Company and its consolidated Subsidiaries as of February 28, 2010, as adjusted to give effect to the Reorganization and the Push Down Accounting Adjustments.

Company Transaction Costs: means the fees and expenses of any advisor or other third party paid or payable by the Companies in connection with the transactions contemplated by this Agreement, including any fees and expenses of Credit Suisse, Morgan Stanley, any amounts payable by the Companies to any Affiliate, officer, director or employee in the nature of a “change in control”, closing or signing bonus or similar payment as a result of this Agreement or the transactions contemplated hereby and any fees and expenses incurred in connection with obtaining any third party consents or approvals that are required to be obtained as a condition to the Closing.

Company Unaudited Financial Statements: shall have the meaning set forth in Section 3.05(a).

Compliance with ISRA: means the receipt by Parent or Purchaser of (i) a letter or letters from the NJDEP, in accordance with Subchapter 5 of the ISRA regulations, approving, as applicable, a de minimis quantity exemption, an area of concern review application, a regulated underground storage tank waiver application, a minimal environmental concern application, a negative declaration or a remediation-in-progress waiver (as each such term is defined under ISRA), (ii) a No Further Action Letter issued by the NJDEP, or a Response Action Outcome issued by an LSRP, or (iii) other written determination by the NJDEP or an LSRP that the requirements of ISRA are being or have been satisfied with respect to the New Jersey ISRA Property.

Condemnation Value: shall have the meaning set forth in Section 5.02(d).

Confidentiality Agreement: means the Confidentiality Agreement, dated as of November 10, 2009, between Parent and Purchaser.

Constellation PPA: means the Tolling Agreement, dated December 13, 2007, between Conectiv Mid-Merit, LLC and Constellation Energy Commodities Group, Inc., and all security documents related thereto.

Consumed Pre-Closing Emission Allowances: shall have the meaning set forth in Section 3.24.

Contract: means any agreement, license, sublicense, easement, sales order, purchase order, commitment, lease, evidence of Indebtedness, guarantee, mortgage, indenture, security agreement or other contract, instrument, understanding or arrangement that is binding on any Person or any of its property under applicable Laws.

Credit Rating: means, with respect to any Person, the rating then assigned to such Person’s unsecured, senior long-term debt obligations not supported by third party credit enhancements, or if such Person does not have such a rating, then the rating then assigned to such Person as an issuer, by S&P and/or Moody’s, as applicable, and any successors thereto.

Credit Suisse: means Credit Suisse Securities (USA) LLC.

Cumberland Lease: means the Lease Agreement, dated July 1, 2000, between ACE and Conectiv Atlantic Generation, LLC.

December 2011 Settlement Calculation Notice: shall have the meaning set forth in Section 6.26(b).

Deductible: shall have the meaning set forth in Section 10.03(c)(ii).

Deepwater Easement: means one or more easement agreements between the relevant Company and ACE or any other Affiliates of Parent designated by Parent to be negotiated in good faith after the date hereof, and consistent (to the extent applicable) with the Amended and Restated Generating Plant Easements, including, without limitation, an easement for access purposes to the ash disposal parcel.

Delta Construction Budget: shall have the meaning set forth in Section 3.25.

Delta Independent Engineer: means The Shaw Group Inc. (Boston, Massachusetts office) or, if unavailable, a nationally-recognized engineering firm selected by mutual agreement of Parent and Purchaser within ten (10) Business Days following the date of this Agreement, which shall be retained by Purchaser no later than 20 Business Days following the date of this Agreement, with the cost shared equally by Purchaser and Parent.

Delta Pipeline Matter: means the matter identified as such in Section 3.13 of the Disclosure Letter.

Delta Project: means the approximately 565 megawatt dual fuel combined cycle generation plant under construction in Peach Bottom Township, Pennsylvania.

Designated Entities: means Conectiv Atlantic Generation, LLC, Conectiv Delmarva Generation, LLC, Conectiv Bethlehem, LLC, Conectiv Mid Merit, LLC and Conectiv Vineland Solar, LLC.

Designated Generating Plants: means the Generating Plants listed in Section 1.1(f) of the Disclosure Letter, including the Real Property associated with such Generating Plants.

Deutsche Bank: shall have the meaning set forth in Section 4.09.

Development Projects: means the following development projects at various stages of planning as to which no construction has commenced: (i) Cumberland 3, a planned dual fuel combustion turbine generation plant of approximately 100 megawatts to be located in Cumberland, New Jersey; (ii) Delta 2, a planned dual fuel combined cycle generation plant of approximately 565 megawatts to be located in Peach Bottom Township, Pennsylvania; (iii) Powell, a planned dual fuel combustion turbine generation plant of approximately 200 megawatts to be located in Prince Georges County, Maryland; and (iv) Talbert, a planned dual fuel combustion turbine generation plant of approximately 200 megawatts to be located in Prince Georges County, Maryland.

Disclosure Letter: means the disclosure letter delivered by Parent, Holdings and the Company to Purchaser simultaneously with the execution of this Agreement.

Dispute Period: means the period ending 30 days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

Dollars or $: means dollars in lawful currency of the United States of America.

DPL: means Delmarva Power & Light Company.

DPL Mortgage: means the Mortgage and Deed of Trust, dated October 1, 1943, of DPL to The Bank of New York Mellon, as successor trustee, as amended and supplemented.

DPL Tax Exempt Bond Agreement: means the agreement between DPL and Conectiv Delmarva Generation L.L.C., substantially in the form attached hereto as Exhibit J-2.

Easement Real Property: shall have the meaning set forth in Section 3.14(a).

Emission Allowances: means all allowance allocations to emit specified units of pollutants or Hazardous Substances under any Environmental Laws, including (i) any air pollution control and emission reduction program designed to mitigate interstate or intra-state transport of air pollutants or reduce or control the emission of any air pollutants, including without limitation, SO2, NOx, carbon dioxide, or other greenhouse gases, (ii) any program designed to mitigate impairment of surface waters, watersheds, or groundwater, or (iii) any pollution reduction program with a similar purpose. Emission Allowances include all allowances as described above, regardless of whether the Governmental or Regulatory Authority establishing such Emission Allowances designates them as credits, benefits, offsets, allowances or by any other name.

Environmental Claim: means any complaint, summons, citation, directive, order, litigation, notice of violation, proceeding or judgment from any Governmental or Regulatory Authority or Person alleging violations of or Liability under any Environmental Laws.

Environmental Condition: means the presence or Release to the environment, including air, surface and subsurface water, groundwater, soil and sediments, whether at the Real Property or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, surface and subsurface water, groundwater, soil and sediments, at, to or from the Real Property, or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

Environmental Laws: means all federal, state and local laws, regulations, rules, ordinances, codes, principles of common law, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to the Release or threatened Release of Hazardous Substances (including to air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, presence, use, treatment, storage, disposal, arrangement for disposal, Release, transport, handling, removal or remediation of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management, use, restoration or compensation for use of or damage to natural resources.

Environmental Permits: means all licenses, permits, consents, approvals and governmental authorizations under Environmental Laws.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: shall have the meaning set forth in Section 3.16(b).

Estimated Capital Expenditures: means Parent’s good faith estimate of the aggregate amount of Closing Date Capital Expenditures.

Estimated Fuel Inventory: means the aggregate amount of the Fuel Inventory resulting from the Inventory Audit.

Estimated Inventory Cost: means the aggregate amount of the Inventory resulting from the Inventory Audit.

Estimated Working Capital: means Parent’s good faith estimate of the aggregate amount of the Closing Date Working Capital.

Excluded Assets: means the Excluded Contracts, the Excluded Subsidiaries, REC Inventory, the Ash Landfill and Madison.

Excluded Contracts: means each of the Contracts to which one of the Companies is a party, but to which one of the Companies will not be a party after giving effect to the Reorganization.

Excluded Subsidiaries: means each of CES (but not its Subsidiaries), ACE REIT, Inc. (but not its Subsidiaries), Conectiv Pennsylvania Generation, LLC, Delaware Operating Services Company, Conectiv Northeast, LLC and Energy Systems Northeast, LLC.

Federal Power Act: means the Federal Power Act of 1935, as amended.

FERC: means the Federal Energy Regulatory Commission, or any successor agency.

FERC Approval: means the approval by FERC under Section 203 of the Federal Power Act.

Financing Commitments: shall have the meaning set forth in Section 4.09.

Former Property: means any real property or facility owned, leased or operated by any of the Companies or a predecessor thereof prior to the Closing Date, that is not owned, leased or operated by any of the Companies on or after the Closing Date.

Fuel Inventory: means the fuel oil inventory related to the operation of the Generating Plants and located at or in transit to such Generating Plants, which shall not include coal, natural gas or the chemicals used in the burning of coal.

GAAP: means United States generally accepted accounting principles, as in effect from time to time.

General Information Notice: shall have the meaning set forth in Section 6.08(a).

Generating Plant: means the Generating Plants listed on Schedule I.

Generating Plant Easement: means, with respect to Generating Plants that on Schedule I are designated as located on an easement granted by an Affiliate of Parent, the real property easement upon which such Generating Plant is located.

Good Construction Practices: means (i) those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by the firms performing engineering and/or construction services on facilities of the type and size of the Delta Project, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the construction, installation and use of electrical and other equipment, facilities and improvements, with commensurate standards of safety, performance, dependability, efficiency and economy; and (ii) in compliance with all applicable Laws.

Good Industry Practices: means any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric power generation industry during the relevant time period that, in the exercise of reasonable judgment in light of the applicable manufacturer’s recommendations and the facts known or that reasonably should have been known at the time the decision was made, would reasonably have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

Governmental or Regulatory Authority: means any government, quasi-governmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality and any supranational organization of sovereign states exercising such function for such sovereign states of the United States or any foreign country or any domestic or foreign state, county, city or other political subdivision exercising executive, legislative or judicial authority and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets, including FERC, NERC, any independent system operator, or any regional transmission organization, including PJM.

Hazardous Substances: means (i) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) for purposes of this Agreement, oil ash and coal ash; (iii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iv) any other chemical, material or substance, which is prohibited, limited, subject to regulation, investigation, control or remediation, or that could give rise to Liability, under any Environmental Law.

Holdings: shall have the meaning set forth in the introductory paragraph.

HSR Act: means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Improvements: means all buildings, structures, fixtures and improvements, including all building systems, sewer, storm and waste water systems and other water distribution systems located on or included in the Real Property, including those under construction.

Indebtedness: of any Person means: (i) any and all Liabilities of any Person (A) for borrowed money (including the current portion thereof), (B) under or related to any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (D) for the payment of money relating to a lease or instrument that is required to be classified as a capitalized/finance lease obligation in accordance with GAAP, (E) for all or any part of the deferred purchase price of property or services (other than trade payables), and (F) under or related to any agreement that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, currency option or other similar agreement (including any option to enter into any of the foregoing), and (ii) any and all Liabilities of others described in the preceding clause (i) that such Person has guaranteed or that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness shall include any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including, without limitation, attorneys’ fees) associated with any Indebtedness.

Indemnified Party: means any Person claiming indemnification under any provision of Article VIII or X.

Indemnifying Party: means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII or X.

Indemnity Notice: means written notification pursuant to Section 10.04 of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

Institutional Controls: shall have the meaning set forth in Section 6.08(g).

Intellectual Property: means all: (i) registered and unregistered copyrightable works of authorship and copyrights, including software programs (whether in source code, object code or human readable form) and related documentation and registrations and applications for any of the foregoing; (ii) inventions and discoveries, whether or not patentable, patents, patent applications and industrial designs, including any registrations, invention disclosures, revisions, provisionals, divisionals, continuations, continuations-in-part, renewals, reissues, extensions and reexaminations for any of the foregoing, as applicable; (iii) registered and unregistered trademarks, service marks, trade names, logos, designs, symbols, trade dress business names, Internet domain names and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing and registrations and applications relating to any of the foregoing; and (iv) trade secrets and other confidential ideas, know-how, concepts, methods, processes, formulae, data, customer lists, mailing lists, business plans or other proprietary information that gives a competitive advantage.

Interconnect Lateral Agreement: means the Interconnect and Delivery Lateral Reimbursement and Operating Agreement, dated April 28, 2009, between Transcontinental Gas Pipe Line Company, LLC and Conectiv Mid-Merit, LLC.

Inventory: means materials, spare parts, consumable supplies and chemical inventories (other than chemicals used in the burning of coal) relating to the operation of the Generating Plants; provided, however, that “Inventory” shall not include (i) Fuel Inventory, (ii) REC Inventory, (iii) subject to Section 6.21, coal, (iv) Emission Allowances or (v) materials, spare parts, consumable supplies and chemical inventories that are obsolete or otherwise not useful to the operation of the Generating Plants in the manner in which they are being operated immediately prior to the Closing.

Inventory Audit: shall have the meaning set forth in Section 2.02.

Inventory Target: shall have the meaning set forth in Section 2.02(e).

IRS: means the United States Internal Revenue Service.

ISRA: means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder, N.J.A.C. 7:26B-1.1 et seq., as amended by the SRRA.

ISRA Compliance Costs: means all fees, costs and expenses incurred to achieve Compliance with ISRA, including attorneys’, consultants’ and engineering fees and disbursements, NJDEP filing fees and oversight charges, costs associated with any remedial action permits, costs (including any surcharges) associated with securing and maintaining any remediation funding source, laboratory and analytical costs and expenses, equipment charges, costs associated with any NJDEP audits pursuant to SRRA, and industrial or hazardous waste disposal costs, including those costs incurred after the Closing pursuant to Section 6.08.

Law or Laws: means all laws, statutes, rules, regulations, ordinances, codes, Orders, authorizations, judicial decisions, governmental agreements and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

Lease: shall have the meaning set forth in Section 3.14(b).

Leased Real Property: shall have the meaning set forth in Section 3.14(a).

Legal Proceeding: means any civil, criminal, judicial, administrative or arbitral actions, suits, audits, hearings, litigation, proceedings (public or private), claims, investigations or governmental proceedings.

Liabilities: of any Person means any and all debts, liabilities, commitments and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable.

LIBOR: means the London Interbank Offered Rate, as quoted in The Wall Street Journal.

Lien: means any mortgage, pledge, assessment, security interest, lease, lien, equity, adverse claim, levy, charge, obligation or other encumbrance, of every kind and character.

Loss: means any and all Liabilities, damages, claims, fines, penalties, deficiencies, losses and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or any claim, default or assessment).

Lost Profits: shall have the meaning set forth in Section 5.02(a).

LSRP: means a Licensed Site Remediation Professional as defined at N.J.S.A. 58:10C-2.

Madison: means the retired plant more commonly known as the Madison Street Combustion Turbine Generating Station located in Wilmington, Delaware.

March 2011 Settlement Calculation Notice: shall have the meaning set forth in Section 6.26(a).

Marks: shall have the meaning set forth in Section 6.22.

Master Leases: means (i) that certain Master Lease Agreement, dated April 22, 2009, by and between Banc of America Leasing & Capital, L.L.C. and PHI Service Company et al. and (ii) that certain Master Lease Agreement, dated February 1, 2003, by and between BLC Corporation and PHI Service Company.

Material Adverse Effect: means a materially adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of (a) the Companies considered as a single enterprise, (b) any Specified Generating Plant or (c) the Other Generating Plants; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) effects resulting from changes in the national, regional or local wholesale or retail markets for electric power; (ii) effects resulting from changes in the national, regional or local wholesale or retail markets for natural gas; (iii) effects resulting from changes in the national, regional or local markets for commodities or supplies, including electric power, natural gas or other fuel and water, as applicable, used in connection with the business and operations of the Companies; (iv) effects resulting from changes in the national, regional or local electric generating, transmission or distribution industry; (v) effects resulting from changes in the national, regional or local electric transmission or distribution systems or operations thereof; (vi) effects resulting from any change in PJM market design and pricing; (vii) effects resulting from changes in applicable Law or any interpretations of applicable Law by any Governmental or Regulatory Authority, including any interpretations relating to the wholesale market serviced by the Companies; (viii) effects resulting from weather conditions or climate change; (ix) effects resulting from factors generally affecting the economy, financial markets or capital markets; or (x) effects of any war, act of terrorism, civil unrest or similar event; provided further, however, that:

(A) in the case of items (i) – (x), such adverse items shall only be excluded to the extent any such effects do not have a disproportionate impact on respectively (1) the Companies considered as a single enterprise, (2) the affected Specified Generating Plant or (3) the affected Other Generating Plants, in each case as compared to other Persons or plants engaged in the fossil fuel power generation business who is a participant in the PJM power pool;

(B) a Casualty Event or Condemnation Event addressed by Section 5.02 shall not be deemed to constitute, nor shall any such Casualty Event or Condemnation Event be taken into account in determining whether there has occurred, a Material Adverse Effect; except that a Casualty Event or Condemnation Event affecting a Specified Generating Plant may be taken into account in determining whether a Material Adverse Effect has occurred with the Companies considered as a single enterprise, but not otherwise; and

(C) in no event shall (1) any additional costs or capital expenditures relative to the Delta Construction Budget as determined by the Delta Independent Engineer taken into account in determining Closing Date Capital Expenditures or (2) any delay in achieving COD for which Purchaser is entitled to a Purchase Price adjustment under Section 2.02(i), be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Delta Project.

Material Contract: shall have the meaning set forth in Section 3.13.

Membership Interests: shall have the meaning set forth in the Recitals.

Moody’s: means Moody’s Investor Services, Inc.

Morgan Stanley: means Morgan Stanley & Co. Incorporated.

NERC: means the North American Electric Reliability Corporation, any regional reliability entity and any successor agency.

New Jersey ISRA Property: means the Industrial Establishments, as defined at N.J.A.C. 7:26B-1.4, located in New Jersey on which the following Generating Plants are situated: Carll’s Corner, Cedar, Deepwater, Mickleton, Middle, Missouri Avenue, Cumberland, Sherman Avenue and Conectiv Vineland Solar.

NJDEP: means the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

No Further Action Letter: shall have the meaning set forth at N.J.S.A. 13:1K-8.

Non-Union Employee: means a Company Non-Union Employee or a Service Company Employee.

Notice of Disagreement: shall have the meaning set forth in Section 2.04(b).

NOx: means nitrogen oxide.

Off-Site Location: means any real property other than the Real Property.

Order: means any writ, judgment, decree, injunction, award, settlement or stipulation, decision, determination, ruling, subpoena or verdict or similar order entered, issued, made or rendered by any Governmental or Regulatory Authority (in each such case whether preliminary or final).

Other Generating Plants: means any combination of Generating Plants (other than the Specified Generating Plants) that in the aggregate have a capacity equal to at least 50% of the aggregate capacity of the Generating Plants (other than the Specified Generating Plants).

Outside Date: shall have the meaning set forth in Section 11.01(b).

Owned Intellectual Property: means Intellectual Property owned by the Company or any Subsidiary.

Owned Real Property: shall have the meaning set forth in Section 3.14(a).

Parent: shall have the meaning set forth in the introductory paragraph.

Parent Employer Party: means any of Parent, the Company, a Subsidiary or any of their respective Affiliates.

Parent Guarantees: means, after giving effect to the Reorganization, collectively, those indemnities, performance bonds, surety bonds, performance guaranties, other guaranty obligations, keepwells, net worth maintenance agreements, reimbursement obligations, letters of comfort and other similar arrangements to which Parent or any of its Affiliates (other than the Companies) is a party or by which any of them are bound in favor of, or for the benefit of, the business and operations of any of the Companies (other than the Parent Letters of Credit). The outstanding Parent Guarantees (including the maximum aggregate amount of each such Parent Guarantee and the Contract under which each such Parent Guarantee is posted), after giving effect to the Reorganization, are listed in Section 6.07(b) of the Disclosure Letter (as it may be amended from time to time in accordance with Section 6.07(d)).

Parent Letters of Credit: means, after giving effect to the Reorganization, collectively, those letters of credit issued to secure an obligation of any of the Companies under which Parent or any of its Affiliates (other than the Companies) is the party responsible for the reimbursement of any draws by the beneficiary. The outstanding Parent Letters of Credit (including the amount of each such Parent Letter of Credit and the Contract under which each such Parent Letter of Credit is posted), after giving effect to the Reorganization, are listed in Section 6.07(a) of the Disclosure Letter (as it may be amended from time to time in accordance with Section 6.07(d)).

Parent Retiree Welfare Plan: means The Pepco Holdings, Inc. Welfare Plan for Retirees, as in effect immediately prior to the Closing.

Parent Retirement Plan: means The Pepco Holdings, Inc. Retirement Plan, as in effect immediately prior to the Closing.

Parent Savings Plan: means The Pepco Holdings, Inc. Retirement Savings Plan, as in effect immediately prior to the Closing.

Parent’s ISRA Compliance Cost Audit: shall have the meaning set forth in Section 6.08(e)(v).

Payment for Purchased Capacity for Planning Year 2010/11: means the Payment for Purchased Capacity for Planning Year 2010/11 calculated in accordance with Section B of Schedule V.

Peak Season Maintenance: means planned outages and maintenance outages during the Peak Season (as defined by PJM).

Permit: means all licenses, permits, consents, approvals, franchises, variances, waivers, exemptions, orders and authorizations required by Law or by any Governmental or Regulatory Authorities (other than Environmental Permits).

Permitted Disclosure Updates: shall have the meaning set forth in Section 6.03(b).

Permitted Liens: means (i) any Lien for Taxes that is either (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings; (ii) purchase money Liens arising in the ordinary course of business consistent with past practices not exceeding $100,000 in the aggregate; (iii) imperfections or irregularities of title, easements, covenants, rights of way and other restrictions of record and other Liens, in each case, (A) not, materially, individually or in the aggregate, detracting from the value of, or impairing the use of, the Real Property of any Generating Plant by the Companies, and (B) not rendering the Real Property unmarketable or uninsurable by a nationally recognized title insurance company; (iv) the terms and conditions of the Leases and the Generating Plant Easements, the Material Contracts, the Permits listed in Section 3.19 of the Disclosure Letter or the Environmental Permits listed in Section 3.20 of the Disclosure Letter; (v) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws; (vi) any statutory mechanics’, workmen’s, repairmen’s or other like Lien, imposed by applicable Law and recorded in the applicable land records and not exceeding $1,000,000 in the aggregate that is either (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings; (vii) Liens identified in Section 1.1(a) of the Disclosure Letter; (viii) with respect to Real Property, any and all Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Real Property; (ix) any Lien identified in the most recent version (as of the date of this Agreement) of the title report or survey listed in Section 3.14(a) of the Disclosure Letter, except such Liens identified in any such title report or survey and listed in Section 6.16(a)(i) of the Disclosure Letter; and (x) any other Liens which are deemed Permitted Liens under Section 6.16 hereof; provided, however, that Permitted Liens shall in no event include Liens securing any Indebtedness (except as permitted under clause (ii) of this definition), including without limitation under any bond indenture or mortgage, made by Parent or any of its Affiliates or any third party grantor of any easement in favor of one of the Companies.

Person: means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

Personal Property: shall have the meaning set forth in Section 3.23.

Pipeline Agreement: means the Claymont to Hay Road Pipeline Owners’ Agreement between Conectiv Delmarva Generation, Inc. and DPL, dated July 1, 2000.

Pipeline O&M Agreement: means the Claymont to Hay Road Pipeline Operation and Maintenance Agreement between Conectiv Delmarva Generation, Inc. and DPL, dated as of July 1, 2000, as amended by Amendment No. 1 to the Claymont to Hay Road Pipeline Operation and Maintenance Agreement between Conectiv Delmarva Generation, Inc. and DPL, dated August 24, 2000.

PJM: means PJM Interconnection, L.L.C. and any successor agency.

Post-Closing Non-Union Employee: means a Company Non-Union Employee whose employment by any of the Companies, or an Affiliate of Purchaser, continues following the Closing (including any Service Company Employee whose employment is transferred to one of the Companies at or prior to the Closing in accordance with Section 9.01(a)(iii)).

Post-Closing Payment Amount: means if the Purchase Price finally determined, either through agreement of the parties or pursuant to Section 2.04(c), is greater than the Closing Payment, the amount of such excess, and if the Purchase Price is less than the Closing Payment, the amount of such shortfall.

Post-Closing Tax Period: means all taxable periods (or portions thereof) beginning on or after the Closing Date.

Post-Signing Lien: means any Lien (including, without limitation, a Seller’s Lien) other than a Permitted Lien that is identified by Purchaser to Parent after the date of this Agreement, and that is added by Purchaser’s Title Insurance Company as an update to any title commitment or is shown on any updated survey listed in Section 3.14(a) of the Disclosure Letter dated after the date of this Agreement (regardless of when such new matter was actually recorded or filed), provided that such Lien is identified by Purchaser as objectionable by written notice to Parent within five (5) Business Days following Purchaser’s receipt of the updated title commitment or updated survey; provided, however, that any such new Lien to which Purchaser does not object in writing to Parent within such five (5) Business Day period shall thereafter constitute a Permitted Lien and not a Post-Signing Lien.

Potomac Option Agreement: shall have the meaning set forth in Section 5.01(f)(iv).

Powell Option Agreement: means that certain Option Agreement dated as of January 2, 2008, between David Powell and Kathryn Powell, as sellers and CES, as purchaser, as amended by that certain Amendment No. 1 to Option Agreement, dated as of December 31, 2009.

Pre-Closing Tax Filing Period: means all taxable periods (or portions thereof) ending on or before the Closing Date.

Pre-Closing Tax Period: means all taxable periods (or portions thereof) ending before the Closing Date.

Property Taxes: shall have the meaning set forth in Section 8.02(c).

Proposed Post-Closing Payment Notice: shall have the meaning set forth in Section 2.04(a).

PUHCA 2005: means the Public Utility Holding Company Act of 2005, as amended.

Purchase Price: means (i) One billion, six hundred fifty million dollars ($1,650,000,000), (ii) plus the Closing Date Capital Expenditures; (iii) (A) plus, if the Closing Date Working Capital is greater than $0, the amount of such excess on a dollar-for-dollar basis, or (B) minus, if the Closing Date Working Capital is less than $0, the amount of such shortfall on a dollar-for-dollar basis; (iv) plus the Closing Date Fuel Inventory; (v) (A) plus, if the Closing Date Inventory Cost is greater than Inventory Target, the amount of such excess on a dollar-for-dollar basis, or (B) minus, if the Closing Date Inventory Cost is less than the Inventory Target, the amount of such shortfall on a dollar-for-dollar basis; (vi) minus the amount, if any, determined in accordance with Section 2.02(f); (vii) minus the amount, if any, determined in accordance with Section 2.02(g); (viii) plus the amount, if any, determined in accordance with Section 2.02(h); and (ix) minus the amount, if any, determined in accordance with Section 2.02(i).

Purchase Price Allocation: shall have the meaning set forth in Section 8.09(b).

Purchaser: shall have the meaning set forth in the introductory paragraph.

Purchaser Indemnified Parties: shall have the meaning set forth in Section 10.03(a).

Purchaser Indemnitees: shall have the meaning set forth in Section 8.02(a).

Purchaser Letter of Credit: means an irrevocable, standby letter of credit issued by a major U.S. commercial bank or the U.S. branch office of a foreign bank, which, in either case, has a Credit Rating of at least (i) “A-” by S&P and “A3” by Moody’s, if such entity is rated by both S&P and Moody’s or (ii) “A-” by S&P or “A3” by Moody’s, if such entity is rated by either S&P or Moody’s, but not both, and which letter of credit is in a form and substance reasonably acceptable to Parent.

Purchaser’s ISRA Status Report: shall have the meaning set forth in Section 6.08(e)(v).

Purchaser’s Savings Plan: shall have the meaning set forth in Section 9.01(b)(iv).

Purchaser’s Title Insurance Company: means Stewart Title Company (or another national title company reasonably acceptable to Purchaser).

Purchaser’s Union Pension Plans: shall have the meaning set forth in Section 9.01(c)(ii).

Push Down Accounting Adjustments: means the push down of certain purchase accounting adjustments related to the acquisition of the Company by Parent in 2002.

PWC: means PricewaterhouseCoopers.

Real Property: shall have the meaning set forth in Section 3.14(a).

Real Property Tax Legal Proceeding: shall have the meaning set forth in Section 8.11.

REC Inventory: means the renewable energy credits attributable to the Generating Plants prior to the Closing.

Recaptured Section 1603 Payments: means the amount of Section 1603 Payments that must be repaid to the United States Department of the Treasury as a result of property being disposed of to a person who is not eligible to receive Section 1603 Payments and/or ceasing to qualify as a “specified energy property” (as that term is used in Section 1603 of the American Recovery and Reinvestment Tax Act of 2009).

Regulatory Action: means the commencement of, or inclusion in, any action, suit or proceeding by a state utility regulatory authority having jurisdiction, challenging or seeking determination (i) of the ability of Purchaser, Parent, Holdings, the Company or any of their respective Affiliates to complete the transactions contemplated by this Agreement or the validity or enforceability of the Transaction Documents, without the receipt of prior approval of such regulatory body or (ii) with respect to the current ownership or operation of the Designated Generating Plants, including with respect to the owner’s use of or access thereto. Regulatory Action shall include, without limitation, the issuance of any injunction or restraining order by such regulatory authority or court of competent jurisdiction that prevents any Transaction Document Affiliate from delivering at the Closing any Transaction Document to which it will be a party or performing its obligations thereunder.

Release: means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

Released Environmental Claims: shall have the meaning set forth in Section 10.03(g).

Remediation: means an action of any kind to address an Environmental Condition or Release of Hazardous Substances, including any or all of the following activities: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, licenses and other governmental authorizations, consents and approvals necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental or Regulatory Authority with jurisdiction over the Company or any Subsidiary under Environmental Laws that no material additional work is required by such Governmental or Regulatory Authority; (v) the use, implementation, application, installation, operation or maintenance of removal actions, remedial technologies applied to the surface or subsurface soils or sediments, excavation and treatment or disposal of soils or sediments, systems for long-term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities reasonably determined by a party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances.

Remediation Cap: shall have the meaning set forth in Section 10.03(a)(vii)(A).

Remediation Certification: shall have the meaning set forth in Section 6.08(a).

Reorganization: shall have the meaning set forth in Section 6.09.

Representatives: means any officer, director, principal, agent, stockholder, source of financing (including pursuant to the Financing Commitments), investment banker, employee, counsel, consultant, independent auditor or other representative of a Person and each of the respective officers, directors, principals, agents, stockholders, employees, counsel or other representatives of any of the foregoing.

Required Approvals: means (i) the filings required under the HSR Act, (ii) the FERC Approval and (iii) the additional approvals and notices set forth in Section 6.01 of the Disclosure Letter.

Response Action Outcome: shall have the meaning set forth at N.J.S.A. 58:10C-2.

Restoration Cost: shall have the meaning set forth in Section 5.02(a).

RGGI CO2 Allowances: means The Regional Greenhouse Gas Initiative (RGGI) CO2 allowances.

S&P: means Standard & Poor’s Financial Services LLC.

Scheduled Capital Expenditures: means those capital expenditures identified in Section 1.1(b) of the Disclosure Letter.

Section 1603 Payments: means payments under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009 by the United States Department of the Treasury to certain eligible persons who place in service specified energy property.

Securities Act: means the Securities Act of 1933, as amended.

Seller Indemnified Parties: shall have the meaning set forth in Section 10.03(b).

Seller Retained Environmental Liabilities: shall have the meaning set forth in Section 10.03(a)(vii).

Seller’s Lien: means any Lien other than a Permitted Lien that is placed on the Real Property or Personal Property after the date of this Agreement by Parent or any of its Affiliates in violation of Section 5.01(b)(i).

Service Company Employee: means an individual employed by a Parent Employer Party, other than the Companies, who is employed primarily in connection with the business and operations of the Companies.

Service Contracts: shall have the meaning set forth in Section 6.11.

Service Cost Accrual: shall have the meaning designated to such term under Financial Accounting Standards No. 87 and No. 106.

Shared Facilities or Services: shall have the meaning set forth in Section 6.28.

Shared Property: shall have the meaning set forth in Section 6.28.

Shared Services Agreement: shall have the meaning set forth in Section 6.28.

Shipper-Must-Have-Title Requirement: means the capacity release policy adopted by FERC, which provides that all shippers shall have title to the gas at the time the gas is delivered to the transporter and while it is being transported by the transporter.

SO2 : means sulfur dioxide.

Specified Covenants: shall have the meaning set forth in Section 12.05(a).

Specified Generating Plants: means each of the following Generating Plants: Bethlehem, Hay Road, the Delta Project and Edge Moor.

Specified Representations: shall have the meaning set forth in Section 10.03(c)(i).

Spectra Service Agreement: means the Service Agreement Rate Schedule FT-1, Contract No. 830164 (originally No. 800378), dated October 18, 1994, by and between Spectra (as successor to Texas Eastern Transmission Corporation) and CES.

SRRA: means the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., and the regulations promulgated thereunder, including, but not limited to, the Administrative Requirements for the Remediation of Contaminated Sites, N.J.A.C. 7:26C-1 et seq.

Straddle Period: shall have the meaning set forth in Section 8.02(c).

Subsidiary or Subsidiaries: means any corporation, limited liability company, partnership, joint venture or any other entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, securities or other interests entitling the Company (either alone or through or together with any other Subsidiary) to elect or appoint at least 50% of the members of the board of directors or other similar governing body of such corporation or other legal entity or otherwise conferring on the Company (either alone or through or together with any other Subsidiary) the power to direct the business and policies of such corporation or other legal entity.

Supplemental Disclosures: shall have the meaning set forth in Section 6.03(b).

Survival Period: shall have the meaning set forth in Section 10.01.

Tax or Taxes: means (i) all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes and including all interest, penalties and additions imposed with respect to such amounts and (ii) any liability for such amounts as a result of (A) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group or (B) an obligation under a tax sharing, tax allocation or similar agreement.

Tax Claim: shall have the meaning set forth in Section 8.07(a).

Tax Returns: means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any claims for refunds or any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

Taxing Authority: means the IRS and any other domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

Third Party Claim: shall have the meaning set forth in Section 10.04(a).

To the knowledge of Parent, Holdings and the Company: means (i) the actual knowledge of the individuals listed on Schedule II after due inquiry and (ii) all knowledge that would reasonably have been expected to be obtained by such Persons based upon such Person’s position or office.

Transaction Document Affiliate: means an Affiliate of Parent (other than Holdings or any of the Companies) that is a party to one or more of the Transaction Documents.

Transaction Documents: means (i) the Transition Services Agreement, (ii) the amended and restated Cumberland Lease to be substantially in the form attached hereto as Exhibit B, (iii) the Amended and Restated Generating Plant Easements, (iv) the amended Pipeline Agreement to be substantially in the form attached hereto as Exhibit D, (v) the amended Pipeline O&M Agreement to be substantially in the form attached hereto as Exhibit E, (vi) the Potomac Option Agreement to be substantially in the form attached hereto as Exhibit G, (vii) the ACE Tax Exempt Bond Agreement and the DPL Tax Exempt Bond Agreement to be substantially in the form attached hereto as Exhibits J-1 and J-2, respectively, (viii) the Deepwater Easement, (ix) the Amended and Restated Hay Road and Edge Moor Easement, and (x) the Shared Services Agreement.

Transfer Taxes: shall have the meaning set forth in Section 8.06.

Transition Services Agreement: shall have the meaning set forth in Section 2.03(b)(v).

Union Employee: means any employee of any of the Companies, at the date of Closing, who is covered by a Collective Bargaining Agreement.

Unpermitted Lien: means (i) a Lien on the Real Property or Personal Property identified in Section 6.16(a)(i) of the Disclosure Letter or (ii) a Post-Signing Lien.

Unqualified Opinion: means the unqualified report prepared by PricewaterhouseCoopers with respect to the Company Audited Financial Statements indicating that such statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and the results of their operations and their cash flows as of and for the periods presented therein in conformity with GAAP.

Unreleased Parent Guarantees: shall have the meaning set forth in Section 6.07(b).

Unreleased Parent Letters of Credit: shall have the meaning set forth in Section 6.07(a).

WARN Act: Worker Adjustment and Retraining Notification Act of 1989.

ARTICLE II

SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CLOSING

2.01 Sale and Purchase of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Holdings shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Holdings, all of the right, title and interest of Holdings in and to the Membership Interests free and clear of all Liens.

2.02 Closing Payment. In consideration for the sale and transfer of the Membership Interests to Purchaser by Holdings, Purchaser shall pay to Holdings at the Closing an aggregate amount in cash (the “Closing Payment”) equal to:

(a) One billion, six hundred fifty million dollars ($1,650,000,000);

(b) plus the Estimated Capital Expenditures;

(c)(i) plus, if the Estimated Working Capital is greater than $0, the amount of such excess on a dollar-for-dollar basis, or (ii) minus, if the Estimated Working Capital is less than $0, the amount of such shortfall on a dollar-for-dollar basis;

(d) plus the Estimated Fuel Inventory;

(e)(i) plus, if the Estimated Inventory Cost is greater than $18,890,000 (the “Inventory Target”), the amount of such excess on a dollar-for-dollar basis, or (ii) minus, if the Estimated Inventory Cost is less than the Inventory Target, the amount of such shortfall on a dollar-for-dollar basis;

(f) minus, for each day commencing on July 1, 2010 through and including the Closing Extension Date, the per diem amount set forth on Schedule IV; provided, however, that no such reduction shall be made to the extent the Closing is delayed beyond July 1, 2010, due to the action or inaction of Purchaser that results in the failure of Purchaser to satisfy the conditions to Closing that are within Purchaser’s reasonable control (for the purposes of the foregoing, Purchaser’s election to defer the Closing Date under Section 2.03(a) shall not be considered “action or inaction” under this Section 2.02(f));

(g) minus the amount, if any, of the sum of (i) Capacity Resource Deficiency Charge and (ii) Payment for Purchased Capacity for Planning Year 2010/11;

(h) plus, if Purchaser notifies Parent in writing no later than May 15, 2010 that Purchaser desires to acquire title to any equipment or assets used by any of the Companies that is located at or used at any of the Generating Plants or computers, printers or scanners used by any personnel to be hired by Purchaser or one of its Affiliates at the Closing and leased by Parent or one of its Affiliates pursuant to a Master Lease, an amount equal to fifty percent (50%) of the amount required to purchase such equipment or assets under the terms of the applicable Master Lease; and

(i) minus, if as of the Closing Date the COD for the Delta Project is later than June 1, 2011, as certified by the Delta Independent Engineer as contemplated by Section 7.02(m), an amount equal to (i) $150,000, multiplied by (ii) the number of days from and including June 2, 2011, through and including such certified COD date, by wire transfer of immediately available funds to an account designated by Holdings in writing not less than two Business Days prior to the Closing Date. At least five (5) Business Days prior to the Closing Date, Parent shall deliver to Purchaser a statement setting forth Parent’s good faith estimate of the items set forth in Sections 2.02(b) through (e), which statement shall quantify in reasonable detail each such amount and shall be calculated in accordance with this Agreement. Within five (5) days prior to the Closing Date, Parent and Purchaser will conduct a joint audit of the Fuel Inventory and the Inventory (the “Inventory Audit”) in order to determine the Estimated Inventory Cost and Estimated Fuel Inventory. Parent shall include the results of such Inventory Audit in the above pre-Closing statement.

2.03 Closing.

(a) The closing of the sale and purchase of the Membership Interests hereunder (the “Closing”) shall take place at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, DC (or such other place as the parties may agree), on a date to be mutually agreed upon by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII of this Agreement (other than conditions that by their terms are to be satisfied as of the Closing) (the “Closing Condition Satisfaction Date”); provided, however, that notwithstanding the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII of this Agreement (other than conditions that by their terms are to be satisfied as of the Closing), Purchaser may elect from time to time, upon written notice received by Parent no later than two Business Days prior to the latest date that the Closing otherwise would be required to occur, to defer the Closing to a date that is no later than 30 days after the third Business Day following the Closing Condition Satisfaction Date. The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date, such that Purchaser shall be deemed the owner of the Membership Interests on and after the Closing Date.

(b) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Parent or Holdings, as applicable, shall deliver, or cause to be delivered, to Purchaser each of the following documents (the “Closing Deliverables”):

(i) an amended and restated Cumberland Lease substantially in the form attached hereto as Exhibit B executed by each party thereto;

(ii) amended and restated Generating Plant Easements substantially in the form attached hereto as Exhibit C executed by each party thereto;

(iii) an amended Pipeline Agreement substantially in the form attached hereto as Exhibit D executed by each party thereto;

(iv) an amended Pipeline O&M Agreement substantially in the form attached hereto as Exhibit E executed by each party thereto;

(v) the Transition Services Agreement executed by Parent and Holdings or their relevant Affiliates substantially in the form attached hereto as Exhibit H (the “Transition Services Agreement”);

(vi) the ACE Tax Exempt Bond Agreement and the DPL Tax Exempt Bond Agreement substantially in the form attached hereto as Exhibits J-1 and J-2, respectively, executed by each party thereto;

(vii) the Deepwater Easement executed by each party thereto;

(viii) the Amended and Restated Hay Road and Edge Moor Easement executed by each party thereto;

(ix) a written notice of resignation from each of the officers and directors of each of the Companies which shall be effective as of the Closing Date;

(x) all Books and Records which are not located at any of the Generating Plant sites and which Parent and Holdings can reasonably deliver to Purchaser at or prior to the Closing; provided, however, that (A) any Books and Records not delivered to Purchaser at or prior to the Closing shall be delivered by Parent and Holdings as promptly as practicable following the Closing and (B) subject to Section 6.19, Parent shall be entitled to retain copies of any Books and Records relating to the business, assets or operations (1) of Parent or any of its Affiliates (other than the Companies) and (2) of the Companies to the extent required of Parent or any of its Affiliates (other than the Companies) to comply with obligations of Parent or any of its Affiliates (other than the Companies) arising after the Closing pertaining to matters prior to the Closing; and

(xi) such other documents reasonably required by Purchaser to consummate the transactions contemplated hereby.

2.04 Post-Closing Payment. Following the Closing, a payment may be required to be paid by Purchaser to Holdings, or by Holdings to Purchaser, as provided in this Section 2.04.

(a) As promptly as reasonably practicable, but no later than 60 days immediately following the Closing Date, Parent shall prepare and deliver to Purchaser a written notice (the “Proposed Post-Closing Payment Notice”) setting forth the determination made by Parent of the proposed Purchase Price and the proposed Post-Closing Payment Amount required as a result of Parent’s determination. Prior to and following delivery of the Proposed Post-Closing Payment Notice, each party shall provide the other party and its respective Representatives with such access to the applicable personnel, books, records, information, materials and data of the Companies, Parent, Holdings, and Purchaser, as applicable, and their respective Affiliates as reasonably requested by each party, for the purposes of allowing the other party to determine, and verify the accuracy of the determination of, the calculations in the Proposed Post-Closing Payment Notice, including, with respect to Purchaser, for the purpose of conducting an audit of the Closing Date Inventory Cost (which may occur prior to receipt of the Parent Proposed Post-Closing Payment Notice). Each party shall cooperate with the other party to assist in their respective review of the Proposed Post-Closing Payment Notice, and, if requested by either party, the other party and its Representatives shall meet in person with the requesting party to discuss the Proposed Post-Closing Payment Notice.

(b) The Proposed Post-Closing Payment Notice shall become final and binding upon the parties on the 60th day following delivery thereof unless Purchaser provides written notice of its disagreement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

(c) If a Notice of Disagreement is received by Parent within the 60-day period referred to in Section 2.04(b), then the Proposed Post-Closing Payment Notice (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (i) the date Parent and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the 14-day period following the timely delivery of a Notice of Disagreement, Parent and Purchaser shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If there is no resolution as to any matter within such 14-day period, then within five Business Days after the end of such 14-day period, Parent and Purchaser shall submit to the Accounting Firm for arbitration, in accordance with the standards set forth in this

Section 2.04, only the matters that remain in dispute and were included in the Notice of Disagreement in accordance with this Section 2.04, in the form of a written brief (an “Arbitration Submission”). If an Arbitration Submission is not timely delivered with respect to a disputed matter by a party, then such matter shall be deemed to have been resolved against such party. Parent and Purchaser shall use their respective reasonable best efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within 30 days after the receipt of the Arbitration Submissions. The Accounting Firm’s decision shall be based solely on the Arbitration Submissions submitted by Parent and Purchaser and their respective Representatives and not on independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. In the absence of manifest error, the resolution of disputed items by the Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover against Parent or Purchaser, as applicable. The costs and expenses of the Accounting Firm incurred pursuant to this Section 2.04(c) shall be borne equally by Purchaser and Parent.

(d) Within three Business Days immediately following the date on which the Notice of Disagreement is required to be delivered in accordance with Section 2.04(b), (i) Purchaser shall pay to Holdings an amount equal to the undisputed amount of the Post-Closing Payment Amount reflected in the Proposed Post-Closing Payment Notice, being the amount that is payable by Purchaser irrespective of the resolution of any dispute, if such amount is a positive number, or (ii) Holdings shall pay to Purchaser an amount equal to the undisputed amount of the Post-Closing Payment Amount reflected in the Proposed Post-Closing Payment Notice, being the amount that is payable by Holdings irrespective of the resolution of any dispute, if such amount is a negative number. If the Purchase Price as finally determined pursuant to Section 2.04(c) is greater than the Closing Payment, then Purchaser shall pay such excess to Holdings as the Post-Closing Payment Amount. If the Purchase Price as finally determined pursuant to Section 2.04(c) is less than the Closing Payment, then Holdings shall pay such shortfall to Purchaser. The amount of the Post-Closing Payment referred to in the two immediately preceding sentences shall account for any payments made pursuant to the first sentence of this Section 2.04(d). If there is a dispute with respect to any portion of the Post-Closing Payment Amount, then within three Business Days immediately following the final determination (either through agreement of the parties or pursuant to Section 2.04(c)) of all such disputed amounts, Purchaser shall deliver to Holdings, or Holdings shall deliver to Purchaser, as the case may be, the Post-Closing Payment finally determined to be payable, plus interest on such amount from the Closing Date at a rate equal to 30-day LIBOR plus 1%. Any amounts to be paid pursuant to this Section 2.04(d) shall be paid in cash in immediately available funds via wire transfer to an account designated by the receiving party.

2.05 Tax Treatment of Payments. Any payment made with respect to adjustments made pursuant to Section 2.04 shall be deemed to be, and each of Parent and Purchaser shall treat such payments as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

2.06 Withholding Rights. Purchaser and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this

Article II, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Federal, state, local or foreign Tax law. If Purchaser or the Company, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Membership Interests in the Company in respect of which Purchaser or the Company, as the case may be, made such deduction and withholding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT,

HOLDINGS AND THE COMPANY

Except as otherwise set forth in the Disclosure Letter (it being understood that any information disclosed in one section of the Disclosure Letter shall be considered disclosed for any other section of the Disclosure Letter to the extent the relevance of such disclosure to such other section of the Disclosure Letter is reasonably apparent from the text of such disclosure), and giving effect to the actions to be taken by Parent, Holdings or the Company to consummate the Reorganization, each of Parent, Holdings and the Company jointly and severally represents and warrants to Purchaser as set forth below.

3.01 Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. The Company is duly qualified and licensed or otherwise authorized to transact business and is in good standing as a foreign limited liability company in each jurisdiction in which such qualification or license is required by applicable Law, except for jurisdictions in which the failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

3.02 Authority to Execute and Perform Agreement.

(a) Parent has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent and all other requisite corporate or stockholder action.

(b) Holdings has the requisite limited liability company power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings of this Agreement and each of the Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action or proceedings required to be taken by Holdings.

(c) The Company has the requisite power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action or proceedings required to be taken by the Company.

(d) Each Transaction Document Affiliate has the requisite power and authority to enter into, execute and deliver each of the Transaction Documents to which it will be a party, to perform fully its obligations thereunder and to consummate the transactions contemplated thereby. Prior to the execution and delivery of each such Transaction Document by such Transaction Document Affiliate, the execution, delivery and performance by such Transaction Document Affiliate of each such Transaction Document and the consummation by it of the transactions contemplated thereby will have been duly and validly authorized by all necessary corporate or stockholder action or proceedings required to be taken by such Transaction Document Affiliate.

(e) This Agreement has been duly executed and delivered by Parent, Holdings and the Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Parent, Holdings and the Company, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or Law) (the “Bankruptcy and Equity Exception”).

(f) Upon their execution, each of the Transaction Documents to which Parent or Holdings will be a party will have been duly executed and delivered by Parent and Holdings, as applicable, and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute valid and binding obligations of Parent and Holdings, as applicable, enforceable against each of them in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(g) Upon their execution, each of the Transaction Documents to which any of the Companies will be a party will have been duly executed and delivered by such party thereto and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute valid and binding obligations of the applicable Companies as of the date of such Transaction Document.

(h) Upon their execution, each of the Transaction Documents to which a Transaction Document Affiliate will be a party will have been duly executed and delivered by the Transaction Document Affiliate and, assuming due authorization, execution and delivery thereof by the other parties thereto, will constitute valid and binding obligations of each such Transaction Document Affiliate, enforceable against each of them in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

3.03 Capitalization and Title to Membership Interests.

(a) Holdings owns all of the Membership Interests free and clear of any and all Liens. All of the Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, the preemptive rights of any Person or other similar rights in respect thereto. Other than the Membership Interests, no class of interests in or equity interests or other securities convertible into, or exchangeable for, or evidencing the right to subscribe for or purchase any membership interest or other securities of the Company is authorized or outstanding.

(b) Except for this Agreement, there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, claims, subscriptions, convertible or exchangeable securities or other arrangements or agreements of any kind (contingent or otherwise) pursuant to which Parent, Holdings or the Company is or may become obligated to issue, sell, transfer, otherwise dispose of, register, purchase, return or redeem any membership interest in or other securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any membership interest in or other securities of the Company and no membership interests or other securities of the Company are reserved for issuance for any purpose. There are no member agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the membership interests or other securities of the Company or other securities convertible into, or exchangeable for, or evidencing the right to subscribe for or purchase any membership interest or other securities of the Company. Except for this Agreement, none of Parent, Holdings or the Company is a party to any agreement relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the Membership Interests or other securities of the Company or other securities convertible into, or exchangeable for, or evidencing the right to subscribe for or purchase any membership interest or other securities of the Company.

(c) There are no restrictions under the governing instruments of the Company or under any Contract to which the Company is a party or by which any of its properties or assets are bound that prevent or restrict the payment of dividends or other distributions by the Company other than those imposed by the Laws of general applicability of its jurisdictions of organization.

3.04 Subsidiaries.

(a) Section 3.04(a) of the Disclosure Letter sets forth the name and jurisdiction of organization of each Subsidiary, state in which each Subsidiary is duly qualified and licensed or otherwise authorized to transact business, the tax identification number (if applicable) and the officers and directors of each Subsidiary. Each Subsidiary is a corporation or a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority, as the case may be, to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. Each Subsidiary is duly qualified and licensed or otherwise authorized to transact business and is in good standing as a foreign limited liability company in each jurisdiction in which such qualification or license is required by applicable Law, except for jurisdictions in which the failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(b) Except for the Subsidiaries set forth in Section 3.04(a) of the Disclosure Letter, neither the Company nor any Subsidiary owns, directly or indirectly, any equity participation or similar interest in any Person, and neither the Company nor any Subsidiary is a party to any partnership, limited liability company, joint venture, trust or similar agreement.

(c) All of the outstanding capital stock or membership interests, as the case may be, of each Subsidiary have been duly authorized and are validly issued and fully paid and were not issued in violation of the preemptive rights of any Person, and such interests are owned by the Company or by a Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock, membership interests or other equity interests of, or other ownership interests in, any Subsidiary.

(d) There are no restrictions under the governing instruments of any Subsidiary or under any Contract to which any Subsidiary is a party or by which any of their respective properties or assets are bound that prevent or restrict the payment of dividends or other distributions by any Subsidiary other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

3.05 Financial Statements.

(a) The Company has previously delivered to Purchaser the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2009 (the “Balance Sheet” and the date thereof the “Balance Sheet Date”), and as of December 31, 2008, and the consolidated statements of income, cash flows and shareholder’s equity for each of the years ended December 31, 2009, 2008 and 2007. All of such financial statements referred to in this Section 3.05(a), including the notes thereto, are collectively referred to herein as the “Company Unaudited Financial Statements.”

(b) All Company Unaudited Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Companies and (ii) present fairly, in all material respects, the consolidated financial position, the results of operations and cash flows of the Companies as of the dates and for the periods indicated. The Company Unaudited Financial Statements exclude certain footnote disclosures normally included in financial statements prepared in accordance with GAAP.

(c) The Company has delivered to Purchaser the Company Pro Forma Balance Sheet. The Company Pro Forma Balance Sheet (i) has been prepared from, and is in accordance with, the books and records of the Companies, and (ii) presents fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as adjusted to give effect to the Reorganization and the Push Down Accounting Adjustments, as of the date indicated.

3.06 Absence of Undisclosed Liabilities. None of the Companies has any Liabilities other than Liabilities (a) adequately reflected on the Pro Forma Balance Sheet or disclosed in the explanatory notes thereto, (b) incurred since the date of the Pro Forma Balance Sheet in the ordinary course of business consistent with past practice, (c) disclosed in this Agreement (including the Disclosure Letter), or (d) specifically addressed by, and permitted to be incurred after the date of this Agreement in accordance with, Section 5.01(b).

3.07 No Material Changes. Since the Balance Sheet Date, (a) the Companies have conducted their respective businesses, and the Generating Plants have been operated, in all material respects in the ordinary course of business consistent with Good Industry Practices and past practice, and (b) there have been no events, occurrences or developments which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.08 Tax Matters.

(a) All material Tax Returns required to have been filed by the Companies have been duly and timely filed (including any extensions). All such Tax Returns are correct and complete in all material respects and accurately reflect in all material respects all Liabilities for Taxes of the Companies for the periods covered thereby. All Taxes and Tax Liabilities due and payable by or with respect to the income, assets or operations of the Companies have been timely paid in full. All Taxes of the Companies not yet due and payable for a Pre-Closing Tax Period ending on or before December 31, 2009, have been accrued and adequately disclosed and fully provided for in accordance with GAAP on the Company Unaudited Financial Statements.

(b) None of the Companies is (i) a party to any agreement extending the time within which to file any Tax Return or (ii) is presently contesting the Tax Liability of any of the Companies before any court, tribunal or agency.

(c) The Companies have withheld and timely paid all material Taxes required to have been withheld and paid by the Companies in connection with amounts paid or owing to any employee, creditor, stockholder, member, licensor or independent contractor.

(d) There is no written assessment by, or to the knowledge of Parent, Holdings and the Company any pending assessments with, any Taxing Authority for additional Taxes against any of the Companies for any past period, which has not been resolved, and none of the Companies has received any correspondence regarding such assessments or proposed assessments.

(e) No Liens for Taxes have been filed or exist with respect to the assets of any of the Companies other than Liens for Taxes not yet due.

(f) No audit or other proceedings by any Taxing Authority is currently in progress with respect to any Taxes due from any of the Companies. Any deficiency resulting from any completed audit or examination by any Taxing Authority with respect to any Taxes owed by any of the Companies has been timely paid.

(g) The Company has made available for review by Purchaser (i) all Federal, state, local and foreign income Tax Returns filed by, and the FIN 48 summary and detail related to any of the Companies with respect to any Tax period ending on or after January 1, 2007, and (ii) all other state, local and foreign Tax Returns filed by any of the Companies with respect to any Tax period ending on or after January 1, 2009.

(h) None of the Companies has agreed to any extension of the statutory period of limitation applicable to any Tax Returns required to be filed by, or with respect to any Tax assessment or deficiency of, any of the Companies.

(i) None of the Companies has any Liability for the Taxes of any Person (other than the Company or any Subsidiary) or entity (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract or otherwise.

(j) Except as contemplated hereunder, none of the Companies is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement other than any agreements to be terminated pursuant to Section 8.05 hereof.

(k) None of the Companies was included within the past three years, or is includable, in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations other than the one in which Parent is the common parent.

(l) No power of attorney is currently in effect on behalf of any of the Companies with respect to any Taxes.

(m) Each of the Companies is and always has been treated as a disregarded entity for Federal, state and local income Tax purposes.

(n) None of the Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any of the following that occurred or exists prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (v) change in the accounting method of the Company or any Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

(o) During the five-year period ending on the date of this Agreement, none of the Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(p) None of the Companies is a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(q) Parent is not a “foreign person” within the meaning of Section 1445 of the Code.

(r) No Indebtedness of the Company consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(s) None of the Companies has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(t) There are no real property tax Legal Proceedings pending or, to the knowledge of Parent, Holdings and the Company, threatened against the Companies or any of their respective properties.

3.09 Compliance with Laws. The Companies are, and since January 1, 2009, have been, in compliance in all material respects with all applicable Laws. Since January 1, 2007, none of the Companies has (a) received any written notice from, (b) provided any self-reporting or like notice to, or (c) been charged or threatened by, any Governmental or Regulatory Authority regarding any material violation of, or material failure to comply with, any applicable Law.

3.10 No Breach. Neither the execution and delivery by Parent, Holdings, the Company or the Transaction Document Affiliates of this Agreement and each of the Transaction Documents to which it will be a party, in each case as applicable, nor the consummation by Parent, Holdings, the Company and the Transaction Document Affiliates of the transactions contemplated hereby and thereby, will (a) conflict with, violate or result in the breach of any provision of the certificate of incorporation, by-laws or other governing instruments of Parent, Holdings, the Companies or the Transaction Document Affiliates, (b) conflict with, result in a material violation or material breach of, result in a material default under (with or without notice or lapse of time, or both), result in acceleration of, or otherwise give any other contracting party the right to terminate, cancel or accelerate any Material Contract to which any of the Companies is a party or by which any of them or any of their property or assets are subject or bound, or (c) conflict with or result in a material violation or breach of any Law applicable to any of the Companies.

3.11 Consents and Approvals. Except for (a) the Required Approvals, (b) consents and approvals required in connection with the Reorganization, which consents and approvals will be obtained at or prior to the Closing, (c) such filings, notices and consents which become applicable to Parent, Holdings or the Companies as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Purchaser (or any of its Affiliates) is or proposes to be engaged or (d) such filings, notices and consents that if not made or received are not reasonably likely to be material to any of the Companies or prevent or materially delay the performance by Parent, Holdings, any of the Companies or any Transaction Document Affiliate of their obligations under, or the consummation of the transactions contemplated by, this Agreement or any Transaction Document to which it is a party, none of Parent, Holdings, any of the Companies or any Transaction Document Affiliate will be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental or Regulatory Authority or other Person in connection with: (i) the execution, delivery or performance by Parent, Holdings, any of the Companies or any Transaction Document Affiliate of this Agreement or any of the Transaction Documents to which it will be a party or any agreement or instrument delivered in connection herewith or (ii) the consummation of the transactions contemplated hereby or thereby.

3.12 Actions and Proceedings. There are no Legal Proceedings pending or to the knowledge of Parent, Holdings and the Company, threatened against Parent, Holdings, the Companies or any Transaction Document Affiliate, or any of their respective properties or assets, that is reasonably likely to have a Material Adverse Effect or prevent or materially delay the performance by Parent, Holdings, the Company or any Transaction Document Affiliate, of their respective obligations under, or the consummation of the transactions contemplated by, this Agreement and the Transaction Documents. There is no material Order to which any of the Companies is subject, or by which either any of the Companies or the Generating Plants (or any assets of the Generating Plants including the Owned Real Property) are bound, other than Orders listed in Section 3.12 of the Disclosure Letter.

3.13 Material Contracts. Section 3.13 of the Disclosure Letter contains a true and complete list of all of the following Contracts (other than the Excluded Contracts) to which any of the Companies is a party or by which any of them or any of their properties or assets are bound including, without limitation, Contracts to which one of the Companies is not currently a party but to which one of the Companies will be a party following the Reorganization (each such Contract, a “Material Contract”):

(a) Contracts evidencing Indebtedness to any Person;

(b) Contracts pursuant to which any of the Companies has directly or indirectly guaranteed Indebtedness of any other Person;

(c) performance bonds or letters of credit issued or posted by any of the Companies, and the contract or instrument under which such bonds or letters of credit were posted;

(d) Contracts containing any non-compete provision that restricts or purports to restrict any of the Companies from engaging or competing in any line of business or in any geographic area or contains any exclusivity, most favored nation or similar covenant;

(e) Contracts between any of the Companies, on the one hand, and any of the Company’s Affiliates (other than any Subsidiary), on the other hand, other than the Contracts that will be terminated or assigned prior to the Closing pursuant to Section 6.10 or Section 6.11;

(f) Contracts for the purchase, sale or use of Intellectual Property that is material to conduct the business of any of the Companies, other than Intellectual Property that is publicly available on standard commercial terms;

(g) tolling agreements relating to the generation and sale of electricity;

(h) Contracts for the retail supply of electricity, capacity, ancillary services, natural gas or steam;

(i) Contracts for the wholesale supply of electric power or power products to local distribution companies or other customers;

(j) Contracts for the transportation or storage of natural gas;

(k) Contracts with transmission owners for the interconnection of the generating facilities owned by any of the Companies or otherwise for the transmission of power (other than Contracts for transmission services provided under a tariff);

(l) Contracts for the purchase or construction of plant (including, without limitation, Contracts relating to the Delta Project), property or equipment, other than Contracts under which the Dollar amount of the purchase is less than $1,000,000;

(m) Contracts involving a resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute and Contracts involving ongoing environmental remediation involving amounts in excess of $250,000;

(n) Contracts involving a joint venture, partnership, strategic alliance, co-marketing, or similar agreement or providing for a loan or advancement to, or investment in, any Person;

(o) a mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien (other than a Permitted Lien) upon any Owned Real Property or Leased Real Property;

(p) other than Contracts addressed by clause (l) above, Contracts obligating any of the Companies to spend or purchase material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the ordinary course of business) in excess of $500,000 in any twelve-month period;

(q) Collective Bargaining Agreements;

(r) Contracts for the employment of any officer, individual employee or other Person on a full-time or consulting basis or any change-in-control or severance payments that may be caused from the transactions contemplated by this Agreement;

(s) Contracts that provide for the acquisition or disposition by any of the Companies of any Person, assets or business for consideration with a fair market value of more than $250,000 or indemnification or contribution by any of them or any of their Affiliates;

(t) all operating and maintenance agreements, management agreements, administrative services agreements, long term service or parts agreements, and agreements with respect to the intake of water and the discharge of wastewater;

(u) the Leases (other than such leases, subleases, licenses or occupancy agreements under which none of the Companies is the party thereto using or occupying the premises described therein) and Generating Plant Easements; and

(v) any other Contract not addressed by clauses (a)-(u) above under which any of the Companies has a payment obligation in excess of $250,000.

Assuming the due authorization, execution and delivery of such Material Contract by the other parties thereto, each Material Contract constitutes a valid and binding obligation of, and is enforceable by, the Company or its relevant Subsidiary, as the case may be, subject to the Bankruptcy and Equity Exception. To the knowledge of Parent, Holdings and the Company, each Material Contract constitutes a valid and binding obligation of, and is enforceable against, the other parties thereto, subject to the Bankruptcy and Equity Exception. None of the Companies is in material violation or breach of any Material Contract, and no event has occurred and is continuing that after giving of notice, the lapse of time or both would become a material violation or breach thereunder or give the other party the right to terminate or accelerate any obligation thereunder; and to the knowledge of Parent, Holdings and the Company, no other party to any Material Contract has materially violated or breached any Material Contract, and no event has occurred and is continuing that after giving of notice, the lapse of time or both would become a material violation or breach thereunder or give any other party the right to terminate or accelerate any obligation thereunder.

3.14 Real Property.

(a) Section 3.14(a) of the Disclosure Letter contains (i) a true and complete list of (A) all real property owned by any of the Companies (together with (1) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (2) the buildings, structures, fixtures and other improvements situated on such real property, the “Owned Real Property”), (B) all real property for which any of the Companies has an easement pursuant to any of the Generating Plant Easements (together with (1) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (2) the buildings, structures, fixtures and other improvements situated on such real property, the “Easement Real Property”) and (C) all real property leased, subleased, licensed or otherwise occupied or used by any of the Companies, except the Easement Real Property (together with (1) all the easements, rights of way, rights and appurtenances pertaining to such real property, and (2) the buildings, structures, fixtures and other improvements situated on such real property, the “Leased Real Property” and collectively with the Owned Real Property and the Easement Real Property, the “Real Property”); and (ii) the street address and legal description of each parcel of Real Property. One of the Companies is the sole owner and holder of good, valid and marketable title to each of the Owned Real Property, subject only to Permitted Liens and Post-Signing Liens. No Person has any option or right to acquire or purchase any ownership interest in the Owned Real Property, including pursuant to executory contracts of sale and rights of first refusal. No Person other than the Companies has any right to, nor does any Person other than the Companies, occupy, lease, sublease or possess any of the Real Property (or any portion thereof). There is no real property, including easements, other than the Real Property (i) owned, leased, used, occupied, or subject to easement held by any of the Companies in connection with the ownership and operation of the applicable Generating Plant or (ii) otherwise necessary for the conduct of the business of any of the Companies as conducted on the date hereof.

(b) The Company has made available to Purchaser a true and complete copy of each lease, sublease, license or occupancy agreement described in Section 3.14(a) of the Disclosure Letter (each, a “Lease”) and each Generating Plant Easement identified and described in Section 3.14(a) of the Disclosure Letter. One of the Companies is the sole owner and holder of a valid and subsisting leasehold interest in and to each of the Leased Real Property, subject only to Permitted Liens and Post-Signing Liens. One of the Companies is the sole owner and holder of a valid and subsisting easement interest in and to all of the Easement Real Property, subject only to Permitted Liens and Post-Signing Liens. One of the Companies is the sole owner and holder of good, valid and marketable title to all of the Improvements located on the Leased Real Property and Easement Real Property, subject only to Permitted Liens and Post-Signing Liens, or except for the Joint Use Facilities, as such term is defined in each Generating Facility Easement, or other Improvements owned by the lessor or grantor under any Lease or Generating Plant Easement which are permitted by such instrument to be located on such property. No breach or default exists by any party under the Generating Plant Easements or the Cumberland Lease.

(c) None of the Companies or their Affiliates has received written notice of any condemnation or eminent domain proceedings relating to the Real Property and, to the knowledge of Parent, Holdings and the Company, no such condemnation or eminent domain proceedings relating to the Real Property are pending.

(d) None of the Companies or their Affiliates has received any written notice of any pending or proposed material special assessments with respect to the Real Property, except as disclosed in any title policy insuring the Real Property or any commitments therefor, or in any title reports of the Real Property delivered to, in the possession of or made available to Purchaser.

(e) None of the Companies or their Affiliates has received written notice of any pending or proposed significant public improvements that will be made on the Real Property that will preclude or materially impair (i) the use of such Real Property for the purposes for which it is currently used as of the date hereof or (ii) the operation of the subject Real Property in the ordinary course of business as currently operated as of the date hereof.

(f) None of the Companies or their Affiliates has received any written notice (i) of any re-zoning proceedings with respect to any of the Real Property or (ii) that any Laws applicable to the Real Property, including zoning regulations or ordinances (including with respect to parking), board or fire underwriters rules, building, fire, health or similar laws, codes, ordinances, orders or regulations, have been violated with respect to any Real Property, except for any such proceedings or violations that do not materially interfere with the conduct of the business of any of the Companies or any of the Generating Plants as currently operated.

(g) None of the Companies or their Affiliates has received any written notice that any portion of the Real Property has been classified under any designation under applicable Law to obtain a special ad valorem tax rate or to receive either an abatement or deferment of Taxes that may result in any catch-up or other deferred Taxes.

(h) None of the Companies or their Affiliates has made any commitments or agreements to any Governmental or Regulatory Authority, utility company, or any other organization, group or individual, relating to the Real Property which impose an obligation upon any of the Companies to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Real Property that would constitute a Material Contract.

3.15 Intellectual Property.

(a) The Companies own or have the right to use all Intellectual Property used in the operation of the Companies’ businesses as currently conducted by them (including, without limitation, all software and systems required to dispatch and manage the Generating Plants in PJM), all of which rights shall survive unchanged by the consummation of the transactions contemplated by this Agreement. All material Intellectual Property licensed by or on behalf of the Companies is set forth in Section 3.15(a) of the Disclosure Letter and is being used by or on behalf of the Companies in material compliance with the applicable license agreement.

(b) All Owned Intellectual Property is owned exclusively by one of the Companies free and clear of any Liens other than Permitted Liens. Section 3.15(b) of the Disclosure Letter sets forth a true and complete list of all of the Companies’ registrations or applications for registration for any material Owned Intellectual Property with any Governmental or Regulatory Authority or domain name registrar. Except as indicated in Section 3.15(b) of the Disclosure Letter as being abandoned, each such registration is valid and in full force and each such application is, in good standing.

(c) There is no pending or, to the knowledge of Parent, Holdings and the Company, threatened claim against any of the Companies (i) alleging that the conduct of one of the Companies’ business, in any material respect, infringes upon, misappropriates, wrongfully uses or dilutes the Intellectual Property rights of any Person, or (ii) challenging any of the Companies’ ownership or use of, or the validity, enforceability or registrability of, any Owned Intellectual Property. There are no judgments or settlements, currently in effect against any of the Companies with respect to Intellectual Property, that materially adversely impacts the Companies considered as a single enterprise.

(d) None of the Companies has brought or threatened to bring, within the two-year period prior to the date hereof, a claim against any Person alleging infringement, misappropriation or dilution of any material Owned Intellectual Property. To the knowledge of Parent, Holdings and the Company, no Person is currently infringing, misappropriating or diluting any material Owned Intellectual Property.

(e) The Companies own all the Business IT or (except for Business IT that comprises technology that is widely distributed for free or on a “commercial off the shelf” basis) have a valid right to use the Business IT. The Business IT: (i) operates and performs in all material respects as currently required to operate the Companies’ businesses; (ii) has not materially malfunctioned or failed within the past three (3) years; (iii) has been maintained in all material respects in accordance with the Companies’ internal standards as well as any applicable warranties or other user instructions from suppliers; and (iv) does not, to the knowledge of Parent, Holdings and the Company, contain any worms, viruses, bugs, Trojan horses, keylogger software, or other embedded faults or malicious devices that is reasonably likely to adversely impact its functionality or the operation of the Companies’ businesses in any material respect. The Companies have implemented backup, disaster recovery, virus protection, firewall, and other information technology security technology and procedures consistent with applicable regulatory standards and Good Industry Practices. The Companies have in their possession, or has all necessary rights to obtain, the source code and all related technical and other information required to enable a reasonably skilled information technology professional to maintain and support any part of the Business IT.

3.16 Benefit Matters.

(a) Section 3.16(a) of the Disclosure Letter contains a true and complete list of all deferred compensation, profit-sharing, retirement and pension plans and all bonus, incentive, severance, retention, change in control, and other employee benefit or fringe benefit plans, agreements, trusts, funds, policies or arrangements maintained, or with respect to which contributions have been made, by any Parent Employer Party with respect to current or former employees who are, or were, employed primarily in connection with the business and operations of the Company or a Subsidiary (collectively, “Benefit Plans”), other than, solely for purposes of disclosure on Section 3.16(a) of the Disclosure Letter, those that are immaterial in amount or significance. No Benefit Plan is sponsored or maintained by any one of the Companies.

(b) The Company and each trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) have fulfilled their respective obligations (if any) under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA. Each Benefit Plan is in compliance in all respects with the presently applicable provisions of ERISA and the Code, except for such failures to comply with such provisions which are not, individually or in the aggregate, reasonably likely to result in a material Liability of any of the Companies.

(c) Neither the Company nor any ERISA Affiliate has incurred any liability under Section 4062(b), (c) and (e) of ERISA, or any withdrawal liability under Section 4201 of ERISA in connection with any Benefit Plan that is subject to Title IV of ERISA which liability remains outstanding, and there has not been any reportable event (as defined in Section 4043 of ERISA) with respect to any such Benefit Plan (other than a reportable event with respect to which the notice requirement has been waived by the Pension Benefit Guaranty Corporation).

(d) No Benefit Plan and no “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has contributed is a multiemployer plan.

(e) The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Benefit Plan,

policy, arrangement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee of the Companies for which any of the Companies would be liable.

(f) Parent has delivered or caused to be delivered or made available to Purchaser or its counsel true and complete copies of (i) each Benefit Plan (if written), including all amendments thereto, and, in the case of any Benefit Plan not set forth in writing, a written description thereof; (ii) the current summary plan description and any summary of material modification with respected to each Benefit Plan, if applicable; and (iii) the most recent Internal Revenue Service determination letter and/or opinion letter with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code.

3.17 Labor Matters.

(a) Section 3.17(a) of the Disclosure Letter contains a true and complete list as of March 31, 2010 of each Non-Union Employee, each employee of any of the Companies covered by a Collective Bargaining Agreement and each of their respective titles and employers.

(b) With respect to employees of the Companies: (i) the Companies are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for such non-compliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; (ii) none of Parent, Holdings, the Company or any Subsidiary has received written notice of any unfair labor practice complaint against any of the Companies that is pending before the National Labor Relations Board or, to the knowledge of Parent, Holdings and the Company, that is threatened against any of the Companies; (iii) there is no labor strike, slowdown, stoppage or labor dispute (other than routine non-material grievance) that is currently ongoing, or, to the knowledge of Parent, Holdings and the Company, that is threatened against any of the Companies; Purchaser acknowledges that it has been informed that the Companies currently are engaged in collective bargaining negotiations with IBEW Local 1238 and that the Companies and IBEW Local 1238 have agreed to extend the expiring agreement subject to cancellation on 72 hours notice; (iv) to the knowledge of Parent, Holdings and the Company, none of Parent, Holdings, the Company or any Subsidiary has received notice that any representation petition respecting the employees of any of the Companies has been filed with and is pending before the National Labor Relations Board (other than with respect to those employees covered by a Collective Bargaining Agreement); (v) no arbitration proceeding arising out of or under any Collective Bargaining Agreement is pending relating to any of the Companies; (vi) none of the Companies has taken any action with respect to employees or former employees of, or who primarily provide services to the Company or any Subsidiary, that would reasonably be expected to constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or that would reasonably be expected to otherwise trigger any notice requirement or Liability under any local or state plant closing notice Law; and (vii) other than the negotiations with IBEW Local 1238 referenced in clause (iii) above, to the knowledge of Parent, Holdings and the Company, there are no pending requests for any material changes to any Collective Bargaining Agreement

3.18 Insurance.

(a) Section 3.18(a) of the Disclosure Letter contains a true and complete list of all insurance policies of the Companies, including all pending applications for insurance policies of the Companies, and complete and correct copies of such policies have been delivered to Purchaser. The insurance policies set forth in Section 3.18(a) of the Disclosure Letter, together with the insurance policies maintained for the benefit of the Companies by Parent or any Affiliate of Parent, provide insurance in such amounts and against such risks as is prudent in accordance with Good Industry Practices (as such relates to the regulated electric power generation industry) and as is required by applicable Law and Contracts to which any of the Companies is party. All such insurance policies are in full force and effect and enforceable by and against Parent or its relevant Subsidiary, all premiums thereon have been paid, and no notice of cancellation or termination has been received by Parent, Holdings or the Company with respect to any such policy and none of Parent, Holdings or the Company has been denied coverage thereunder. Neither Parent nor any of its Subsidiaries has taken or failed to take any action, and no event has occurred and is continuing that after giving of notice, the lapse of time or both would entitle any insurer to terminate or cancel any such policies. From January 1, 2007, to the date hereof, neither Parent nor any of its Subsidiaries has made any claim under any of the insurance policies, or suffered any Losses that could give rise to any such claims, in each case, relating to the Companies for an amount in excess of $100,000. None of Parent, Holdings, the Company, the Subsidiaries or any of their respective Affiliates has failed to give, in a timely manner, any material notice required under any of the insurance policies to preserve its rights thereunder. Since January 1, 2007, neither Parent nor any of its Subsidiaries has received, paid or defended any claims relating to the Companies with respect to any self insured retention

(b) There are no outstanding requirements or recommendations by any current insurer with respect to the business of the Companies which would require any material change to the conduct of the business of the Companies or require any material repairs to be undertaken.

3.19 Permits.

(a) Except with respect to Environmental Permits, which are governed solely by Section 3.20, the Companies hold all Permits (except as set forth in Section 3.19(a)(ii) of the Disclosure Letter) that are material to the conduct of their respective businesses as currently conducted by them or are material for the current construction phase of the Delta Project, and the Companies are in compliance with the terms of each such Permit in all material respects. All material applications (including, without limitation, with respect to Permit renewals), reports, notices and other documents required to be filed by the Companies with any Governmental or Regulatory Authority with respect to the Permits have been timely filed and are complete and correct in all material respects as filed or as amended. No Governmental or Regulatory Authority has claimed or alleged in writing that any of the Companies do not have any required Permit or are in material breach or default under any Permit. Section 3.19(a) of the Disclosure Letter sets forth (i) a list of all material Permits held by the Companies, including, without limitation, those Permits required for the current construction phase of the Delta Project, and (ii) a list of all material Permits used or relied upon by any of the Companies in connection with the conduct of its business that are held by any Affiliate of Parent (other than one of the Companies).

(b) Section 3.19(b) of the Disclosure Letter sets forth a list of all material Permits that any of the Companies will require (i) to complete the construction of the Delta Project and (ii) for the commercial operation of the Delta Project, but have not yet been obtained. None of Parent, Holdings or the Company has any reason to believe that any Permit listed in Section 3.19(b) of the Disclosure Letter cannot be obtained in due course prior to the time when such Permit will be required for the applicable stage of the construction of the Delta Project or the commercial operation thereof.

3.20 Environmental Matters. Except as set forth in Section 3.20 of the Disclosure Letter or in any environmental site assessment or report prepared by or for Parent or the Company and listed in Section 3.20 of the Disclosure Letter:

(a) The Companies hold or have the benefit of, and are in compliance with, all Environmental Permits required for them to operate their respective businesses and for the current construction phase of the Delta Project under applicable Environmental Laws, except for such failures to hold or be in compliance with applicable Environmental Permits which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and all of such Environmental Permits are in effect and no action of any Governmental or Regulatory Authority is pending or, to the knowledge of Parent, Holdings and the Company, threatened, to revoke, suspend, or modify any such Environmental Permits. All material applications (including, without limitation, with respect to Environmental Permit renewals), reports, notices and other documents required to be filed by the Companies with any Governmental or Regulatory Authority with respect to the Environmental Permits have been timely filed and are complete and correct in all material respects as filed or as amended. Section 3.20(a) of the Disclosure Letter sets forth (i) a list of the material Environmental Permits held by the Companies, including, without limitation, those Environmental Permits required for the current construction phase of the Delta Project, and (ii) a list of all material Environmental Permits used or relied upon by any of the Companies in connection with the conduct of its business that are held by any Affiliate of Parent (other than one of the Companies).

(b) Section 3.20(b) of the Disclosure Letter sets forth a list of all material Environmental Permits that any of the Companies will require (i) to complete the construction of the Delta Project and (ii) for the commercial operation of the Delta Project, but have not yet been obtained. None of Parent, Holdings or the Company has any reason to believe that any Environmental Permit listed in Section 3.20(b) of the Disclosure Letter cannot be obtained in due course prior to the time when such Environmental Permit will be required for the applicable stage of the construction of the Delta Project or the commercial operation thereof.

(c) The Companies are, and since January 1, 2009, have been, in compliance in all material respects with applicable Environmental Laws. Since January 1, 2007, none of the Companies has (i) received any written notice from, (ii) provided any self-reporting or similar written notice to, or (iii) been charged or threatened by any Governmental or Regulatory Authority regarding any material violation of, or material failure to comply with, any applicable Environmental Law.

(d) There are no pending or, to the knowledge of Parent, Holdings and the Company, threatened Environmental Claims against any of the Companies or their respective assets or businesses, except for Environmental Claims which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Since January 1, 2007, none of the Companies has received any written notice of any investigation, allegation, complaint, order, directive, citation, notice of responsibility, notice of potential responsibility or information request from any Governmental or Regulatory Authority pursuant to applicable Environmental Law which has not been resolved and is reasonably expected to result in an Environmental Claim against any of the Companies that is reasonably likely to have a Material Adverse Effect.

(e) None of the Companies has assumed, retained or agreed to indemnify any other Person with respect to any material Environmental Claims.

(f) The Companies have made available to Purchaser all material audits, reports, assessments and studies within their possession or control prepared during the past five years relating to any real property currently owned, operated or leased by any one of the Companies.

(g) Since April 1, 2005, there has been no Release of Hazardous Substances on, under or at any real property currently owned, leased or operated by any of the Companies that would result in a violation by any of the Companies of, or Liability of any of the Companies under, any Environmental Law which violation or Liability is reasonably likely to have a Material Adverse Effect.

(h) Notwithstanding anything to the contrary set forth in this Agreement, including Sections 3.20(a)-(g) hereof but without limiting Section 10.03(a)(vii)(E), none of Parent, Holdings or the Company makes any representation or warranty with respect to the Company’s or any Subsidiary’s compliance with Environmental Laws attributable to the construction of new, or modification of existing, sources of air emissions, including the following: (i) construction or modification of an existing source without first obtaining required construction and operating permits; (ii) failure to comply with applicable national standards of performance for new or modified stationary sources; and (iii) failure to comply with applicable state implementation plans governing construction or modification of stationary sources.

(i) The representations and warranties made in this Section 3.20 are Parent’s, Holdings’ and the Company’s exclusive representations and warranties relating to environmental matters.

3.21 Brokerage . Except for Credit Suisse and Morgan Stanley, no broker, finder, agent or similar intermediary has acted on behalf of Parent, Holdings or any of the Companies in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by any of the Companies in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding entered into by Parent, Holdings or any of the Companies. Parent shall be solely responsible for any such fees or commissions owed or claimed to be owed to Credit Suisse and Morgan Stanley or any of their respective Affiliates as a result of this Agreement or the consummation of the transactions contemplated hereby.

3.22 Sufficiency of Assets . The assets of the Companies reflected on the Pro Forma Balance Sheet, together with the communications and operating systems used by the Companies, without giving effect to any changes or modifications to be made by Purchaser or any of its Affiliates, are sufficient in all material respects for the operation of the Generation Plants by the Companies and for the physical delivery by the Generating Plants of power generated by the Generating Plants to the grid. Section 3.22 of the Disclosure Letter sets forth a list of all material communications and operating systems used by the Companies that are owned by any Affiliate of Parent (other than one of the Companies).

3.23 Personal Property . The Companies have valid title to all tangible assets and properties that are material to the businesses of the Companies (“Personal Property”) and the Personal Property is free of all Liens other than Permitted Liens. The Personal Property has been maintained in accordance with Good Industry Practices, in all material respects in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is presently used.

3.24 Emission Allowances . Section 3.24 of the Disclosure Letter sets forth a list of all Emission Allowances that will be owned by the Companies as of the Closing; provided, however, that, for the avoidance of doubt, such list includes Emission Allowances that Purchaser will be required to retire based on (i) the operations of the Companies conducted in the ordinary course of business between January 1, 2010 and the date of this Agreement with respect to SO2 and NOx (both annual and seasonal), (ii) the operations of the Companies conducted in the ordinary course of business between January 1, 2009 and the date of this Agreement with respect to RGGI CO2 Allowances, and (iii) the operations of the Companies conducted between the date of this Agreement and the Closing not in violation of Section 5.01(b)(xv)(B), which shall include the use or consumption of the supplies of coal related to the operation of the Generating Plants as contemplated by Section 6.21 (collectively, the “Consumed Pre-Closing Emission Allowances”).

3.25 Delta Project . Section 3.25 of the Disclosure Letter sets forth a complete and correct copy of the work plan, schedule and budget for the Delta Project as of the date hereof (the “Delta Construction Budget”). The Delta Project is being constructed in accordance with Good Construction Practices and consistent with the requirements of the Delta Construction Budget and the Constellation PPA, in each case in all material respects.

3.26 Development Projects . Section 3.26 of the Disclosure Letter sets forth, with respect to each Development Project, (a) a list of all material Permits, if any, held by the Companies relating to such Development Project, (b) a list of all material Permits relating to such Development Project that are held by any Affiliate of Parent (other than any one of the Companies), (c) a list of all Contracts relating to such Development Project to which any of the Companies or any of their respective Affiliates is a party or by which any of them or any of their properties or assets are bound and (d) a list of all other assets (including, without limitation, PJM queue positions) owned by any of the Companies or any of their respective Affiliates for the benefit of such Development Project.

3.27 Credit Support . Section 3.27 of the Disclosure Letter sets forth (a) a list of all of the credit support, including, without limitation, guarantees, letters of credit, bonds or cash (i) posted as of the date of this Agreement with any third party for the benefit of any of the

Companies by Parent or any of its Affiliates (other than the Companies) or any third party, (ii) posted as of the date of this Agreement by any of the Companies for the benefit of any third party, and (iii) posted as of the date of this Agreement with any of the Companies by any third party and (b) the name of the agreement under which such credit support has been posted.

3.28 Regulatory Matters . The Designated Entities (a) are authorized by FERC to make wholesale sales of electric energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the Federal Power Act; (b) have obtained the blanket authorizations and waivers that are typically granted by FERC to sellers with market-based rate authorization, including blanket authorization pursuant to Section 204 of the Federal Power Act to issue securities and assume liabilities; (c) are, and since January 1, 2009, have been, in compliance with FERC’s regulations applicable to market-based rate sellers; (d) are “Exempt Wholesale Generators” pursuant to PUHCA 2005 and FERC’s regulations and (e) operate their power generation facilities in material compliance with all applicable standards of NERC and PJM. None of the Companies other than the Designated Entities is subject to regulation as a public utility, electric utility company or public-utility company (or similar designation) by the United States. The Companies are not subject to regulation as public utilities or public service companies (or similar designation) by any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing. The Companies are not subject to regulation as retail electric or gas suppliers, transmitters or distributors by any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

3.29 PJM Capacity Awards . Section 3.29 of the Disclosure Letter sets forth a complete and correct list of all PJM capacity awards of the Companies and are binding obligations of the Companies, in accordance with PJM’s Open Access Transmission Tariff.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Parent, Holdings and the Company as set forth below.

4.01 Organization and Qualification . Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently being conducted. Purchaser is duly qualified and licensed or otherwise authorized to transact business and is in good standing as a foreign limited liability company in each jurisdiction in which such qualification or license is required by applicable Law, except for jurisdictions in which the failure to be so qualified or licensed is not, individually or in the aggregate, reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement.

4.02 Authority to Execute and Perform Agreement .

(a) Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on behalf of Purchaser by all requisite limited liability company action.

(b) This Agreement has been, and upon its execution each of the Transaction Documents to which Purchaser will be a party will have been, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon its execution each of the Transaction Documents to which Purchaser will be a party will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.03 Compliance with Laws . Purchaser is in compliance with all applicable Laws, except for violations that are not, individually or in the aggregate, reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement.

4.04 No Breach . The execution and delivery by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser will be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (a) conflict with, violate or result in the breach of any provision of the certificate of formation, operating agreement or other governing instruments of Purchaser, (b) conflict with, result in a material violation or material breach of, result in a material default under, any material Contract to which Purchaser or any of its Affiliates is a party, except as is not reasonably likely to prevent or materially delay the performance by Purchaser or the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which Purchaser will be a party, or (c) conflict with or result in a material violation or breach of any Permit, Law or Order applicable to Purchaser or any of its Affiliates, except as is not reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement or any of the Transaction Documents to which Purchaser will be a party.

4.05 Consents and Approvals . Except (a) as is not reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement or any of the Transaction Documents to which Purchaser will be a party, (b) as required under the Required Approvals or (c) for filings, notices and consents which become applicable to Purchaser as a result of the specific regulatory status of Parent, Holdings or any of the Companies (or any of their Affiliates) or as a result of any other facts that specifically relate to the business or activities in which Parent, Holdings or any of the Companies (or any of its Affiliates) are or propose to be engaged, and in reliance on the representation made by Parent, Holdings and the Company in Section 3.28, Purchaser is not

required to make any filing with or give any notice to, or to obtain any consent from, any Governmental or Regulatory Authority or other Person in connection with: (i) the execution, delivery or performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser will be a party or (ii) the consummation of the transactions contemplated hereby or thereby.

4.06 Actions and Proceedings . There are no pending Legal Proceedings to which Purchaser or any of its Affiliates is a party and, to the knowledge of Purchaser, no Governmental or Regulatory Authority or other Person has threatened to commence any Legal Proceeding with respect to Purchaser or any of its Affiliates, in each case, that is reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement. There is no material Order to which Purchaser or any of its Affiliates or any of the assets owned or used by Purchaser or any of its Affiliates is subject, except as is not reasonably likely to prevent or materially delay the performance by Purchaser of its obligations under, or the consummation of the transactions contemplated by, this Agreement.

4.07 Securities Law Matters .

(a) Purchaser acknowledges that (i) the Membership Interests have not been registered under the Securities Act or registered or qualified for sale under any state securities or “blue sky” or non-U.S. securities laws, and (ii) there is no public market for the Membership Interests and it is not anticipated that there will be.

(b) Purchaser is acquiring the Membership Interests solely for its own account for investment and not with a present view to or for sale in connection with any distribution (within the meaning of the Securities Act) thereof not in compliance with applicable securities laws. Purchaser has no present intent of selling or otherwise distributing the Membership Interests except in compliance with applicable securities laws.

(c) Purchaser is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

4.08 Experience; Investigation .

(a) Purchaser is knowledgeable, sophisticated and experienced in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Membership Interests. Purchaser has knowledge and experience in transactions of the type engaged in by the Companies in the conduct of their businesses, in the electric power and natural gas industry generally, including the nature of full and firm requirements transactions and the responsibilities related to electric power and natural gas customers, and in the acquisition and management of businesses.

(b) Purchaser has been afforded (i) access to the books, records, facilities and personnel of the Companies for purposes of conducting a due diligence investigation of the Companies and (ii) the opportunity to ask questions of, and has received answers satisfactory to it from, the Companies’ management.

4.09 Financing . Purchaser has provided the Company with a true and complete copy of the commitment letter from Credit Suisse AG, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. (“Deutsche Bank”), Citigroup Global Markets Inc. (“Citi”) and Deutsche Bank Trust Company Americas (the “Financing Commitments”) pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the amounts set forth therein for the purposes of funding a portion of the Purchase Price and fees and expenses of Purchaser relating to the transactions contemplated by this Agreement. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with Purchaser’s available cash at Closing, will be sufficient for Purchaser to pay at Closing the aggregate amount of the Purchase Price and to pay all related fees and expenses.

4.10 Brokerage . Except for Citi and Deutsche Bank, no broker, finder, agent or similar intermediary has acted on behalf of Purchaser or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable by Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding entered into by Purchaser or any of its Affiliates. Purchaser shall be solely responsible for any such fees or commissions owed or claimed to be owed to Citi and Deutsche Bank or any of their respective Affiliates as a result of this Agreement or the consummation of the transactions contemplated hereby.

4.11 Entity Classification for Tax Purposes . Calpine Development Holdings, Inc. is a C corporation for U.S. federal income tax purposes. Purchaser is an entity that is treated for U.S. federal income tax purposes as disregarded as an entity separate from either (a) Calpine Development Holdings, Inc., or (b) a direct or indirect subsidiary of Calpine Development Holdings, Inc. that is taxable as a C corporation for U.S. federal income tax purposes.

4.12 Disclaimer Regarding Projections . In connection with Purchaser’s investigation of the Companies, Purchaser has received from Parent, its Affiliates and its Representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Companies and certain business plan information of the Companies. Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections and other forecasts and plans, (b) Purchaser is familiar with such uncertainties, and (c) absent fraud or willful misrepresentation and without limitation of the representations made by Parent, Holdings and the Company in Article III, Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it and is not relying on any projection or forecast disclosed or made available to Purchaser by Parent, Holdings or the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

5.01 Conduct of Business Pending the Closing . Parent, Holdings and the Company jointly and severally covenant and agree that, during the period from the date of this Agreement until the Closing, except (i) for any actions taken by Parent, Holdings or the

Company that are necessary to consummate the Reorganization (as expressly set forth in, or reasonably contemplated by, Section 6.09 of the Disclosure Letter), (ii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) for actions taken in response to any emergency (but only to the extent of any such emergency, and for no longer than as required by such emergency), (iv) as required by applicable Law, or (v) as set forth in Section 5.01 of the Disclosure Letter:

(a) Parent and the Company shall, and the Company shall cause each of the Subsidiaries (excluding the Excluded Subsidiaries) to (i) conduct its business in the ordinary course of business and (ii) use reasonable best efforts to preserve intact their respective business organizations and maintain appropriate relationships with Governmental or Regulatory Authorities, licensors, distributors, customers, suppliers, contractors, and others having material business relationships with it, and to comply in all material respects with all applicable Laws;

(b) The Company shall not, and the Company shall cause the Subsidiaries (excluding the Excluded Subsidiaries) not to:

(i) sell, lease, transfer, encumber, pledge or permit to become subject to any Lien other than a Permitted Lien, or dispose of, any assets, rights or securities, other than (A) the sale of obsolete, damaged or broken equipment, (B) items or materials not exceeding $250,000 in the aggregate, (C) as permitted by clause (xx) below, or (D) as contemplated by Section 6.16;

(ii) acquire any asset in excess of $500,000 in the aggregate, or acquire any capital stock or other equity interests of any business or any corporation, partnership, limited liability company, unincorporated organization, trust, joint venture, association or other business organization or division thereof, or acquire all or a substantial portion of the assets, of any such entity in a single transaction or a series of related transactions, other than assets acquired pursuant to the Scheduled Capital Expenditures and electricity and other products provided by utilities pursuant to a tariff or rate of general applicability;

(iii) amend or propose to amend its certificate of formation, operating agreement or other governing instruments;

(iv) declare, set aside, make or pay any non-cash dividend or other non-cash distribution with respect to its membership interests or capital stock;

(v) issue, sell, encumber, dispose of or authorize, propose or agree to the issuance, sale, encumbrance or disposition by it of, any of its membership interests or capital stock or any options, warrants, securities or other rights that are directly or indirectly convertible into, or exercisable or exchangeable, for any capital stock, or redeem, split, combine, reclassify, purchase or otherwise acquire any outstanding shares of the capital stock or membership interest of any of the Companies or make any other change in the capital structure of any of the Companies;

(vi)(A) establish, adopt, enter into, amend or terminate any Company employee benefit plan or (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any Benefit Plan in effect on the date hereof (or Benefit Plan under a replacement collective bargaining agreement entered into in accordance with clause (vii) below) to any director, officer or employee, whether past or present, that would impose Liability on the Companies;

(vii)(A) hire any Company Non-Union Employee or Union Employee, except as to Company Non-Union Employees, an employee who will be terminated from employment by the Companies prior to the Closing; and as to Union Employees, an employee hired on a short-term, contract or temporary basis and who would be terminated prior to the Closing, (B) amend any employment, severance or similar agreement or plan or enter into any new employment, severance or similar agreement or plan, (C) other than renewal of an expiring collective bargaining agreement or entry into a new collective bargaining agreement to replace an expiring collective bargaining agreement, amend, modify or revise any collective bargaining agreement or enter into a new collective bargaining agreement; provided, however, that (1) in any such contract renewal or replacement negotiated between the date of this Agreement and the Closing, the Companies will advise Purchaser regularly concerning the progress and any material developments of such negotiations; (2) none of the Companies will enter into any new agreement that applies new terms to Union Employees that are materially more costly or materially different than new terms that apply to other employees covered by the collective bargaining agreement (for example, none of the Companies will agree to more costly new wage or benefit terms applicable to Union Employees when compared to the new wage or benefit terms applicable to other employees covered by the collective bargaining agreement); and (3) Parent, Holdings and the Companies will not object to Purchaser entering into discussions with the labor union, following the first public announcement of the transactions contemplated by this Agreement and prior to the Closing, regarding post-Closing issues, (D) announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of any of the Companies (other than routine employee terminations for cause) who (1) Purchaser notifies Parent prior to the date that is forty (40) days following the date of receipt by Purchaser of the access and records described in Section 9.01(a)(i) that Purchaser wishes to retain following the Closing or (2) Parent reasonably anticipates is necessary to comply with the provisions of Section 5.01(a) and to perform the services contemplated by the Transition Services Agreement, (E) transfer any employees of any of the Companies to Affiliates of Parent (other than the Companies) prior to the date that is forty (40) days following the date of receipt by Purchaser of the access and records described in Section 9.01(a)(i), or (F) transfer any employees of any Affiliates of Parent (other than the Companies) to the Companies except as set forth in Section 9.01(a)(iii); provided, however, that, at or prior to the Closing, Parent and Holdings will use their respective reasonable best efforts to assign any such employees that Purchaser wishes to retain following the Closing to the roles or positions reasonably requested by Purchaser;

(viii) except for Scheduled Capital Expenditures and expenditures up to $500,000 in the aggregate relating to the business or operations of the Companies that constitute necessary repairs due to breakdown or casualty made in response to a business emergency or other unforeseen operational matters, make or incur any capital expenditures, or, in either case, enter into any binding commitment or contract to make such expenditures;

(ix) other than the Transaction Documents, (A) terminate or assign any Material Contract, (B) amend, modify, supplement or waive any material provision of any Material Contract or (C) except for agreements entered into after the date of this Agreement and with a termination or expiration date prior to the Closing that does not result in Liability for any of the Companies, enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract;

(x) incur any Indebtedness except (A) borrowings from its Affiliates (other than the Companies) that will be repaid or forgiven prior to the Closing, and (B) collateral obligations under Contracts existing as of the date of this Agreement or entered into after the date of this Agreement as permitted by this Section 5.01(b);

(xi) settle, compromise or otherwise resolve any Legal Proceedings or other Liabilities that would result in any Liability in excess of $250,000 in the aggregate or that would result in any Liability to or impose any obligation on the Companies following the Closing, or settle, compromise or waive any claims or rights of substantial value;

(xii) make any material changes in its reporting for Taxes or its Tax accounting methods; make or rescind any Tax election; file any amended Tax Return or a claim for refund of Taxes with respect to the income, operations, or property of any of the Companies; make any material change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any material Tax Liability; prepare any Tax Return in a manner that is inconsistent with past practice of any of the Companies, with respect to the treatment of items on such Tax Return; or incur any Liability for Taxes other than in the ordinary course of business; in each case other than for tax periods ending on or before the Closing and for which Taxes Parent remains liable hereunder or which would not materially increase the Tax Liability of the Companies for any Post-Closing Tax Period;

(xiii) enter into any transaction with an Affiliate not expressly permitted by this Agreement;

(xiv) adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or reorganization of any of the Companies;

(xv)(A) make any material change in the levels of Inventory or Fuel Inventory customarily maintained by the Companies, consistent with past practice or (B) sell, transfer, assign or convey any Emission Allowances, provided that nothing in this clause (B) shall restrict the use or consumption of, or obligation to retire, Emission Allowances in the ordinary course of business or in connection with the use or consumption of the supplies of coal related to the operation of the Generating Plants as contemplated by Section 6.21;

(xvi) fail to make any material payment as it comes due except in connection with a good faith dispute or accelerate or decelerate the making of any payment or the receipt of any accounts receivable or Liability;

(xvii) other than in the ordinary course of business consistent with past practice, fail to maintain in full force and effect all outstanding letters of credit, guarantees or other forms of credit support required for the businesses of any of the Companies;

(xviii) fail to maintain in full force and effect insurance policies covering the businesses of any of the Companies in a form and amount consistent with the current insurance programs (except to the extent any such policies expire in accordance with their term and are replaced with policies consistent with Good Industry Practices);

(xix) agree to any covenants, conditions, restrictions affecting, or rezoning of, the Real Property that would prohibit, limit, restrict, or materially change the current use and occupancy of the Real Property or Improvements or limit or restrict the conduct of the business of any of the Companies as currently being conducted;

(xx) make purchases or sales of power, gas or related products which would bind any of the Companies beyond one Business Day after the Closing Date, except as permitted in Section 5.01(d) below; or

(xxi) authorize any of, or commit or agree in writing or otherwise to take any of the actions precluded by this Section 5.01(b).

(c) Parent, Holdings, the Company and Purchaser acknowledge and agree that without, however, limiting any provision in this Section 5.01 or elsewhere in this Agreement: (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company, any Subsidiary or any of their respective operations prior to the Closing Date and (ii) prior to the Closing Date, Parent and Holdings shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company, the Subsidiaries and their respective operations.

(d) Parent shall cause the Companies to enter offers for the available capacity of each generation resource unit of the Companies in PJM’s 2013/2014 Base Residual Auction, and any other PJM Incremental Auction (as defined by PJM), in the ordinary course of business and in accordance with all applicable Laws and the rules of PJM.

(e) Parent and Holdings shall cause Conectiv Atlantic Generation, LLC and Conectiv Delmarva Generation, LLC to prepare and file with FERC (i) on or before May 1, 2010, FERC rate schedule filings to collect cost-based charges for reactive power for the Hay Road 5-8 Generating Plants and (ii) on or before May 15, 2010, FERC rate schedule filings to collect cost-based charges for reactive power for the Cumberland Generating Plants.

(f) The Company shall, and the Company shall cause the Subsidiaries (other than the Excluded Subsidiaries) to:

(i) continue the construction of the Delta Project in accordance with the Delta Construction Budget and Good Construction Practices, in each case in all material respects;

(ii) consult with Purchaser, and consider in good faith any comments and suggestions of Purchaser, with respect to all material acts and decisions in connection with the Delta Project, including, without limitation, any proposals to third parties that could reasonably be expected to materially impact the rights and obligations of the Companies with respect to the Delta Project. During the period from the date of this Agreement until the Closing, Parent will provide Purchaser with monthly reports and weekly updates relating to the Delta Project, including updates with respect to changes to the Delta Construction Budget. Without limiting the generality of the foregoing, Purchaser will be notified of, and provided the opportunity to participate as an observer in, any third party meetings or negotiations, including those with any third party providing legal, engineering, procurement and/or construction services for the Delta Project. In addition, during the period from the date of this Agreement until the Closing, Purchaser, at its sole cost and risk, will be allowed to designate one Representative to be on-site at the Delta Project during normal business hours and without significant interference with the operations or construction of the Delta Project. Such employee may only observe the operations and construction of the Delta Project, and may not direct the activities of any employees, consultants or contractors of the Companies or make any decisions relating to the Delta Project;

(iii) cause CES to (A) refrain from providing any notice of intention not to exercise the option described in the Powell Option Agreement, (B) pay all option payments due and payable pursuant to the Powell Option Agreement, (C) assign the Powell Option Agreement to one of the Companies, as designated by Purchaser within 60 days following the date of this Agreement and (D) use its reasonable best efforts to extend the Powell Option Agreement through December 31, 2011; provided, however, that if CES is unable to extend the Powell Option Agreement through December 31, 2011, then the Company shall, at Purchaser’s request and sole cost and expense, cause CES to exercise the option described in the Powell Option Agreement; provided further, however, that in no event shall such efforts to extend or exercise the Powell Option Agreement delay the Closing; and

(iv) cause one of the Companies approved by Purchaser to enter into an option agreement with Potomac Electric Power Company (the “Potomac Option Agreement”) to be substantially in the form attached hereto as Exhibit G, pursuant to which such Subsidiary shall have the option, exercisable by such Subsidiary for nominal value, to enter into a definitive written lease agreement as contemplated by the Letter of Intent, dated March 16, 2007, between CES and Potomac Electric Power Company for rental value and on terms otherwise acceptable to Purchaser.

5.02 Casualty Event ; Condemnation

(a) If, prior to the Closing, (i) any assets or properties of the Companies (other than Excluded Assets) are damaged or destroyed by fire, explosion or other casualty loss (a

“Casualty Event”), and (A) the cost of restoring such assets or properties to a condition reasonably comparable to their condition prior to the Casualty Event plus (B) the amount of lost profits reasonably expected to accrue beginning sixty (60) days following the Closing Date (“Lost Profits”) as a result of a Casualty Event to the business and operations of the Companies (net of and after giving effect to any insurance proceeds available to Parent or any of its Affiliates for such restoration but not insurance proceeds for Lost Profits), as each such cost or amount is estimated by a qualified firm reasonably acceptable to Purchaser and Parent (collectively, the “Restoration Cost”), is $75,000,000 or less with respect to a single Casualty Event, or $100,000,000 or less in the aggregate in the case of multiple Casualty Events, and (ii) the assets or properties of the Companies damaged by such Casualty Event can reasonably be expected to be repaired or restored prior to the Closing, then (A) Parent, Holdings and their respective Affiliates shall take all necessary action to repair or restore, or cause to be repaired or restored, the assets or properties of the Companies damaged by such Casualty Event prior to the Closing and (B) there shall be no reduction to the Purchase Price as a result of such Casualty Event. If the assets or properties of the Companies damaged by a Casualty Event referred to in Section 5.02(a)(i) cannot reasonably be expected to be repaired or restored prior to the Closing, then (1) the amount of the Purchase Price shall be reduced by (x) the Restoration Cost (without the netting of available insurance proceeds, but including Lost Profits) minus (y) the amount expended by Parent, Holdings, any of the Companies or any of their respective Affiliates prior to the Closing relating to the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event, which reduction may in no event cause the Purchase Price reduction at the Closing to be less than the amount required to be expended after the Closing to complete such repair or restoration plus the amount of Lost Profits, if any (the “Adjusted Restoration Cost”), (2) Parent, Holdings and their respective Affiliates shall commence, and until the Closing shall be fully responsible for, the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event prior to the Closing, subject only to the condition that the prime contractor (and the terms and conditions of the contract) selected by Parent to undertake the repair or restoration shall be reasonably satisfactory to Purchaser, (3) such Casualty Event shall not affect the Closing and (4) none of Parent, Holdings or any of their respective Affiliates shall have any obligation with respect to the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event after the Closing.

(b) If the Restoration Cost is greater than $75,000,000 with respect to a single Casualty Event, or greater than $100,000,000 in the aggregate in the case of multiple Casualty Events, then Purchaser may, by written notice to Parent within ten (10) days following the date Purchaser has received written notice of both such Casualty Event and the Restoration Cost, elect to terminate this Agreement. If Purchaser fails to provide notice of its election within such ten (10) day period, then (i) Purchaser shall be deemed to have elected to have the amount of the Purchase Price reduced by the Adjusted Restoration Cost, (ii) Parent, Holdings and their respective Affiliates shall commence, and until the Closing shall be fully responsible for, the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event prior to the Closing, subject only to the condition that the prime contractor (and the terms and conditions of the contract) selected by Parent to undertake the repair or restoration shall be reasonably satisfactory to Purchaser, (iii) such Casualty Event shall not affect the Closing and (iv) none of Parent, Holdings or any of their respective Affiliates shall have any obligation with respect to the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event after the Closing.

(c) Purchaser and its Affiliates shall, both prior to and after the Closing, reasonably cooperate with Parent, Holdings and their respective Affiliates with respect to any claims they may make under their insurance policies relating to such Casualty Event, and provide any reasonable assistance requested by Parent, Holdings or any of their respective Affiliates to assist such parties in making or pursuing any such claims, including, without limitation, by providing Parent, Holdings, their respective Affiliates and representatives of their insurance companies with access (including inspection rights) to the assets or properties of the Companies damaged by such Casualty Event that are being repaired or restored, and copies of all contracts, invoices and other documentation relating to such repair or restoration. Any insurance proceeds recovered by Purchaser or its Affiliates attributable to a Casualty Event that resulted in a reduction to the Purchase Price shall be promptly paid to Parent.

(d) If the Purchase Price is reduced pursuant to Section 5.02(a) or (b), as the case may be, and, following the Closing, Purchaser elects not to complete the repair or restoration of the assets or properties of the Companies damaged by such Casualty Event and the amount of such Purchase Price reduction exceeds the fair market value immediately prior to the Casualty Event of the assets or properties of the Companies damaged by such Casualty Event, then Purchaser shall promptly pay to Parent the amount of such difference, and if Purchaser receives any insurance proceeds in respect of such Casualty Event, Purchaser shall promptly pay such insurance proceeds to Parent.

(e) If the Purchase Price is reduced pursuant to Section 5.02(a) or (b), as the case may be, and (i) if the amount of the Purchase Price reduction in respect of the Restoration Cost (without giving effect to Lost Profits) is greater than the actual cost to Purchaser of restoration after the Closing by more than $1,000,000, then Purchaser shall promptly pay such excess to Parent; and (ii) if the amount of the Purchase Price reduction in respect of the Restoration Cost (without giving effect to Lost Profits) is less than the actual cost to Purchaser of restoration after the Closing by more than $1,000,000, and Parent has received insurance proceeds that exceed the Purchase Price reduction, then Parent shall promptly pay such excess to Purchaser. In addition, if Parent has received business interruption insurance proceeds which relate to the period after Closing and for which Purchaser did not receive a Purchase Price adjustment at Closing, Parent shall pay such proceeds to Purchaser.

(f) If, prior to Closing, any of the assets or properties of the Companies (other than the Excluded Assets) are taken by condemnation or eminent domain, and if the condemnation value of such condemned properties (including lost profits reasonably expected to accrue after the Closing) is $75,000,000 or less, as such value or amount is estimated by a qualified firm reasonably acceptable to Purchaser and Parent (the “Condemnation Value”), then the entire amount of the award will be retained by Parent, and the Purchase Price shall be reduced by the amount of such Condemnation Value and such condemnation or eminent domain action shall not affect the Closing. If the Condemnation Value is greater than $75,000,000, then Purchaser may elect, by written notice to Parent within ten (10) days following the date Purchaser receives written notice of such condemnation, to terminate this Agreement. If the Condemnation Value is in excess of $75,000,000 and Purchaser does not so elect to terminate this Agreement, then Purchaser shall be deemed to have elected to take a reduction in Purchase Price as set forth above.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Regulatory Filings . Parent, Holdings, the Company and Purchaser shall each, promptly after the date of this Agreement (and in any event within twenty (20) Business Days following the date of this Agreement), prepare and file or cause to be filed with the appropriate Governmental or Regulatory Authority (a) the notifications required to be filed under the HSR Act, (b) any application, form or report required for the FERC Approval, and (c) the required notifications, forms, reports or applications for all other Governmental or Regulatory Authority approvals listed in Section 6.01 of the Disclosure Letter.

6.02 Standard of Efforts .

(a) Subject to the terms and conditions provided herein, each of Parent, Holdings, the Company and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Permits, Environmental Permits, consents, approvals, authorizations and actions or confirmations of nonaction required of Governmental or Regulatory Authorities for or in connection with the consummation of the transactions contemplated by this Agreement, (ii) taking all action as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental or Regulatory Authority, including any waivers from FERC’s capacity release requirements that are necessary permanently to release and assign to one or more of the Companies (as designated by Purchaser) the firm gas storage and transportation contracts listed in Section 6.09 of the Disclosure Letter, (iii) taking any actions or submitting any applications, documents or other information to FERC, PJM or any other Governmental or Regulatory Authority that may be required to ensure that Purchaser or its designated entities receives any and all revenues for the PJM capacity awards set forth in Section 3.29 of the Disclosure Letter, and any and all revenues for reactive power and voltage support (including the total annual reactive revenue requirement currently allocated by PJM to CES in the PJM AE Zone and in the PJM Delmarva Zone (as set forth in Section 6.02(a) of the Disclosure Letter) other than revenue for Commonwealth Chesapeake), black start service, and any energy, capacity, or ancillary services awards to which the Companies are entitled as of the Closing, (iv) obtaining all necessary consents, approvals or waivers from third parties, and (v) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement (including the delivery of Books and Records following the Closing that cannot reasonably be delivered to Purchaser at or prior to Closing). Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, Holdings or the Company; Purchaser shall have the right to review and approve in advance all characterizations of the information relating to Purchaser; each of Parent and Purchaser shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case that appear in any material filing made in connection with the transactions contemplated hereby; and without limiting the foregoing each of Parent and Purchaser shall cooperate in the preparation of, and have the joint right to approve, any application, form or report that must be submitted jointly by Parent and Purchaser prior to filing. Parent and Purchaser agree that they will consult with each other with respect to the obtaining of all such necessary Permits, Environmental Permits, consents, approvals and authorizations, and to secure all actions or confirmation of nonaction, of third parties and Governmental or Regulatory Authorities required for or in connection with the consummation of the transactions contemplated by this Agreement.

(b) In furtherance of, and not in limitation of the foregoing, the parties shall respond promptly to any requests for additional information made by any Governmental or Regulatory Authority, and use their respective reasonable best efforts to cause the waiting period under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Parent, Holdings and the Company agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental or Regulatory Authority to delay or not to consummate the transactions contemplated by this Agreement, except with the prior written consent of Purchaser, and Purchaser agrees not to take any such action without the prior written consent of Parent, which consent, in any such case, shall not be unreasonably withheld, conditioned or delayed. Each of Parent and Purchaser shall (i) promptly notify the other party of any written communication to that party from any Governmental or Regulatory Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental or Regulatory Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental or Regulatory Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental or Regulatory Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental or Regulatory Authority or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary contained in this Section 6.02 or elsewhere in this Agreement, if any action or proceeding by any Governmental or Regulatory Authority is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, the parties shall use their reasonable best efforts to (i) contest, resist or resolve any such proceeding or action and (ii) have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action.

(d) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Governmental or Regulatory Authority or any third party in connection with any Required Approvals and shall not propose or enter into any such stipulation or agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(e) Notwithstanding anything in this Section 6.02 or elsewhere in this Agreement to the contrary, neither Purchaser nor any of its Affiliates shall be required to (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate, or (B) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Closing, any assets, licenses, operations, rights, businesses or interests of Purchaser or any of its Affiliates or of the Companies, or (ii) take or agree to take any other action, or agree or consent to any limitations or restrictions on the freedom of action with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, businesses or interests of Purchaser or any of its Affiliates or of the Companies.

6.03 Notification of Certain Matters.

(a) During the period from the date of this Agreement until the Closing, each of Parent and Purchaser shall notify the other in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely, and Parent shall promptly notify Purchaser of all material developments affecting any of the Companies. Without limiting the generality of the foregoing, each of Parent and Purchaser shall advise the other in writing of any Legal Proceeding or claim threatened in writing, commenced or asserted against it with respect to the transactions contemplated by this Agreement.

(b) During the period from the date of this Agreement until ten (10) Business Days prior to the Closing, Parent, Holdings and the Company shall supplement or amend the Disclosure Letter (such supplements or additions being referred to as “Supplemental Disclosures”) with respect to any matter of which any of Parent, Holdings or the Company acquires knowledge which, if existing or occurring on or before the date this Agreement is executed, would have been required to be set forth or described in the Disclosure Letter. Parent agrees to advise Purchaser promptly in writing of any matter or occurrence of which any of Parent, Holdings or Company has or obtains knowledge that would be required to be set forth or described in the Disclosure Letter. Prior to the Closing, for all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any Supplemental Disclosures other than (i) new or amended Material Contracts entered into or amended after the date of this Agreement consistent with the requirements of Section 5.01, (ii) Permit renewals after the date of this Agreement that contain substantially similar terms as the Permits being renewed, (iii) new Permits obtained after the date of this Agreement that were not required to be held as of the date of this Agreement and (iv) Contracts entered into after the date of this Agreement consistent with the requirements of Section 5.01 relating to any Development Project (such supplements or additions being referred to as “Permitted Disclosure Updates”). Following the Closing, for purposes of the indemnification obligations of Parent and Holdings in Article X, any information with respect to any matter occurring after the date of this Agreement that is a Permitted Disclosure Update shall be deemed to be included in the Disclosure Letter but no other Supplemental Disclosure shall be deemed to be included in the Disclosure Letter.

6.04 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement until the Closing, Parent, Holdings and the Company shall afford the Representatives of Purchaser, at Purchaser’s sole cost and risk, reasonable access during normal business hours, upon reasonable notice to Parent and without significant interference with the operations or properties of the Companies, to the Companies’ officers, employees, properties, facilities, books, records, contracts and other assets as Purchaser may reasonably request, including for the purpose of observing the operation of the facilities and for understanding the Companies’ compliance and compliance programs relating to all FERC, PJM and NERC rules and regulations, subject in all cases to reasonable restrictions and requirements for safety purposes and compliance with all applicable security requirements or other limitations on access imposed by applicable Law. Such Representatives of Purchaser may only observe the operations of the Companies and may not direct the activities of any Representatives of any of the Companies or make any decisions relating to the operations of any of the Companies. Any such access to the properties of any of the Companies shall be under the supervision of Representatives of the Companies. In addition, Parent shall provide Purchaser for the period commencing on the date of this Agreement until the Closing with a conference room, cubicles or other suitable space located at the headquarters of the Company, on a rent-free basis, for use by up to four Representatives of Purchaser during normal business hours or otherwise for the purpose of effecting the transition of ownership of the Companies to Purchaser. If Purchaser requests that the assistance of any Representatives of any of the Companies after normal business hours, then the decision to allow such assistance shall be within the sole discretion of the Companies and Purchaser shall pay to Parent, at the internal billing rate of Parent, the associated costs of such overtime. If Purchaser requests that any of the Companies perform contract work on behalf of Purchaser to facilitate the transition of operations to Purchaser following the Closing, then Parent and Purchaser shall negotiate in good faith regarding the terms and conditions under which Parent would provide such services and the compensation arrangement in connection therewith. Notwithstanding anything to the contrary in this Section 6.04(a), the installation and testing by Purchaser of equipment, facilities, hardware or software prior to the Closing shall be within Parent’s reasonable discretion and (i) shall not interfere with the operations or properties of any of the Companies, (ii) shall be in compliance with all restrictions and requirements reasonably established by Parent for safety purposes and (iii) shall be in compliance with all applicable security requirements and other requirements of Law; provided, however, that in no event shall Purchaser or any of its Representatives be permitted to connect to any equipment of any of the Companies prior to the Closing.

(b) Notwithstanding anything to the contrary in Section 6.04(a), (i) none of Parent, Holdings, the Company or any Subsidiary shall be obligated to disclose to Purchaser or permit Purchaser access to any information that could reasonably be expected to (A) violate any applicable Law, (B) result in the loss of attorney-client privilege with respect to such information, (C) result in a breach of an agreement to which Parent, Holdings, the Company or any Subsidiary is a party, if Parent, Holdings or the Company have made reasonable efforts to obtain consent of such other party to the agreement to such disclosure, or (D) result in the disclosure of any trade secret or confidential information of third parties, if Parent, Holdings or the Company have used reasonable efforts to obtain consent of such third party to such disclosure, and (ii) Purchaser shall not be entitled to perform or conduct any environmental sampling or testing at, in, on or underneath any of the facilities or properties of the Company or any Subsidiary.

(c) Purchaser shall indemnify and hold harmless Parent, Holdings and the Companies and their respective Affiliates from and against any Losses incurred by any of them resulting from personal injury or property damage incurred or caused by officers, employees, agents and other Representatives of Purchaser while present at the properties, facilities or other premises of any of the Companies, except to the extent that such Losses result from or arise out of the gross negligence or willful misconduct of any of Parent, Holdings or any of the Companies or any of their respective Affiliates or Representatives.

(d) The provisions of the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, provided that, after the Closing, the Companies and Purchaser shall have no confidentiality obligation with respect to the Companies and the businesses of any of the Companies.

(e) For a period of seven years after the Closing, Parent and Holdings on the one hand and Purchaser on the other hand shall afford each other, and Purchaser shall cause the Companies to afford Parent, upon receipt of reasonable advance notice and during normal business hours, access to all of the books and records (including, without limitation, all material returns, statements, forms, declarations, estimates, schedules, notices, notifications, elections or other documents with respect to Taxes) of the Companies containing information relating to the period prior to the Closing to the extent that such access may reasonably be required by the other party in connection with matters relating to or affected by the operation of the Companies prior to the Closing Date, which shall include, without limitation, access as may be required to assist Purchaser in preparing audited financial statements of the Companies after the Closing. If Parent or Holdings on the one hand or Purchaser or the Companies on the other hand shall desire to dispose of any such books and records prior to the expiration of such seven-year period, then such party shall, prior to such disposition, give the other party a reasonable opportunity, at the electing party’s expense, to segregate and remove such books and records as the electing party may select. Notwithstanding anything to the contrary in this Section 6.04(e), none of Parent, Holdings or Purchaser shall be obligated to disclose, or cause to be disclosed, any information to the other party or parties, as applicable, that could reasonably be expected to (i) violate any applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information, (iii) result in a breach of an agreement to which Parent, Holdings, the Company or Purchaser is a party, if Parent, Holdings, the Company or Purchaser, as applicable, have made reasonable efforts to obtain consent of such the other party to the agreement to such disclosure, or (iv) result in the disclosure of any trade secret or confidential information of third parties, if Parent, Holdings, the Company or Purchaser, as applicable, have used reasonable efforts to obtain consent of such third party to such disclosure.

(f) For a period of thirty-six (36) months after the Closing, Parent and Holdings shall provide any documents and information then in its possession, and shall use commercially reasonable efforts to cooperate with Purchaser (subject to reimbursement for reasonable costs and expenses), in each case as may be reasonably requested by Purchaser to assist it in connection with any internal investigation by Purchaser, or any FERC, PJM or NERC audit, investigation or other proceeding, that relates to the Companies’ compliance or non-compliance with FERC, PJM or NERC requirements prior to the Closing.

6.05 Public Statements. During the period from the date of this Agreement until the Closing, Parent and Purchaser shall not, without the prior written consent of the other party, issue any press release with respect to this Agreement or the transactions contemplated hereby, and shall provide the other party with the opportunity to review and comment on any press release, including the initial press releases to be issued by the parties with respect to their execution and delivery of this Agreement, that contains a description of the transactions contemplated by this Agreement; provided, however, that this obligation shall not prevent Parent, Purchaser or any of their Affiliates from making any disclosure (a) required by Law, court order or listing agreement with any national securities exchange or (b) to rating agencies or lenders or other source of financing to such party.

6.06 No Solicitation. From and after the date of this Agreement until the first to occur of the Closing or the termination of this Agreement, none of Parent, Holdings, the Company, their respective Affiliates nor any of their respective Representatives shall, directly or indirectly, solicit, initiate, encourage (including by way of furnishing information) or take any other action to facilitate the submission of any inquiries, proposals or offers from any Person relating to, and will not participate in any negotiations regarding, or furnish to any Person any information with respect to, any purchase, transfer or other disposition of all or any part of the Membership Interests, any merger, consolidation, business combination, acquisition, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries, or the sale of all or any part of the assets of the Company or any of its Subsidiaries (other than the Excluded Assets and assets sold in the ordinary course of business).

6.07 Release of Parent Letters of Credit and Parent Guarantees.

(a) Prior to the Closing, Purchaser shall use its commercially reasonable efforts to obtain and deliver to Parent a full and unconditional release, as of the Closing, of all of the obligations of Parent and any of its Affiliates (other than the Companies) with respect to each Parent Letter of Credit, which release shall be in form and substance reasonably acceptable to Parent. As part of Purchaser’s commercially reasonable efforts, Purchaser shall offer to obtain and deliver to the beneficiary of each Parent Letter of Credit a substitute letter of credit or other form of security acceptable to the beneficiary in an amount equal to the amount of the Parent Letter of Credit that it is intended to replace. In the event Purchaser has not, as of the Closing, obtained and delivered releases with respect to all of the Parent Letters of Credit in accordance with the preceding sentences (such unreleased Parent Letters of Credit being referred to as the “Unreleased Parent Letters of Credit”):

(i) Purchaser shall use its commercially reasonable efforts to obtain a release as promptly as practicable following the Closing and shall indemnify and hold harmless each of Parent and its Affiliates (other than the Companies) from and against any and all Losses incurred by Parent or any of its Affiliates arising out of or relating to the Unreleased Parent Letters of Credit (including reimbursing Parent, on a quarterly basis, for the actual issuing bank’s fees incurred by Parent or any of its Affiliates in connection with maintaining all Unreleased Parent Letters of Credit);

(ii) Purchaser shall not permit the Company, any Subsidiary or any of their respective Affiliates to (A) renew or extend the term of, (B) increase the obligations under, or (C) transfer to another third party, any written or oral contract, loan, agreement, commitment, franchise, indenture, lease, purchase order, license, other binding understanding or arrangement or other obligation that is covered by an Unreleased Parent Letter of Credit;

(iii) Purchaser shall deliver to Parent at the Closing, and maintain at all times until the full and unconditional release of all of the Unreleased Parent Letters of Credit, a Purchaser Letter of Credit in an amount equal to the aggregate amount of all Unreleased Parent Letters of Credit; and

(iv) In no event shall Parent or any of its Affiliates be required to renew any Unreleased Parent Letter of Credit following the Closing whether pursuant to an evergreen provision or otherwise.

(b) Prior to the Closing, Purchaser shall use its commercially reasonable efforts to obtain and deliver to Parent a full and unconditional release, as of the Closing, of all of the obligations of Parent and any of its Affiliates (other than the Companies) with respect to each Parent Guarantee, which release shall in form and substance be reasonably acceptable to Parent. As part of Purchaser’s commercially reasonable efforts, Purchaser shall offer to obtain and deliver to the beneficiary of each Parent Guarantee a substitute guarantee or, in Purchaser’s sole discretion, other form of security acceptable to the beneficiary having terms and conditions substantially similar to the Parent Guarantee that it is intended to replace; provided, however, that if the beneficiary of such Parent Guarantee does not accept a substitute guarantee (or other security) and (i) the terms of the Parent Guarantee or of any Contract requiring such Parent Guarantee to be maintained permit the replacement of such Parent Guarantee with another form of credit support, then Purchaser shall offer the beneficiary of such Parent Guarantee such other form of credit support in order to obtain the release of such Parent Guarantee or (ii) the terms of the Parent Guarantee or of any Contract requiring such Parent Guarantee to be maintained do not so permit the replacement of such Parent Guarantee with another form of credit support, then Purchaser shall offer to replace such Parent Guarantee with a Purchaser Letter of Credit or cash in an amount at least equal to the maximum amount of such Parent Guarantee in order to obtain the release of such Parent Guarantee. In the event Purchaser has not, as of the Closing, obtained and delivered releases with respect to all of the Parent Guarantees in accordance with the preceding sentences (such unreleased Parent Guarantees being referred to as the “Unreleased Parent Guarantees”):

(i) Purchaser shall use its reasonable best efforts to obtain a release as promptly as practicable following the Closing and shall indemnify and hold harmless each of Parent and its Affiliates (other than the Companies) from and against any and all Losses incurred by Parent or any of its Affiliates arising out of or relating to the Unreleased Parent Guarantees;

(ii) Purchaser shall not permit the Company, any Subsidiary or any of their respective Affiliates to (A) renew or extend the term of, (B) increase the obligations under, or (C) transfer to another third party, any written or oral contract, loan, agreement, commitment, franchise, indenture, lease, purchase order, license, other binding understanding or arrangement or other obligation covered by an Unreleased Parent Guarantee; and

(iii) Purchaser shall deliver to Parent at the Closing, and maintain at all times until the full and unconditional release of all Unreleased Parent Guarantees, cash or a Purchaser Letter of Credit in an amount equal to the maximum aggregate amount of all Unreleased Parent Guarantees.

To the extent that Parent or any of its Affiliates has performance obligations under any Parent Guarantee as of the Closing, Purchaser shall (i) perform such obligations on behalf of Parent or its Affiliates if practicable, or (ii) otherwise take such action as requested by Parent so as to put Parent or its Affiliates in the same position as if Purchaser, and not Parent or such Affiliates, had performed or was performing such obligations.

(c) Parent and Holdings shall provide, and shall cause the Companies and each of their respective Representatives to provide, upon the reasonable request of Purchaser, and at Purchaser’s sole cost and expense, all cooperation reasonably necessary and the taking of any actions reasonably requested by Purchaser in connection with the arrangement of substitute letters of credit or other form of security as contemplated by this Section 6.07.

(d) During the period from the date of this Agreement until the Closing, Parent, Holdings and the Company shall not, and the Company shall cause the Subsidiaries not to renew or extend the term of, or increase the obligations under any Parent Letter of Credit or Parent Guarantee, except as provided in Section 6.07 of the Disclosure Letter, or as required by the terms of the obligation(s) to which such Parent Letter of Credit or Parent Guarantee relates.

(e) Notwithstanding the foregoing, nothing in this Section 6.07 shall require Purchaser to obtain a guarantee or other credit support from Calpine Corporation.

6.08 Compliance with ISRA.

(a) With respect to the New Jersey ISRA Property and the transactions contemplated by this Agreement, Parent shall submit or cause to be submitted to NJDEP (i) within five days after the execution of this Agreement, a General Information Notice (as such term is defined under ISRA), for each New Jersey ISRA Property, and (ii) prior to the Closing Date (A) a Remediation Certification (as such term is defined under ISRA) (“Remediation Certification”), for each New Jersey ISRA Property, regarding the consummation of the transactions contemplated by this Agreement and (B) as part of that Remediation Certification, evidence of the establishment by Purchaser of a remediation funding source (as such term is defined under ISRA) in an amount of the estimated cost of the remediation as certified by an LSRP, who is mutually agreed upon by Parent and Purchaser and engaged by Purchaser, or a minimum surrogate cost estimate as required by the NJDEP, which remediation funding source shall be in conformance in form and substance with the requirements of N.J.A.C. 7:26C-5. The type of remediation funding source, to be established in accordance with the requirements of N.J.A.C. 7:26C-5.2(f) and (g), shall be in the discretion of Purchaser. Purchaser shall execute all Remediation Certifications identifying Purchaser as the party agreeing to conduct remediation for each of the New Jersey ISRA Properties and the transactions contemplated by this Agreement. With respect to any subsequent transaction by or among Purchaser, Parent, Holdings or any of their respective Affiliates that will “close operations” or “transfer ownership or operations” of any of the New Jersey ISRA Property that is also Leased Real Property or

Easement Real Property, the party undertaking such transaction shall timely submit or cause timely to be submitted to NJDEP the General Information Notice required by ISRA, and all other responsibilities for Compliance with ISRA in such cases shall be as provided in this Section 6.08.

(b) Following the Closing, Purchaser shall have complete responsibility for directing the remediation subject to Section 6.08(d) and (e), and shall assume all costs and Liabilities associated with, the performance of any Remediation at the New Jersey ISRA Property necessary to achieve Compliance with ISRA. Purchaser shall submit all filings and certifications and take all actions required under the Remediation Certifications and ISRA to achieve Compliance with ISRA. If any such filings or certifications are required to be submitted by Parent, then Purchaser shall prepare such filings or certifications and provide them to Parent for submission.

(c) Purchaser shall, within five Business Days of sending or receipt thereof, provide Parent with complete and correct copies of all documents, including correspondence and final workplans and reports, field and laboratory data, summaries, proposals and recommendations, prepared by Purchaser or the LSRP or submitted by Purchaser or the LSRP to, or received by Purchaser or the LSRP from, the NJDEP in connection with Purchaser’s actions to achieve Compliance with ISRA.

(d) Notwithstanding anything to the contrary contained in this Agreement, or in any lease or easement agreement in respect of any Leased Real Property or Easement Real Property that is also a New Jersey ISRA Property, (i) Purchaser shall be responsible for ISRA Compliance Costs in respect of Environmental Conditions existing on or prior to the Closing Date, up to the Remediation Cap (and, if advanced by Parent, shall be promptly reimbursed by Purchaser on request); and (ii) all ISRA Compliance Costs in respect of Environmental Conditions existing on or prior to the Closing Date in excess of the Remediation Cap shall be the sole responsibility of Parent and Holdings, on a joint and several basis, (and, if advanced by Purchaser, shall be promptly reimbursed by Parent on request). Except to the extent such Losses arise from or are caused by the post-Closing acts or omissions of Parent or its Affiliates (or their respective employees, agents, representatives, consultants, contractors, successors, assigns, invitees or licensees), Purchaser shall indemnify and hold harmless Parent and its Affiliates from and against any and all Losses incurred by Parent or any of its Affiliates arising out of or relating to (i) achieving prompt and timely Compliance with ISRA in accordance with the regulatory and mandatory timeframes as specified by ISRA, SRRA, and the Administrative Requirements for the Remediation of Contaminated Sites, N.J.A.C. 7:26C-1.1 et seq., and (ii) any failure by Purchaser (or consultants, contractors or LSRPs retained by Purchaser) to satisfy and comply with the obligations of this Section 6.08.

(e) As to any Remediation or other activities that Purchaser undertakes or performs at or with respect to the New Jersey ISRA Property after Closing pursuant to this Section 6.08 in order to achieve Compliance with ISRA, Purchaser shall:

(i) retain and engage a properly licensed LSRP to assist Purchaser in achieving Compliance with ISRA, unless the New Jersey ISRA Property under review, or any portion thereof, is subject to the regulatory requirements of direct oversight by the NJDEP;

(ii) perform, and cause all consultants and contractors (including the LSRP) retained by Purchaser to perform, all such Remediation in a workmanlike manner, on a prompt and timely basis, and consistent with all applicable Environmental Laws;

(iii) comply with all Environmental Laws applicable to the implementation of such Remediation at the New Jersey ISRA Property and obtain all permits, authorizations and consents required under applicable Environmental Laws or by the NJDEP or the LSRP or other Governmental or Regulatory Authority in order to implement such Remediation at the New Jersey ISRA Property. Without limiting or affecting the generality of the foregoing, Purchaser shall satisfy and comply with, and cause its contractors and consultants (including the LSRP) to satisfy and comply with, (A) all timeframes as established by the NJDEP pursuant to ISRA, as such timeframes may be extended, and (B) the public notification requirements set forth at N.J.A.C. 7:26E-1.1 et seq. (as such requirements may be amended, modified or supplemented after the Closing Date);

(iv) cause all consultants and contractors (including the LSRP) performing such Remediation to provide and maintain in full force and effect insurance in commercially reasonable types and amounts as are customarily maintained by contractors and consultants for the performance of comparable work or services until 90 days following the date that Compliance with ISRA has been achieved;

(v) provide Parent a written project status report, cost estimate, and accounting, on a semi-annual basis, of all ISRA Compliance Costs incurred for the New Jersey ISRA Property (“Purchaser’s ISRA Status Report”) and, if determined appropriate by Parent in its sole discretion, allow Parent, at its sole cost and expense, to conduct a financial audit on a semi-annual basis of ISRA Compliance Costs expended by Purchaser (“Parent’s ISRA Compliance Cost Audit”);

(vi) if and when ISRA Compliance Costs incurred by Purchaser reach $7,000,000 and thereafter until such time as Compliance with ISRA has been achieved by either Parent or Purchaser for the New Jersey ISRA Property, Purchaser shall provide Parent with (A) a reasonable opportunity to review and comment upon any workplans or reports (including any workplans and reports prepared by the LSRP) respecting any Remediation and other material submissions to NJDEP prior to submission and implementation, (B) reasonable advance notice of, and an opportunity to have a representative present during, the performance of any Remediation, (C) reasonable advance notice of, and an opportunity to have a representative present during, any meeting with, or site visit or inspection by, the LSRP or NJDEP, and (D) Purchaser’s ISRA Status Report and the opportunity to conduct Parent’s Compliance Audit, both on a quarterly basis rather than on a semi-annual basis. For the purposes of this subsection (vi), ten (10) Business Days (or less if not feasible under the circumstances) shall be deemed a reasonable opportunity for Parent to review and comment upon submissions or receive advance notice of a meeting, site visit or inspection); and

(vii) if and when the ISRA Compliance Costs incurred by Purchaser reach the Remediation Cap, provide Parent with the opportunity to receive, review and comment upon any and all Remediation bid proposals of $100,000 or more.

(f) Purchaser shall promptly execute such documents prepared by Parent or take such other actions as reasonably requested by Parent in connection with the satisfaction of Purchaser’s obligations under this Section 6.08.

(g) If Purchaser fails to (i) materially satisfy any of its obligations under this Section 6.08 or (ii) materially comply with the requirements of ISRA or other applicable Environmental Laws in connection with Purchaser’s actions to achieve Compliance with ISRA, then Parent shall have the right, but not the obligation, to take such actions, including Remediation, reasonably necessary in Parent’s sole discretion to cure such default, or to achieve Compliance with ISRA, provided Parent has given at least (30) thirty days prior written notice to Purchaser and Purchaser has failed to cure such default within such period. In such event, Purchaser shall remain responsible for ISRA Compliance Costs up to the Remediation Cap and, in addition, shall be responsible for Parent’s internal administrative costs incurred to achieve Compliance with ISRA. Further, Purchaser agrees to grant Parent access to the New Jersey ISRA Properties and consents to Parent’s use, sampling and maintenance of equipment and facilities installed by Purchaser in connection with the performance of the Remediation with respect to soil or groundwater at the New Jersey ISRA Property, including groundwater monitoring wells, groundwater treatment facilities, underground piping, and such other similar facilities, piping and wells necessary or required in order to monitor, treat or recover groundwater from beneath or emanating from the New Jersey ISRA Property. In the event Parent takes on Remediation pursuant to this paragraph, Purchaser acknowledges and agrees that completion of Remediation and the obtaining of a No Further Action Letter, Remedial Action Outcome or equivalent document may be conditioned on the implementation of institutional and/or engineering controls (as defined by the Brownfield and Contaminated Site Remediation Act, N.J.S.A. 58:10B-1 et seq.; Classification Exception Areas (CEAs) for groundwater; and deed notice(s) and/or Deed Restriction(s) which may include but are not limited to references to the extent and location of environmental impacts remaining on the New Jersey ISRA Properties (collectively, “Institutional Controls”)). Parent shall have the right to encumber the New Jersey ISRA Properties through the use of Institutional Controls to obtain a No Further Action Letter, Remedial Action Outcome or equivalent document.

6.09 Reorganization. Notwithstanding anything to the contrary contained in this Agreement (including the provisions of Article V), prior to the Closing, Parent and Holdings shall, and Parent and Holdings shall cause the Companies to, take the actions described in Section 6.09 of the Disclosure Letter (collectively, the “Reorganization”), at Parent’s sole cost and expense; provided, however, that the obligations of Parent and Holdings under this Section 6.09 shall not relieve Purchaser of any obligations under Section 6.07. If a third party requires that Purchaser or one of the Companies provide credit support as a condition to granting its consent or approval to effect the transfer or assignment of any Contract to any of the Companies as part of the Reorganization (but only if the right to request such credit support is expressly included in such Contract), then Purchaser shall, or shall cause one of the Companies to, as of the Closing, provide such credit support, including, without limitation, by posting a guarantee, letter of credit, bond, cash or other credit support required by such third party; otherwise Purchaser shall not be so obligated. Parent and Holdings shall provide Purchaser a copy of any third party consents obtained by Parent or Holdings in order to effect the Reorganization. In the event that any Contract (other than the Columbia Gas Contract and the Spectra Services Contract) is subject to FERC’s capacity release requirements (unless those requirements have been waived by FERC) and a third party submits a bid for such Contract, Parent shall provide notice to Purchaser and Parent shall allow such third party to acquire such Contract and such Contract shall not be included as part of the Reorganization. If in connection with any transfer or assignment of a Contract to any of the Companies in connection with the Reorganization, (i) such Contract is amended or modified such that the terms of the Contract as amended or modified are more favorable to the counterparty than the terms of such Contract immediately prior to such amendment or modification and (ii) at any time following the Closing Purchaser becomes aware that the products or services obtained under such Contract become available on terms that are materially more favorable than under such Contract, then Purchaser shall use commercially reasonable efforts to renegotiate or replace such Contract, but at no added cost, expense or liability to Purchaser.

6.10 Affiliate Obligations. On or before the Closing Date, except as set forth on Section 6.10 of the Disclosure Letter, all Liabilities between any of the Companies on the one hand and Parent, Holdings or any of their Affiliates (other than any of the Companies) on the other hand, including (a) any and all Indebtedness and (b) any and all contracts, agreements and instruments (other than this Agreement and any ancillary agreement relating to the transactions contemplated hereby) shall be terminated in full, without any Liability for the Companies following the Closing.

6.11 Termination or Assignment of Service Contracts. At or prior to the Closing, Parent, Holdings and the Company shall cause each of the Contracts listed in Section 6.11 of the Disclosure Letter (the “Service Contracts”) to be terminated or assigned, at Parent’s sole cost and expense, such that none of the Companies shall be responsible for any obligations and Liabilities, or receive the benefits, under such Service Contracts after the Closing.

6.12 Transition Services. At the Closing, Purchaser, Parent, Holdings or their relevant Affiliates shall enter into the Transition Services Agreement. While the intention of the parties is for Purchaser to complete its ownership transition prior to the Closing with Parent’s reasonable cooperation, during the period from the date of this Agreement until the Closing, Parent and Purchaser shall negotiate in good faith regarding the scope and duration of any transition services that may be provided by Parent or one of its Affiliates following the Closing to Purchaser and the Companies. The specific scope and duration of any such transition services that are so agreed to between Parent and Purchaser shall be included in a schedule to the Transition Services Agreement as of the Closing.

6.13 Insurance. Parent shall maintain or cause to be maintained in full force and effect the material insurance policies covering the business and operations of the Companies until the Closing or comparable replacement policies. All such insurance coverage maintained for the benefit of the Companies by Parent or any Affiliate of Parent (other than policies maintained by the Companies) shall be terminated as of the Closing; provided, however, that Parent shall use its reasonable best efforts to assign to Purchaser or one of the Companies the builder’s risk policy for the Delta Project. Purchaser shall be solely responsible for providing insurance to the business and operations of the Companies for any event or occurrence that occurs after the Closing.

6.14 No Other Representations or Warranties. Except for the representations and warranties contained in Article III, as supplemented by the Disclosure Letter, none of Parent, Holdings, the Company or any other Person acting on behalf of Parent, Holdings or the Company makes any representation or warranty, express or implied, regarding the Company or any Subsidiary. In entering into this Agreement and acquiring the Membership Interests from Holdings, Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including those that may be contained in any confidential information memorandum or similar materials containing information regarding Parent, Holdings, the Company or any Subsidiary or any of their businesses or in any material provided to Purchaser during the course of its due diligence investigation of Parent, Holdings, the Company or any Subsidiary, other than those representations and warranties expressly set forth in Article III, as supplemented by the Disclosure Letter, and except to the extent any such statements, representations or warranties constitutes fraud or a willful misrepresentation.

6.15 Financing Related Cooperation. During the period from the date of this Agreement until the Closing, Parent and Holdings shall provide, and shall cause the Companies and each of their respective Representatives to provide, upon the reasonable request of Purchaser, all cooperation reasonably necessary in connection with the arrangement of the financing contemplated by the Financing Commitments, including (a) participation in a reasonable number of meetings, due diligence sessions, management presentation sessions and sessions with rating agencies and (b) assisting Purchaser with its preparation of materials required in connection with the Financing Commitments.

6.16 Title.

(a) Parent shall use its commercially reasonable efforts to cure or remove as an exception to title, prior to the Closing Date, any Unpermitted Liens and the Liens set forth in Section 6.16(a)(ii) of the Disclosure Letter.

(b) Purchaser shall pay the premium for the title policies and endorsements thereto issued pursuant to the title insurance commitments.

(c) At the Closing, for any and all Real Property, Parent shall cause to be delivered to Purchaser’s Title Company affidavits and other agreements in the forms attached hereto as Exhibit F, each as executed by Parent, Holdings or an Affiliate of Parent (other than one of the Companies), or as otherwise acceptable to Purchaser’s Title Company.

(d) Parent shall be responsible for maintaining accurate payment records relating to work provided by contractors for the Delta Project (and for significant construction projects at the Bethlehem and Edge Moor Generating Plants), and after the date hereof Parent shall condition any payment to a contractor holding a contract in excess of $50,000 in the aggregate, on such contractor executing a lien release in a form to be mutually agreed upon between Parent and Purchaser or otherwise reasonably acceptable to Purchaser’s Title Insurance Company. Parent shall be responsible for providing to Purchaser’s Title Insurance Company such evidence of payment and lien releases as such title company may reasonably request (in combination with such other instruments or credit assurances from Purchaser) in order to provide insurance against loss arising from mechanic’s and materialman’s liens relating to the Delta Project (and for significant construction projects at the Bethlehem and Edge Moor Generating Plants) for work performed prior to the Closing, other than work performed in the 60-day period prior to Closing which, under the terms of the applicable contractor agreement, was not required to be paid for prior to Closing. In no event, however, shall Parent be obligated to provide Purchaser’s Title Insurance Company with other than (i) final lien waivers with respect to contractor agreements for which final payment has been made to such contractors; (ii) partial lien waivers with respect to outstanding contractor agreements covering work completed and paid for; and (iii) a copy of the last available cancelled check evidencing a recent payment to each contractor.

6.17 Non-Solicitation of Employees. Parent and Holdings shall not, and shall cause their respective Affiliates and Representatives not to, from and after the Closing Date for a period of one (1) year, except as may otherwise be agreed to by Purchaser, directly or indirectly solicit for employment or hire or attempt to solicit for employment or hire any employee of the Companies; provided, however, that this Section 6.17 shall not preclude Parent, Holdings or their respective Affiliates or Representatives from employing any such Person who (a) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Parent or Holdings or any of their respective Affiliates or Representatives that is not targeted at employees of any of the Companies, or (b) has been terminated by the Companies, as applicable, prior to being solicited by Parent, Holdings or their Affiliates; provided further, however, that none of Parent, Holdings or any of their respective Affiliates or Representatives shall employ any such employee who Purchaser notifies Parent in writing is subject to a non-competition obligation preventing such employee from competing with Purchaser or its Affiliates.

6.18 Indebtedness. At or prior to the Closing, Parent shall cause the Companies to pay and discharge all Indebtedness of the Companies owing to any Person other than one of the Companies.

6.19 Confidentiality. From and after the Closing Date, Parent and Holdings acknowledge that it and their respective Affiliates shall be in possession of Confidential Property (as defined in the Confidentiality Agreement) concerning Purchaser, the Companies and their respective businesses and operations. From and after the Closing Date, Parent and Holdings shall, and shall cause their Affiliates and respective Representatives to, treat strictly confidential and not disclose all or any portion of such Confidential Property and shall not use such Confidential Property in any manner detrimental to any of the Companies or Purchaser. Except as provided in the last sentence of this Section 6.19, if Parent, Holdings, their respective Affiliates or any of their respective Representatives are required by Law or requested by any Governmental or Regulatory Authority to disclose any of the Confidential Property (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Parent, Holdings or such Affiliate or Representative shall, to the extent reasonably practicable under the circumstances, provide Purchaser with prompt written notice of such request so that Purchaser may seek an appropriate protective order or other appropriate remedy. If such protective order or remedy is not obtained, Parent, Holding or such Affiliate or Representative may disclose only that portion of the Confidential Property which such Person is required by Law or is requested to disclose, and such Person shall, at Purchaser’s request, request that confidential treatment be accorded to such Confidential Property. Notwithstanding anything in this Section 6.19 to the contrary, Parent, Holdings and their Affiliates shall be entitled to disclose and use any Confidential Property in connection with any litigation between the parties, routine filings with any Governmental or Regulatory Authority consistent with past practice, and the preparation of financial statements and Tax Returns, in each case pertaining to matters prior to the Closing.

6.20 Company Audited Financial Statements.

(a) Parent and Holdings shall cause the Company Audited Financial Statements to be prepared and shall use their reasonable best efforts to have the Company Audited Financial Statements delivered to Purchaser, accompanied by the Unqualified Opinion, as promptly as practicable following the date of this Agreement.

(b) Within (i) forty-five (45) days after the date hereof and (ii) forty-five (45) days after the last day of each calendar quarter ending after the date hereof and prior to the Closing Date, Parent shall deliver to Purchaser unaudited quarterly financial statements of the Company and its consolidated Subsidiaries for the applicable quarter and year to date, which shall be certified by the chief financial officer of Parent as having been prepared in a manner consistent with past practice and consistent with the preparation of the Company Unaudited Financial Statements.

(c) Within forty-five (45) days after the date hereof, Parent shall deliver to Purchaser (i) unaudited consolidated pro forma balance sheets of the Company and its consolidated Subsidiaries as of March 31, 2010, and as of December 31, 2009, in each case as adjusted to give effect to the Reorganization, (ii) an unaudited pro forma statement of income of the Company and its consolidated Subsidiaries for the 12-month period ended December 31, 2009, as adjusted to give effect to the Reorganization, and (iii) a comparative unaudited pro forma statement of income of the Company and its consolidated Subsidiaries for the three-month periods ended March 31, 2009, and March 31, 2010, as adjusted to give effect to the Reorganization. From time to time after the date hereof and after the Closing, Parent and Holdings will reasonably cooperate with Purchaser with respect to the preparation of other financial statements of the Company and its consolidated Subsidiaries relating to periods prior to the Closing as may be reasonably requested by Purchaser.

6.21 Coal Inventory and Ash Disposal. Prior to the Closing, Parent and Holdings shall cause, at Parent’s sole expense, the supplies of all coal related to the operation of the Generating Plants and located at or in transit to such Generating Plants to be transported off-site or to be consumed or used in accordance with Good Industry Practices; provided, however, that if Purchaser elects to accept any coal related to the operation of the Generating Plants, Purchaser shall within ninety (90) days prior to the Closing Date deliver to Parent a written notice setting forth the amount of coal it intends to accept and the Purchase Price shall be increased by the fair market value of such coal as of 11:59 P.M. on the Business Day immediately prior to the Closing Date. Parent and Holdings shall cause, at Parent’s sole expense, the ash byproduct from coal operations to be transported off-site in accordance with Good Industry Practices.

6.22 Use of Trade Names. No later than six (6) months following the Closing Date, Purchaser shall cause the Companies to change their names and cause their certificates of formation (or equivalent organizational documents), as applicable, to be amended to remove any reference to “Conectiv”. Following the Closing, Purchaser shall cause the Companies to, as soon as practicable, but in no event later than six (6) months following the Closing Date, cease to (a) make any use of (i) any names or marks that include the term “Conectiv” and (ii) any names or marks related thereto or containing or comprising the foregoing, including any names or marks confusingly similar thereto or dilutive thereof (collectively, the “Marks”), and (b) hold themselves out as having any affiliation with Parent or any of its Affiliates. In furtherance thereof, as soon as practicable but in no event later than six (6) months following the Closing Date, Purchaser shall cause the Companies to remove, strike over or otherwise obliterate all Marks from all assets and other materials owned by the Companies, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems. Purchaser and its Affiliates shall indemnify and hold harmless Parent and any of its Affiliates for any Losses relating to or arising from the use by Purchaser or any of its Affiliates of the Marks pursuant to this Section 6.22.

6.23 Negotiation of Electricity Purchase Option. Purchaser agrees to enter into good faith negotiations with Parent regarding the entry into an agreement under which Purchaser or one of its Affiliates will agree to provide through a call option or other mutually acceptable transaction a portion of the electricity required to satisfy the current load service obligations of Parent or one of its Affiliates following the Closing.

6.24 Emission Allowances Filings. Purchaser shall make all filings with any Governmental or Regulatory Authority necessary to retire the Consumed Pre-Closing Emission Allowances when and as required by applicable Law.

6.25 Peak Season Maintenance and Capacity Testing.

(a) During the period from the date of this Agreement until the Closing, the Company shall not perform any Peak Season Maintenance without PJM’s prior approval.

(b) During the period from the date of this Agreement until the earlier to occur of (i) the Closing and (ii) July 31, 2010, the Company shall perform generating unit capacity tests in the ordinary course of business and in accordance with industry standards, and the Company shall notify Purchaser of such tests on the Business Day following the performance of such tests. Prior to submitting the results of any such test to PJM prior to July 31, 2010, the Company shall provide the results to Purchaser and Purchaser shall approve the submission of such results to PJM. If the test results for any unit are less than the median test result submitted by the Company to PJM compared with the previous three summers, the Company shall re-test such unit at its own cost. If Purchaser reasonably requests that the Company perform any tests (including any tests requested to support the conversion of units to burning gas rather than coal), then Purchaser shall reimburse the Company for any incremental costs incurred in connection therewith.

6.26 Post-Closing Settlement Charges. Following the Closing, payments may be required to be paid by Parent to Purchaser as provided in this Section 6.26.

(a) As promptly as reasonably practicable following the availability of all relevant information, Purchaser shall prepare and deliver to Parent a written notice (the “March 2011 Settlement Calculation Notice”) setting forth the determination made by Purchaser of the March 2011 settlement calculation, calculated in accordance with Schedule VI, and the payment, if any, required to be paid by Parent to Purchaser as a result of Purchaser’s determination. Prior to and following delivery of the March 2011 Settlement Calculation Notice, each party shall provide the other party and its respective Representatives with such access to the applicable personnel, books, records, information, materials and data of the Companies, Parent, Holdings, and Purchaser, as applicable, and their respective Affiliates as reasonably requested by each party, for the purposes of allowing the other party to determine, and verify the accuracy of the determination of, the calculations in the March 2011 Settlement Calculation Notice. Each party shall cooperate with the other party to assist in their respective review of the March 2011 Settlement Calculation Notice, and, if requested by either party, the other party and its Representatives shall meet in person with the requesting party to discuss the March 2011 Settlement Calculation Notice. Parent and Purchaser shall negotiate in good faith to resolve any differences that they may have with respect to the matters specified in the March 2011 Settlement Calculation Notice. If Parent and Purchaser are not able to resolve any such differences, then they shall select a mutually acceptable nationally-recognized independent engineer or consultant to review the appropriate information, materials and data, and to determine the amount, if any, to be paid by Parent with respect to the March 2011 Calculation Notice. The costs and expenses of such independent engineer or consultant shall be borne equally by Purchaser and Parent. Within three Business Days immediately following the date of the final determination of the amount to be paid by Parent with respect to the March 2011 Calculation Notice (either by agreement between Parent and Purchaser or as a result of the final determination by the independent engineer or consultant), Parent shall pay to Purchaser, by wire transfer of immediately available funds, such amount.

(b) As promptly as reasonably practicable following the availability of all relevant information, Purchaser shall prepare and deliver to Parent a written notice (the “December 2011 Settlement Calculation Notice”) setting forth the determination made by Purchaser of the December 2011 settlement calculation, calculated in accordance with Schedule VI, and the payment, if any, required to be paid by Parent to Purchaser as a result of Purchaser’s determination. Prior to and following delivery of the December 2011 Settlement Calculation Notice, each party shall provide the other party and its respective Representatives with such access to the applicable personnel, books, records, information, materials and data of the Companies, Parent, Holdings, and Purchaser, as applicable, and their respective Affiliates as reasonably requested by each party, for the purposes of allowing the other party to determine, and verify the accuracy of the determination of, the calculations in the December 2011 Settlement Calculation Notice. Each party shall cooperate with the other party to assist in their respective review of the December 2011 Settlement Calculation Notice, and, if requested by either party, the other party and its Representatives shall meet in person with the requesting party to discuss the December 2011 Settlement Calculation Notice. Parent and Purchaser shall negotiate in good faith to resolve any differences that they may have with respect to the matters specified in the December 2011 Settlement Calculation Notice. If Parent and Purchaser are not

able to resolve any such differences, then they shall select a mutually acceptable nationally-recognized independent engineer or consultant to review the appropriate information, materials and data, and to determine the amount, if any, to be paid by Parent with respect to the December 2011 Calculation Notice. The costs and expenses of such independent engineer or consultant shall be borne equally by Purchaser and Parent. Within three Business Days immediately following the date of the final determination of the amount to be paid by Parent with respect to the December 2011 Calculation Notice (either by agreement between Parent and Purchaser or as a result of the final determination by the independent engineer or consultant), Parent shall pay to Purchaser, by wire transfer of immediately available funds, such amount.

6.27 Ash Landfill.

(a) Following the Closing, Parent and Holdings shall retain full responsibility for the Ash Landfill, including undertaking, at their own expense, any and all Remediation or other activities that may be required with respect thereto at any time under any applicable Environmental Law or by any Governmental or Regulatory Authority. Purchaser shall provide Parent and Holdings with reasonable access to the area for such purposes and shall comply with reasonable requests from Parent or Holdings to execute any forms or documents as required by Governmental or Regulatory Authorities in furtherance of such Remediation or other activities, provided that nothing therein shall obligate Purchaser to assume any costs or liabilities. Parent and Holdings shall keep Purchaser fully informed as to the status and conduct of any Remediation or other activities, and shall provide Purchaser with appropriate documentation thereof until completion.

(b) In the event that the Ash Landfill cannot be transferred to Parent or one of its Affiliates (as Parent shall designate) at or prior to the Closing due to the requirement that the applicable site must be subdivided or otherwise, Purchaser shall have the right, following the Closing, to seek any required subdivision or other approvals, and Parent and Holdings shall cooperate in all reasonable respects with Purchaser’s efforts in achieving same and reimburse Purchaser for its reasonable out of pocket costs and expenses in connection therewith. Following receipt of all required approvals, Parent or one of its Affiliates (as Parent shall designate) shall accept from Purchaser a fee title conveyance of the Ash Landfill.

6.28 Identification and Agreement Regarding Shared Facilities and Equipment. Promptly following the date of this Agreement (and in any event within twenty (20) days following the date of this Agreement), representatives of Parent and Purchaser, accompanied by representatives of ACE or DPL, as applicable, shall visit each Generating Plant (other than Bethlehem 1-8 and Delta 1-4) (a “Shared Property”), and otherwise reasonably cooperate with each other for the purpose of identifying any equipment and facilities and other services or assets that are used both for the generation operations of one of the Companies and the transmission or distribution operations of ACE or DPL (“Shared Facilities or Services”). If there are any Shared Facilities or Services at the Shared Property, the companies operating at such Shared Location shall enter into an agreement (the “Shared Services Agreement”) governing the terms of use of Shared Facilities or Services reflecting commercially reasonable terms (including appropriate compensation based on cost). If any equipment and facilities or other assets identified on the Shared Property that either (a) are used solely for the transmission or distribution operations of ACE or DPL and not for the generation operations of one of the Companies or (b) are used solely for the generation operations of one of the Companies and not for the transmission or distribution operations of ACE or DPL, and such equipment and facilities or other assets shall subject the other party to materially increased regulatory or compliance requirements or other incremental costs of a material nature, then the burdened party may request that the other party reasonably cooperate in the relocation of such equipment and facilities or other assets to another appropriate location and the requesting party shall bear the costs of such removal and relocation.

6.29 Delta Independent Engineer. Each of Parent, Holdings, the Company and Purchaser agrees to reasonably cooperate with the Delta Independent Engineer, including, without limitation, by promptly providing the Delta Independent Engineer with all information it reasonably requests, for the purpose of determining (i) the certification of COD for the Delta Project contemplated by Section 7.02(m) and (ii) any additional costs or capital expenditures relative to the Delta Construction Budget to be taken into account in determining Closing Date Capital Expenditures.

ARTICLE VII

CONDITIONS

7.01 Conditions to Each Party’s Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, written waiver on or prior to the Closing Date of each of the following conditions:

(a) HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(b) Required Approvals. The Required Approvals shall have been obtained, in each case in form and substance reasonably satisfactory to Purchaser.

(c) No Injunctions or Restraints. No Order issued by a court of competent jurisdiction or by a Governmental or Regulatory Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the transactions contemplated by this Agreement illegal or otherwise prevent the consummation thereof.

7.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties of Parent, Holdings and the Company contained in Article III of this Agreement that are not qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct, in the aggregate, in all material respects at and as of the Closing as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date) and (ii) representations and warranties of Parent, Holdings and the Company contained in Article III of this Agreement that are qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all respects at and as of the Closing as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(b) Performance. Parent, Holdings and the Company shall have duly performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by them at or before the Closing.

(c) Certificates. Purchaser shall have received certificates executed on behalf of Parent by an authorized officer of Parent certifying that the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events, conditions, effects, changes, developments or circumstances that, individually or in the aggregate, have had or are reasonably likely to have, a Material Adverse Effect.

(e) Assignment of Membership Interests. Purchaser shall have received (i) an assignment and assumption agreement in form and substance reasonably satisfactory to Purchaser assigning to Purchaser the Membership Interests (free and clear of all Liens), all membership rights and all rights to participate in the management of the Company, including the appointment of Persons identified to Holdings in writing prior to the Closing as the entire Board of Managers of the Company as of the Closing, and (ii) an accession signature page to the Limited Liability Company Agreement admitting Purchaser as the sole member of the Company.

(f) FIRPTA Certificate. Purchaser shall have received a certification of non-foreign status from Parent in accordance with Treasury Regulation Section 1.1445-2(b).

(g) Closing Deliverables. The Closing Deliverables shall have been delivered to Purchaser in accordance with Section 2.03(b).

(h) Permits. Except as set forth in Section 7.02(h) of the Disclosure Letter, each of the Companies shall hold all Permits and Environmental Permits necessary to conduct its businesses in all material respects in accordance with applicable Laws.

(i) Lender Consents. Parent shall have received the Lender Consents identified in Section 3.11 of the Disclosure Letter.

(j) Title and Survey Matters. Purchaser shall have received title insurance policies or “marked up” title commitments from Purchaser’s Title Insurance Company covering all of the Real Property effective as of the Closing Date and such title commitments shall evidence that each Unpermitted Lien and each Seller’s Lien has either been cured, removed as an exception to title, or otherwise waived by Purchaser in its sole discretion.

(k) Company Audited Financial Statements. Parent shall have delivered to Purchaser the Company Audited Financial Statements accompanied by the Unqualified Opinion. The consolidated results of operations of the Company for the periods set forth in the Company Audited Financial Statements and the consolidated financial condition of the Company as of December 31, 2009 as set forth in the Company Audited Financial Statements shall not be materially different from that which is reflected in the Company Unaudited Financial Statements (except to the extent that the difference is attributable to (i) the Push Down Accounting Adjustments, (ii) adjustments associated with the reduced materiality threshold associated with the Company Audited Financial Statements when considered separately from the Parent consolidated financial statements and (iii) adjustments associated with the Excluded Assets, in each case which adjustments are identified in Section 7.02(k) of the Disclosure Letter).

(l) Reorganization. Subject to the second sentence of Section 6.09, the actions comprising the Reorganization shall have been consummated in all material respects as set forth in Section 6.09 of the Disclosure Letter.

(m) Delta Project. As of the Closing Date, the Delta Project shall be on schedule for COD no later than March 1, 2012, as certified by the Delta Independent Engineer.

(n) Utility Mortgages. (i) The trustee with respect to the ACE Mortgage shall have executed and delivered (A) a release substantially in the form attached hereto as Exhibit I-1 releasing each of the applicable amended and restated Generating Plant Easements from the lien of the ACE Mortgage, (B) to the extent not previously released, a release in customary form and acceptable to Purchaser’s Title Insurance Company releasing the rights of the lessee under the Cumberland Lease from the lien of the ACE Mortgage, and (C) a release in ACE’s customary form and acceptable to Purchaser’s Title Insurance Company releasing the Deepwater Real Property from the lien of the ACE Mortgage, and (ii) the trustee with respect to the DPL Mortgage shall have executed and delivered (A) a release substantially in the form attached hereto as Exhibit I-2, releasing each of the applicable amended and restated Generating Plant Easements from the lien of the DPL Mortgage and (B) to the extent not previously released, a release in customary form and acceptable to Purchaser’s Title Insurance Company releasing the Edge Moor and Hay Road Real Property.

(o) Delta Pipeline Matter. Parent shall have satisfied or caused to be satisfied the conditions set forth in Section 7.02(o) of the Disclosure Letter.

(p) Regulatory Action. No Regulatory Action shall be pending regarding the Designated Generating Plants.

7.03 Conditions to Obligations of Parent, Holdings and the Company. The obligations of Parent, Holdings and the Company to effect the transactions contemplated by this Agreement are further subject to the satisfaction, or to the extent permitted by applicable Law, the written waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties of Purchaser contained in Article IV of this Agreement that are not qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct, in the aggregate, in all material respects at and as of the Closing as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date) and (ii) representations and warranties of Purchaser contained in Article IV of this Agreement that are qualified by “material”, “materially”, “Material Adverse Effect”, “material adverse effect” or similar qualification or standard shall be true and correct in all respects at and as of the Closing as if made on the Closing Date (except to the extent expressly made as of another date, in which case as of such other date).

(b) Performance. Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.

(c) Certificates. Holdings shall have received a certificate executed on behalf of Purchaser by an authorized officer of Purchaser certifying that the conditions set forth in Sections 7.03(a) and (b) have been satisfied.

(d) Closing Payment. Holdings shall have received the Closing Payment in accordance with Section 2.02.

(e) Parent Letters of Credit. Purchaser shall have (i) obtained and delivered to Parent a full and unconditional release of all of the obligations of Parent and its Affiliates (other than the Companies) with respect to each Parent Letter of Credit, each of which releases shall be reasonably acceptable to Parent or (ii) delivered to Parent cash collateral or a Purchaser Letter of Credit in an amount equal to the aggregate amount of all Unreleased Parent Letters of Credit.

(f) Parent Guarantees. Purchaser shall have (i) obtained and delivered to Parent a full and unconditional release of all of the obligations of Parent and its Affiliates (other than the Companies) with respect to each Parent Guarantee, each of which releases shall be reasonably acceptable to Parent or (ii) delivered to Parent cash collateral or a Purchaser Letter of Credit in an amount equal to the maximum aggregate amount of all Unreleased Parent Guarantees.

ARTICLE VIII

TAX MATTERS

8.01 Tax Return Filings.

(a) Parent shall timely prepare (or cause to be timely prepared) all Tax Returns of the Companies that are due with respect to any Pre-Closing Tax Filing Period. Such Tax Returns shall be prepared on a basis consistent with the past practices of the Companies. Except as provided in Section 8.01(b), Parent shall provide copies of such Tax Returns to Purchaser, in the case of income Tax Returns, not less than fifteen (15) days prior to the due date for the filing of such Tax Returns, and, in the case of all other Tax Returns, not less than five (5) Business Days prior to the due date for the filing of such Tax Returns, and Purchaser may provide comments to such Tax Returns, but Parent shall not be obligated to accept any such comments. Parent shall cause the relevant Companies to execute and file such Tax Returns and to provide Purchaser a copy of such Tax Returns. In addition, Parent shall pay on or prior to the due date, any amount due and payable on such Tax Returns.

(b)

(i) Any Tax Return which Parent is responsible to prepare (or cause to be prepared) and cause to be executed and filed pursuant to Section 8.01(a) and which reflects a position taken on such Tax Return that is (A) inconsistent with past practices of the Company (other than changes to the names of certain Companies as a result of the Reorganization) and (B) likely to negatively affect the Companies for a Post-Closing Tax Period, shall, in the case of income Tax Returns, not less than fifteen (15) days prior to the due date for the filing of such Tax Returns, and, in the case of all other Tax Returns, not less than five (5) Business Days prior to the due date for the filing of such Tax Returns, be prepared and submitted by Parent to Purchaser for Purchaser’s consent, which consent shall not be unreasonably withheld or delayed. If Purchaser consents to such Tax Return, Parent shall (1) cause the relevant Company to execute and file such Tax Return, and (2) shall pay on or prior to the due date, any amount due and payable on such Tax Return.

(ii) Any Tax Return of the Companies which relates to any Straddle Period shall, not less than fifteen (15) days prior to the due date for the filing of such Tax Return, be prepared and submitted by the party responsible for its filing pursuant to this Section 8.01 to Parent or Purchaser, as the case may be, for such non-filing party’s consent, which consent shall not be unreasonably withheld or delayed. If the non-filing party consents to such Tax Return, the party responsible for filing such Tax Return shall (A) cause the relevant Company to execute and file such Tax Return, and (B) shall pay on or prior to the due date, any amount due and payable on such Tax Return.

(c) Except as provided in Section 8.01(a), Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Companies.

8.02 Tax Indemnification.

(a) From and after the Closing, Parent and Holdings, jointly and severally, shall be liable for, and shall indemnify Purchaser, its Affiliates (including the Companies) and each of their respective directors, officers, employees, shareholders, agents, successors and assigns (the “Purchaser Indemnitees”) against and hold them harmless (without duplication) from (i) all Liability for Taxes of the Companies with respect to any Pre-Closing Tax Period or attributable to the income, assets or operations of the Companies for any Pre-Closing Tax Period; (ii) all Taxes and Losses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based on, attributable to, or resulting from any breach of any representation or warranty contained in Section 3.08 or covenant contained in this Article VIII; (iii) all Taxes of Parent and its Subsidiaries (other than Taxes of the Companies that are not described in clause (ii) of the definition of Taxes) imposed on the Companies as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law; (iv) all Taxes (other than the Transfer Taxes that are the responsibility of

Purchaser pursuant to Section 8.06) resulting from, arising out of, or incurred with respect to (A) the transfer of the Membership Interests pursuant to this Agreement (including, but not limited to, any Tax resulting from any election made under Section 338(h)(10) of the Code (and any corresponding elections under state, local or other applicable law) pursuant to Section 8.10) and (B) any other transfer or other transaction contemplated by this Agreement or any Transaction Document, including, without limitation, any action taken in connection with or related to the Reorganization; (v) all other Taxes of Parent, Holdings and their Subsidiaries and Affiliates (other than the Companies) for any period; (vi) all Liabilities and Taxes imposed on Purchaser or any of the Companies as a result of (A) N.J. Rev. Stat. §54:50-38, et seq., together with all regulations, announcements, guidance and other administrative releases or requirements relating thereto (collectively, the “Bulk Sale Act”) or (B) a failure by Purchaser, any of the Companies or any other Person to comply in any or all respects with the Bulk Sale Act, in connection with (1) any of the transactions contemplated by this Agreement or any Transaction Document (including, but not limited to, the purchase of the Membership Interests, and any other sale, transfer or assignment, whether in connection with the Reorganization or otherwise) or (2) any other transaction engaged in by any of the Companies occurring on or prior to the Closing Date; (vii) Recaptured Section 1603 Payments related to any transfer by Parent or Holdings (other than any Recaptured Section 1603 Payment resulting from Purchaser’s breach of Section 4.11) or action taken by the Parent or Holdings related to property eligible for the Cash Grant; and (viii) any Tax indemnity obligation of Conectiv Mid-Merit, LLC pursuant to Article II.H. of the Interconnect Lateral Agreement with respect to any taxable event occurring in a Pre-Closing Tax Period. Notwithstanding the foregoing, Parent and Holdings shall have no Liability for the payment of any Tax pursuant to this Section 8.02(a) to the extent of Taxes reflected as current liabilities in the calculation of Closing Date Working Capital or if such Tax is imposed as a result of Purchaser’s breach of any covenant contained in this Article VIII.

(b) From and after the Closing, Purchaser shall be liable for and shall indemnify Parent, Holdings and their Affiliates and each of their respective directors, officers, employees, shareholders, agents, successors and assigns against and hold them harmless from (i) all Liability for Taxes (other than (A) the Transfer Taxes that are the responsibility of the Parent pursuant to Section 8.06 and (B) the Taxes described in clauses (iii)-(viii) of Section 8.02(a)) of the Companies attributable to the income, assets or operations of the Companies for any Post-Closing Tax Period, (ii) any breach by Purchaser of, or failure by Purchaser to perform, any of its covenants or obligations contained in this Article VIII; (iii) any Liability for Taxes arising solely from any actions taken by Purchaser on the Closing Date that are not contemplated by this Agreement; and (iv) any Recapture Section 1603 Payment related to any transfer by Purchaser, any action taken by the Purchaser related to property eligible for the Cash Grant, or any breach by Purchaser with respect to Section 4.11.

(c) In the case of any taxable period that includes (but does not begin on) the Closing Date (a “Straddle Period”): (i) real, personal and intangible property Taxes (“Property Taxes”) of any of the Companies for the Pre-Closing Tax Period shall equal the Property Taxes owed by the Company or such Subsidiary for such Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes of the Companies, other than Property Taxes, for the Pre-Closing Tax Period shall be computed as if the entire Straddle Period ended on the day preceding the Closing Date. Parent shall be liable for Taxes of the Companies that are attributable to the portion of the Straddle Period ending on the day preceding the Closing Date, and shall pay such amounts to Purchaser on or before five (5) days prior to the due date of such Taxes (except to the extent such amount was taken into account in calculating Closing Date Working Capital).

(d) Notwithstanding anything in this Agreement to the contrary, any transaction that occurs outside of the ordinary course of business and is not contemplated pursuant to this Agreement, and that occurs on the Closing Date, but prior to the Closing (which for the purpose of this Section 8.02(d) shall mean the actual time of Closing and not the Closing as deemed to occur at 12:01am on the Closing Date) or after Closing as a result of an action taken by Parent or any of its Affiliates prior to Closing, shall be deemed for purposes of this Article VIII as occurring in a Pre-Closing Tax Period. For the avoidance of doubt, any transaction not contemplated by this Agreement that occurs on the Closing Date but after the actual time of Closing shall be deemed to occur for purposes of this Article VIII in a Post-Closing Tax Period.

(e) Parent has requested, and Purchaser hereby agrees, that none of Parent, Purchaser or any of the Companies shall make any filings pursuant to the Bulk Sale Act with respect to the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, the failure of Purchaser, any of the Companies or any other Person, including Parent and Holdings, to comply in any respect with any or all obligations imposed by or under the Bulk Sale Act shall not be treated as a breach or failure to perform by Purchaser, Parent or Holdings of any representation, warranty, covenant, agreement or other obligation contained in this Agreement, and shall not in any way limit or reduce the obligations of Purchaser, Parent and Holdings pursuant to this Agreement, including, without limitation, the indemnification obligations of Purchaser, Parent and Holdings pursuant to this Article VIII.

8.03 Cooperation . Parent, Holdings, the Company and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including all Tax Claims.

8.04 Cash Grant, Refunds and Credits . Any Cash Grant or refund or credit of Taxes of the Company or any Subsidiary attributed to any Pre-Closing Tax Period shall be for the account of Parent (other than any Cash Grant, refund or credit taken into account as a current asset of any of the Companies in the calculation of Closing Date Working Capital); provided, however, that Parent and Holdings shall be required to indemnify the Purchaser Indemnitees pursuant to Section 8.02 for any Taxes subsequently determined to be owing with respect to any refund or credit. Any refund or credit of Taxes of any of the Companies attributed to any Post-Closing Tax Period shall be for the account of Purchaser. Any refund or credit of Taxes of any of the Companies for any Straddle Period shall be equitably apportioned between Parent and Purchaser based on the allocation criteria set forth in Section 8.02(c). Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 8.04 to any Cash Grant or refund or credit of Taxes any such Cash Grant or refund within 15 days after such Cash Grant or refund is received or reimburse such other party for any such credit within 15 days after the credit is allowed or applied against another Tax Liability. The parties shall treat any payments under this Section 8.04 as an adjustment to the Purchase Price. The control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 8.07.

8.05 Tax Sharing Agreements. Parent shall cause any and all Tax sharing allocations, indemnifications, or similar agreements in effect, written or unwritten, between (a) Parent or any of its Affiliates (other than the Companies) on the one hand, and (b) the Companies on the other hand, to be terminated on or before the Closing Date for all Taxes imposed by any Taxing Authority, regardless of the period in which such Taxes are imposed. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.

8.06 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Parent and Purchaser shall share equally in the payment of all sales, use, transfer, recordation, stamp, conveyance, value added or other similar Taxes, duties, excises or governmental charges imposed by any Taxing Authority, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing (collectively, “Transfer Taxes”) with respect to the purchase of the Membership Interests by Purchaser; provided, however, that Parent shall be responsible for all other Transfer Taxes, if any, in connection with any other transfer or other transaction contemplated by this Agreement, including, without limitation, the Reorganization.

8.07 Procedures Relating to Indemnification of Tax Claims.

(a) If any fact, circumstance, or event shall exist with respect to which any Purchaser Indemnitee intends to seek an indemnity payment pursuant to Section 8.02(a), Purchaser shall promptly notify Parent in writing within 5 Business Days of receipt of such fact, circumstance or event (a “Tax Claim”). Failure to give notice of a Tax Claim to Parent in writing within 5 Business Days of receipt and in reasonably sufficient detail to allow Parent to effectively contest such Tax Claim shall affect the Liability of Parent to any Purchaser Indemnitee only to the extent that Parent’s position is materially prejudiced as a result thereof.

(b) Parent, at its sole cost and expense, shall have the authority to control all proceedings taken in connection with any Tax Claim relating solely to Taxes of any of the Companies for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim; provided, however, that (i) Purchaser and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim (at Purchaser’s sole cost and expense), and (ii) Parent shall not settle or compromise any Tax Claim that could adversely affect Purchaser, the Companies or any Affiliate of the foregoing without the prior written consent of Purchaser (not to be unreasonably withheld or delayed). Parent and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Companies for a Straddle Period, and neither party shall settle any such Tax Claim without the prior written consent of the other party (not to be unreasonably withheld or delayed). Purchaser shall control all proceedings with respect to all other Tax Claims.

(c) Except as otherwise provided in this Section 8.07(c), any indemnity payment to be made under Section 8.02 shall be paid within 30 Business Days after the applicable indemnitee makes written demand upon the indemnifying party, but in no case later than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments). Notwithstanding the foregoing, in the case of a payment relating to an assessment by a Taxing Authority that is being contested by Parent, Holdings or a Purchaser Indemnitee, any payment to be made by Parent or Holdings under Section 8.02 with respect to the assessment shall be paid by Parent or Holdings within 30 Business Days following the conclusion of the applicable contest unless applicable law requires such payment to be made by an earlier date. Any request for an indemnity payment under this Article VIII shall include calculations or other materials supporting such Liability.

8.08 Exclusive Remedy and Survival. Except as otherwise specifically provided in Section 10.03(d), this Article VIII shall exclusively govern any claim for indemnification with respect to Taxes, including with respect to representations and warranties contained in Section 3.08. All representations and warranties of Parent contained in Section 3.08 and all rights and responsibilities relating to the indemnification of Taxes shall survive for 60 days beyond the expiration of the applicable statute of limitations (including extensions thereof).

8.09 Tax Covenants.

(a) Parent, Holdings and Purchaser shall treat the purchase of Membership Interests contemplated by this Agreement as the purchase of all of the assets of the Company for federal and applicable state and local income Tax purposes and shall take no position inconsistent with such treatment in any Tax Return, any proceeding before any Taxing Authority or otherwise unless required by applicable Law.

(b) As soon as practicable after the Closing, but in no event more than 120 days after Closing, Purchaser shall deliver to Holdings a statement (the “Purchase Price Allocation”) allocating all amounts constituting consideration for the Membership Interests to the Company’s assets (including the assets of Subsidiaries treated as disregarded entities) in accordance with Code Section 1060. If within 60 days after the delivery of the Purchase Price Allocation Holdings notifies Purchaser in writing that Holdings objects to the allocation set forth in the Purchase Price Allocation, Purchaser and Holdings shall use reasonable best efforts to resolve such dispute within 20 days. In the event that Purchaser and Holdings are unable to resolve such dispute within 20 days, Purchaser and Holdings shall jointly retain the Accounting Firm (which may in turn select an appraiser if needed) to resolve the disputed item. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Firm shall be borne equally by Purchaser and Holdings.

(c) Purchaser, Parent and Holdings agree to act in accordance with the Purchase Price Allocation (as adjusted, if applicable) in the preparation, filing and audit of any Tax Return, including IRS Form 8594. Purchaser, Parent and Holdings agree to cooperate with the others in preparing IRS Form 8594 and to furnish the other with a copy of such Form prepared in draft form at least thirty (30) days before its filing due date.

(d) Parent, Holdings and/or any of the Companies shall not agree to any settlement or other negotiated resolution relating to the real property tax Legal Proceedings that would bind Purchaser to any future assessment, methodology, calculation, or other stipulated method of determining the assessment by agreement or precedent, without Purchaser’s consent, which consent shall not be unreasonably withheld.

8.10 Section 338(h)(10) Election. At Purchaser’s option, Parent and Purchaser shall join in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or other applicable tax law) on Form 8023 or in such other manner as may be required by rule or regulation of the IRS, with respect to the acquisition of Conectiv Mid Merit, LLC and any other entity that is treated as a C corporation for U.S. federal income tax purposes that is being purchased pursuant to this Agreement. Purchaser will prepare and file the forms necessary for such election and will provide such forms to Parent at least sixty (60) days prior to the due date of filing. Parent shall deliver to Purchaser at least thirty (30) days prior to the due date of filing such completed forms as are required to be filed under Section 338(h)(10) of the Code (and analogous provisions of state or local law). Purchaser and Parent shall use their commercially reasonable efforts to agree, as soon as practicable after Closing but in no event later than one hundred and twenty (120) days following the Closing Date, on the computation of the modified aggregate deemed sale price (as defined under Treasury Regulations Section 1.338-4).

8.11 Real Property Tax Legal Proceedings. At any time following the date of this Agreement, Purchaser may request permission (such permission not to be unreasonably withheld or denied) to commence, in its own name, a real property tax Legal Proceeding challenging a municipal tax assessment on any property of the Companies for years 2010 and thereafter (“Real Property Tax Legal Proceeding”). Parent, Holdings and the Company shall reasonably cooperate, in making available to Purchaser all records necessary in connection with the Real Property Tax Legal Proceeding, and Purchaser shall provide to Parent all documents relating to such Real Property Tax Legal Proceeding for Parent’s approval prior to filing by Purchaser. At the request of Purchaser, Parent, Holdings and the Company shall commence, or cause the Subsidiaries to commence, a Real Property Tax Legal Proceeding in the name(s) of Parent, Holdings, the Company or any Subsidiary, unless Parent or Holdings reasonably believes that Parent, Holdings or the Company is likely to be adversely affected as a result of such Real Property Tax Legal Proceeding. Parent, Holdings and the Company shall have the obligation to consult with Purchaser before commencing and during any Real Property Tax Legal Proceeding in the name(s) of Parent, Holdings, the Company or any Subsidiary, and, in the case of a Real Property Tax Legal Proceeding that is not requested by Purchaser, shall obtain Purchaser’s prior written consent to the Real Property Tax Legal Proceeding, which shall not be unreasonably withheld. Parent, Holdings and the Company’s right and obligation to commence a Real Property Tax Legal Proceeding shall cease upon Closing. Parent, Holdings, and the Company shall also promptly provide Purchaser with all real estate assessments and notices received after the date of this Agreement with respect to real property owned by the Companies.

ARTICLE IX

EMPLOYEE MATTERS

9.01 Employee Matters.

(a) Employment of Non-Union Employees.

(i) During the 30-day period following the date of this Agreement, Parent shall (or Parent shall cause the applicable Parent Employer Party to), upon reasonable notice and to the extent not disruptive to the business and operations of the applicable Parent Employer Party, provide Purchaser with reasonable access to each Non-Union Employee for the purpose of enabling Purchaser to determine whether it wishes to make a post-Closing offer of employment to such Non-Union Employee. No later than fifteen (15) days following the date of this Agreement, Purchaser shall provide Parent with any requests for personnel records of Non-Union Employees, and, to the extent permitted by applicable Law without the consent of such employee, Parent shall (or Parent shall cause the applicable Parent Employer Party to) provide Purchaser such Non-Union Employee’s personnel records no later than fifteen (15) days following receipt by Parent of such request; provided, however, that if Parent receives such request prior to the date of this Agreement, then Parent shall (or Parent shall cause the applicable Parent Employer Party to) provide such personnel records no later than the later of (A) fifteen (15) days following receipt by Parent of such request and (B) ten (10) days following the date of this Agreement.

(ii) Within forty (40) days following the date of receipt by Purchaser of substantially all of the access and records described in Section 9.01(a)(i), Purchaser shall (a) make offers of employment to those Company Non-Union Employees that Purchaser elects to retain as an employee following the Closing (such offers shall be in compliance with the provisions of Section 9.01(b) and shall be effective as of the Closing Date) and (b) notify Parent as to the identity of those Company Non-Union Employees that Purchaser does not elect to retain as an employee of the Companies following the Closing. Prior to the Closing Date, Parent shall (or cause the Companies to) terminate or transfer to a Parent Employer Party other than any one of the Companies the employment of each Company Non-Union Employee so designated by Purchaser as well as each Company Non-Union Employee that does not accept Purchaser’s offer of employment. Parent shall be responsible for any and all severance or other post-termination benefits due each such terminated or transferred Company Non-Union Employees (including, but not limited to, pursuant to the WARN Act and any applicable state and local Laws and regulations), and Purchaser shall have no Liability with respect to such terminated or transferred Company Non-Union Employees, or to any Company Non-Union Employee that declines Purchaser’s offer of employment.

(iii) Within forty (40) days following the date of receipt by Purchaser of substantially all of the access and records described in Section 9.01(a)(i), Purchaser shall notify Parent as to the identity of those Service Company Employees the services of which Purchaser wishes to retain following the Closing and Purchaser shall make offers of employment to such Service Company Employees (such offers shall be in compliance with the provisions of Section 9.01(b) and shall be effective as of the Closing Date).

(b) Obligations with respect to Post-Closing Non-Union Employees.

(i) In General. During the two-year period beginning on the Closing Date, Purchaser shall, or shall cause an Affiliate to, provide to each Post-Closing Non-Union Employee:

(A) an annual base salary that is not less that the annual base salary of the Post-Closing Non-Union Employee immediately prior to the Closing Date;

(B) bonus and other short-term and long-term incentive opportunities substantially equivalent to the Post-Closing Non-Union Employee’s bonus and other incentive opportunities under the Benefit Plans for the most recent calendar year ending prior to the Closing Date (excluding any stock-based compensation);

(C) severance benefits substantially equivalent in the aggregate to those specified in paragraph (ii);

(D) health, dental, life, disability benefits, vacation leave, and any other welfare benefits, in each case substantially equivalent in the aggregate to such benefits in effect under the Benefit Plans immediately prior to the Closing Date (excluding any retiree welfare benefits);

(E) compensation with substantially equivalent value (as determined on an after-tax basis, meaning that the value of tax deferral is taken into account based on a reasonable tax rate, reflecting the applicable employee’s marginal federal, state and FICA tax rate) in the aggregate to the Assumed Post-Closing Non-Union Pension Benefits for such employee, which benefits, for the avoidance of doubt, may be provided in whatever form Purchaser, at its discretion, selects, including, without limitation, cash, stock or other comparable benefits, and may be subject to vesting in accordance with criteria similar to the criteria in the Parent Retirement Plan; provided, however, that such benefits are in addition to any other benefits required under this Section 9.01; and

(F) compensation with substantially equivalent value (as determined on an after-tax basis, meaning that the value of the exclusion of taxation, if any, is taken into account based on a reasonable tax rate, reflecting the applicable employee’s marginal federal, state and FICA tax rate) in the aggregate to the Assumed Post-Closing Non-Union Retiree Welfare Benefits, which benefits may be provided in whatever form Purchaser, at its discretion selects, including, without limitation, cash, stock or other comparable benefits, and may be subject to vesting in accordance with criteria similar to the criteria in Parents’ retiree welfare benefit plan; provided, however, that such benefits are in addition to any other benefits required under this Section 9.01.

In respect of the foregoing benefits, Purchaser may use different providers, establish its own benefit plans or use its existing plans.

(ii) Severance Benefits. Purchaser shall provide severance benefits substantially equivalent to those set forth in Section 9.01(b)(ii) of the Disclosure Letter to any Post-Closing Non-Union Employee if, within the two-year period immediately following the Closing Date, (A) the employment of the Post-Closing Non-Union Employee is terminated by the Companies, other than for “cause” (as defined in Section 9.01(b)(ii) of the Disclosure Letter), (B) the Post-Closing Non-Union Employee terminates his or her employment by the Companies for good reason (as defined in Section 9.01(b)(ii) of the Disclosure Letter), or (C) the office or workplace location of the Post-Closing Non-Union Employee is relocated such that it is not within a fifty (50) mile radius of the Post-Closing Non-Union Employee’s office or workplace location immediately prior to the Closing Date. Nothing in this Agreement shall alter the at-will employment status of any Non-Union Employee.

(iii) Service Credit; Health Plan Provisions. Purchaser and its benefit plans shall recognize each Post-Closing Non-Union Employee’s service with the applicable Parent Employer Party for purposes of eligibility, vesting, benefit accrual, and benefit calculation in any benefit plan, program, or fringe benefit arrangement, except that no duplication of benefits is required and excluding the Calpine Employee Service Recognition Program, which provides for nominal milestone anniversaries awards. For purposes of healthcare coverage, Purchaser shall waive all limitations regarding pre-existing condition exclusions, actively at work exclusions and waiting periods for Post-Closing Non-Union Employees. During the calendar year in which the Closing occurs, all healthcare expenses incurred by Post-Closing Non-Union Employees that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under a Parent Employer Party’s health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under Purchaser’s health care plans for such calendar year. For the avoidance of doubt, Purchaser shall give all Post-Closing Non-Union Employees full credit for all vacation, sick leave or comp time benefits accrued and not used as of the Closing Date, to the extent included in the Closing Date Working Capital as a current liability.

(iv) 401(k) Plan. As soon as practicable, and in any event within forty-five (45) days after the Closing Date, Purchaser shall establish or designate a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code (such plan or plans referred to as “Purchaser’s Savings Plan”) in which all Post-Closing Non-Union Employees shall be eligible to participate as of the later of the Closing Date or the effective date of Purchaser’s Savings Plan. Purchaser’s Savings Plan shall provide for deferral options and employer matching contributions with respect to the Post-Closing Non-Union Employees that are no less favorable than those provided immediately prior to the Closing Date to the Post-Closing Non-Union Employees under the Parent Savings Plan (including an opportunity to make up for any lost deferrals that were unavailable because of a delay between the Closing Date and the effective date of Purchaser’s Savings Plan, provided that such opportunity does not cause Purchaser’s Savings Plan to fail to satisfy the safe harbor requirements under Section 401(k)(12) or Section 401(k)(13) of the Code). Contributions to the Parent Savings Plan with respect to the Post-Closing Non-Union Employees shall cease effective as of the Closing Date. Each Post-Closing Non-Union Employee shall be afforded the option of rolling over his or her account balance (if any) under the Parent Savings Plan into the Purchaser’s Savings Plan, including any outstanding loan balances attributable to such accounts. Any such rollovers may be in the form of cash or other property, as Parent and Purchaser shall mutually agree prior to such rollover (which Purchaser agrees shall include promissory notes evidencing loans from the Parent Savings Plan to Post-Closing Non-Union Employees that are outstanding on the Closing Date). Prior to such rollover, Purchaser will provide Parent with such documents and other information as Parent shall reasonably request to assure itself that Purchaser’s Savings Plan and the trust or trusts established pursuant thereto (i) provide for voluntary participant after-tax contributions and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the rollover. Notwithstanding anything in this Article IX to the contrary, no such rollover shall take place unless and until Parent has received written evidence of the adoption of Purchaser’s Savings Plan and the trust (or trusts) thereunder by Purchaser and either (A) a copy of a favorable determination letter or opinion letter issued by the IRS and satisfactory to Parent’s counsel with respect to Purchaser’s Savings Plan or (B) an opinion, satisfactory to Parent’s counsel, of Purchaser’s counsel to the effect that the terms of Purchaser’s Savings Plan and its related trust or trusts qualify in form under Sections 401(a) and 501(a) of the Code. Purchaser and Parent shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 9.01(b) for the purposes of administration of Purchaser’s Savings Plan.

(v) Service Company Employee. Parent shall be responsible for any and all Liabilities (including, but not limited to, severance and post-termination benefits and/or notice pursuant to the WARN Act and applicable state and local law and regulations) for each Service Company Employee who is not transferred or assigned to any one of the Companies as of the Closing Date as contemplated by Section 9.01(a).

(c) Employment of Union Employees.

(i) Immediately following the Closing, each Union Employee shall continue to be employed by one of the Companies under the terms of the applicable Collective Bargaining Agreement. During the 30-day period following the date of this Agreement, Parent shall (or Parent shall cause the applicable Parent Employer Party to), upon reasonable notice and to the extent not disruptive to the business and operations of the applicable Parent Employer Party, provide Purchaser with reasonable access, to the extent permitted by applicable Law and the applicable Collective Bargaining Agreement without the consent of such employee, to such Union Employee’s personnel records.

(ii) Effective as of the Closing Date, Purchaser shall have in effect defined benefit pension plans (“Purchaser’s Union Pension Plans”) intended to be qualified pursuant to Section 401(a) of the Code, providing benefits as of the Closing

Date identical in all material respects (except for such changes as may be required by law) to the benefits provided to such Union Employees under the Parent Retirement Plan as of the Closing Date.

(iii) Union Employees participating in the Parent Retirement Plan immediately prior to the Closing Date shall become participants in Purchaser’s Union Pension Plans as of the Closing Date. Without limiting the generality of Section 9.01(c), such Union Employees shall receive credit for all compensation and service with Parent, Holdings, the Company or a Subsidiary, as applicable, (subject to the terms of the Parent Retirement Plan) for purposes of eligibility for participation, vesting, eligibility for early retirement and early retirement subsidies and benefit accrual under Purchaser’s Union Pension Plans. Parent shall be responsible for Union Employees’ pension benefits accrued up to the Closing Date, and Purchaser shall be responsible for pension benefits accrued by Union Employees on and after the Closing Date as provided herein. For the avoidance of doubt, Purchaser’s Union Pensions shall provide each Union Employee early retirement subsidies with respect to benefits accrued under the Parent Retirement Plan before the Closing Date, except to the extent that the Union Employee was eligible for early retirement subsidies before the Closing Date. Purchaser may offset against the accrued benefits determined under Purchaser’s Union Pension Plans the accrued benefits determined under the Parent Retirement Plan. Parent shall make pension distributions to Union Employees of the vested portion of their accrued benefits in accordance with the terms of the Parent Retirement Plan as in effect from time to time. As soon as reasonably practicable following the Closing Date, Parent shall provide Purchaser a list showing, as of the Closing Date, the accrued benefit of each Union Employee under the Parent Retirement Plan.

(iv) Parent, and not Purchaser, shall be responsible for retiree welfare benefits for each Union Employee, and Parent shall indemnify Purchaser with respect to such benefits up to the level in effect on the Closing Date, as described in this Section 9.01(c)(iv):

(A) Parent shall attempt in good faith to enter into an agreement with each union representing Union Employees that (1) Parent shall provide after the Closing Date retiree welfare benefits to each Union Employee represented by such union at the same level as Parent provides its employees represented by such union at the time the Union Employee retires, and (2) neither Purchaser nor any of its Affiliates shall be responsible for any retiree welfare benefits for Union Employees represented by such union.

(B) If Parent enters into an agreement with any union as described in clause (A) above, Parent shall provide all retiree welfare benefits to Union Employees represented by each such union. However, if Purchaser or any of its Affiliates enters into an agreement with any such union to provide additional or enhanced retiree welfare benefits to Union Employees represented by such union beyond the level required under the Collective Bargaining Agreement with such union that Purchaser inherits, Purchaser and not Parent shall provide such additional or enhanced benefits.

(C) If Parent does not enter into an agreement with any union as described in clause (A) above, (1) Purchaser will make good faith efforts to negotiate, with each union, retiree welfare benefits for Union Employees at the same level as Parent provides its employees represented by such union at the time the Union Employee retires, and (2) Parent shall provide to Union Employees represented by such union whatever level of retiree welfare benefits is agreed between Purchaser and such union, but not to exceed the level of retiree welfare benefits in effect on the Closing Date. If Purchaser or any of its Affiliates enters into an agreement with any such union to provide additional or enhanced retiree welfare benefits to Union Employees represented by the union beyond the level of retiree welfare benefits in effect on the Closing Date, Purchaser and not Parent shall provide such additional or enhanced benefits beyond the level of retiree welfare benefits in effect on the Closing Date.

(D) For the avoidance of doubt, Parent shall provide retiree welfare benefits to a Union Employee only if the Union Employee satisfies the eligibility criteria for such benefits. For this purpose, the Union Employee’s service with Purchaser and its Affiliates will be taken into account and combined with years of service with Parent to determine eligibility for this benefit at the time of retirement, and the Union Employee must retire from Parent and Purchaser (including its Affiliates) at the same time.

(E) In order for Parent to provide retiree welfare benefits pursuant this Section 9.01(c)(iv), Purchaser agrees to provide to Parent by each February 15 sufficient personnel data (including pensionable earnings) for FAS 87 and FAS 106 (or any successor thereto) actuarial valuation purposes (as reasonably determined by Parent) for the preceding year for each Union Employee until the year after the Union Employee retires. Parent shall not be required to provide retiree welfare benefits with respect to any Union Employee for which such data is not provided; provided, however, that Parent will notify Purchaser if it claims that there has been any failure by Purchaser to provide the required data and Purchaser will have a reasonable opportunity to cure any such failure.

(v) 401(k) Plan. As soon as practicable, and in any event within forty-five (45) days after the Closing Date, Purchaser shall establish or designate a defined contribution pension plan (or plans) and trust (or trusts) intended to qualify under Sections 401(a) and 501(a) of the Code (such plan or plans referred to as “Purchaser’s Union Savings Plan”) in which Union Employees who are employed by the Companies immediately after the Closing Date shall be eligible to participate as of the later of the Closing Date or the effective date of Purchaser’s Savings Plan. Each such Union Employee shall be afforded the option of rolling over his or her account balance (if any) under the Parent Savings Plan into the Purchaser’s Union Savings Plan, including any outstanding loan balances attributable to such accounts. Any such rollovers may be in the form of cash or other property, as Parent and Purchaser shall mutually agree prior to such rollover (which Purchaser agrees shall include promissory notes evidencing loans from the Parent Savings Plan to such Union Employees that are outstanding on the

Closing Date). Prior to such rollover, Purchaser will provide Parent with such documents and other information as Parent shall reasonably request to assure itself that Purchaser’s Union Savings Plan and the trust or trusts established pursuant thereto (i) provide for voluntary participant after-tax contributions and (ii) contain participant loan provisions and procedures necessary to effect the orderly transfer of participant loan balances associated with the rollover. Notwithstanding anything in this Article IX to the contrary, no such rollover shall take place unless and until Parent has received written evidence of the adoption of Purchaser’s Union Savings Plan and the trust (or trusts) thereunder by Purchaser and either (A) a copy of a favorable determination letter or opinion letter issued by the IRS and satisfactory to Parent’s counsel with respect to Purchaser’s Union Savings Plan or (B) an opinion, satisfactory to Parent’s counsel, of Purchaser’s counsel to the effect that the terms of Purchaser’s Union Savings Plan and its related trust or trusts qualify in form under Sections 401(a) and 501(a) of the Code. Purchaser and Parent shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 9.01(c)(v) for the purposes of administration of Purchaser’s Union Savings Plan.

9.02 COBRA. Purchaser shall provide notice of, and the opportunity to purchase, continuation coverage as required by COBRA to any dependent or former dependent of a Post-Closing Non-Union Employee or Union Employee who incurs a “qualifying event” (as such term is defined in COBRA) on or after the Closing Date.

9.03 WARN Act. Purchaser shall be responsible, with respect to the transactions contemplated by this Agreement, for satisfying all requirements of the WARN Act and any applicable state and local Laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act (or such similar term under any applicable state or local laws and regulations) that occurs following the Closing Date. However, Parent will be responsible for satisfying all requirements of the WARN Act and any applicable state and local Laws and regulations for the notification of any “employment loss” within the meaning of the WARN Act (or such similar term under any applicable state or local laws and regulations) required to be given to any Non-Union Employees who do not become or remain employees of Purchaser as of the Closing Date or any Union Employee who terminated prior to the Closing Date.

9.04 Employee Liabilities. Except as otherwise provided in this Article IX, Parent and its Affiliates (other than the Companies) shall retain all Liabilities for claims of employees and former employees of the Companies (and their spouses and dependents) under the Benefit Plans other than Benefit Plans maintained or sponsored by any of the Companies, whether such claims are incurred or made before, on or after the Closing Date. Parent and its Affiliates (other than the Companies) shall be solely responsible for paying and providing long-term disability and life insurance benefits with respect to any employee of the Company or its Subsidiaries (and any individual formerly employed by the Company or any such Subsidiary) who is receiving long-term disability benefits as of the Closing Date until the obligation to pay such benefits first terminates. Parent shall take such action as is necessary to provide that all Non-Union Employees and Union Employees who are employed by any of the Companies following the Closing, who are participants in the Parent Retirement Plan and have a fully vested and non-forfeitable right to their respective accrued benefits under such Parent Retirement Plan as of the Closing Date (regardless of their respective years of vesting credit under the Parent Retirement Plan).

9.05 No Transfer of Benefit Plans. (a) Purchaser or its Affiliates shall not be obligated to assume, continue or maintain any of the Benefit Plans (except as otherwise provided in this Article IX); (b) no assets or Liabilities of any Benefit Plans shall be transferred to, or assumed by, Purchaser or its Affiliates or their respective benefit plans; and (c) Parent shall be solely responsible for funding and/or paying any benefits under any of the Benefit Plans other than Benefit Plans maintained or sponsored by any of the Companies, including any termination benefits and other employee entitlements accrued under such plans by or attributable to employees of any of Parent and the Parent Employer Parties.

9.06 No Additional Rights. Nothing in this Agreement, express or implied, shall: (a) be treated as an amendment or other modification of any Benefit Plan or any employee benefit plan, program, agreement or arrangement of Purchaser or its Affiliates, (b) confer upon any employee of Parent, any Parent Employer Party or the Company or any Subsidiary, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period or terms of employment, for any nature whatsoever, or (c) be interpreted to prevent or restrict Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any Post-Closing Non-Union Employee or any Union Employee (subject to any applicable Collective Bargaining Agreement), including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.01 Survival. Except as otherwise provided in Section 8.08, all of the representations and warranties contained in this Agreement shall remain operative and in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.01 (Organization and Qualification), Section 3.02 (Authority to Execute and Perform Agreement), Section 3.03 (Capitalization and Title to Membership Interests), Section 3.04 (Subsidiaries), Section 3.21 (Brokerage), the last two sentences of Section 3.28 (Regulatory Matters), Section 4.01 (Organization and Qualification), Section 4.02 (Authority to Execute and Perform Agreement) and Section 4.10 (Brokerage) shall survive the Closing indefinitely; (b) the representations and warranties contained in Section 3.20 (Environmental Matters) shall survive until the date that is three (3) years after the Closing Date; and (c) the representations and warranties contained in Section 3.16 (Benefit Matters) and Section 3.17 (Labor Matters) shall survive for sixty (60) days beyond the applicable statute of limitations (giving effect to any extensions and waivers thereof) (such applicable period, the “Survival Period”). No claim for indemnification hereunder for breach of any such representations or warranties may be made after the expiration of the applicable Survival Period; provided, however, that any claim made or asserted by a party within the applicable Survival Period shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. Each covenant and agreement contained in this Agreement shall remain operative and in full force and effect until the date that is eighteen (18) months after the last date that a Person is required to take any action or refrain from taking any action under such covenant or agreement.

10.02 Exclusivity. After the Closing, to the fullest extent permitted by applicable Law, the indemnities set forth in Section 8.02 and Section 10.03 shall be the exclusive remedies of Purchaser and its Affiliates against Parent, Holdings and their respective Affiliates, on the one hand, and of Parent, Holdings and their respective Affiliates against Purchaser and its Affiliates and Representatives, on the other hand, for any breach of representation or warranty or breach of any covenant or agreement contained in this Agreement. Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties after the Closing of any remedies available under applicable Law for fraud, bad faith or willful misconduct.

10.03 Indemnification.

(a) Subject to Section 10.03(c) and the other Sections of this Article X, Parent and Holdings, jointly and severally, shall indemnify Purchaser and its Affiliates and each of their respective directors, officers, successors and assigns (collectively, the “Purchaser Indemnified Parties”) in respect of, and save and hold each of them harmless from and against, any and all Losses arising out of or relating to:

(i) any breach of a representation or warranty made by Parent, Holdings or the Company contained in this Agreement (other than Section 3.08, indemnity for which is provided in Article VIII) as of the Closing Date; provided, however, that, (A) for purposes of determining whether any such breach has occurred (other than with respect to the Specified Representations), all qualifications of Material Adverse Effect and materially adverse to the Companies as a whole shall be disregarded; (B) for purposes of determining whether any such breach by Parent, Holdings or the Company of the Specified Representations has occurred, all qualifications of materiality, material, materially adverse, Material Adverse Effect and similar qualifications or standards shall be disregarded; and (C) after it has been determined that any such breach of representation or warranty has occurred, the Losses shall be calculated with respect to such breach of representation or warranty without regard to qualifications of materiality, material, materially adverse, Material Adverse Effect or similar qualifications or standards;

(ii) any breach or non-fulfillment of any covenant or agreement by Parent, Holdings or the Company contained in this Agreement (other than Article VIII, indemnity for which is provided for therein);

(iii)(A) actions taken (or not taken but required to have been taken) by Parent, Holdings or the Company to consummate the Reorganization, (B) any costs, expenses or penalties incurred by any of the Companies to effect the Reorganization, (C) any part of the Reorganization that is not completed prior to the Closing, (D) any increase in rates or charges to any of the Companies resulting from the failure to obtain a waiver from FERC’s capacity release requirements necessary permanently to release or assign the Columbia Gas Contract and the Spectra Service Agreement, (E) any costs and expenses resulting from any amendment or modification to any Contract transferred or assigned to any of the Companies in connection with the Reorganization, to the extent that such costs and expenses exceed those in effect under the terms of such Contract immediately prior to such amendment or modification, and (F) any claims of any kind arising after the Closing under any Contracts transferred or assigned by any of the Companies to Parent or any of its Affiliates (other than any of the Companies) as part of the Reorganization; provided, however, that in no event shall Parent or Holdings be obligated to indemnify any Purchaser Indemnified Party under this Section 10.03(a)(iii) for any costs or expenses that are attributable to Purchaser being required to provide credit support under the express terms of any Contract transferred or assigned to any of the Companies in connection with the Reorganization;

(iv) the Excluded Assets;

(v) except for matters addressed by Section 10.03(a)(vii)(D), any claims by any Person (including employees, directors and officers) for tort or personal injury, including bodily injury and loss of life, which relate to the period prior to the Closing;

(vi) except as otherwise provided in Article IX, (A) any claims by current or former directors, officers or employees of any of the Companies relating to the period of service prior to Closing including, without limitation, claims for indemnity under any charter or bylaw provisions and any claims arising out of or relating to the agreements set forth in Section 3.13(r) of the Disclosure Letter, (B) obligations under any Benefit Plan or any other employee plan, program, policy, arrangement or agreement sponsored or maintained, or entered into, by Parent or any of its Affiliates (other than the Companies) and (C) any claims, obligations or Liabilities whatsoever relating to, or with respect to, current or former employees of Parent or any of its Affiliates who are not employed by Purchaser or any of its Affiliates after Closing;

(vii) any of the following locations or matters (collectively the “Seller Retained Environmental Liabilities”), as to which Parent and Holdings shall retain all Liabilities:

(A) in accordance with Section 6.08, any ISRA Compliance Costs incurred by Purchaser in respect of the New Jersey ISRA Property in excess of $10,000,000 (the “Remediation Cap”);

(B) any Environmental Claims, Environmental Conditions, or Liabilities of any kind under Environmental Laws, in respect of any Former Property;

(C) any Environmental Claims, Environmental Conditions, or Liabilities of any kind under Environmental Laws, in respect of any Off-Site Location to the extent attributable to the business or operations of the Companies prior to the Closing Date;

(D) any Liability to third parties (including employees) for bodily injury or loss of life, to the extent caused or allegedly caused by the exposure to Hazardous Substances, or by any Environmental Conditions, at the Real Property or at any Former Property or (to the extent attributable to the business or operations of the Companies on or prior to the Closing Date) any Off-Site Location, in each case to the extent attributable to the business or operations of any of the Companies prior to the Closing Date;

(E) the failure by the Company or any Subsidiary to comply with, on or prior to the Closing Date, Environmental Laws attributable to the construction of new, or modification of existing, sources of air emissions, including the following: (i) construction or modification of an existing source without first obtaining required construction and operating permits; (ii) the applicable national standards of performance for new or modified stationary sources; and (iii) the applicable state implementation plans governing construction or modification of stationary sources;

(F) any monetary penalties, fines or assessments relating to Administrative Order and Notice of Civil Administrative Penalty Assessment PEA070002-65495 with respect to Deepwater Unit 6/8 and Unit 1 received April 10, 2007;

(G) any monetary penalties, fines or assessments relating to Administrative Order and Notice of Civil Administrative Penalty Assessment PEA070001-65001 with respect to Deepwater Unit 6/8 and Unit 1 received May 29, 2007;

(H) the Ash Landfill at the Edge Moor location as depicted on DPL drawing no. RE-00011 presented in the Edge Moor Station Overview dated January 26, 2010;

(I) any Environmental Conditions existing on the Real Property as of the Closing attributable to transmission and distribution facilities or equipment owned or operated by Parent or any of its Affiliates, including but not limited to transformers, substations, cables, poles and pole yards, service centers and equipment storage sites; and

(J) the following environmental remediation sites (as identified in the Form 10-K for the fiscal year ended December 31, 2009, filed by Parent with the Securities and Exchange Commission on February 26, 2010): the Indian River Power Plant site; the Metal Bank/Cottman Avenue site; the Wilmington Coal Gas South site; the Peck Iron and Metal site; the Ward Transformer site; the Delilah Road Landfill site; the Frontier Chemical site; and the Franklin Slag Pile site;

(viii) any PJM capacity market availability charges, deficiency charges, test failure charges, penalty charges, or emergency procedure charges incurred by any of the Companies applicable to the period ending May 31, 2010, net of any bonus or credit for superior performance;

(ix) any violation prior to the Closing of the Shipper-Must-Have-Title Requirements;

(x) any and all violations (including, but not limited to, “possible violations”, “alleged violations” and “confirmed violations”, as such terms are used by NERC) of any NERC reliability standard occurring prior to the Closing Date;

(xi) any refunds attributable to periods prior to the Closing resulting from the pending appeal in D.C. Circuit Case No. 09-1296 (challenge to PJM RPM);

(xii) the failure of any of Parent’s Affiliates to comply with (A) the purchase option contained in Article 23 of the amended and restated Cumberland Lease or (B) the purchase option contained in Section 8.17 of the Amended and Restated Generating Plant Easements;

(xiii) matters identified as indemnification obligations of Parent in Section 7.02(o) of the Disclosure Letter;

(xiv) any bills or other charges (including any interest or penalties) received by any of the Companies after the Closing (and not included in the calculation of Closing Date Working Capital) for electric service provided to any of the Generating Plants by an Affiliate of Parent prior to the Closing, and the cost of installing or replacing any electricity metering devices that an Affiliate of Parent elects to install to measure the electricity provided to the Generating Plants to the extent chargeable to the Generating Plants; and

(xv) during the period of 10 years following the Closing Date, the failure by Parent, Holdings or any of the Companies, or their Affiliates, to obtain any state utility regulatory commission approval required for (A) the current ownership by one or more of the Companies of the Designated Generating Plants or the owner’s use of or access thereto or (B) the consummation of the transactions contemplated by this Agreement and including, without limitation, the execution, validity and enforceability of the Transaction Documents (except to the extent that any such state utility regulatory commission approvals are contemplated by any such Transaction Document), including any Losses attributable to any related restrictions or adverse conditions imposed by a state utility regulatory commission on the ownership or operation of the Designated Generating Plants, or any Losses (including increases to the purchase prices or other restrictions on ownership or use) with respect to the exercise by the relevant Company of any purchase option contained in a Transaction Document.

(b) Subject to Section 10.03(c) and the other Sections of this Article X, Purchaser shall indemnify Parent, Holdings and their respective Affiliates and each of their respective directors, officers, successors and assigns (collectively, the “Seller Indemnified Parties”) in respect of, and save and hold each of them harmless from and against, any and all Losses incurred by any of them arising out of or relating to:

(i) any breach of a representation or warranty made by Purchaser contained in this Agreement; provided, however, that, (A) for purposes of determining whether any such breach by Purchaser of the Specified Representations has occurred, all qualifications of materiality, material, materially adverse, and similar qualifications or standards shall be disregarded; and (B) after it has been determined that any such breach has occurred, the Losses shall be calculated with respect to such breach without regard to qualifications of materiality, material, materially adverse, or similar qualifications or standards;

(ii) any breach or non-fulfillment of any covenant or agreement by Purchaser contained in this Agreement (other than Section 8.09, indemnity for which is provided in Article VIII);

(iii) except for Seller Retained Environmental Liabilities and any matters addressed by Section 10.03(a)(i), any violation or alleged violation of, or noncompliance or alleged noncompliance with, any Environmental Law prior to, on or after the Closing Date (A) by the Companies, (B) arising from or relating to the business or operations of the Companies (or any former owner or operator of the Real Property) prior to, on or after the Closing Date, or (C) relating to the Real Property or the Generating Plants, including the presence or alleged presence of Hazardous Substances on, in, under or migrating to or from the Real Property, prior to, on or after the Closing Date, including the cost of correcting such violations or noncompliance and fines and penalties arising out of such violations or noncompliance;

(iv) except for Seller Retained Environmental Liabilities and any matters addressed by Section 10.03(a)(i), the treatment, storage, disposal, recycling or the Release of Hazardous Substances prior to, on, or after the Closing Date at, on, in, under or migrating to or from the Real Property;

(v) except as otherwise provided in Article IX, (A) any claims by current or former directors, officers or employees of the Companies relating to the period of service after the Closing including, without limitation, claims for indemnity under any charter or bylaw provisions, and (B) after Closing, any such plan, program, policy, arrangement or agreement (including a Benefit Plan) sponsored or maintained by Purchaser or any of its Affiliates (including the Companies); and

(vi) subject to Section 10.03(a)(iii), any claims of any kind arising after the Closing under any Contracts transferred or assigned to any of the Companies as part of the Reorganization, but excluding claims relating to non-performance or default prior to the Closing.

(c) Notwithstanding anything to the contrary contained in this Agreement:

(i) in no event shall Parent and Holdings, on the one hand, or Purchaser, on the other hand, be liable under Section 10.03(a)(i) or Section 10.03(b)(i) of this Agreement, as the case may be, for an amount that exceeds Three Hundred and Twenty million Dollars ($320,000,000) (the “Cap”); provided, however, that (A) indemnification with respect to the representations and warranties in Section 3.01 (Organization and Qualification), Section 3.02 (Authority to Execute and Perform Agreement), Section 3.03 (Capitalization and Title to Membership Interests), Section 3.04 (Subsidiaries), Section 3.10 (No Breach), Section 3.11 (Consents and Approvals), Section 3.21 (Brokerage), the first sentence of Section 3.23 (Personal Property), Section 4.01 (Organization and Qualification), Section 4.02 (Authority to Execute and Perform Agreement) and Section 4.10 (Brokerage) (collectively, the “Specified Representations”), and (B) indemnification based upon or arising out of fraud, bad faith or willful misconduct, shall not be subject to the Cap; and

(ii) in no event shall Parent and Holdings, on the one hand, or Purchaser, on the other hand, be liable under Section 10.03(a)(i) or Section 10.03(b)(i) of this Agreement, as the case may be, unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of Ten Million Dollars ($10,000,000) in the aggregate (the “Deductible”), and then only to the extent of any such excess (subject to the Cap, if applicable); provided, however, that (A) indemnification with respect to the Specified Representations and Section 3.24 (Emission Allowances) and (B) indemnification based upon or arising out of fraud, bad faith or willful misconduct, shall not be subject to the Deductible.

(d) To the extent permissible by Law, any indemnity payment under this Agreement (including, for the avoidance of doubt, such a payment under Article VIII) shall be deemed to be, and each of Parent and Purchaser shall treat such payments as, an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

(e) In calculating amounts payable to an Indemnified Party under this Agreement, the amount of any indemnifiable Losses shall be determined without duplication of any other indemnifiable Loss for which an indemnification claim has been made under any other covenant, agreement, representation or warranty. The amount of any indemnifiable Loss shall be reduced to the extent that the Indemnified Party receives any insurance proceeds or other payment with respect to an indemnifiable Loss from an unaffiliated party.

(f) In addition to the other limitations set forth in this Article X, with respect to any claim for indemnification regarding any breach of any representation and warranty set forth in Section 3.20 (Environmental Matters), to the extent applicable, Parent’s and Holdings’ indemnification obligations shall be limited to the cost of the least restrictive standard or remedy acceptable under applicable Environmental Law (including engineering or institutional controls) based on the industrial use of the relevant facility or property; provided, however, that if any contamination at any real property that is subject to indemnity by Parent and Holdings is exacerbated due to the negligence, gross negligence or willful misconduct of Purchaser, the Company, any Subsidiary or any of their respective Affiliates after the Closing Date, to the extent such exacerbation increases the cost of the investigation or remediation of such contamination, Parent and Holdings shall not be responsible for any such increase in costs.

(g) Purchaser, on the one hand, and Parent and Holdings, on the other hand, for themselves and their Affiliates and on behalf of their respective successors and assigns, do hereby irrevocably release, hold harmless and forever discharge each other and their respective Affiliates from any and all Environmental Claims resulting from or arising out of or in connection with any Environmental Condition or Hazardous Substances or Environmental Law, in each case as applicable to the Real Property, the Generating Plants or (to the extent attributable to the business or operations of the Companies) any Off-Site Location, other than claims arising from the indemnification obligations set forth in this Section 10.03 and claims based on fraud, bad faith or willful misconduct (collectively, “Released Environmental Claims”). In furtherance of, but subject to, the foregoing, Purchaser, on the one hand, and Parent and Holdings, on the other hand, for themselves and their Affiliates and on behalf of their respective successors and assigns, hereby irrevocably waive any and all rights and benefits with respect to such Environmental Claims that they now have, or in the future may have conferred upon them by virtue of any applicable Law or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, Purchaser, Parent and Holdings each hereby acknowledge that they are aware that factual matters now unknown to them or any of their respective Affiliates may have given, or hereafter may give, rise to Released Environmental Claims that have not been made prior to the date of this Agreement, and will not be made prior to the Closing Date, and Purchaser, on the one hand, and Parent and Holdings, on the other hand further agree that this release set forth in this Section 10.03(g) has been negotiated and agreed upon in light of that awareness, and Purchaser, on the one hand, and Parent and Holdings, on the other hand, for themselves and their Affiliates and on behalf of their respective successors and assigns, nevertheless hereby intends irrevocably to release, hold harmless and forever discharge each other and their respective Affiliates from all such Environmental Claims.

(h) The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted by Purchaser with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance by Parent or Holdings with any such representation, warranty, covenant, agreement or obligation.

10.04 Method of Asserting Claims . All claims for indemnification by any Indemnified Party under Section 10.03 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 10.03(a) or 10.03(b) is asserted against or sought to be collected from such Indemnified Party by a Person other than Parent, Holdings, Purchaser or any of their respective Affiliates (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent) that such failure shall have caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.03(a) or 10.03(b) or whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party acknowledges its indemnity obligation in writing and notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.04(a), then the Indemnifying Party will have the right to defend, with counsel selected by the Indemnifying Party who shall be reasonably acceptable to the Indemnified Party and at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim. If the Indemnifying Party assumes defense of a Third Party Claim, the Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party; provided further, that the Indemnified Party may participate, at its own cost and expense (except as otherwise provided in the final sentence of this clause (i)), in the defense of such Third Party Claim; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) the Indemnified Party reasonably determines, after seeking the advice of counsel to the Indemnified Party, that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable.

(ii) If the Indemnifying Party fails to acknowledge its indemnity obligation in writing or fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to this Section 10.04(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to respond to the Claim Notice within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or, with the consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned), may be settled by the Indemnified Party. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall be required to reimburse the Indemnified Party for the reasonable costs and expenses of defending such Third Party Claim within 30 Business Days after the date of receipt of any invoice that sets forth in reasonable detail the costs and expenses incurred. The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). The Indemnifying Party may participate in any defense controlled by the Indemnified Party pursuant to this clause (ii) at its own cost and expense.

(b) In the event any Indemnified Party should have a claim under Section 10.03(a) or 10.03(b) against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party with reasonable promptness following its determination that it has such a claim. The Indemnifying Party shall notify the Indemnified Party within the Dispute Period if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of the claim) becomes finally determined.

(c) If the Indemnifying Party disputes its liability to the Indemnified Party under this Article X, then the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement.

10.05 Manner of Payment. Any indemnification of a Purchaser Indemnified Party pursuant to Section 10.03(a) shall be effected by wire transfer of immediately available funds from Parent to an account designated by such Purchaser Indemnified Party within 15 days after the determination thereof. Any indemnification of a Seller Indemnified Party pursuant to Section 10.03(b) shall be effected by wire transfer of immediately available funds from Purchaser to an account designated by such Seller Indemnified Party within 15 days after the determination thereof.

ARTICLE XI

TERMINATION

11.01 Termination. This Agreement may be terminated at any time prior to the Closing, and the transactions contemplated hereby may be abandoned:

(a) by mutual written consent of Parent, Holdings, the Company and Purchaser;

(b) by either Parent or Purchaser, upon written notice given to the other party, if the Closing shall not have occurred on or before December 31, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by either Parent or Purchaser, if any Order issued by a court of competent jurisdiction or by a Governmental or Regulatory Authority, or Law or other legal restraint or prohibition in each case making the transactions contemplated by this Agreement illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 11.01(c) shall not be available if the issuance of such legal restraint or prohibition was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d) by Purchaser upon written notice given to Parent (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material violation or breach by Parent, Holdings or the Company of any representation, warranty, covenant or other agreement contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing, and such violation or breach has not been waived by Purchaser or cured by Parent, Holdings or the Company within 45 days after written notice thereof from Purchaser; provided, however, that there shall be no cure period if such violation or breach by Parent, Holdings or the Company is such party’s willful and intentional refusal to effect the Closing in breach of this Agreement following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII of this Agreement (other than conditions that by their terms are to be satisfied as of the Closing);

(e) by Parent upon written notice given to Purchaser (provided that none of Parent, Holdings or the Company is then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material violation or breach by Purchaser of any representation, warranty, covenant or other agreement contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Parent, Holdings and the Company at the Closing and such violation or breach has not been waived by Parent, Holdings or the Company or cured by Purchaser within 45 days after written notice thereof by Parent or Holdings; provided, however, that if Purchaser elects to defer the Closing pursuant to Section 2.03(a), then the period of such deferral and the cure period contained in this Section 11.01(e) shall run concurrently and not consecutively; provided further, however, that there shall be no cure period if such violation or breach by Purchaser is its willful and intentional refusal to effect the Closing in breach of this Agreement following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII of this Agreement (other than conditions that by their terms are to be satisfied as of the Closing);

(f) by Purchaser upon written notice to Parent on or before June 30, 2010, if Parent has not satisfied the Closing condition set forth in Section 7.02(k) prior to June 1, 2010;

(g) by Purchaser upon written notice to Parent on or before June 30, 2010, if Parent has not obtained the Lender Consents identified in Section 3.11 of the Disclosure Letter prior to June 1, 2010;

(h) by Purchaser upon written notice to Parent (i) on or before July 15, 2010, if any Transaction Document Affiliate has failed, prior to June 15, 2010, to execute and place into escrow with Parent pending the Closing, each Transaction Document to which it will be a party as of the Closing; or (ii) if the trustees have not executed the releases from Liens under the ACE Mortgage and DPL Mortgage in accordance with Section 7.02(n) prior to June 15, 2010, provided that if Parent is unable to obtain such releases within such period, the period shall be extended to July 30, 2010; and

(i) by Purchaser upon written notice to Parent at any time after September 30, 2010, if there shall be pending a Regulatory Action regarding the Designated Generating Plants at the time of such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(i) shall not be available to Purchaser unless it has, prior to termination, engaged in good faith negotiations with Parent between the date of the Regulatory Action and the first to occur of (A) the 45th day after the date of such Regulatory Action and (B) December 30, 2010, with a view to amending this Agreement to allow the transactions contemplated hereby to proceed in a manner that would enable Purchaser to realize economic value from the Designated Generating Plants that is at least equal to the economic value that Purchaser would have realized in the absence of such Regulatory Action (it being understood that Parent acknowledges that any such amendment shall be subject to Purchaser’s lenders’ consent, and the failure of Purchaser to obtain such consent shall not prohibit Purchaser from having the termination right under this Section 11.01(i)). Parent shall also be required to engage in good faith negotiations with Purchaser as provided above in this Section 11.01(i).

11.02 Effect of Termination. Upon the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except as set forth in Section 11.03 and except for the provisions of (a) Section 3.21 (Brokerage), (b) Section 4.10 (Brokerage), (c) Section 6.04(d) (Confidentiality), (d) this Section 11.02, and (e) Article XII, which shall survive such termination.

11.03 Termination Damages.

(a) If this Agreement is terminated by Purchaser pursuant to Section 11.01(d) and if the basis for such termination is that the representations and warranties of Parent, Holdings and the Company contained in Article III failed to satisfy the condition set forth in Section 7.02(a) due to a breach of a representation or warranty made as of the date of this Agreement and such breach of representation and warranty is due to the negligence of Parent, Holdings or the Company, and at the time of such termination by Purchaser there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.03 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(b) If this Agreement is terminated by Purchaser pursuant to Section 11.01(d) and if the basis for such termination is that the representations and warranties of Parent, Holdings and the Company contained in Article III failed to satisfy the condition set forth in Section 7.02(a) due to a breach of a representation or warranty made as of the date of this Agreement

(excluding negligent breaches, which are governed by Section 11.03(a), and willful and intentional breaches, which are governed by Section 11.03(d)), and at the time of such termination by Purchaser there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.03 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $20,000,000.

(c) If this Agreement is terminated by Purchaser pursuant to Section 11.01(d) and if the basis for such termination is that Parent, Holdings or the Company has violated or breached a covenant or other agreement contained in this Agreement (excluding willful and intentional breaches, which are governed by Section 11.03(d)), and at the time of such termination by Purchaser there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.03 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(d) If this Agreement is terminated by Purchaser pursuant to Section 11.01(d) and if the basis for such termination is that there has been a material violation or breach by Parent, Holdings or the Company of any covenant or other agreement contained in this Agreement, including refusal to effect the Closing in breach of this Agreement, and such breach is willful and intentional, and at the time of such termination by Purchaser there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.03 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $175,000,000.

(e) If this Agreement is terminated by Parent pursuant to Section 11.01(e) and if the basis for such termination is that the representations and warranties of Purchaser contained in Article IV failed to satisfy the condition set forth in Section 7.03(a) due to a breach of a representation or warranty made as of the date of this Agreement and such breach of representation and warranty is due to the negligence of Purchaser, and at the time of such termination by Parent there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.02 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Parent with respect thereto and as Parent’s exclusive remedy therefor against Purchaser, its Affiliates (other than with respect to matters governed by the Calpine Guarantee) and their Representatives, Purchaser shall pay to Parent, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(f) If this Agreement is terminated by Parent pursuant to Section 11.01(e) and if the basis for such termination is that Purchaser has violated or breached a covenant or other agreement contained in this Agreement (excluding willful and intentional breaches, which are governed by Section 11.03(g)), and at the time of such termination by Parent there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.02 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Parent with respect thereto and as Parent’s exclusive remedy therefor against Purchaser, its Affiliates (other than with respect to matters governed by the Calpine Guarantee) and their Representatives, Purchaser shall pay to Parent, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(g) If this Agreement is terminated by Parent pursuant to Section 11.01(e) and if the basis for such termination is that there has been a material violation or breach by Purchaser of any covenant or other agreement contained in this Agreement, including refusal to effect the Closing in breach of this Agreement, and such breach is willful and intentional, and at the time of such termination by Parent there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 7.01 and 7.02 to not be satisfied at the time of such termination, then, in lieu of all other claims and remedies that might otherwise be available to Parent with respect thereto and as Parent’s exclusive remedy therefor against Purchaser, its Affiliates (other than with respect to matters governed by the Calpine Guarantee) and their Representatives, Purchaser shall pay to Parent, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $175,000,000.

(h) If this Agreement is terminated by Purchaser pursuant to Section 11.01(f), Section 11.01(g) or Section 11.01(h), then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(i) If this Agreement is terminated and if the basis for such termination is due to the failure of the condition set forth in Section 7.02(d) and the failure of such condition is the result of any action taken, or any omission to act, by Purchaser or any of its Affiliates (notwithstanding the exercise by Purchaser and its Affiliates of due care), other than any willful and intentional act or omission that are governed by clause (g) above, then, in lieu of all other claims and remedies that might otherwise be available to Parent in the event that the Closing shall not have occurred due to the failure of the condition set forth in Section 7.02(d) due to any action taken, or any omission to act, by Purchaser or any of its Affiliates, and as Parent’s exclusive remedy therefor against Purchaser, its Affiliates (other than with respect to matters governed by the Calpine Guarantee) and their Representatives, Purchaser shall pay to Parent, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000;

provided, however, that nothing in this Section 11.03(i) shall relieve Purchaser of its indemnification obligations to Parent and its Affiliates resulting from any such action taken, or any omission to act, by Purchaser or any of its Affiliates.

(j) If this Agreement is terminated by Purchaser pursuant to Section 11.01(i), then, in lieu of all other claims and remedies that might otherwise be available to Purchaser with respect thereto and as Purchaser’s exclusive remedy therefor against Parent, its Affiliates and their Representatives, Parent shall pay to Purchaser, by wire transfer of immediately available funds within three (3) Business Days following the date of such termination, as liquidated damages and not as a penalty, an amount equal to $40,000,000.

(k) The liquidated damages provided for in clauses (a)-(j) above are alternative remedies, and in no event shall Parent or Purchaser be entitled to receive liquidated damages pursuant to more than one such clause.

(l) Except as otherwise provided in Section 12.05, the remedies described in Section 11.03 shall be the sole and exclusive remedies of Parent, Holdings and the Company against Purchaser, its Affiliates (other than with respect to matters governed by the Calpine Guarantee) and their Representatives prior to the Closing in connection with the transactions contemplated hereby. Except as otherwise provided in Section 12.05, the remedies described in Section 11.03 shall be the sole and exclusive remedies of Purchaser against Parent, Holdings, the Company and their respective Affiliates and Representatives prior to the Closing in connection with the transactions contemplated hereby.

ARTICLE XII

MISCELLANEOUS

12.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a) if to Purchaser (and after the Closing, to the Company), to:

Calpine Corporation
717 Texas Avenue, Suite 1000
Houston, TX 77002
Attention: Chief Legal Officer
Fax: (713) 830-2001

with a copy to:

White & Case, LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Gregory Pryor, Esq.
Michael S. Shenberg, Esq
Fax: (212) 354-8113

(b) if to Parent and Holdings (and before the Closing, to the Company), to:

Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, DC 20068
Attention: General Counsel
Fax: (202) 872-3281

with copy to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: D. Michael Lefever
Fax: (202) 778-5276

Notice so given shall be deemed to be given when received.

12.02 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, brokers, investment bankers, financial advisors, counsel and accountants; provided, however, that, notwithstanding the foregoing, Parent shall be solely responsible for the payment of Company Transaction Costs.

12.03 Interpretations. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article, Section or Schedules to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.04 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereby (i) consents to submit itself to the exclusive jurisdiction of any state or federal court located within the borough of Manhattan in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating to the Financing Commitments or the performance thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring, and will not permit any of its Affiliates to bring, any action relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating to the Financing Commitments or the performance thereof by the Company or its Representatives, in any court other than a state or federal court located in located within New York County in the State of New York.

(c) Each of the parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating to the Financing Commitments or the performance thereof by the Company or its Representatives.

12.05 Specific Performance and Other Remedies.

(a) With respect to their respective obligations set forth in Sections 6.04(d) (Confidentiality), 6.06 (No Solicitation), 6.17 (Non-Solicitation of Employees) and 6.19 (Confidentiality) and Article IX (Employee Matters) (the “Specified Covenants”), the parties agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that such obligations are not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that (i) the parties shall be entitled at their election to an injunction or injunctions to prevent breaches of the Specified Covenants and to enforce specifically the terms and provisions of the Specified Covenants, this being in addition to any other remedy to which the parties are entitled at law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond, guarantee or other undertaking in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Any party’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including, without limitation, the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

(b) Except as otherwise provided in Section 12.05(a), each party acknowledges and agrees that in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, (i) such party will have an adequate remedy at law in the form of money damages (in the case of Section 11.03 in the amounts set forth therein) and (ii) such party and its Affiliates shall have no right to enforce specifically the terms and provisions of this Agreement and shall not be entitled to an injunction or any form of equitable relief to prevent breaches of, or to require compliance with, this Agreement.

12.06 Entire Agreement. This Agreement, the Schedules and Disclosure Letter referred to herein, and the Calpine Guarantee constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

12.07 Disclosure Letter. Any information disclosed in one Section of the Disclosure Letter shall be considered to be made for purposes of all other Sections of the Disclosure Letter to the extent that the relevance of any such disclosure to any other Section of the Disclosure Letter is reasonably apparent from the text of such disclosure. Inclusion of any information in the Disclosure Letter does not imply that such information would, under the provisions of this Agreement, have to be included in any Section of the Disclosure Letter or that such information is otherwise material. In addition, information disclosed in the Disclosure Letter is not necessarily limited to information required by this Agreement to be disclosed in the Disclosure Letter, and any such additional information is set forth for informational purposes only and does not necessarily include other information of a similar nature.

12.08 Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all the parties hereto.

12.09 Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Closing by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

12.10 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns. Subject to Sections 8.02(a) and (b), 10.03(a) and (b), 11.03 and 12.04, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties and their respective successors and permitted assigns) any rights, claims or benefits whatsoever, and this Agreement does not create or establish any third party beneficiary rights in any Person, including any employee or former employee of Parent or any of its Affiliates (including any beneficiary or dependent thereof) in respect of continued employment, and no provision of this Agreement will create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, the provisions of Sections 11.03 and 12.04 insofar as it concerns such lenders and other Representatives of Purchaser shall be enforceable by the lenders who have provided the Financing Commitment and other Representatives of Purchaser and by such Persons’ successors and assigns.

12.11 Assignability. Neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, however, that any of Parent, Holdings, the Company or Purchaser may assign or transfer this Agreement to one or more of its respective Affiliates, but any such assignment shall not, without the express written consent of the other parties, release the assignor from its obligations hereunder; provided, further, that Purchaser may assign or transfer its rights and interests under this Agreement as security or collateral obligations in connection with any financing transaction involving one or more of the Companies, but any such assignment shall not release Purchaser from its obligations hereunder.

12.12 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

12.13 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PEPCO HOLDINGS, INC.

By:	/s/ Joseph M. Rigby
Name:	Joseph M. Rigby
Title:	Chairman, President and CEO

CONECTIV, LLC

By:	/s/ Joseph M. Rigby
Name:	Joseph M. Rigby
Title:	Chairman, President and CEO

CONECTIV ENERGY HOLDING COMPANY, LLC

By:	/s/ Joseph M. Rigby
Name:	Joseph M. Rigby
Title:	Chairman

NEW DEVELOPMENT HOLDINGS, LLC

By:	/s/ Jack A. Fusco
Name:	Jack A. Fusco
Title:	President

Schedule I

Generating Plants

Conectiv Delmarva Generation, LLC	Conectiv Atlantic Generation, LLC

Edge Moor 3–5	Carll’s Corner*

Hay Road 1–8	Cedar*

Christiana*	Cumberland 1 & 2

Edge Moor 10	Mickleton*

Delaware City	Middle*

Tasley*	Missouri Avenue*

West*	Sherman Avenue*

Crisfield*	Deepwater 1 & 6*

Bayview*

Conectiv Bethlehem, LLC	Conectiv Mid Merit, LLC

Bethlehem 1-8	Delta 1-4 (under construction)

Conectiv Solar, LLC

Conectiv Vineland Solar

*	Subject to easement granted by an Affiliate of Parent

Schedule II

“Knowledge Persons”

Gary J. Morsches

President & Chief Executive Officer, Conectiv Energy

Arturo F. Agra

Senior Vice President & Chief Financial Officer, Conectiv Energy

Robert M. Collacchi Jr.

Vice President – Wholesale Operations, Conectiv Energy

Mario Giovannini

Vice President & Chief Risk Officer, Conectiv Energy

Albert F. Kirby

Generation & Engineering, Conectiv Energy

Krishnam Raju

Director – Strategy & Business Planning, Conectiv Energy

James W. Klickovich

Senior Manager – Environmental, Conectiv Energy

Jeanmarie S. Leopold

Manager of Tax, Conectiv Energy

Schedule III

Working Capital Policies and Procedures

Closing Date Working Capital Calculations:

For the purpose of calculating the Estimated Working Capital and Closing Date Working Capital under the Agreement, the following balance sheet categories (included on the unaudited pro forma balance sheet of the Company and its consolidated subsidiaries as of the Closing Date, as adjusted to give effect to the Reorganization) will be used:

Current Assets include:

•	“cash and cash equivalents” that will be delivered to Purchaser at Closing (including Cash Collateral, but excluding any letters of credits posted by one of the Companies), if any

•

“accounts receivable” (including accounts receivable from Affiliates of Parent to the extent that any one or more of the Companies will receive the benefits thereof after the Closing Date and excluding margin deposits)

•

“prepayments” and “prepaid” expenses made by the Companies at or prior to the Closing Date (to the extent that any one or more of the Companies will receive the benefits thereof after the Closing Date)

Current Assets exclude:

•

Other current assets relating to (a) other derivatives, (b) deferred income tax assets and income tax receivables, (c) prepaid income taxes, and (d) insurance prepayments (except for prepayments relating to insurance policies listed in Section 3.18 of the Disclosure Letter)

•	Fuel Inventory (calculated in accordance with the procedures described below)

•	Materials Inventory (see sample calculation in Attachment A to this Schedule III)

•	REC Inventory

•	Emission Allowance Inventory

Current Liabilities include:

•	Accounts Payables

•	Including, but not limited to, any liabilities associated with pipeline imbalances as of the Closing Date

•	Vacation accrual

•	Comp time benefits accrual

•	Any other current liabilities that will be obligations or costs of the Companies (including any Affiliate obligations) after the Closing Date, except as noted below

Current Liabilities exclude:

•	Income Taxes

•	Environmental Liabilities - Deepwater

•	Accounts Payable related to all capital projects in Section 1.1(b) of the Disclosure Letter

•

Any current liabilities on the unaudited pro forma balance sheet as of the Closing Date that will not be obligations or expenses of the Purchaser after the Closing Date (because the Purchaser will not incur the obligations represented by such liabilities), if any

A sample Estimated Working Capital calculation, for purposes of Section 2.02(c) of the Agreement, is shown in Table I, using the Company Pro Forma Balance Sheet for illustration purposes.

Table I – Sample Working Capital Calculation

Modified

Consolidated Balance Sheets

February 28, 2010 (Unaudited)

(in thousands of dollars)	Balance Sheet 2010	Working Capital
Assets
Current Assets
Cash and cash equivalents	$—
Accounts receivable	4,634	4,634
Accounts receivable from assoc cos (on-going)	—	—
Accounts receivable from assoc cos (PHI & PHISCO)	—
Margin Deposits	—
Inventory	0
Fuel Inventory - Plants	41,276	—
Materials Inventory	18,963	—
Gas Storage	—	—
Petron Oil Inventory	—	—
REC Inventory	—	—
Emission Allowance Inventory	7,373	—
Unrealized gains on derivative contracts, short-term	—	.
Prepaid taxes	—
Prepayments	0	0
Prepaid Property & Other Taxes	341	341
Prepayments - General	91	91
Prepayments - Auto Liability Insurance	(0)
Prepayments - Workmen’s Compensation	(0)
Prepayments - Fire Insurance	(0)
Prepayments - Real Estate Option Premium	38	38
Prepayments - Options/Hedges Unregulated	—	—
Deferred Premiums on Physical Petroleum Options	—	—
Deferred Income Tax Asset - Federal - Short-term	—
Deferred Income Tax Asset - State - Short-term	—
Federal Income Tax Receivable-Current	—

Total current assets	72,715	5,104

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	$13,175	13,175
Accounts payable to associated companies	—
Margin Deposits	—
Taxes accrued (TOTIT)	1,632	1,632
Interest accrued	—
Unrealized losses on derivative contracts, short-term	—
Environmental Liabilities - Deepwater	1,700
Severance - Deepwater	—
Federal Income Tax Payable-Current	—
Accrued Liab-General	187	187
Accrued Liab-Environmental Fees	397	397
Accrued Liab-Required Health Claims Reserve	—
Accrued Liab-General Liability	(0)
Accrued Liabilities - Workers Comp - Current	0
Accrued Liabilities - Disability - Current	0
Accrued Liab-Incentive Pay Current	(0)
Accrued Liab-Safety Incentive	(0)
Accrued Liab-Vacation	1,579	1,579
Accrued Liab-Unclaimed Monies - Escheat Pending	6	6
Accrued Liab - Other Energy Purchased	—	—
Other	(0)	(0)

Total current liabilities	18,676	16,976

Sample Estimated Working Capital		(11,872)

Fuel Inventory Calculations:

The Estimated Fuel Inventory will be calculated pursuant to the results of the Inventory Audit. The basic intent and procedures for the Inventory Audit with respect to the Estimated Fuel Inventory are described below. Fair market value of Fuel Inventory at each Generating Plant will be the product of Fuel Quantity (as defined below) multiplied by Fuel Price (as defined below), consistent with the procedures and guidelines described below. As part of the Inventory Audit contemplated by Section 2.02 of the Agreement, Parent and Purchaser will mutually select an independent fuel inspector to conduct a Fuel Inventory Assessment (“FIA”), defined by the procedures and principles described below. Parent and Purchaser shall equally share the costs of conducting such initial FIA as part of the Inventory Audit.

In order to determine the Closing Date Fuel Inventory, Parent and Purchaser agree to negotiate in good faith to determine the appropriate procedures to be used to calculate the adjustments to be made to the Estimated Fuel Inventory to account for changes in the Fuel Inventory between the Inventory Audit and 11:59 P.M. on the Business Day immediately prior to the Closing Date. Notwithstanding the previous sentence, both Parent or Purchaser have the option to request that an additional FIA be conducted as of or immediately prior to the Closing Date, at the requesting Party’s sole expense, for purposes of determining the Closing Date Fuel Inventory; such additional FIA shall follow the same procedures and principles described herein.

Fuel Quantity: The FIA will identify the quantity of Usable Fuel (as defined below, such quantity, the “Fuel Quantity”) at each Generating Plant through certain procedures, including but not be limited to physical observation at each Generating Plant to identify the amount of Usable Fuel in each tank, taking into consideration the fuel contents at various locations in the tank. “Usable Fuel” is defined as the fuel at each Generating Plant that is able to be used (without requiring mixing with other fuels or dilution) by such Generating Plant to produce electricity, as determined by the applicable plant permit, operating specifications and the applicable turbine manufacturer’s specifications; for the avoidance of doubt, Usable Fuel may exist both above and below the suction line of the tank. All fuel quantities that are determined to be Usable Fuel, per the definition above, will be included in the Fuel Quantity and subject to the pricing mechanisms described below.

Fuel Price: To determine the relevant fair market value pricing for the Fuel Quantity identified in the FIA (the “Fuel Price”), the quality and grade of such Fuel Quantity will be taken into account. To determine quality and grade, multiple samples from multiple levels in each tank will be taken at each Generating Plant during the FIA, including a bottom sample, lower sample, middle sample, top sample and water cut. For the avoidance of doubt, the intent of these procedures will be to assess the quality and grade of the Usable Fuel in each tank. For any jet fuel that is determined to be Usable Fuel per the above definition and has a btu content of at least 120,000 btu’s per gallon, the Fuel Price will be the applicable index and adders shown in Table II below. For all other fuel types that are deemed to be Usable Fuel, the resulting samples will be compared to the marketable ASTM specifications for the applicable index listed in Table II at each Generating Plant (such marketable ASTM specifications are identified in the column labeled “Descriptions” in Table II) – if the samples are within these marketable ASTM specifications, the index listed for the applicable Generating Plant will be used as the relevant Fuel Price, including the identified adders. If the samples are outside the marketable ASTM specifications, the parties will work together in good faith to determine a Fuel Price for such quantity of Fuel Inventory; for the avoidance of doubt, the adder associated with each Generating Plant in Table II shall apply to the Fuel Price regardless of whether the fuel is within the indicated marketable ASTM specifications.

Table III reflects a sample calculation.

Table II

Description Fuel Inventory - Plants	Fuel Index to determine the fair market value of the fuel
Fuel-Edgemoor #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Edgemoor #6 Oil	Platts Barge Mean NY Harbor 0.3% #6FO plus $0.22/gal adder
Fuel-Bethlehem Low Sulfur Diesel Oil	Daily Posting for OPIS Average Philadelphia Rack for ULSD plus $0.15/gal adder
Fuel-Crisfield #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Tasley Turbine #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Bayview #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Hay Road Kerosene	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.15/gal adder
Fuel-West Sub #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Delaware City #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Christiana #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-DW #2 Oil	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.15/gal adder
Fuel-Missouri Avenue Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Cedar Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Middle Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Carl’s Corner Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Cumberland Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Ultra Light Sulfur Kerosene (Cumb2)	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Sherman Avenue Jet Fuel	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder

Table III – Sample Fair Market Value of Fuel Inventory Calculation

Description	Volume	Unit	$/Gal based on Fuel Index	Adder	$/Gal Total	Fair market value of Fuel Inventory	Fuel Index to determine the fair market value of the fuel
Fuel Inventory - Plants
Fuel-Edgemoor #2 Oil	27,500	Gal	$2.1386	$0.1400	$2.2786	$62,661.50	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Edgemoor #6 Oil	11,002,779	Gal	$1.8488	$0.2200	$2.0688	$22,762,549.20	Platts Barge Mean NY Harbor 0.3% #6FO plus $0.22/gal adder
Fuel-Bethlehem Low Sulfur Diesel Oil	2,991,440	Gal	$2.2417	$0.1500	$2.3917	$7,154,627.05	Daily Posting for OPIS Average Philadelphia Rack for ULSD plus $0.15/gal adder
Fuel-Crisfield #2 Oil	82,577	Gal	$2.1386	$0.1400	$2.2786	$188,159.95	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Tasley Turbine #2 Oil	281,528	Gal	$2.1386	$0.1400	$2.2786	$641,489.70	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Bayview #2 Oil	73,263	Gal	$2.1386	$0.1400	$2.2786	$166,937.07	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Hay Road Kerosene	3,777,166	Gal	$2.3415	$0.1500	$2.4915	$9,410,809.84	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.15/gal adder
Fuel-West Sub #2 Oil	95,927	Gal	$2.1386	$0.1400	$2.2786	$218,579.26	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Delaware City #2 Oil	44,490	Gal	$2.1386	$0.1400	$2.2786	$101,374.00	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-Christiana #2 Oil	238,822	Gal	$2.1386	$0.1400	$2.2786	$544,179.81	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.14/gal adder
Fuel-DW #2 Oil	5,595	Gal	$2.1386	$0.1500	$2.2886	$12,804.72	Daily Posting for OPIS Average Philadelphia Rack for #2 FO plus $0.15/gal adder
Fuel-Missouri Avenue Jet Fuel	396,979	Gal	$2.3415	$0.1600	$2.5015	$993,042.49	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Cedar Jet Fuel	613,316	Gal	$2.3415	$0.1600	$2.5015	$1,534,209.97	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Middle Jet Fuel	553,693	Gal	$2.3415	$0.1600	$2.5015	$1,385,063.74	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Carl’s Corner Jet Fuel	313,724	Gal	$2.3415	$0.1600	$2.5015	$784,781.35	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Cumberland Jet Fuel	760,887	Gal	$2.3415	$0.1600	$2.5015	$1,903,359.72	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Ultra Light Sulfur Kerosene (Cumb2)	284,504	Gal	$2.3415	$0.1600	$2.5015	$711,687.53	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder
Fuel-Sherman Avenue Jet Fuel	1,420,021	Gal	$2.3415	$0.1600	$2.5015	$3,552,182.03	Daily Posting for OPIS Average Philadelphia Rack for Ultra Low Sulfur Kerosene plus $0.16/gal adder

Fair market value of Fuel Inventory						$52,128,499

120

Attachment A: Inventory Cost

The Estimated Inventory Cost will be calculated pursuant to the results of the Inventory Audit. The Estimated Inventory Cost will be used to calculate the Closing Payment as follows:

•	If the Estimated Inventory Cost is greater than $18,890,000, then the amount of such excess on a dollar-for-dollar basis will be added to the calculation of the Closing Payment.

•	If the Estimated Inventory Cost is less than $18,890,000, then the amount of such shortfall on a dollar-for-dollar basis will be subtracted from the calculation of the Closing Payment.

•	If the Estimated Inventory Cost is equal to $18,890,000, there is no adjustment to the calculation of the Closing Payment for Estimated Inventory Cost.

Such amounts will be subject to a post-Closing adjustment pursuant to Section 2.04 of the Agreement, and the Closing Date Inventory Cost will be used to calculate the post-Closing adjustment to the Purchase Price.

Sample Calculation:

If the Estimated Inventory Cost resulting from the Inventory Audit is $18,963,000, in accordance with Section 2.02(e) of the Agreement, $73,000 shall be added to the Closing Payment that Purchaser shall pay to Holdings at the Closing ($18,963,000 - $18,890,000 = $73,000). Such amount will be subject to a post-Closing adjustment pursuant to Section 2.04 of the Agreement.

Schedule IV

Per Diem Adjustment

July	$360,000

August	$363,500

September	$237,500

October	$195,000

November	$189,500

December	$219,500

Schedule V

PJM Capacity Deficiency Charge Calculation

A. Capacity Resource Deficiency Charge

The Capacity Resource Deficiency Charge will be calculated as the total monthly charges from the PJM ISO that Purchaser will incur to fill its 2010/11 planning year UCAP obligation.

2010/11 Capacity Resource Deficiency Charge = (Cleared 2010/11 UCAP of 3,627 MW – Owned UCAP of 3651.5 MW ) x Cost2010/11 x 365

where:

Owned UCAP of 3,651.5 MW includes 25.6 MW of Available Capacity from Tasley 10 unit and 34.1 MW purchased UCAP.

Cost2010/11 = Net cost in $ per MW-Day of the UCAP obligation make whole position already executed by the Company

If the result of such calculation above is negative, then the value that will be applied for the Capacity Resource Deficiency Charge shall be zero.

B. Payment for Purchased Capacity for Planning Year 2010/11

Purchased UCAP payment = Purchased UCAP of 34.1 MW x Purchased Price of $50/MW-day x 365 days less any purchased capacity payments made by Parent through the Closing Date.

Schedule VI

Post-Closing Settlement Charges

A. March 2011 Settlement Calculation

March 2011 Settlement Calculation: (i) Allocation of 2011/2012 Capacity Resource Deficiency Charge + (ii) Allocation of Charges for Summer Capacity Testing Charges

(i) Allocation of 2011/2012 Capacity Resource Deficiency Charge

Comment: The intent is to allocate a known charge (based on published PJM data, net of any UCAP buy-backs) to Parent and Purchaser based on their share of contributed equivalent forced outage hours.

PJM will publish rolling 12-month historical performance information in the Fall of 2010 which will affect Purchaser’s capacity position and revenues for the 2011/12 planning year. The cost associated with any shortfall in UCAP for 2011/12 determined will be allocated between Parent and Purchaser according to the share of outage time which occurred under their respective ownership. The portion of the total estimated PJM charge attributable to forced outages that occurred under Parent’s ownership will be covered by Parent:

Allocated 2011/12 Capacity Resource Deficiency Charge = EFOHPHI / EFOHTotal x 2011/12 Capacity Resource Deficiency Charge

where:

EFOHPHI = MW-Weighted Equivalent Forced Outage Hours from 10/1/09 to the Closing Date

EFOHTotal = MW-Weighted Equivalent Forced Outage Hours from 10/1/09 to 9/30/10

MW-Weighted = EFOH x by related plant ICAP

2011/12 Capacity Resource Deficiency Charge = (Cleared 2011/12 UCAP of 3,747.4 MW – Actual UCAP Position as determined by PJM) x Cost2011/12 x 365

Cost2010/11 =

A.) Applicable clearing price in the February 2011 Incremental Auction for the 2011/12 planning year (if capacity is successfully procured), or B.) a MW-Weighted average price of the Incremental Auction clearing price and the BRA Price for EMAAC + 20% (if the capacity shortfall is only partially cleared in the Incremental Auction), or

C.) the BRA Price for EMAAC + 20% (if capacity cannot be procured in the Incremental Auction)

Comment: The 2011/12 Capacity Resource Deficiency Charge will reflect the pricing level at which Purchaser covers the position in the Incremental Auction unless capacity cannot be procured.

(ii) Allocation of Charges for Summer Capacity Testing Charges

Comment: The intent is to create a fall-back mechanism for ICAP test results in the event the Closing Date is delayed beyond August 1, 2010. If the Closing occurs prior to August 1, 2010, then this calculation does not apply.

If the Closing is delayed and Purchaser’s ownership period during the Summer of 2010 is compressed, then the capacity tests under the Company’s ownership could have an impact on Purchaser’s economics for the full 2010/11 planning year. If the Closing Date is delayed beyond August 1, 2010, then the 2010/11 Capacity Testing Charge will be calculated as:

2010/11 Capacity Testing Charge = ICAP Shortfall (if applicable) x (1 – EFORdeffective) x BRA Price x 365 where:

ICAP Shortfall = Unit ICAP Shortfall as determined by PJM

EFORdeffective = Published unit effective EFORd for 2010/11 planning year

BRA Price = 2010/11 Base Residual Auction UCAP clearing price for EMAAC of $174.29 per MW-Day

B. December 2011 Settlement Calculation (“Capacity Charge True-Up B”)

(i) Peak Hour Availability Charges

PJM will finalize its calculations of peak hour availability performance during the Fall of 2011 and either charge Purchaser for performance below target or pay Purchaser for performance above target. A second capacity charge true-up will be determined in the Fall of 2011 if a charge is levied by PJM. Parent and Purchaser will allocate any charge between themselves according to outage time under each period of ownership:

Capacity Charge True-Up B = Allocated 2010/11 Peak Hour Availability Charge (if applicable)

Final 2010/11 Peak Hour Availability Charge Adjustment =

If PJM charge is positive (Purchaser owes PJM) = EFOHPHI / EFOHTotal x

Total Peak Hour Availability Charge per PJM

where:

EFOHPHI = MW-Weighted Equivalent Forced Outage Hours from 6/1/10 to the Closing Date, during peak period hours as defined by PJM (for units assessed by the EFORp metric in PJM’s calculations) or all hours (for units assessed by the EFORd metric)

EFOHTotal = MW-Weighted Equivalent Forced Outage Hours from 6/1/10 to 5/31/11, during peak period hours as defined by PJM (for units assessed by the EFORp metric in PJM’s calculations) or all hours (for units assessed by the EFORd metric)

Total Peak Hour Availability Charge per PJM = as determined by PJM

Capacity Charge True-Up B will be payable to Purchaser from Parent (if PJM charge is positive) in December of 2011.

Exhibit A

Ash Landfill

The ash landfill (Site II) is located at the Edge Moor Generating Plant in the area which is identified as “Parcel 2” in Attachment 1 to this Exhibit and identified as “Site II Property Tax Parcel No. 2604600005” in Attachment 2 to this Exhibit. The Ash Landfill is identified in further detail in Attachment 3 to this Exhibit.

Exhibit A: Attachment 1

INTERSTATE 495
PARCEL 2
HAY ROAD
PARCEL A
PARCEL 1
SHELLPOT CREEK
DELAWARE RIVER
DETAIL 'A'
DETAIL 'B'
DETAIL 'C'
DETAIL 'D'
LOCATION PLAN
DESCRIPTION:
DESCRIPTION (continued):
NOTES
LEGEND
KEY PLAN
SURVEYOR'S CERTIFICATION
ALTA/ACSM LAND TITLE SURVEY
CONECTIV EDGEMOOR
GENERATING STATION
HAY ROAD
PREPARED FOR
CONECTIV DELMARVA GENERATION, LLC
CITY OF WILMINGTON & BRANDYWINE HUNDRED
NEW CASTLE COUNTY ~ STATE OF DELAWARE
SCALE: 1" = 200' APRIL, 2010
PRELIMINARY
VANDEMARK & LYNCH, INC.
22583
39869-R
1"=1'

Exhibit A: Attachment 2

KEY:

[hatched box] - BOUNDARY OF SITE II PROPERTY TAX PARCEL NO. 2604600005

NOTE:
DATA ON MAP ARE BASED ON DELAWARE FRAMEWORK DATA LAYERS. THE DELAWARE DATAMIL IS MAINTAINED BY THE DELAWARE GEOLOGICAL SURVEY (DGS) AND SERVED VIA THE DELAWARE DEPARTMENT OF TECHNOLOGY AND INFORMATION (DTI) INTERNET.

DATE: 15 JULY 2008	SITE LOCATION SKETCH	DESIGNED BY: MFP	DUFFIELD ASSOCIATES
SCALE: 1" = 400'	EDGEMOOR POWER PLANT	DRAWN BY: SSJ	
PROJECT NO: 7167.EB	SITE II ASH LANDFILL	CHECKED BY:	OFFICES IN DELAWARE, MARYLAND PENNSYLVANIA AND NEW JERSEY
SHEET: FIGURE 3	WILMINGTON ~ NEW CASTLE COUNTY ~ DELAWARE	FILE: A-7167EB-01

Exhibit A: Attachment 3

CAPPED LANDFILL AREA
DRAINAGE PATH
ACTIVE LANDFILL AREA
WASTE CONTAINMENT DIKE
DRAINAGE SWALES TO POND
HAUL ROAD
WASTE CONTAINMENT DIKE
POND

DATE: 15 JULY 2008 SCALE: N.T.S. PROJECT NO. 7167.EB SHEET: FIGURE 6	INTERMEDIATE OPERATION **EDGEMOOR POWER PLANT** **SITE II ASH LANDFILL** WILMINGTON ~ NEW CASTLE COUNTY ~ DELAWARE	DESIGNED BY: MFP DRAWN BY: SSJ CHECKED BY: MRB FILE: B-7167EB-01	DUFFIELD ASSOCIATES

EXHIBIT B

AMENDED AND RESTATED

LEASE AGREEMENT1

FOR

CUMBERLAND (NJ) PROPERTY

BETWEEN

ATLANTIC CITY ELECTRIC COMPANY

AS LANDLORD

AND

CONECTIV ATLANTIC GENERATION, LLC

AS TENANT

[            ] 2010

(COVER SHEET FOR INFORMATIONAL PURPOSE ONLY)

[1]	A MEMORANDUM OF LEASE IN RECORDABLE FORM WILL BE DELIVERED AT CLOSING.

AMENDED AND RESTATED

LEASE AGREEMENT

BETWEEN

ATLANTIC CITY ELECTRIC COMPANY,

AS LANDLORD

AND

CONECTIV ATLANTIC GENERATION, LLC,

AS TENANT

Dated as of      Day of             , 2010

i

SCHEDULES

SCHEDULE A	Description of the Land (Approximately 140 acres)
SCHEDULE B	Description of Landlord Property (Landlord’s existing Utility Facilities within the Land)
SCHEDULE C	Title Exceptions
SCHEDULE D	Joint Use Facilities
SCHEDULE E	Form of Appurtenant Easements

ii

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”), originally dated as of the June 1, 2000 (and amended September 24, 2003), and amended and restated as of this      day of             , 2010, is entered into by and between THE ATLANTIC CITY ELECTRIC COMPANY, a Public Utility of the State of New Jersey, having an address of 5100 Harding Highway, Mays Landing, New Jersey 08330 (the “Landlord”), and CONECTIV ATLANTIC GENERATION, LLC, a Delaware limited liability company, having an address of 800 King Street, Wilmington, Delaware 19899 (the “Tenant”).

WITNESSETH:

Landlord, for and in consideration of the rents to be paid and of the covenants and agreements hereinafter contained to be kept and performed by Tenant, hereby leases to Tenant, and Tenant hereby hires from Landlord the property more particularly described on Schedule “A” annexed hereto (the “Land”), consisting of approximately one hundred and forty (140) acres of land located in the City of Millville, County of Cumberland and State of New Jersey; and

TOGETHER with all right, title and interest, if any, of Landlord in and unto any street or road abutting or included within the Land and any strips or gores adjoining or included within the Land; and

TOGETHER with all easements appurtenant to the Land, including, without limitation, all drainage easements; and

SUBJECT only to the matters set forth on Schedule “C” annexed hereto (“Title Exceptions”); and

SUBJECT to the reservation of use in favor of Landlord as provided in Article 22;

TO HAVE AND TO HOLD the same unto Tenant, its successors and assigns, for the term hereinafter provided, upon and subject to the covenants, agreements, terms, provisions, conditions and limitations hereinafter set forth.

And Landlord and Tenant hereby covenant and agree as follows:

ARTICLE 1

Definitions and Construction

Section 1.01. Unless the context otherwise requires, for all purposes of this Lease and all agreements supplemental hereto, the terms defined in this Section shall have the following meanings:

(a) “Affiliate” shall mean any corporation which, directly or indirectly, controls, is controlled by or is under common control with Tenant, any corporation, joint venture, partnership or other business association formed by or on behalf of any of the foregoing and any successor (whether by merger, consolidation or sale of all or substantially all of the assets of such entity) to any of the foregoing.

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(b) “Alterations” shall have the meaning set forth in Section 5.01 hereof.

(c) “Annual Rent” shall have the meaning set forth in Section 3.01 hereof.

(d) “Buildings” shall mean and include all buildings erected on the Land (other than the Landlord Property) and those other buildings to be erected on the Land (other than the Landlord Property) after the Commencement Date of this Lease, the foundations and footings, any and all fixtures, equipment and machinery of every kind and nature whatsoever affixed or attached thereto or used or procured for use in connection with the operation, use or occupancy thereof, and the appurtenances thereto, existing now or in the future, and any and all renewals and replacements thereof, additions thereto and substitutes therefor, but excluding therefrom all personal property, any or all of which Landlord hereby agrees may be removed from the Land at any time by Tenant or any Subtenant (as hereinafter defined).

(e) “Casualty Termination Date” shall have the meaning set forth in Section 7.01 hereof.

(f) “Closing” shall have the meaning set forth in Section 23.01 hereof.

(g) “Commencement Date” shall have the meaning set forth in Section 2.01 hereof.

(h) “Condemnation Proceeds” shall have the meaning set forth in Section 8.01 hereof.

(i) “Constructive Total Taking” shall have the meaning set forth in Section 8.01 hereof.

(j) “Default Rate” shall have the meaning set forth in Section 10.03 hereof.

(k) “Designated Equipment” shall mean equipment identified as Designated Equipment in Part 2 of Schedule D, attached hereto and incorporated herein, as amended from time to time, which do not constitute Joint Use Facilities, but which are owned by Landlord or Tenant and, in the case of equipment owned by Landlord, are located on the Premises (other than the Landlord Property) and, in the case of equipment owned by Tenant are located on the Landlord Property.

(l) “Expiration Date” shall have the meaning set forth in Section 2.01 hereof.

(m) “First Leasehold Mortgagee” shall mean any holder of record of a Leasehold Mortgage which is prior in lien to all other Leasehold Mortgages.

(n) “Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with

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good business practices, reliability, safety and expedition, Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to the acceptable practices, methods, or acts generally accepted in the region, including those practices required by Federal Power Act Section 215(a)(4).

(o) “Governmental or Regulatory Authority” shall have the meaning set forth in Section 23.01(b)(ii) hereof.

(p) “Hazardous Materials” shall mean (i) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) for purposes of this Lease, oil ash and coal ash; (iii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iv) any other chemical, material or substance, which is prohibited, limited, subject to regulation, investigation, control or remediation, or that could give rise to liability, under any environmental law.

(q) “Impositions” shall mean all ad valorem real property taxes, assessments, special assessments and other governmental levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever other than User Fees (as hereinafter defined) which shall during the term of this Lease be assessed, levied, charged or imposed by any governmental authority upon or become payable out of or become a lien on the Premises, or any part thereof, the appurtenances thereto or the sidewalks, streets or vaults adjacent thereto; provided, however, that “Impositions” shall not include any taxes in respect of Landlord Property or any inheritance, estate, succession, transfer, gift, capital stock tax levied upon Landlord or any tax on the overall net income of Landlord imposed by the federal government of the United States or by the State of New Jersey.

(r) “Insurance Requirement” shall mean all requirements of any insurance policy carried by Tenant and applicable to all or any part of the premises or the use thereof.

(s) “Joint Use Facilities” shall mean equipment, identified as Joint Use Facilities in Part 1 of Schedule “D”, attached hereto and incorporated herein, as amended from time to time, which are owned by Landlord or Tenant and which are used for both generation operations and transmission and/or distribution systems and are, therefore, jointly-operated by Landlord and Tenant.

(t) “Land” shall have the meaning set forth in the Preamble to this Lease.

(u) “Landlord” shall mean Atlantic City Electric Company, a corporation of the State of New Jersey.

(v) “Landlord Property” shall have the meaning set forth in Section 22.01 hereof.

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(w) “Lease” shall mean this Amended and Restated Lease Agreement.

(x) “Leasehold Mortgage” shall mean any mortgage of this Lease (which may also include Tenant’s interest as sublandlord in any present or future Subleases and any interest of Tenant in the personal property upon the Premises). “Leasehold Mortgagee” shall mean the holder of record of a Leasehold Mortgage.

(y) “Legal Requirements” shall mean all present and future laws, rules, regulations and ordinances of any federal, state, county, municipal or other governmental, public or quasi-public authority, department, bureau, board, agency or office applicable to the Premises or any part thereof or the sidewalks, curbs or other areas adjacent thereto.

(z) “Mortgage” shall have the meaning set forth in Section 9.04(d) hereof.

(aa) “Notices” shall have the meaning set forth in Section 17.01 hereof.

(bb) “Option” shall have the meaning set forth in Section 23.01 hereof.

(cc) “Optioned Property” shall have the meaning set forth in Section 23.01 hereof.

(dd) “Original Lease” shall mean the Lease Agreement, dated as of July 1, 2000, by and between Landlord and Tenant.

(ee) “Permitted Exceptions” shall have the meaning set forth in Section 23.01(a)(ii) hereof.

(ff) “Premises” shall mean the Land and the Buildings.

(gg) “Property Transfer” shall have the meaning set forth in Section 23.01(b)(ii) hereof.

(hh) “Regulatory Approval Costs” shall have the meaning set forth in Section 23.01(b)(ii) hereof.

(ii) “Release” shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

(jj) “Required Landlord Regulatory Approval” shall have the meaning set forth in Section 23.01(b)(ii) hereof.

(kk) “Requirements” shall have the meaning set forth in Section 4.04 hereof.

(ll) “Rules” shall have the meaning set forth in Section 12.01 hereof.

(mm) “Subtenant” shall mean any tenant or licensee (whether or not in possession) or other occupant (other than Tenant) of all or any part of the Premises which is granted such rights by Tenant; and the term “Sublease” shall mean any lease or other agreement by which Tenant grants such rights for the use or occupancy of any such space to a Subtenant.

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(nn) “Tenant” shall mean Conectiv Atlantic Generation, L.L.C., a Delaware limited liability company and the successors and assigns of its interests as Tenant hereunder, while they hold such interests.

(oo) “Tenant Approvals” shall have the meaning set forth in Section 23.01(b)(i) hereof.

(pp) “Term” shall have the meaning set forth in Section 2.01 hereof.

(qq) “Termination Date” shall have the meaning set forth in Section 20.01 hereof.

(rr) “Title Exceptions” shall have the meaning set forth in the Preamble to this Lease.

(ss) “Unavoidable Delays” shall mean delays due to any and all causes beyond Tenant’s reasonable control, including delays caused by Landlord or due to strikes, lockouts or any other type of labor dispute, acts of God, governmental restriction, shortages of or inability to obtain labor, fuel, steam, water, electricity or materials, enemy action, civil commotion, fire or other casualty, insurance settlements and all other causes, whether similar or dissimilar beyond Tenant’s reasonable control.

(tt) “User Fees” shall mean all use and occupancy taxes, vault, water and sewer charges, rates and rents, charges for public utilities, license and permit fees and all other governmental levies and charges which shall during the term of this Lease be levied, charged or imposed by any governmental authority upon utilities and services rendered to Tenant or the rent and income received by or for the account of Tenant from any Subtenant or for any use or occupancy of the premises by Tenant or any Subtenant.

(uu) “Utility Facilities” shall mean present or future substation, transmission, distribution and communication equipment and lines, Joint Use Facilities, and communication towers located on the Land.

(vv) “Utility Facilities Easement” shall have the meaning set forth in Section 23.01.

(ww) “Work” shall have the meaning set forth in Section 7.02 hereof.

Section 1.02. The following rules of construction shall be applicable for all purposes of this Lease and all agreements supplemental hereto, unless the context otherwise requires:

(a) The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Lease.

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(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.

(c) Words importing persons shall include firms, associations, partnerships (including limited partnerships), trust, corporations and other legal entities, including public bodies, as well as natural persons.

(d) The Terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without being limited to”.

(e) All references in this Lease to numbered Articles and Sections and to lettered Schedules are references to the Articles and Sections of this Lease and the Schedules annexed to this Lease, unless expressly otherwise designated in context.

Section 1.03. The captions under the Article numbers of this Lease are for convenience and reference only and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

Section 1.04. The Table of Contents preceding this Lease, although under the same cover, is for the purpose of convenience and reference only and is not to be deemed or construed in any way as part of this Lease, nor as supplemental thereto or amendatory thereof.

ARTICLE 2

Term

Section 2.01. The term of this Lease (the “Term”) commenced on July     , 2000 (the “Commencement Date”) in accordance with the Original Lease and shall expire on July     , 2098 (the “Expiration Date”), unless otherwise sooner terminated.

ARTICLE 3

Rent

Section 3.01. Tenant covenants and agrees to pay to Landlord from and after the Commencement Date and for the remainder of the term of this Lease, an annual rent (“Annual Rent”) in the amount of one Dollar ($1), payable in advance on the first business day of each calendar year during the term. Landlord acknowledges that Tenant has prepaid the Annual Rent for the entire Term.

Section 3.02. Tenant will, at Tenant’s sole cost and expense, bear, pay and discharge prior to delinquency, as additional rent, all Impositions which shall, pursuant to present or future law or otherwise, prior to or during the term hereby granted, have been or be levied, charged, assessed, or imposed, and any interest or penalties for late payment thereof; it being the intention of the parties hereto that the rents reserved herein shall be received and enjoyed by Landlord as a net sum free from all such Impositions. Landlord shall be responsible for all taxes, including ad valorem real estate taxes, imposed on or otherwise relating to the Landlord Property.

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Section 3.03. All payments of rent made by Tenant to Landlord hereunder shall be payable without prior notice or demand, and all other payments required to be made by Tenant to Landlord hereunder shall be payable upon such notice as is herein required, in lawful currency of the United States of America, or by check subject to collection, and shall be paid to Landlord by delivering or mailing the same by regular mail to the party to whom notices are to be sent pursuant to Section 17.01 or to such other person and/or at such other place as Landlord may from time to time designate in writing.

Section 3.04. Tenant shall pay to Landlord throughout the term of this Lease the rents, additional rent and other payments hereunder, without abatement, deduction or set-off except as otherwise expressly provided herein; provided, however, that Tenant shall not be required to pay any Impositions or any mortgage indebtedness or any interest on any mortgages that at any time may encumber the interests of Landlord in the Premises.

Section 3.05. All additional rent and other payments provided for under this Lease shall constitute rent payable hereunder with the same effect as if the same were the rent reserved herein and, in the event of the non-payment by Tenant of any such additional rent or other payments when due according to the terms of this Lease, Landlord shall have the same rights and remedies in respect thereof as Landlord shall have or may have in respect of the rent herein reserved.

ARTICLE 4

Use, Maintenance, Repairs, Compliance with Laws, Etc.

Section 4.01. Tenant has leased the Premises after a full and complete examination thereof. Except as otherwise provided in this Lease (a) Tenant accepts the same without any representation or warranty by Landlord, express or implied in fact or by law (other than as provided in Article 13), and without recourse to Landlord, as to the fact or by law, and without recourse to Landlord, as to the title thereto, the nature, condition or usability thereof, or the use or uses to which the Premises or any part thereof may be put and (b) Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations in or to the Premises throughout the term of this Lease. Tenant shall maintain any equipment installed by it in the Premises (other than the Landlord Property) in reasonably good order and condition, and in compliance with all environmental and other Legal Requirements.

Section 4.02. The Premises may be used and occupied for any lawful purpose, subject, however, to the provisions of Section 5.01. Landlord hereby acknowledges that it has leased the Premises to Tenant solely in consideration of the rents to be paid by Tenant and the performance of the obligations expressly assumed by Tenant to be performed, and that, except as set forth in this Lease, neither Landlord nor Tenant has made any representation or warranty, express or implied in fact or by law, as to the use or uses to which the Premises or any part thereof may be put.

Section 4.03. Tenant shall pay or cause to be paid all User Fees.

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Section 4.04. From and after the Commencement Date and during the balance of the term of this Lease, each party (the “indemnifying party”) shall indemnify and hold harmless the other party (the “indemnified party”) from and against all fines, penalties, claim or claims for damages of every kind and nature arising out of the indemnifying party’s (or its Affiliate’s) failure to comply with any Legal Requirements for which it is responsible under this Agreement; provided, however, that the indemnifying party (or its Affiliate) may, in good faith contest the validity or application of any such Legal Requirement and, pending the final determination of such contest, may postpone compliance therewith but not so as to subject the indemnified party (or its Affiliate) to any fine or penalty or to prosecution for a crime, to cause the Premises or any part thereof to be condemned or to be vacated or to cause any public liability or casualty insurance to become void;. If civil liability is incurred by reason of noncompliance, the indemnifying party may nevertheless make such contest and postpone compliance. The indemnified party shall execute and deliver to the indemnifying party any document or authorization which may be necessary to enable the indemnifying party so to contest any such requirement and shall fully cooperate with the indemnifying party in connection with any such contest, but the indemnified party shall incur no liability for the payment of any costs or expenses in connection therewith and the indemnifying party agrees to indemnify and hold the indemnified party harmless from any such costs or expenses.

Section 4.05. Landlord shall not be responsible or liable for any damage or injury to any property (exclusive of the Landlord Property) or to any person or persons at any time on the Premises nor shall Landlord be in any way responsible or liable in case of any accident or injury to any of Tenant’s servants, employees, or tenants or to any person or persons in or about the Premises (exclusive of the Landlord Property); and Tenant agrees that it will not hold Landlord in any way responsible or liable therefor and will further indemnify and hold harmless Landlord from and against any and all claims made by any party and all liability, penalties, damages, expenses and judgments arising from injury to persons or property of any nature and also for any matter or thing which shall or may happen in or upon, growing out of the occupation of or otherwise in connection with the Premises (exclusive of the Landlord Property); provided, however, that the foregoing provisions of this Section shall not apply to any claims, liability, injury, damage or thing caused by a negligent act or willful misconduct on the part of Landlord or its agents, servants or employees.

Section 4.06. Both Landlord (in furtherance of its reservation of rights pursuant to Section 22.01 hereof), and Tenant (in furtherance of the grants encompassed by this Article 4) shall have the right to install their interconnection equipment within the Premises (including within the Landlord Property) as reasonably required to implement the interconnection contemplated under any applicable interconnection agreement, including without limitation, the right to “connect to” or “mount upon” the other Party’s equipment or facilities, so long as such use is consistent with Good Utility Practice and does not materially burden the other party’s use of the Premises or Landlord Property, respectively.

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ARTICLE 5

Alterations; Easements and Other Agreements

Section 5.01. Tenant may, at its expense, at any time and from time to time, make such alterations, changes, replacements, improvements and additions in and to the Premises (other than the Landlord Property) and may construct on all or any part of the Land (other than the Landlord Property) such buildings, parking areas, driveways, walks and other similar improvements, including (anything to the contrary herein notwithstanding) the demolition of the Building or any other improvements that hereafter may be situated or erected on the Land (which such alterations, changes, demolitions, replacements, improvements, additions and constructions are hereinafter collectively referred to as “Alterations”), as Tenant may deem desirable; provided, that during the course of such Alterations, Tenant shall carry or cause to be carried workers’ compensation insurance covering Tenant’s employees in the State of New Jersey. Tenant shall require that all contractors certify similar coverage. Tenant is responsible for the placement of all policies required by this Section and the payment of all premiums in connection therewith. Tenant is further responsible for the payment of any deductible under such policies. Except as provided in Article 7, the Building shall not be demolished nor shall any structural Alterations be made which are inconsistent with the use of the Building for any of the uses which are permitted under the laws of the State of New Jersey, and the local zoning ordinances. Tenant shall not be entitled to any abatement, allowance, reduction or suspension of the rent or additional rent, nor shall Tenant be released of or from any other obligation imposed upon Tenant under this Lease, on account of the making of such Alterations.

Section 5.02. Subject to the provisions of Section 5.01 above, Tenant may grant permission to each Subtenant to make such alterations, additions, substitutions and improvements to the space subleased to each of them respectively as each Subtenant may reasonably deem necessary or desirable, from time to time, to adapt said space for its purpose.

Section 5.03. Title to the Building and all Alterations situated or erected on the Land (other than the Landlord Property), and the equipment and all other items installed on the Premises (other than the Landlord Property), shall remain solely in Tenant and Tenant alone shall be entitled to deduct all depreciation on Tenant’s income tax returns for the Building and such Alterations, equipment and items.

Section 5.04. Tenant shall have the right to enter into agreements with public utility companies and municipal or other governmental authorities, agencies or departments creating such easements or other rights in favor thereof as may be reasonably necessary or convenient to the servicing or development of the Premises. Landlord agrees to consent to such agreements and to execute any and all documents, agreements and instruments and to take all other actions as may reasonably be necessary to effectuate the same, all at Tenant’s expense.

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ARTICLE 6

Insurance and Indemnification

Section 6.01. (a) From and after the Commencement Date, Tenant shall, at its sole cost and expense, keep and maintain commercial general liability insurance protecting Tenant, against any and all claims for damages to persons or property or for loss of life or property occurring upon, in or about the Premises. Such insurance shall be written with limits determined by Leasehold Mortgagee, if any, or otherwise established by Tenant. Tenant and any Subtenants shall add the Landlord and any Leasehold Mortgagee as additional insureds on their commercial general liability policies. Tenant shall be fully responsible for the payment of any deductible, and Tenant shall not make a claim against Landlord for recovery of any deductible. Landlord reserves the right to discuss with Tenant the type and limits of coverages required to be carried by Tenant hereunder; provided, that Tenant shall not be required to increase the coverage hereunder.

(b) During the term of this Lease, Tenant shall, at its sole cost and expense, keep and maintain all risk property insurance on the Building in an amount not less than one hundred percent (100%) of the full insurable replacement value of the Building, exclusive of the cost of excavation, footings, foundations, site work and underground utilities. However, for the perils of flood, wind and earthquakes, Tenant shall procure limits as are reasonably prudent or are required by a Leasehold Mortgagee which may be less than one hundred percent (100%) replacement value of the Building. Any deductible is to be borne by Tenant.

(c) All insurance policies carried pursuant to Subsections (a) and (b) of Section 6.01 may expressly provide that any losses thereunder shall be adjusted with Tenant and any Leasehold Mortgagee.

Section 6.02. [Intentionally Omitted].

Section 6.03. Landlord shall, at Tenant’s cost and expense, cooperate fully with Tenant in order to obtain the largest possible recovery under any insurance policy carried by Tenant and shall execute any and all consents or other documents and take all other actions necessary in order to effectuate the same and to cause such proceeds to be paid in accordance with the provisions of this Lease.

Section 6.04. (a) Tenant shall require of all Subtenants a waiver of subrogation on their property and time element policies in favor of Landlord and Tenant.

(b) If the inclusion of such clause or endorsement in a policy procured by Subtenant would result in an increase in the premium for such Subtenant, such Subtenant shall notify Tenant of the amount of such increase and the Tenant may, but shall not be obligated to, pay the same; provided, that if Tenant does not pay the same within ten (10) days after such notice, such Subtenant may omit such clause or endorsement.

Section 6.05. Each insurance policy carried pursuant to this Article 6 shall, to the extent obtainable, contain an agreement by the insurer that such policy shall not be cancelled without at least thirty (30) days prior written notice, except for ten (10) days prior written notice as respects non-payment of premium, to Landlord and any Leasehold Mortgagee.

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Section 6.06. Tenant Indemnification. Tenant shall indemnify, hold harmless and defend Landlord and its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, and successors, as the case may be, from and against any and all claims, liabilities, costs, damages, and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or tenant) (i) for damages to property, injury to or death of any person, including Landlord’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Tenant and/or its officers, directors, employees, agents, contractors, subcontractors, or invitees arising out of or connected with this Lease, including a failure by Tenant to perform its obligations hereunder or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Materials on, under or migrating from the Premises (other than Landlord Property and except to the extent attributable to Landlord’s operation and maintenance of its transmission and distribution facilities). Landlord shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

Section 6.07. Landlord Indemnification. Landlord shall indemnify, hold harmless and defend Tenant and its Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees and successors, as the case may be, from and against any and all claims, liabilities, costs, damages and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or Landlord) (i) for damages to property, injury to or death of any person, including Tenant’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Landlord and/or its officers, directors, employees, agents, contractors, subcontractors, or invitees arising out of or connected with this Lease, including a failure by Landlord to perform its obligations hereunder or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Materials on, under or migrating from the Landlord Property or the Landlord’s transmission and distribution facilities. Tenant shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

Section 6.08. Indemnification Procedures. If a party intends to seek indemnification under this Article 6 from the other party, the party seeking indemnification shall give the other party notice of such claim within ninety (90) days after the later of (a) the commencement of, or (b) the party’s actual knowledge of, such claim. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said party. To the extent that the other party is actually and materially prejudiced as a result of failure to provide such notice, such notice shall be a condition precedent to any liability of such other party under the provisions for indemnification contained in this Lease. Neither party may settle or compromise any claim with respect to which indemnify may be sought under Sections 6.06 and/or 6.07 without the prior consent of the other party; provided, however, that said consent shall not be unreasonably withheld, delayed or conditioned.

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Section 6.09. The indemnification obligations of each party under this Article 6 shall continue in full force and effect regardless of whether this Lease has either expired or been terminated or canceled.

ARTICLE 7

Damage to or Destruction of the Building

Section 7.01. If the Building or any other part of the Premises shall be wholly destroyed or substantially damaged by fire or other casualty at any time during the term of this Lease and Tenant shall decide not to rebuild or restore the Building or such other part of the Premises, then each of Tenant and Landlord may elect to terminate this Lease as hereinafter provided. Within one hundred twenty (120) days after the date of such damage or destruction, Tenant shall give Landlord a notice indicating whether or not Tenant elects to rebuild or restore the Building or such other part of the Premises and stating that either (i) Tenant has elected not to terminate this Lease or (ii) Tenant has elected to terminate this Lease, which latter notice shall specify a date at least thirty (30) days after the date of the giving of such notice upon which date this Lease shall terminate (the “Casualty Termination Date”). If Tenant has elected to terminate this Lease, Tenant shall, at Tenant’s option, either (i) be responsible for demolishing any and all improvements on the Land and returning the Land to its natural state, all in full compliance with environmental laws and other Legal Requirements applicable to closing out a facility, or (ii) pay to Landlord an amount equal to the cost of such demolition and restoration. Upon payment of any sums due Landlord hereunder, this Lease and the term and estate hereby granted shall terminate on the Casualty Termination Date with the same effect as if such date were the Expiration Date. If Tenant shall decide not to rebuild the Building or restore the Premises and shall elect not to terminate this Lease as aforesaid, Landlord may elect to terminate this Lease by giving written notice of such election to Tenant within thirty (30) days after receipt of Tenant’s notice of election. In the event of termination of this Lease by either Landlord or Tenant as aforesaid, any insurance proceeds payable on account of such damage or destruction shall belong to and be the property of Leasehold Mortgagee to the extent of amounts owed to Leasehold Mortgagee, and the balance of any insurance proceeds shall belong to and be the property of Tenant. If neither party shall elect to terminate this Lease as above provided, this Lease shall continue in full force and effect, Tenant having no obligation to rebuild or restore the Building or the Premises, but Tenant shall perform such work as may be required by Legal Requirements to render the Building safe and secure.

ARTICLE 8

Condemnation

Section 8.01. (a) If, at any time during the term of this Lease, there should be a taking of all or substantially all of the Building or the Premises or a Constructive Total Taking of the Building or the Premises by the exercise of any of condemnation or eminent domain or by agreement between Landlord and Tenant or among Landlord, Tenant and those authorized to exercise such right, this Lease shall terminate on, and the rent and all other charges payable hereunder shall be apportioned as of and paid to, the date of such taking. In such event, Tenant (as to the Premises and the Buildings, including any and all improvements thereto and equipment

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thereon owned by Tenant) and Landlord (as to Landlord’s Property) shall remove all improvements and equipment in accordance with applicable law, prior to the date of such taking provided that Landlord shall be responsible for removing its equipment located on the Premises or in the Buildings, and Tenant shall be responsible for removing its equipment located on Landlord’s Property. For the purposes of this Article, the term a “Constructive Total Taking” shall mean a taking of such portion of the Building or the Premises that, in Tenant’s reasonable discretion, the untaken portion of the Premises is insufficient to permit the continued use of the Building or the Premises, or the remaining portion thereof, for Tenant’s purposes.

(b) In the event of any such taking, each of Landlord and Tenant shall be entitled to share in the proceeds to such taking (the “Condemnation Proceeds”) to the extent of its respective interest in the Premises, taking into account the value of Tenant’s leasehold interests under this Lease and Landlord’s residual interests in and to the Premises, the remaining term under this Lease and the rent payable hereunder.

(c) If at the time of any total taking or Constructive Total Taking any insurance proceeds payable on account of damage to or destruction of the Premises shall be held by Tenant, such insurance proceeds shall belong to and be the property of the Leasehold Mortgagee to the extent of amounts owed to any such Leasehold Mortgagee, and the remainder of such insurance proceeds shall belong to and be the property of Tenant.

Section 8.02. In the event of a taking under circumstances in which this Lease has not been terminated, each of Landlord and Tenant shall be entitled to share in the Condemnation Proceeds as shall represent compensation for the value of the portion of the Premises so taken to the extent of its respective interest in such portion of the Premises, taking into account the value of Tenant’s ownership of the Building and its leasehold interests under this Lease and Landlord’s residual interests in and to the Premises, the remaining term under this Lease and the rent payable hereunder.

Section 8.03. If the whole or any part of the Premises, or Tenant’s leasehold estate under this Lease, shall be taken in condemnation proceedings or by any right of eminent domain for temporary use or occupancy, the foregoing provisions of this Article shall not apply and Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of the rent and all additional rent and, except only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority. Tenant shall perform and observe all of the other terms, covenants, conditions and obligations hereof upon the part of Tenant to be performed and observed, as though such taking has not occurred. In the event of any taking of the character referred to in this Section, Tenant, subject to any Leasehold Mortgagee’s right to Condemnation Proceeds in respect of such taking, shall be entitled to receive the entire amount of such Condemnation Proceeds, whether paid by way of damages, rent or otherwise, unless such period of temporary use or occupancy shall extend beyond the Expiration Date of this Lease, in which case the Condemnation Proceeds shall be apportioned between Landlord and Tenant as of the Expiration Date.

Section 8.04. If the order or decree in any condemnation or similar proceeding shall fail separately to state each amount to be awarded to Landlord and each amount to be awarded to Tenant under the foregoing provisions of this Article, by way of compensation, damages, rent,

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the cost (estimated or actual) of demolition, removal or restoration, or otherwise, and if Landlord and Tenant cannot agree thereon within thirty (30) days after the final award or awards shall have been fixed and determined, such dispute shall be resolved in the manner provided in Article 12.

ARTICLE 9

Assignment, Mortgage, Subletting, Etc.

Section 9.01. (a) Without the consent of Landlord, Tenant shall have the right, at any time and from time to time, to assign, mortgage, pledge, encumber and in any manner transfer this Lease, or any part hereof, and sublease the Premises, or any part thereof, and assign, mortgage, pledge, encumber and in any manner transfer the interest of Tenant in any Sublease of all or a part of the Premises or the rentals thereunder. In the event that Tenant shall make an assignment of this Lease, Tenant shall cause the assignee to assume all the obligations of the assignor first accruing from and after the date of such assignment and Landlord agrees that, except for the assignor’s liabilities accruing before the date of assignment, the assignor shall ipso facto and without the necessity of Landlord’s execution of any instrument, be released from its obligations under this Lease.

(b) Without the consent of Tenant, Landlord shall have the right, at any time and from time to time, to assign, mortgage, pledge, encumber and in any manner transfer its interest in this Lease, in whole but not in part hereof. In the event of a sale by Landlord of its interests in the Premises as provided herein and the assumption by the buyer of all of the obligations of the seller first accruing from and after the date of such sale, Tenant agrees that, except for the seller’s liabilities accruing before the date of sale, the seller shall ipso facto and without the necessity of Tenant’s execution of any instrument, be released from its obligations under this Lease. For avoidance of doubt, any conveyance of and any encumbrance of or security interest in all or part of Landlord’s interest in the Premises shall be subject and subordinate to and shall be subject to the terms and conditions of this Lease and to Tenant’s (or Tenant’s mortgagee’s, pursuant to Section 9.03) rights hereunder.

Section 9.02. (a) Tenant shall give notice to Landlord of each Sublease of all or part of the Premises setting forth the identity of the Subtenant, the nature of its business and its proposed use of the subleased premises. Each Sublease shall be subject and subordinate to this Lease and the rights of Landlord hereunder and any violation of any provisions of this Lease by any Subtenant shall be deemed a violation of such provision by Tenant. No Sublease shall provide for a term which extends beyond the day prior to the Expiration Date hereunder. In the event of Tenant’s default beyond any applicable grace period, Landlord may collect rent from any Subtenant so long as such default shall continue, and Landlord may apply the same to the curing of any default hereunder in any order of priority Landlord may select, any unapplied balance thereof to be applied by Landlord against subsequent installments of rent, but Landlord’s collection of rent from a Subtenant shall not constitute a recognition by Landlord of attornment by such Subtenant.

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(b) Any act required to be performed by Tenant pursuant to the provisions of this Lease may be performed by any Subtenant and Landlord shall accept such performance on the part of the Subtenant as though the same had been performed by the Tenant.

(c) Each and every assignee, whether as assignee or as successor in interest to any assignee of the Tenant herein named, including any purchaser of this Lease under a foreclosure of any Leasehold Mortgage or other lien on this Lease, shall, except as otherwise provided herein, immediately be and become and remain liable for the payment of the rent and other charges payable under this Lease, and for the due performance of all the covenants, agreements, terms and provisions of this Lease on Tenant’s part to be performed, including to the full end of the term of this Lease and each and every provision of this Lease applicable to Tenant shall also apply to and bind every such assignee and purchaser with the same force and effect as though such assignee or purchaser were the Tenant named in this Lease.

(d) Except as provided in this Article 9, no assignment of Tenant’s interest in this Lease shall be valid and no assignee shall take possession of the Premises or any portion thereof until an executed counterpart of the agreement of assignment and an agreement by the assignee assuming the obligations of Tenant hereunder for the balance of the term of this Lease, both of which agreements shall be in recordable form, shall have been delivered to Landlord.

(e) Without limiting the generality of Section 9.01, Tenant may assign its interests in this Lease or its interests as sublandlord in any Subleases to a Leasehold Mortgagee as further security for the indebtedness outstanding under such Leasehold Mortgage without obtaining an agreement from such Leasehold Mortgagee assuming the obligations of Tenant hereunder; provided, that as a condition precedent to the exercise of such Leasehold Mortgagee of its enforcement remedies against this Lease under any such assignment, the Leasehold Mortgagee shall assume Tenant’s obligations under this Lease first accruing on and after the date of exercise of such enforcement remedies by Leasehold Mortgagee.

Section 9.03. Tenant from time to time during the term of this Lease, may encumber its interests under this Lease and in the Premises by entering into one or more Leasehold Mortgages, in each case without the consent of Landlord; provided, that any such Leasehold Mortgage shall be expressly subject to the terms of this Lease, including the rights of Landlord under this Lease. Tenant or the Leasehold Mortgagee shall promptly deliver to Landlord a true copy of each Leasehold Mortgage and of any assignment thereof and shall notify Landlord of the address of the Leasehold Mortgagee to which notices may be sent. So long as any such Leasehold Mortgage shall remain unsatisfied of record or until written notice of satisfaction is given by the holder thereof to Landlord, the following provisions shall apply:

(a) When giving notice to Tenant of any default under the provisions of this Lease, Landlord will simultaneously also send a copy of such notice to each Leasehold Mortgagee for whom Landlord has received a notice setting forth such Leasehold Mortgagee’s address and a copy of the Leasehold Mortgage and of any assignment thereof, as set forth above, and no such notice to Tenant shall be effective unless a copy of such notice is so sent to each Leasehold Mortgagee who is not an Affiliate;

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(b) If Tenant shall default under any provisions of this Lease, any Leasehold Mortgagee shall have the right to cure such default whether the same consists of the failure to pay rent or the failure to perform any other matter or thing which Tenant is hereby required to do or perform and Landlord shall accept such performance on the part of the Leasehold Mortgagee as though the same had been performed by Tenant;

(c) Each Leasehold Mortgagee will have a period of sixty (60) days after the giving of the aforesaid notice to Leasehold Mortgagee within which to remedy a monetary default or cause the same to be remedied;

(d) In the case of any default by Tenant, other than in the payment of money hereunder, Landlord shall give any First Leasehold Mortgagee reasonable time within which either (i) to obtain possession of the Premises (including possession by a receiver) and cure such default in the case of a default which is susceptible of being cured when the First Leasehold Mortgagee has obtained possession, or (ii) to institute foreclosure proceedings and complete such foreclosure, or otherwise acquire Tenant’s interests under this Lease, with diligence and continuity in the case of a default which is not so susceptible of being cured by the First Leasehold Mortgagee; provided, however, that the First Leasehold Mortgagee shall not be required to continue such possession or continue such foreclosure proceedings if the default which would have been the reason for serving such second notice shall be cured; and provided further, that nothing in this Subsection (d) shall require Landlord to refrain from taking action to terminate this Lease (A) unless the First Leasehold Mortgagee has agreed to perform the obligations of Tenant hereunder upon obtaining possession of the Premises, the completion of foreclosure proceedings or otherwise acquiring Tenant’s interest under this Lease, and (B) in the case of a monetary default or a default in the performance of a nonmonetary obligation of Tenant hereunder which may be cured by the First Leasehold Mortgagee without first obtaining possession of the Premises, completing a foreclosure proceeding or otherwise acquiring Tenant’s interests under this Lease, unless the First Leasehold Mortgagee shall cure any such monetary default and agree to thereafter perform such monetary obligation and/or shall agree to procure any such nonmonetary default and to thereafter perform such nonmonetary obligation, as the case may be, and (C) if the First Leasehold Mortgagee shall not have a net worth in excess of one hundred million Dollars ($100,000,000.00) unless the First Leasehold Mortgagee shall by cash, by a surety company bond or by other security (all of which shall be in an amount, with a company and in substance approved by Landlord) secure performance of the obligations which the First Leasehold Mortgagee has agreed to perform pursuant to clauses (A) and (B) above;

(e) A Leasehold Mortgagee or its designee may become the legal owner and holder of this Lease by foreclosure of its Leasehold Mortgage or as a result of the assignment of this Lease in lieu of foreclosure, whereupon such Leasehold Mortgagee or its designee shall immediately become and remain liable under this Lease as provided herein, except that any liability imposed hereby upon such Leasehold Mortgagee or its designee shall be expressly limited to the period of ownership by such Leasehold Mortgagee or its designee of this Lease;

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(f) Landlord shall notify each Leasehold Mortgagee within two (2) business days after the termination of this Lease or of any succeeding lease made pursuant to the provisions of this Subsection (f) prior to its stated expiration date. Within ten (10) days after the First Leasehold Mortgagee’s making the request specified in Section 9.03(f)(i) below, Landlord will enter into a new lease of the Premises with the First Leasehold Mortgagee or its designee for the remainder of the term, effective as of the date of such termination, at the rent and additional rent and upon the covenants, agreements, terms, provisions and limitations herein contained, and subject to the then existing condition of the Premises and any rights of Subtenants; provided, that:

(i) Such First Leasehold Mortgagee makes written request upon Landlord for such new lease within forty (40) days from the date of such termination; and

(ii) Such First Leasehold Mortgagee pays to Landlord at the time of the execution and delivery of said new lease any and all out of pocket sums incurred by Landlord for fees of its legal advisors in connection with the execution and delivery of such new lease;

(g) Upon the execution and delivery of such new lease in accordance with the provisions of Subsection (f) above, all Subleases which theretofore may have been assigned and transferred to Landlord shall thereupon be assigned and transferred without recourse by Landlord to the First Leasehold Mortgagee (or its designee), as the new Tenant; except that any liability imposed thereunder upon the First Leasehold Mortgagee (or its designee) as tenant thereunder shall be expressly limited to such obligations first accruing during the period while the First Leasehold Mortgagee (or its designee) is the tenant under such new lease; and

(h) If under the provisions of Subsection (e) above or under any new lease made in accordance with the provisions of Subsection (f) above, a Leasehold Mortgagee shall be the Tenant, as a trustee, each and every obligation of such trustee shall be binding upon it solely in its fiduciary capacity and shall have no force or effect against such Leasehold Mortgagee in its individual capacity.

Section 9.04. (a) Except for the rights of a First Leasehold Mortgagee to obtain a new lease of the Premises as set forth in Section 9.03(f), no mortgage now or hereafter a lien upon this Lease, the Premises, or any portion thereof, shall extend or affect the reversionary interest and estate of Landlord in and to the Premises.

(b) Each Leasehold Mortgagee shall be given notice of any mediation proceedings or litigation by the parties hereto, and shall have the right to participate in such proceedings.

(c) The term “Mortgage” whenever used herein, shall also include any instruments required in connection with a sale-leaseback or other financing transaction of Tenant’s interest under this Lease.

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ARTICLE 10

Landlord’s Right to Perform Tenant’s Covenants;

Cumulative Remedies; Waivers

Section 10.01. If (a) Tenant shall at any time fail to perform any act required on its part to be performed under this Lease and (b) such default shall continue for a period of thirty (30) days (or, in the event of an emergency, such shorter period of time as shall be reasonable under the circumstances) after written notice thereof, specifying such default, shall have been given to Tenant or, in the case of a non-monetary default which cannot with reasonable diligence be remedied by Tenant within thirty (30) days, if Tenant shall fail to proceed as promptly as may reasonably be possible after the service of such notice and with reasonable diligence to remedy the default or shall thereafter fail to prosecute the remedying of such default with reasonable diligence, then Landlord may, but shall not be obligated, upon not less than ten (10) days, written notice to Tenant (or, in the event of an emergency, upon such shorter notice as shall be reasonable under the circumstances) and without waiving or releasing Tenant from any obligation of Tenant in this Lease contained, perform such act for the account of and at the expense of Tenant. All sums so paid and all expenses incurred by Landlord in connection with the performance of any such act, together with interest thereon from the date of such expenditure at the Default Rate, shall be payable by Tenant to Landlord on demand or at the option of Landlord may be added to any rent then due or thereafter becoming due under this Lease. All sums which may become payable to Landlord by Tenant in accordance with this Article 10 and all other charges and expenses of whatsoever nature which Tenant is required to pay pursuant to this Lease, if not paid when due, shall be deemed additional rent hereunder and payable as aforesaid, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment of any such sums by Tenant as in the case of default by Tenant in the payment of rent.

Section 10.02. Landlord may waive any breach or threatened breach of any covenant, agreement, provision or condition herein contained, but the mention herein of any particular remedy shall not preclude Landlord from any other remedy it might have either at law or in equity. The failure of Landlord to insist upon the strict performance of any one of the covenants, agreements, provisions or conditions contained in this Lease or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment of any right arising out of the failure to perform such covenant, agreement, provision or condition, or of the right to exercise any remedy or election with respect thereto, but the same shall continue and remain in full force and effect. Any right or remedy of Landlord in this Lease specified and any other right or remedy that Landlord may have at law, in equity or otherwise, upon breach of any covenant, agreement, provision or condition in this Lease contained upon the part of Tenant to be performed shall be distinct, separate and cumulative rights or remedies and no one of them, whether exercised by Landlord or not, shall be deemed to be to the exclusion of any other. No covenant, agreement, term, provision or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing and signed by Landlord or Landlord’s agent duly authorized in writing. Except as provided in Article 17, the consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligation wherever required under this Lease to obtain the consent of Landlord

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to any other act or matter. Receipt or acceptance of any rental by Landlord shall not be deemed to be a waiver of any default under the covenants, agreements, provisions and conditions of this Lease or of any right which Landlord may be entitled to exercise hereunder. In the event that Tenant is in arrears in the payment of any rent or other charge payable hereunder, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

Section 10.03. If Tenant shall fail to make any payment due to Landlord under this Article 10 or otherwise required hereunder within five (5) days after the due date thereof, such payment shall bear interest from the date on which the same shall have become due at an annual rate (the “Default Rate”) equal to the greater of (a) four (4) percentage points above the fluctuating annual interest rate from time to time announced by Citibank, N.A. as its commercial prime rate and (b) twelve percent (12%), but in no event in excess of the maximum legal rate of interest then chargeable to Tenant under the laws of the State of New Jersey.

ARTICLE 11

Dispute Resolution

Section 11.01. The parties hereto agree to use their best efforts to resolve any dispute arising hereunder through discussions between senior representatives of Landlord and Tenant. To the extent, however, that any such dispute cannot be resolved following good faith discussions between the parties, the parties shall endeavor to settle any dispute arising out of or relating to this Lease by mediation under the CPR Mediation Procedure then in effect (the “Rules”).

Section 11.02. (a) Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(b) If the dispute has not been resolved by mediation within forty-five [45] days of the initiation of such procedure, either party may initiate litigation; provided, however, that if one party has requested the other to participate in mediation and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

(c) During the pendency of any mediation process, all time periods during which either party was to perform under this Lease shall be tolled.

(d) Provisions of the Rules which are inconsistent with the provisions of this Section shall not apply.

(e) Any mediation shall occur in Cumberland County, New Jersey. The fees and expenses relating to the mediator(s) shall be borne equally by the parties and each party shall pay for the fees and expenses of its own experts and legal counsel.

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ARTICLE 12

[Intentionally Omitted]

ARTICLE 13

Brokerage

Section 13.01. Landlord and Tenant each represent to the other that it has not dealt with any broker in connection with this transaction.

ARTICLE 14

Landlord’s Warranties

Section 14.01. Landlord hereby warrants and represents to Tenant, upon which warranties and representations Tenant has relied in the execution of this Lease, that:

(a) There are no tenants, occupants or other parties having any right to the use or possession of all or any portion of the Land other than Tenant and Landlord;

(b) Landlord has full right and lawful authority to execute this Lease for the term, in the manner and upon the conditions and provisions herein contained; and

(c) By Resolution of its Board of Directors duly adopted, a certified copy of which has been delivered to Tenant, Landlord is duly empowered to execute this Lease on its behalf, and thereby to bind Landlord to the terms, conditions and covenants herein set forth.

Section 14.02. Tenant hereby warrants and represents to Landlord, upon which warranties and representations Landlord has relied in the execution of this Lease, that:

(a) Tenant has full right and lawful authority to execute this Lease for the term, in the manner and upon the conditions and provisions herein contained; and

(b) By Resolution of the Members of the Limited Liability Company, a certified copy of which has been delivered to Landlord, Tenant is duly empowered to execute this Lease on its behalf and thereby to bind Tenant to the terms, conditions and covenants herein set forth.

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ARTICLE 15

[Intentionally Omitted]

ARTICLE 16

Quiet Enjoyment

Section 16.01. Landlord covenants that if and so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part of and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises without hindrance or molestation by Landlord or any party claiming by, through or under Landlord or any other party not claiming by, through or under Tenant, subject to the covenants, agreements, terms, provisions and conditions of this Lease.

ARTICLE 17

Notices

Section 17.01. All notices, demands, requests, approvals or other communications (“Notices”) hereunder shall be in writing and shall be given as follows:

(a) If intended for Tenant – either by delivery thereof personally (if an individual) or by delivery thereof to an officer (if a corporation) or by mailing by registered or certified mail, return receipt requested, with the postage prepaid, or by sending by reputable overnight courier, addressed to Tenant at its address hereinabove set forth, marked Attention: [            ].

(b) If intended for Landlord – either by delivery thereof personally (if an individual) or by delivery thereof to an officer (if a corporation) or by mailing by registered or certified mail, return receipt requested, with the postage prepaid, or by sending by reputable overnight courier, addressed to Landlord at its address hereinabove set forth: Attention: [            ].

(c) If intended for a Leasehold Mortgage – either by delivery thereof personally (if an individual) or by delivery thereof personally to an officer (if a corporation) or by mailing by registered mail with the postage prepaid, or by sending by reputable overnight courier, addressed to such Leasehold Mortgagee at the address furnished to Landlord pursuant to the provisions of Section 9.03.

Each party and each Leasehold Mortgagee may designate in the manner aforesaid a new address to which Notices shall be given. Each Notice which shall be given in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder at the time such Notice shall be delivered personally or delivered by any overnight courier or [three (3) business days after deposited] at any post office or branch post office or mail box regularly maintained by the government of the United States of America as the case may be.

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ARTICLE 18

Estoppel Certificate; Memorandum of Lease

Section 18.01. At any time and from time to time during the term of this Lease upon written request of either party and at the reasonable cost and expense of the party requesting the same, Landlord or Tenant, as the case may be, will, within ten (10) days after such request, execute, acknowledge and deliver to the other party a certificate stating:

(a) This Lease is unmodified and in full force and effect (or, if this Lease has been modified, stating that this Lease is in full force and effect as modified and identifying the modifications);

(b) The dates to which the rent payable hereunder has been paid; and

(c) Whether or not there are any existing defaults hereunder to the knowledge of the party executing the certificate, and specifying the nature of such defaults, if any.

Section 18.02. Landlord and Tenant shall, at the request of either party and at Tenant’s expense, promptly execute and deliver a form of memorandum of this Lease for the purposes of recording, setting forth a description of the Premises, the term of this Lease and any other provisions hereof (except the rent provisions) as either party may request.

ARTICLE 19

Consent of Landlord and Tenant

Section 19.01. Whenever the consent or approval of Landlord or Tenant is required under this Lease, Landlord and Tenant agree that such consent or approval shall not be unreasonably withheld, delayed or conditioned. In any event, failure of Landlord or Tenant to notify the other of its consent or approval, or the withholding thereof, within twenty (20) days after written request therefor has been received (except where some other period of time is expressly provided for in this Lease) shall constitute Landlord’s or Tenant’s consent or approval, as the case may be. If either party shall withhold its approval of or consent to any proposed action, person or thing, such party shall specify its reasons therefor. If unreasonable in withholding any such consent or approval, the question shall be resolved in the manner provided in Article 11 hereof.

ARTICLE 20

End of Term; Surrender

Section 20.01. Upon the Expiration Date or the date of earlier termination of this Lease (collectively, the “Termination Date”) Tenant shall peaceably surrender and yield up unto Landlord all and singular the Premises. Landlord reserves the right, unless a First Leasehold Mortgagee is then entitled to receive a new lease pursuant to Section 9.03, to require that Tenant remove all of Tenant’s equipment and facilities which may then be located on the Premises and/or Landlord Property and demolish any and all Buildings and improvements on the Premises and restore the Premises to its natural state, all in full compliance with environmental laws and

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other Legal Requirements applicable to closing a facility. Upon the Termination Date, Landlord may without further notice enter upon, reenter, possess and repossess itself of the Premises, by force, summary proceedings, ejectment or otherwise, and may dispossess and remove Tenant and all other persons and property from the Premises, subject to the rights, if any, of a Leasehold Mortgagee as provided in Section 9.03 and of any Subtenant as provided in Section 9.03 and may have, hold and enjoy the Premises and the right to receive all rental and other income of and from the same.

Section 20.02. Subject to the rights, if any, of Subtenants, any removable property (except money, securities and other like valuables) of Tenant or any Subtenant which shall remain on the Premises after the Termination Date and the removal of Tenant from the Premises may, at the option of Landlord, unless a First Leasehold Mortgagee is then entitled to receive a new lease pursuant to Section 9.03, be deemed to have been abandoned by Tenant and may either be retained by Landlord as its property or be disposed of, without accountability, in such manner as Landlord may seem fit. If such property or any part thereof be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of basic rent or additional rent or other charges payable hereunder and any damages to which Landlord may be entitled pursuant to law. From and after the Termination Date, Landlord shall not be responsible for any loss or damage occurring to any property owned by Tenant, unless caused by the gross negligence or willful misconduct of Landlord, its agents or employees.

Section 20.03. The provisions of this Article 20 shall survive the Termination Date.

ARTICLE 21

True Lease

Section 21.01. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, and that rent, additional rent and other sums payable by Tenant hereunder shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Rent, additional rent and all other sums payable hereunder by Tenant shall be paid without notice or demand, and without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense, except as otherwise specifically set forth herein. This Lease shall not terminate and Tenant shall not have any right to terminate this Lease, during the term (except as otherwise expressly provided herein). Tenant agrees that, except as otherwise expressly provided herein, it shall not take any action to terminate, reject, rescind or avoid this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord, Tenant or any assignee or Subtenant of Tenant, (ii) the exercise of any remedy including foreclosure, under any documents securing any construction financing, or (iii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Landlord or by any court under the Federal Bankruptcy Code or otherwise, or (iv) the conditions of the leased Premises. Tenant waives all rights which are not expressly stated herein but which may now or hereafter

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otherwise be conferred by law to quit, terminate or surrender this Lease or any of the leased Premises; to any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to rent, additional rent or any other sums payable under this Lease, except as otherwise expressly provided herein; and for any statutory lien or offset right against Landlord or its property.

ARTICLE 22

Reservation of Use; Removal of Equipment

Section 22.01. Landlord reserves unto itself, its affiliates, successors and assigns the right to own, operate, maintain, repair, upgrade, install, alter, remove, inspect, construct, modify, restore, rebuild, replace and expand the Utility Facilities located now or in the future in, under, through, upon, over and across the Land, including the right of access thereto, for the purposes of conducting the business of providing utility service to its customers. Such existing Utility Facilities are delineated on Exhibit “B” attached hereto and incorporated herein (“Landlord Property”). Landlord shall utilize its future reserved rights only in a manner which does not unreasonably interfere with Tenant’s business or Tenant’s use of the Buildings or the Premises.

Section 22.02. (a) Subject to Landlord’s rights pursuant to Section 22.01 above, to the extent that any Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment are not, or are no longer, used for generation operations and such Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment either interfere with Tenant’s remaining generation operations or subject Tenant to increased regulatory or compliance requirements, Tenant shall have the right to request that such Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment be relocated within the Premises, or, if necessary to preserve Tenant’s generation operations, to request that such Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment be removed from the portions of the Premises outside the Landlord Property. Landlord agrees that, upon receipt of such request, it will relocate or move such Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment at Tenant’s sole cost and expense, as promptly as practicable, but in any event so that such Landlord-owned Joint Use Facilities or Landlord-owned Designated Equipment is disconnected and disabled within twelve (12) months and removed or relocated within twenty-four (24) months, in each case measured from the date of such request. Tenant agrees to cooperate in any such relocation or removal.

(b) To the extent that any Tenant-owned Joint Use Facilities or Tenant-owned Designated Equipment located on Landlord Property are not, or are no longer, used for generation operations and such Tenant-owned Joint Use Facilities or Tenant-owned Designated Equipment interfere with Landlord’s operations, Landlord shall have the right to request that such Tenant-owned Joint Use Facilities or Tenant-owned Designated Equipment be relocated outside the Landlord Property. Tenant agrees that, upon receipt of such request, it will relocate or remove such Tenant-owned Joint Use Facilities or Tenant-owned Designated Equipment, at Landlord’s sole cost and expense, as promptly as practicable, but in any event so that such Tenant-owned Joint Use Facilities or Tenant-owned Designated Equipment is disconnected and disabled within twelve (12) months and removed or relocated within twenty-four (24) months, in each case measured from the date of such request. Landlord agrees to cooperate in any such relocation or removal.

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ARTICLE 23

Purchase Option

Section 23.01. Landlord hereby grants to Tenant an option (the “Option”) to purchase all, but not less than all, of Landlord’s full right, title and interest in and to the Premises, but excluding Landlord Property (the “Optioned Property”), for a cash payment of one Dollar ($1.00). and the execution and delivery by Tenant, as owner of the Premises (exclusive of the Landlord Property) following exercise of the Option, of an easement reasonably satisfactory to Landlord which provides access and use rights substantially similar to the rights provided in Section 22.01 (the “Utility Facilities Easement”). Such option may be exercised at any time upon notice to Landlord by Tenant, or by a First Leasehold Mortgagee (or its designee) which holds or is entitled to receive a new lease pursuant to Section 9.03 hereof, and closing (the “Closing”) shall occur thereafter in accordance with the provisions of this Section 23.01.

(a)	Condition of Title.

(i)	At the time of Closing, title to the Optioned Property shall be (a) good and marketable and free and clear of all liens, encumbrances, leases and tenancies, but subject to the Permitted Exceptions (as hereinafter defined), and (b) insurable as aforesaid by any reputable title insurance company selected by Tenant, at standard rates.

(ii)	The term “Permitted Exceptions” means (a) liens for real estate taxes, water and sewer rents that are apportioned hereunder, including special assessments; (b) an exception for any state of facts or other matters shown on the survey by , dated ; (c) any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any governmental authority, as now or hereafter existing or enforced (including, without limitation, those related to zoning and land use); (d) easements of roads; (f) all liens, encumbrances, leases and tenancies existing at the time of the execution of this Agreement; (e) easements, restrictions, agreements and like matters of record that do not materially interfere with Tenant’s use of the Optioned Property; and (g) the Utility Facilities Easement.

Notice of Objection. Within twenty (20) days after Tenant exercises the Option, Tenant shall obtain a title report and deliver to Landlord written notice of any liens, encumbrances or other matters which render the condition of title to the Property other than as required in this Section 23.01. Any such objections of which Landlord is not notified within such period (except such liens, encumbrances or other matters as may arise after the date of the title report obtained by Tenant), shall thereafter be deemed a Permitted Exception and shall not be raised by Tenant as objections to the condition of title.

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(b)	Subdivision Contingencies.

(i)	As promptly as practicable after Tenant obtains a survey of the Optioned Property to be acquired, Tenant shall make application to the applicable jurisdiction to obtain subdivision of the Optioned Property, which the parties understand and agree may include a determination of non-conforming use status from the applicable jurisdiction to enable Tenant to continue to use the Optioned Property for an electric generating facility and accessory uses, and the Tenant shall make application for all other permits, variances and other subdivision approvals including any zoning variances or approvals which are required from the applicable jurisdiction to enable Tenant to acquire in fee simple , the Optioned Property, as soon thereafter as is commercially reasonable (“Tenant Approvals”). Tenant shall be responsible for making application for the Tenant Approvals and for all fees, costs and expenses associated therewith, and Tenant shall use commercially reasonable diligence in filing and processing its applications for Tenant Approvals. Tenant shall provide Landlord with copies of all filings and applications, and all plans and studies related to the filings and applications. Landlord shall cooperate with Tenant (at Tenant’s expense) by executing such plans, applications, and submissions, of whatever kind and/or nature that may be required in connection with the Tenant Approvals, affirmatively support Tenant in securing the Tenant Approvals, and if requested by Tenant, a knowledgeable representative of the Landlord shall attend all meetings with public officials and all public hearings in connection with the Tenant Approvals. Tenant’s obligation to complete Closing on the exercise of the Option is contingent upon Tenant obtaining all of the Tenant Approvals, and upon all of the Tenant Approvals, as well as any necessary Required Landlord Regulatory Approvals (as defined below), being final and not appealable or subject to challenge under applicable Legal Requirements.

(ii)

If Landlord determines in its sole discretion that the transfer to Tenant of Landlord’s full right, title and interest in the Optioned Property (the “Property Transfer”) requires the consent or approval of or any notice to or filing with (each a “Required Landlord Regulatory Approval”), any government, quasi-governmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality or any city or other political subdivision exercising executive, legislative or judicial authority (a “Governmental or Regulatory Authority”), Landlord shall, as soon a reasonably practicable following the receipt of Tenant’s notice of exercise of the Option, prepare and submit to each relevant Governmental or Regulatory Authority all such notices and filings as are required to obtain the Required Landlord Regulatory Approvals, and thereafter shall use reasonably diligent efforts to obtain each Required Landlord Regulatory Approval. Tenant agrees to reimburse Landlord for all of its costs and expenses incurred in obtaining the Required Landlord Regulatory Approvals (including, without limitation,

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the fees and disbursements of legal counsel and consultants retained in connection therewith (“Regulatory Approval Costs”). Notwithstanding any other provision of Agreement, the obligation of Landlord to effect the Property Transfer is conditioned on the receipt by Landlord of each Required Landlord Regulatory Approval, that in each case (i) does not impose on the Landlord, or its businesses, operations or activities, any conditions or limitations that Landlord (in its reasonable discretion) considers unreasonably burdensome and (ii) except with respect to the environmental indemnifies, if any, required by Section 6.07, does not impose any costs or financial restrictions (other than of a de minimis amount) on Landlord for which Landlord is not reimbursed or indemnified in full by Tenant to the reasonable satisfaction of Landlord.

(iii)	Tenant may nullify the exercise of this Option at any time before Closing by providing written notice of same to Landlord, in which event this Lease shall remain in full force and effect, and neither party shall have any further liability to the other based upon Tenant’s exercise of this Option, except for the obligation of Tenant to reimburse Landlord’s costs, including, without limitation, all of the Regulatory Approval Costs incurred in connection with such exercise. For avoidance of doubt, Tenant’s nullification shall neither impair its right to exercise the Option again, nor its right to nullify the same.

(iv)	The parties agree to close on the purchase of the Optioned Property on a mutually agreed date that is no earlier than sixty (60) days after the receipt by Landlord of Tenant’s notice of exercise or, if later, twenty (20) days after the Tenant Approvals and the Required Landlord Regulatory Approvals have been obtained.

(v)	Landlord shall further enter into such appurtenant easements and agreements as may be reasonably necessary to enable Tenant to continue to utilize Landlord’s adjacent property in the manner contemplated hereby (including the continued use of any Joint Use Facilities), it being the intention of the parties that such rights not merge with the deed to the fee and that any rights granted hereunder should continue in full force and effect so as to enable Tenant the full continued use and enjoyment of the Landlord’s adjacent property for access, utilities, and the like as provided herein. One agreed form of Appurtenant Easement is attached hereto and made part hereof as Schedule “E”.

(vi)	Tenant shall further enter into such appurtenant easements and agreements (including, without limitation, in the form attached as Schedule “E”) as may be reasonably necessary to enable Landlord to continue to utilize the Landlord Property in the manner contemplated hereby, it being the intention of the parties that such rights not merge with the deed to the fee, and that any rights granted hereunder should continue in full force and effect so as to enable Tenant the full continued use and enjoyment of the Landlord’s adjacent property for access, utilities, and the like as provided therein.

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(c)	Provisions with Respect to Closing. At Closing:

(i) Landlord shall deliver a special warranty deed for the Optioned Property and associated appurtenant easements as contemplated hereby, duly executed and acknowledged and in proper form for recording; and such additional documentation (including affidavits) as may be reasonably requested by Tenant or Tenant’s title company to issue and deliver its title policy.

(ii) Tenant shall execute and deliver the Utility Facilities Easement and shall pay Landlord the purchase price (i.e., one Dollar ($1.00)). All realty transfer taxes shall be paid by Tenant.

(iii) Costs of recording and notary fees shall be paid by Tenant.

(iv) Except as otherwise provided in Section 23.01(b), Landlord and Tenant shall be responsible for the fees of their respective legal counsel.

(v) Tender of an executed deed and purchase money is hereby waived.

(d)	Rule Against Perpetuities Savings Clause.

If the Rule Against Perpetuities or any similar rule of law would invalidate all or any portion of the option rights granted under this Agreement, or would limit the time during which the rights granted in this Agreement shall be effective due to the potential failure of any interest in property created in this Agreement to vest within a particular time, then each such interest in property created in this Agreement shall be effective only from the date hereof until the passing of twenty (20) years after the death of the last survivor of the grandchildren of current Vice President Joseph R. Biden, Jr., but each such interest in property shall be extinguished after such time, and all other interests in property created in this Lease and all other provisions hereof shall remain valid and effective without modification.

ARTICLE 24

Miscellaneous Provisions

Section 24.01. If any provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid of unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

Section 24.02. Tenant hereby waives any right to interpose any counterclaim in any proceeding commenced by Landlord for nonpayment of the rent or additional rent hereunder.

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Section 24.03. The failure of Landlord or Tenant to complain of any act or omission on the part of the other party or to take any action in response to such act or omission, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by Landlord or Tenant at any time, express or implied, of any breach of any provision of this Lease shall be deemed a waiver of a subsequent similar breach or a different breach of any provision of this Lease or a consent to any subsequent breach of the same or any other provision.

Section 24.04. This Lease constitutes the entire agreement of the parties hereto and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Section 24.05. The covenants, agreements, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord and Tenant.

Section 24.06. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.

Section 24.07. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

SIGNED, SEALED AND DELIVERED IN THE PRESENCE OF:

ATLANTIC CITY ELECTRIC COMPANY, A CORPORATION OF THE STATE OF NEW JERSEY

BY:

CONECTIV ATLANTIC GENERATION, LLC, A DELAWARE LIMITED LIABILITY COMPANY

BY:

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Schedule A

Description of the Land

31

Schedule B

Description of Landlord Property (Landlord’s existing Utility Facilities within the Land)

32

Schedule C

Title Exceptions

33

Schedule D

Joint Use Facilities; Designated Equipment

Part 1: Joint Use Facilities

[                    ]

Part 2: Designated Equipment

[                    ]

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Schedule E

Form of Appurtenant Easements

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EXHIBIT C

Tax Map [    ] Parcel [    ]

AMENDED AND RESTATED EASEMENT AND LICENSE AGREEMENT1

BETWEEN

[            ]

GRANTOR

AND

[            ]

GRANTEE

DATED: [            ]

[1]

IN THE CASE OF THE BAYVIEW AND TASLEY PROPERTIES, AND WITH REFERENCE TO THE PURCHASE AGREEMENT TO WHICH THIS FORM IS ATTACHED, THE PURCHASER RESERVES THE RIGHT TO NOT AMEND AND RESTATE THE EASEMENTS CURRENTLY IN PLACE WITH RESPECT TO SUCH PROPERTIES AND, IN LIEU THEREOF, TO REQUIRE THAT A SEPARATE PURCHASE OPTION IN FAVOR OF THE GRANTEE, AND CONTAINING THE TERMS AND CONDITION AS PROVIDED IN SECTION 8.17 HEREOF, BE EXECUTED AND DELIVERED BY THE PARTIES AS A CONDITION TO THE PURCHASER’S OBLIGATIONS UNDER THE PURCHASE AGREEMENT.

EXHIBIT C

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7.3	Indemnification Procedures.	20
7.4	Survival.	20

ARTICLE 8 - Miscellaneous		21
8.1	Effective Date.	21
8.2	Exhibits.	21
8.3	Headings.	21
8.4	Interpretation.	21
8.5	Governing Law.	21
8.6	Entire Agreement.	21
8.7	Modifications, Waivers, Consent.	21
8.8	Binding Effect.	21
8.9	Assignment.	21
8.10	Mortgage of Grantee’s or Grantor’s Easement Interest.	22
8.11	Non-Disturbance in the Event of a Mortgage of the Grantor’s Property and/or the Generation Facilities Easement Area; Foreclosure; Deed in Lieu of Foreclosure and/or Monitions Sale.	22
8.12	Covenants not Conditions.	22
8.13	Severability of Void Provisions.	22
8.14	Estoppel Certificates.	23
8.15	Notices.	23
8.16	Recording.	23
8.17	Purchase Option.	23
8.18	Grantor Certification.	27

EXHIBITS

EXHIBIT A	Grantor’s Property
EXHIBIT A-1	Designated Access Roads
EXHIBIT B	Generation Facilities Easement Area and Plan
EXHIBIT C	Joint Use Facilities; Designated Equipment
EXHIBIT D	Construction and Work Rules
EXHIBIT E	Environmental Investigations & Remediation Work
EXHIBIT F	Form of ICA Easement

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EXHIBIT C

AMENDED AND RESTATED EASEMENT AND LICENSE AGREEMENT2

THIS AMENDED AND RESTATED EASEMENT AND LICENSE AGREEMENT (this “Easement” or this “Agreement”), originally dated as of [                    ], and amended and restated as of             , 2010, is entered into by and between [                    ], a [corporation] organized and existing under the laws of the State of [                    ] (“Grantor”) and having an office for the transaction of business at [                    ], and [                    ], a [corporation] organized and existing under the laws of the State of [                    ] (“Grantee”) and having an office for the transaction of business at [                    ]. Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

BACKGROUND

Grantor is the owner of that certain parcel of land described in Exhibit A attached hereto and made a part hereof (“Grantor’s Property”).

Grantee is the owner of the Generation Facilities (as such term is hereinafter defined) situated on Grantor’s Property.

Grantor and Grantee entered into an Easement and License Agreement on                     (the “Original Easement”), and each of Grantor and Grantee now desires to hereby amend and restate said agreement as set forth herein.

Grantor and Grantee entered into an Interconnection Agreement (the “ICA”) on                     , whereby Grantor agreed to provide certain interconnection services to Grantee, and Grantee agreed to provide Grantor Access (as such term is hereinafter defined) to the Generation Facilities for this purpose.

AGREEMENT

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants contained herein and in the ICA, and for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

[2]	APPROPRIATE CONFORMING CHANGES SHOULD BE MADE TO EASEMENTS IN WHICH GRANTOR OF EASEMENT IS COMPANY TO BE ACQUIRED (E.G., EDGE MOOR).

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EXHIBIT C

        ARTICLE 1 - Definitions

Definitions in this Agreement. As used in this Agreement in addition to terms defined in the heading and Background sections of this Agreement:

(a)	“Access” shall mean, as to Grantee, subject to the conditions set forth in this Agreement and Grantor’s right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property, and confidential information, full unimpeded access in common with Grantor, on, under, over, and through Grantor’s Property, including without limitation, existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor’s Property or, where no means of access exist, over and through those areas of Grantor’s Property which are (i) reasonably necessary or convenient in order for Grantee to enjoy the benefits of this Agreement in accordance with the terms hereof, and (ii) least likely, out of the alternatives reasonably available, to impede or damage Grantor’s Property or Grantor’s operations as conducted thereon in the manner contemplated hereby. Access shall also include access and right-of-way for Grantee’s invitees, employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient in order for Grantee to enjoy the benefits of this Agreement in accordance with the terms hereof. “Access” shall mean, as to Grantor, subject to the conditions set forth in this Agreement and Grantee’s right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property, and confidential information, full unimpeded access in common with Grantee, on, under, over, and through the Generation Facilities Easement Area, including without limitation, existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on the Generation Facilities Easement Area or, where no means of access exist, over and through those areas of the Generation Facilities Easement Area which are (i) reasonably necessary or convenient in order for Grantor to enjoy the benefits of this Agreement in accordance with the terms hereof, and (ii) least likely, out of the alternatives reasonably available, to impede or damage the Generation Facilities Easement Area or Grantee’s operations as conducted thereon in the manner contemplated hereby. Access shall also include access and right-of-way for Grantor’s invitees, employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient in order for Grantor to enjoy the benefits of this Agreement in accordance with the terms hereof.

(b)	“Affiliate” shall mean with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

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(c)	“Agreement” shall mean this Amended and Restated Easement and License Agreement.

(d)	“Closing” shall have the meaning assigned thereto in Section 8.17.

(e)	“Designated Access Roads” shall mean the roads indentified on Exhibit A-1.

(f)	“Designated Equipment” shall mean equipment identified as Designated Equipment in Part 2 of Exhibit C, attached hereto and incorporated herein, as amended from time to time, which do not constitute Joint Use Facilities, but which are owned by Grantor or Grantee and, in the case of equipment owned by Grantor, are located in the Generation Facilities Easement Area, and, in the case of equipment owned by Grantee, are located on the Grantor’s Property outside the Generation Facilities Easement Area.

(g)	“Easement” shall mean this Amended and Restated Easement and License Agreement.

(h)	“Environmental Laws” shall mean all federal, state and local laws, regulations, rules, ordinances, codes, principles of common law, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to the Release or threatened Release of Hazardous Substances (including to air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, presence, use, treatment, storage, disposal, arrangement for disposal, Release, transport, handling, removal or remediation of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management, use, restoration or compensation for use of or damage to natural resources.

(i)	“Event of Default” shall have the meaning assigned thereto in Section 6.1.

(j)	“Federal Power Act” shall mean The Federal Power Act, as amended, 16 U.S.C. §§ 791a, et seq.

(k)	“Generation Facilities” shall mean the electrical generating units and ancillary equipment (including, by way of example and not by way of limitation, associated fuel storage tanks) and lines now or in the future from time to time as may be installed, added to, altered, removed, modified, restored, rebuilt, replaced, relocated, and/or expanded, on the Grantor’s Property, including any improvements located in the Generation Facilities Easement Area.

(l)

“Generation Facilities Easement Area” shall mean the portion of Grantor’s Property described and shown on the plan in Exhibit B attached hereto and incorporated herein, as such area may be expanded or relocated in accordance with the terms of this Agreement[3].

[3]

THE GENERATION FACILITIES EASEMENT AREA FOR THE WEST (WATERLINE), MIDDLE (WATER TANK, BUILDING) AND CEDAR (FUEL UNLOADING BUILDING) FACILITIES NEEDS TO BE EXPANDED OR ADJUSTED AS INDICATED ON THE NEW SURVEY PLAN.

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(m)	“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition, Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to the acceptable practices, methods, or acts generally accepted in the region, including those practices required by Federal Power Act Section 215(a)(4).

(n)	“Governmental or Regulatory Authority” shall have the meaning assigned thereto in Section 8.17(b)(ii).

(o)	“Grantee” shall mean the entity identified as such in the first paragraph of this Agreement and its permitted successors and assigns hereunder.

(p)	“Grantee Approvals” shall have the meaning assigned thereto in Section 8.17(b)(i).

(q)	“Grantee’s Damages” shall have the meaning assigned thereto in Section 7.1.

(r)	“Grantor” shall mean the entity identified as such in the first paragraph of this Agreement and its permitted successors and assigns hereunder.

(s)	“Grantor’s Damages” shall have the meaning assigned thereto in Section 7.2.

(t)	“Grantor’s Property” shall have the meaning assigned thereto in the first recital of the Background section of this Agreement (and for purposes of clarity, includes the Generation Facilities Easement Area).

(u)	“Hazardous Substances” shall mean (i) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) for purposes of this Agreement, oil ash and coal ash; (iii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iv) any other chemical, material or substance, which is prohibited, limited, subject to regulation, investigation, control or remediation, or that could give rise to liability, under any Environmental Law.

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(v)	“ICA” shall mean the Interconnection Agreement dated , between Grantor and Grantee, as amended, restated, modified and replaced, or supplemented from time to time.

(w)	“ICA Easement” shall have the meaning assigned thereto in Section 8.17.

(x)	“Including” shall mean including without limitation.

(y)

“Joint Use Facilities” shall mean equipment, identified as Joint Use Facilities in Part 1 of Exhibit C, attached hereto and incorporated herein, as amended from time to time, which are owned by Grantor or Grantee and which are Used both for generation operations and transmission and/or distribution systems and are, therefore, jointly-operated by Grantor and Grantee.[4]

(z)	“Mortgage” shall mean any mortgage or deed of trust constituting a lien upon this Easement and the estate created hereby and/or Grantee’s interest in the Generation Facilities and Generation Facilities Easement Area.

(aa)	“Option” shall have the meaning assigned thereto in Section 8.17.

(bb)	“Optioned Property” shall have the meaning assigned thereto in Section 8.17.

(cc)	“Original Easement” shall have the meaning assigned thereto in the third recital of the Background section of this Agreement.

(dd)	“Party” or “Parties” shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

(ee)	“Permitted Exceptions” shall have the meaning assigned thereto in Section 8.17(a)(ii).

(ff)	“Personal Property Taxes” shall have the meaning assigned thereto in Section 3.2.

(gg)	“Property Transfer” shall have the meaning assigned thereto in Section 8.17(b)(ii).

(hh)	“Qualified Personnel” shall mean individuals trained for their positions by Grantor or Grantee pursuant to the ICA or by Grantee for purposes of operating and/or maintaining the Generation Facilities.

(ii)	“Real Estate Taxes” shall have the meaning assigned thereto in Section 3.1(a).

[4]

LEASE BETWEEN ACE AND THERMAL ENERGY PARTNERSHIP RELATING TO MISSOURI AVENUE PROPERTY MUST BE AMENDED TO EXCLUDE THE GENERATION FACILITIES EASEMENT AREA AND ALLOW FOR ACCESS BY GRANTOR AND GRANTEE TO THE LEASED PROPERTY.

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(jj)	“Regulatory Approval Costs” shall have the meaning assigned thereto in Section 8.17(b)(ii).

(kk)	“Release” shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

(ll)	“Required Grantor Regulatory Approval” shall have the meaning assigned thereto in Section 8.17(b)(ii).

(mm)	“Taking” or “Taken” shall have the meaning assigned thereto in Section 5.1, as the context dictates.

(nn)	“Total Taking” shall have the meaning assigned thereto in Section 5.2.

(oo)	“Use” or “Used” shall have the meaning assigned thereto in Section 2.3(e).

ARTICLE 2 - Easements

2.1 Grant of Easements to Grantee; Acknowledgement of Ownership of Generation Facilities. Grantor does hereby grant and convey to Grantee the following easements, privileges and licenses in and in respect of the Grantor’s Property:

(a)	Subject to the reservations and limitations of Section 2.2 hereof, an exclusive easement permitting (i) the Generation Facilities located on the Generation Facilities Easement Area to remain in their present locations and (ii) Grantee to Use the Generation Facilities in the normal conduct of its business.

(b)	A non-exclusive easement to perform environmental investigation and remediation work on Grantor’s Property relating to or resulting from Grantor’s prior use or Grantee’s Use and operation of the Generation Facilities, provided that such environmental investigation and remediation work does not unreasonably interfere with Grantor’s Use of and operations on Grantor’s Property as permitted hereunder; provided, further, that no such investigation or remediation shall be performed unless and until notice shall have first been given to Grantor and the Parties shall have discussed (1) whether such investigation or remediation is legally required and (2) the extent and duration of the proposed activities. No such investigation or remediation shall be undertaken unless agreed to by Grantor or required by applicable law and, if so required, unless performed in a manner which is least disruptive to Grantor’s business, all at Grantee’s sole cost and expense.

(c)	An easement for all purposes deemed reasonably necessary or convenient by Grantee to exercise any right or fulfill any obligation under and/or in connection with the ICA, including the right to Use any improvements and equipment constructed or to be constructed or installed in connection therewith, including Grantee-owned Designated Equipment, whether located now or in the future on the Generation Facilities Easement Area or (subject to the limitations of this Agreement) on the balance of Grantor’s Property.

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(d)	A non-exclusive easement to Use such portions of the parking facilities on Grantor’s Property as are reasonably necessary for the purpose of parking of cars, trucks, vehicles, transportation trailers and equipment, and for the purpose of temporarily placing temporary office trailers for use in connection with installation, repair or maintenance operations, in connection with the exercise of any easement, license, right or right-of-way under this Agreement, and, during the period of such exercise, the right to temporarily store materials reasonably necessary for the exercise thereof, provided, however, that any such parking or storage shall be undertaken in such a manner as will minimize disruption to Grantor’s business and operations and shall be in accordance with reasonable security and safety rules established by Grantor; and provided further, that it is understood and agreed that, except as provided in Section 2.4(e)(3), Grantor and Grantee shall be jointly responsible for maintenance, upkeep, repair, replacement, paving, repaving and/or snowplowing of any of the parking facilities located outside of the Generation Facilities Easement Area, such responsibilities and the costs associated therewith to be shared by Grantor and Grantee in accordance with a reasonable allocation based on the relative use of such facilities to be agreed by Grantor and Grantee from time to time.

(e)	A non-exclusive easement of Access for the purposes of exercising any of the rights, easements, privileges and licenses granted in this Section 2.1, provided, however, that it is understood and agreed that, except as provided in Section 2.4 (e)(3), Grantor and Grantee shall be jointly responsible for snow removal, weed spraying, other groundskeeping tasks, lighting, fencing and the maintenance, upkeep, repair, replacement, paving, repaving and/or snowplowing of any roads and/or drives associated with access to the Generation Facilities Easement Area that are located outside of the same, such responsibilities and the costs associated therewith to be shared by Grantor and Grantee in accordance with a reasonable allocation based on the relative use of such facilities to be agreed by Grantor and Grantee from time to time.

Grantor hereby acknowledges that Grantee is the owner of the Generation Facilities situated on Grantor’s Property. Grantee hereby acknowledges that Grantor is the owner of the assets relating to the operation of its transmission and distribution system situated within the Generation Facilities Easement Area (and identified in Exhibit C as being owned by Grantor).

2.2 Reservation by Grantor of Certain Rights. Grantor reserves to itself, from the exclusive easement granted to Grantee pursuant to Section 2.1 (a) hereof with respect to the Generation Facilities Easement Area, the following rights subject, however, to the provisions of the final paragraph of Section 2.7:

(a)

the rights to (i) keep and maintain on the Grantor’s Property in their present locations the Joint Use Facilities and Grantor-owned Designated Equipment, (ii) Use such Grantor’s Property and Joint Use Facilities and Designated Equipment

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in the manner described in the ICA or as required for Grantor’s reasonable business purposes, and (iii) keep, operate and maintain Grantor’s transmission, distribution, gas, electric, utility and communication equipment and facilities located now or in the future on, over, under or across the Grantor’s Property; provided, however, that Grantor shall utilize its future reserved rights only in a manner which does not unreasonably interfere with Grantee’s business or Grantee’s use of the Generation Facilities Easement Area;

(b)	the right to have Access to the Grantor’s Property for all purposes deemed reasonably necessary or convenient by Grantor for Grantor’s reasonable business purposes, including without limitation, to perform any act permitted by, or to fulfill any obligation of, Grantor under this Easement or the ICA, including maintenance of the aforesaid property in the manner described in the ICA; provided, however, that it is understood and agreed that Grantee shall be solely responsible for maintenance, upkeep, repair, replacement, paving, repaving and/or snowplowing of any roads and/or drives associated with access to the Generation Facilities Easement Area or other portions of Grantor’s Property that are located within the Generation Facilities Easement Area; and

(c)	the right to perform any required environmental remediation and/or investigation relating to or arising out of Grantor’s Property; provided, however, that no such investigation or remediation shall be performed unless and until notice shall have first been given to Grantee and the Parties shall have discussed (1) whether such investigation or remediation is legally required and (2) the extent and duration of the proposed activities. No such investigation or remediation shall be undertaken unless agreed to by Grantee or required by applicable law and, if so required, unless performed in a manner which is least disruptive to Grantee’s business, all at Grantor’s sole cost and expense.

(d)	A non-exclusive easement to Use such portions of the parking facilities on the Generation Facilities Easement Area as are reasonably necessary for the purpose of temporary parking of cars, trucks, vehicles, transportation trailers and equipment, and for the purpose of temporarily placing temporary office trailers for use in connection with installation, repair or maintenance operations, in connection with the operation and maintenance of the Joint Use Facilities and the Designated Equipment located on the Generation Facilities Easement Area, and, during the period of such exercise, the right to temporarily store materials reasonably necessary for the exercise thereof, provided, however, that any such parking or storage shall be undertaken in such a manner as will minimize disruption to Grantee’s business and operations and shall be in accordance with reasonable security and safety rules established by Grantee; and provided further, that it is understood and agreed that, except as provided in Section 2.4(e)(3), Grantee and Grantor shall be jointly responsible for maintenance, upkeep, repair, replacement, paving, repaving and/or snowplowing of any of the parking facilities located within the Generation Facilities Easement Area, such responsibilities and the costs associated therewith to be shared by the Grantee and Grantor in accordance with a reasonable allocation based on the relative use of such facilities to be agreed by Grantee and Grantor from time to time, it being understood that such relative use may be 100% by Grantee in certain periods.

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2.3 General Scope of Easements. (a) Except as otherwise provided in Sections 2.2 and 2.3(b), each easement and each right, privilege and license granted hereby is and shall be a grant, transfer, conveyance, and right of Use (subject to the terms of this Agreement) to Grantee thereof and to any successor or assign of Grantee under this Agreement and in and to the Generation Facilities. All easements granted and/or reserved herein are granted and/or rights reserved in perpetuity, are irrevocable and non-terminable to the fullest extent permitted by applicable law, and shall be covenants running with the land and Grantor’s Property, binding upon and benefiting in accordance herewith, the Parties, their successors and assigns.

(b)	Any easement or right, privilege or license granted hereunder for purposes of enabling a Party to exercise any right or reservation or to fulfill any obligation set forth in the ICA will last for the term of the ICA, and will continue thereafter only if the right or obligation (i) shall by its express terms survive the termination or expiration of the ICA or (ii) is necessary for the conduct of the business of generating, transmitting and/or distributing electric power by Grantee or Grantor.

(c)	All Grantee equipment and facilities currently located in the Generation Facilities Easement Area, or hereafter installed and maintained therein pursuant to an easement or right, privilege or license granted hereunder shall be maintained by Grantee in a good and safe manner and Grantee shall make all repairs and replacements reasonably necessary to keep such equipment and facilities in good condition. If Grantee has made a decision to permanently shut down the Generation Facilities with no intention to use the Generation Facilities Easement Area for purposes of operating an electrical generation facility, Grantee shall be obligated to remove any of its equipment or facilities located on the Generation Facilities Easement Area, all in full compliance with environmental laws applicable to closing a facility. Nothing herein is intended to relieve Grantee of any environmental or other liabilities or obligations associated with the Generation Facilities.

(d)	Grantee may not enter upon or Use or permit others to enter upon or Use Grantor’s Property in any manner or for any purpose other than as expressly permitted by Section 2.1 hereof.

(e)

“Use” or “Used”, as the context dictates, shall mean, with respect to all easements, rights, privileges and licenses granted or reserved hereunder, to operate, maintain, repair, upgrade, clean, test, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand; provided that in connection with any Use by Grantee hereunder, at Grantee’s expense and only if such adding to, relocation or expansion would not, as determined by Grantor in its reasonable discretion, unreasonably or materially burden Grantor’s Property or otherwise materially damage Grantor’s Property or materially impede

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the Grantor’s performance of its obligation under the ICA or the operation of its business affected by the easements, licenses and rights created hereby and in connection with any Use by Grantor hereunder,at Grantor’s expense and only if such adding to, relocation or expansion would not, as determined by Grantee in its reasonable discretion, unreasonably or materially burden the Generation Facilities Easement Area or otherwise materially damage the Generation Facilities Easement Area or materially impede the Grantee’s performance of its obligation under the ICA or the operation of its business affected by the reservations, easements, licenses and rights created hereby. If Grantor determines that a proposed Use by Grantee which constitutes an addition, relocation or expansion would unreasonably or materially burden Grantor’s Property or otherwise materially impede the exercise by Grantor of any right granted or reserved hereunder and/or operations of Grantor, both in the then-present or in the future, then Grantor shall promptly so notify Grantee and the Parties shall cooperate in good faith to find and implement an acceptable alternative for such proposed Use. If Grantee determines that a proposed Use by Grantor which constitutes an addition, relocation or expansion would unreasonably or materially burden the Generation Facilities Easement Area or otherwise materially impede the exercise by Grantee of any right granted or reserved hereunder and/or operations of Grantee, both in the then-present or in the future, then Grantee shall promptly so notify Grantor and the Parties shall cooperate in good faith to find and implement an acceptable alternative for such proposed Use. In no event shall the Use by either Party impair the future Use by the other Party of such other Party’s property in a manner permitted by applicable zoning and other land use regulations without obtaining any additional variances, special exceptions, or other form of special use permits, nor impede such other Party’s ability to freely transfer its interest in and to such property. Without limitation of the foregoing, any such use by a Party shall include its right to install its interconnection equipment within or outside the Generation Facilities Easement Area as reasonably required to implement the interconnection contemplated under the ICA, including without limitation, the right to “connect to” or “mount upon” the other Party’s equipment or facilities.

2.4 Interpretation. The following shall apply in interpreting any easement and any right, privilege or license granted pursuant to this Agreement:

(a)	Each easement and each reservation, right, privilege and license granted or reserved herein is and shall be irrevocable.

(b)	With respect to any easement or reservation created by this Agreement, the words “in,” “upon,” “to”, “on,” “over,” “above,” “through,” and/or “under” shall be interpreted to include all of such terms.

(c)	Each easement and each right, privilege and license granted herein to Grantee has been purchased and fully paid for by Grantee on the date hereof, is not terminable and shall be enjoyed without additional cost to Grantee, except as otherwise provided herein.

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(d)	Each easement and each reservation, right, privilege and license granted or reserved herein is also a grant of the additional right of Access over Grantor’s Property, including the Generation Facilities Easement Area, to accomplish the purpose of such easement or reservation, right, privilege and license, to perform any obligations hereunder or in the ICA, and to comply with any legal requirements affecting Grantee or Grantor or their respective property and/or improvements, and neither Party will exercise its rights hereunder so as to cause the other Party to be in violation of any applicable legal requirements.

(e)	Exercise of any easement or any reservation, right, privilege or license granted or reserved hereunder permitting or requiring maintenance, repairs, alterations, restoration, rebuilding, construction, upgrading, cleaning, installation, removal, modification, replacement, expansion, remediation or other work by Grantee upon Grantor’s Property or by Grantor upon the Generation Facilities Easement Area shall be subject to the following conditions:

(1)	Access shall be permitted only to, and work shall be performed only by, Qualified Personnel of Grantee or Grantor, as applicable, and such consultants, agents, contractors, subcontractors, and invitees as Grantee or Grantor, respectively, may select; provided, however, that any consultant, agent, contractor, subcontractor or invitee shall agree to comply with all reasonable rules and regulations applicable to the workplace imposed by Grantor or Grantee, as applicable, and applicable provisions of this Agreement and, to the extent applicable, the ICA; provided, further, however, that each Party shall retain the right to exclude any such personnel, employees or contractors reasonably deemed by such Party to present a danger of harm to the Generation Facilities or the operation and maintenance thereof by Grantee, or to the balance of the Grantor’s Property or the operation and maintenance thereof by Grantor;

(2)	Work shall be performed using reasonable precautions and shall be performed at such times and upon such notice as may be necessary to avoid unreasonable interference with the Use and enjoyment by Grantor of Grantor’s Property and Grantee of the Generation Facilities Easement Area, to the extent permitted hereby;

(3)	Following completion of work by Grantee, Grantee shall restore Grantor’s Property (other than the Generation Facilities Easement Area) to the same or as good a condition as existed before the commencement of the work; and following completion of work by Grantor, Grantor shall restore the Generation Facilities Easement Area to the same or as good a condition as existed before the commencement of the work

(4)

Any easement and any reservation, right, privilege or license granted herein which permits Grantee to maintain its property, equipment, facilities, and appurtenances on Grantor’s Property or which permits Grantor to maintain its property, equipment, facilities, and appurtenances

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on the Generation Facilities Easement Area also includes the right to maintain in place on such property any and all wires and cables connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery, and equipment which they measure, regulate, and/or control, and (ii) power sources now existing or as may be commercially necessary from time to time in the future; provided that any future installations shall be subject to approval by Grantor, with respect to installations on Grantor’s Property other than the Generation Facilities Easement Area, and Grantee, with respect to installations in the Generation Facilities Easement Area.

(f)	Each easement of Grantee includes (i) the right, to the extent permitted by applicable law, to trim, cut, burn, treat and/or remove, by manual, mechanical, or chemical means, any and all trees, brush, structures, and other obstructions within the easement, as well as such trees, brush, structures and vegetation outside of the easement area deemed reasonably necessary or desirable by Grantee for the safe and secure operation of the Generation Facilities, and (ii) a right of Access to Grantor’s Property for the purpose of performing the aforementioned acts. Each reservation by Grantor includes (i) the right, to the extent permitted by applicable law, to trim, cut, burn, treat and/or remove, by manual, mechanical, or chemical means, any and all trees, brush, structures, and other obstructions within the Generation Facilities Easement Area deemed reasonably necessary or desirable by Grantor for the safe and secure operation of Grantor’s Property, and (ii) a right of Access to the Generation Facilities Easement Area for the purpose of performing the aforementioned acts.

2.5 Rules and Regulations. (a) Grantee will comply with the rules set forth in Exhibit D attached hereto and incorporated herein when performing any construction or other work, as well as with any other applicable conditions, rules, and regulations set forth in this Agreement or in the ICA.

(b)	Grantee and Grantor will comply with the rules set forth in Exhibit E attached hereto and incorporated herein in the conduct of any environmental investigation and remediation work on Grantor’s Property or in the Generation Facilities Easement Area. The cost of all environmental investigation and remediation work shall be the responsibility of the Party performing the work.

(c)	Grantor may promulgate additional reasonable rules regulating the conduct of Grantee insofar as the same relate to health and safety concerns and to the operation of the transmission and distribution assets pursuant to the ICA, provided such rules and regulations do not unreasonably interfere with, or impede, Grantee’s rights and easements as set forth herein or in the ICA.

2.6 No Obstruction. (a) Neither Party shall obstruct the easements or the reservations, rights, privileges, and licenses granted, created, or reserved pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements, reservations, rights, privileges, and licenses granted, created or reserved pursuant to this Agreement.

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(b)	Neither Party shall make any changes to the topography or means of access on or to its property, including grading or drainage that could reasonably be expected to materially adversely affect the other Party’s rights in respect of the Designated Access Roads, or the exercise of any right or fulfillment of any obligation in this Agreement or in the ICA, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, that nothing herein shall preclude Grantor’s right to relocate the Designated Access Roads, subject to Grantee’s prior consent, not to be unreasonably withheld, so long as such relocation does not interrupt Grantee’s continuous access to the Generation Facilities Easement Area nor materially adversely affect Grantee’s rights in respect of the Designated Access Roads.

2.7 Removal of Equipment. (a) Subject to Grantor’s rights pursuant to Section 2.2(a)(iii) above, to the extent that any Grantor-owned Joint Use Facilities or Grantor-owned Designated Equipment located within the Generation Facilities Easement Area are not, or are no longer, Used for generation operations and such Grantor-owned Joint Use Facilities or Grantor-owned Designated Equipment either interfere with Grantee’s remaining generation operations or subject Grantee to increased regulatory or compliance requirements, Grantee shall have the right to request that such Grantor-owned Joint Use Facilities or Grantor-owned Designated Equipment be relocated within the Generation Facilities Easement Area, or, if necessary to preserve Grantee’s generation operations, to request that such Grantor-owned Joint Use Facilities or Grantor-owned Designated Equipment be removed from the Generation Facilities Easement Area. Grantor agrees that, upon receipt of such request, it will relocate or remove such Grantor-owned Joint Use Facilities or Grantor-owned Designated Equipment, at Grantee’s sole cost and expense, as promptly as practicable, but in any event so that such Joint Use Facilities or Designated Equipment is disconnected and disabled within twelve (12) months and removed or relocated within twenty-four (24) months, in each case measured from the date of such request. Grantee agrees to cooperate in any such relocation or removal.

(b)	To the extent that any Grantee-owned Joint Use Facilities or Grantee-owned Designated Equipment located outside the Generation Facilities Easement Area are not, or are no longer, Used for generation operations and such Grantee-owned Joint Use Facilities or Grantee-owned Designated Equipment either interfere with Grantor’s operations or subject Grantor to increased regulatory or compliance requirements, Grantor shall have the right to request that such Grantee-owned Joint Use Facilities or Grantee-owned Designated Equipment be relocated either to the Generation Facilities Easement Area or to another location on Grantor’s Property outside the Generation Facilities Easement Area. Grantee agrees that, upon receipt of such request, it will relocate or remove such Grantee-owned Joint Use Facilities or Grantee-owned Designated Equipment, at Grantor’s sole cost and expense, as promptly as practicable, but in any event so that such Joint Use Facilities or Designated Equipment is disconnected and disabled within twelve (12) months and removed or relocated within twenty-four (24) months, in each case measured from the date of such request. Grantor agrees to cooperate in any such relocation or removal.

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2.8 Interconnection License. (a) Grantor grants to Grantee a license to connect, install, mount or otherwise join Grantee’s equipment to Grantor’s equipment for the purpose of exercising any right or fulfilling any obligation under and/or in connection with the ICA, regardless of the location of such equipment, provided that any actions to be undertaken pursuant to this license shall be consistent with Good Utility Practice and subject to Grantor’s prior consent, not to be unreasonably withheld.

(b)	Grantee grants to Grantor a license to connect, install, mount or otherwise join Grantor’s equipment to Grantee’s equipment for the purpose of exercising any right or fulfilling any obligation under and/or in connection with the ICA, regardless of the location of such equipment, provided that any actions to be undertaken pursuant to this license shall be consistent with Good Utility Practice and subject to Grantee’s prior consent, not to be unreasonably withheld.

2.9 Priority of Easements. Notwithstanding anything to the contrary contained herein, the priority of the easements granted in Section 2.1 and of the rights reserved in Section 2.2 shall date to the date of the Original Easement.

ARTICLE 3 - Taxes, Assessments, and Other Charges

3.1 Real Estate Taxes. (a) Grantor, with respect to Grantor’s Property outside of the Generation Facilities Easement Area, and Grantee, with respect to the Generation Facilities and the Generation Facilities Easement Area, shall pay and discharge all of the following (“Real Estate Taxes”) whether or not now within the contemplation of the Parties hereto: (i) all real estate taxes, assessments, and, except for water and sewer charges and assessments, other governmental impositions and charges, taxes, rents, levies, and sums of every kind or nature whatsoever, extraordinary as well as ordinary, as shall at any time be imposed by any governmental or public authority on, or become a lien in respect of, the Grantor’s Property or the Generation Facilities or any part thereof, or which may become due and payable with respect thereto, and any and all taxes, assessments, and charges levied, assessed or imposed upon Grantor’s Property or the Generation Facilities in lieu of, or in addition to, the foregoing, under or by virtue of any present or future laws, rules, requirements, orders, directives, ordinances, or regulations of the United States of America, or of the State of                      or of any subdivision thereof, or of any lawful governmental authority whatsoever, and any interest or penalties thereon, and (ii) all other taxes (excluding gains, sales, and income taxes but including occupancy taxes which are measured by income) measured by ownership of Grantor’s Property or the Generation Facilities. Grantee shall pay and discharge all levies and assessments for water, water meter (including any expenses incident to the installation, repair, or replacement of any water meter) and sewer and all rents with respect to water and sewer which provide service to the Generation Facilities.

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(b)	Grantee shall reimburse Grantor for such portion of the Real Estate Taxes payable with respect to Grantor’s Property as are equitably allocable to the Generation Facilities and Generation Facilities Easement Area. Grantee shall reimburse Grantor for such allocable portion of such Real Estate Taxes within 30 days of Grantee’s receipt of a demand for payment thereof from Grantor, but not earlier than 30 days after payment of such Real Estate Taxes by Grantor. Grantor and Grantee shall negotiate in good faith to establish a fair and equitable allocation of Real Estate Taxes to the Generation Facilities Easement Area, based on the value of the Generation Facilities Easement Area, relative to the value of Grantor’s Property; provided, however, that if the Parties cannot agree on a fair and equitable allocation following good faith negotiations, then the allocation of Real Estate Taxes to the Generation Facilities Easement Area shall be consistent with past practice.

(c)	Grantee may request to receive copies of any tax bills issued to Grantor by any applicable governmental authority.

3.2 Personal Property Taxes. Grantor shall pay and discharge all personal property taxes (the “Personal Property Taxes”) whether or not now within the contemplation of the Parties hereto, including all taxes and assessments which shall or may be charged, levied, assessed, or imposed upon, or become a lien upon, Grantee’s personal property used in the operation of or in connection with the business conducted on the Grantor’s Property other than the Generation Facilities Easement Area. Grantee shall reimburse Grantor for any Personal Property Taxes paid by Grantor but attributable to personal property owned by Grantee and located on Grantor’s Property. Grantee shall pay and discharge all Personal Property Taxes attributable to personal property owned by Grantee and located in the Generation Facilities Easement Area and, to the extent the subject of a separate assessment, located on the Grantor’s Property but not in the Generation Facilities Easement Area. Grantor shall pay and discharge all Personal Property Taxes attributable to personal property owned by Grantor and located in the Generation Facilities Easement Area.

3.3 Timing of Payment. Subject to the provisions of Section 3.5, Grantee and Grantor shall each comply with its covenant to pay and discharge all Real Estate Taxes and Personal Property Taxes by paying all such taxes directly to the appropriate taxing authorities prior to the expiration of the period within which payment is permitted without penalty or interest. Grantee and Grantor shall deliver to the other Party promptly following receipt copies of the most recent official receipts from the appropriate taxing authorities evidencing such payment.

3.4 Cooperation with Respect to Tax Abatements. Grantee and Grantor will cooperate with each other in obtaining and/or retaining any tax abatement for which Grantor’s Property or the Generation Facilities may be eligible. Upon written request of the Party seeking an abatement, the other Party hereto will execute and file any and all documents and instruments reasonably necessary to obtain and retain such abatement, without the assumption of any liabilities or obligations, provided that the Party seeking such abatement shall reimburse the cooperating Party for any reasonable expense that such cooperating Party may incur in connection therewith.

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3.5 Tax Contests. (a) Grantor, with respect to Grantor’s Property, and Grantee, with respect to the Generation Facilities and/or the Grantee’s property to the extent payable by Grantee with respect to the Generation Facilities Easement Area:

(1)	May contest in good faith, by appropriate proceedings diligently and continuously conducted, at its or their sole cost and expense, any Real Estate Tax or charge or Personal Property Tax or charge, or similar tax or charge and, where permitted by law, pay the same under protest. Each Party agrees to cooperate with the Party contesting any tax or charge, provided that the contesting Party shall reimburse the cooperating Party for any reasonable expense that such cooperating Party may incur in connection therewith.

(2)	Shall pay and discharge such contested items as finally adjudicated or settled, with interest and penalties, and all other charges directed to be paid in or by any such adjudication or settlement.

(3)	May, in its sole discretion, consolidate any proceeding to obtain a reduction in the assessed valuation with any similar proceeding or proceedings brought by it relating to any one or more other tax years.

(4)	Subject to the provisions of Section 3.5(b), shall indemnify and hold the non-contesting Party harmless from and against all liability, loss, cost or expense arising out of the contest.

Any refunds from any such contest shall belong wholly to the Party or Parties that paid the tax.

(b)	Any refund from a contest described in Section 3.5(a) shall be applied in the following order:

(1)	First, to discharge all liabilities that arose out of the contest;

(2)	Second, to reimburse the Parties for any liability, loss, cost or expense that arose out of the contest; and

(3)	Third, to Grantor and Grantee in proportions in which the taxes or charges to which any refund received are attributable to payments made by the Parties.

3.6 Failure to Pay Taxes.

If Grantor or Grantee, as the case may be, shall fail to pay when due any Real Estate Tax or portion thereof which it is obligated to pay hereunder within ten (10) days of receipt of notice from the other Party that it is believed in good faith that such obligation has not been timely paid, the non-defaulting Party may pay the amount of such tax on behalf of the defaulting Party, and the amount so paid, with interest at the rate provided for defaults in Section 6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party effecting such cure.

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ARTICLE 4 - Mechanics’ Liens

4.1 Notice Regarding Labor and Material. Notice is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for the other Party hereto or to any other persons or entities claiming under such other Party, and that no mechanics’ or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

4.2 Disposition of Liens. (a) Grantee shall forthwith take such action as is necessary to discharge, remove, or satisfy any lien filed against Grantor’s Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Grantee, or any person or entity acting for or on behalf of Grantee.

(b)	Grantor shall forthwith take such action as is necessary to discharge, remove, or satisfy any lien filed against the Generation Facilities for any labor or materials furnished or to be furnished for or on behalf of Grantor, or any person or entity acting for or on behalf of Grantor.

(c)	If Grantor or Grantee, as the case may be, shall fail to discharge, remove, or satisfy any such lien which it is obligated to discharge, remove, or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party may pay the amount of such lien, or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section 6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

(d)	The defaulting Party shall defend, indemnify and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys’ fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

ARTICLE 5 - Condemnation

5.1 Right to Participate. In the event Grantor’s Property or the Generation Facilities, or a part thereof, shall be taken in condemnation proceedings or by exercise of any right of eminent domain or any agreement or deed in lieu of condemnation (any such matter being hereinafter referred to as a “Taking” or property “Taken”), whether such Taking be a permanent Taking or a temporary Taking, any person or entity having an interest in the award or awards shall have the right to participate in any such condemnation proceedings or agreement for the purpose of protecting its interest hereunder. Each Party so participating shall pay its own expenses.

5.2 Total Taking. A “Total Taking” shall be deemed to have occurred as to the property of any Party when the entire property of such Party shall be Taken or a substantial part of such property shall be Taken and the untaken portion of the property would, following the completion of restoration, be unsuitable for the operation and the Use thereof in the manner so operated and Used prior to the Taking. Upon a Total Taking, this Agreement shall terminate

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except with respect to the disposition of the award. In such event, Grantee (as to the Generation Facilities Easement Area, including any and all improvements thereto and equipment thereon owned by the Grantee) and Grantor (as to the balance of Grantor’s Property) shall remove all improvements and equipment in accordance with applicable law, prior to the date of such taking, provided that Grantor shall be responsible for removing its equipment located in the Generation Facilities Easement Area and Grantee shall be responsible for removing its equipment located on Grantor’s Property outside the Generation Facilities Easement Area.

5.3 Disposition of Award. In the event of a Taking each Party shall be entitled to share in the awards (i) to the extent of its interest in the property Taken; provided, however, that in the event that either Party has assigned any part of its interest under this Easement, the assignee of such interest shall be entitled to receive the entire amount of said awards allocated to such Party, (ii) consequential damages incurred by it as a consequence of such Taking and (iii) any diminution of the value of its property not so Taken, but in each case only to the extent such damages are included in the award.

5.4 Notice of Taking. In the event Grantor’s Property or the Generation Facilities, or a part of either thereof, shall be the subject of any condemnation proceedings or the subject of any eminent domain proceedings, and if any Party shall receive actual notice of such proceedings, the Party receiving such notice shall notify the other Party of the existence of such proceedings. Such notification shall occur within thirty (30) days after the receipt of such notice.

ARTICLE 6 - Defaults

6.1 Event of Default. Each and every one of the following events shall constitute an “Event of Default” under this Agreement, (a) if the defaulting Party fails to make any payment due from such defaulting Party to the non-defaulting Party within twenty (20) days after written demand for such payment, (b) if the defaulting Party fails, within twenty (20) days after written notice from the non-defaulting Party, to make any payment due from such defaulting Party to any person or entity other than the non-defaulting Party and such failure results in the imposition of a lien on the property or improvements of the non-defaulting Party, and (c) if the defaulting Party fails to perform any non-monetary obligations hereunder, and said defaulting Party fails to cure such default within thirty (30) days after receipt of written notice from the non-defaulting Party stating with particularity the nature of the default; provided however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) day period commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

6.2 Right of Self Help. The non-defaulting Party may at its election, following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in clause 6.1 (c) hereof, undertake the cure of such default on behalf of the defaulting Party. The non-defaulting Party is granted a license to enter upon, through, or under the property or improvements of the defaulting Party to effect such cure. Following occurrence of an Event of Default involving the non-payment of money to a person or entity not a Party to this Agreement, the non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and

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expenses (including reasonable attorneys’ fees) incurred by it in effecting such cure or payment as provided for in this Section 6.2, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand to the date of payment at the rate set forth in Section 6.3.

6.3 Interest. Following the occurrence of an Event of Default involving the nonpayment of money by the defaulting Party, all monies owed to the non-defaulting Party shall bear interest at the “Prime” rate or the “base” rate announced by Citibank, N.A. from time to time for commercial loans. Such interest shall be calculated retroactively from the due date to and including the actual date of payment.

6.4 Enforcement Rights. In addition to any other rights set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against the defaulting Party either to specifically enforce, restrain, or enjoin the violation of any restriction, covenant, condition, agreement, term, representation, or warranty herein contained or to recover damages. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedies permitted pursuant to this Agreement other than equitable remedies may be inadequate in the case of any breach by either Party of its obligations contained herein. Accordingly, each Party agrees that in such instances, the affected Party shall be entitled to preliminary injunctive relief from a court of competent jurisdiction.

6.5 No Extinguishment, Termination or Forfeiture. Nothing contained in this Agreement shall create any reversion, condition, or right of re-entry or other provisions for extinguishment, termination or forfeiture under which either Party can be cut off, subordinated, or otherwise disturbed in the possession of its property. Grantor’s remedies for default by Grantee hereunder shall not include termination, extinguishment or forfeiture of this Agreement or Grantee’s rights hereunder.

6.6 Independent Covenants. None of the rights and easements granted by this Agreement and none of the performances required by this Agreement shall be dependent on the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easements and requirements of performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the rights, easements, and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

ARTICLE 7 - Indemnification

7.1 Grantor Indemnification. Grantor shall indemnify, hold harmless, and defend Grantee, its parent, and Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, and successors, as the case may be, from and against any and all claims, liabilities, costs, damages, and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or Grantor) (collectively, “Grantee’s Damages”) (i) for damages to property, injury to or death of any person, including Grantee’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Grantor and/or its officers,

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directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with this Agreement, including a failure by Grantor to perform its obligations hereunder, or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Substances on, under or migrating from any Grantor Property (other than the Generation Facilities Easement Area, except where attributable to Grantor’s operation and maintenance of its Transmission and Distribution Facilities) or the facilities (other than any Generation Facilities) located thereon or otherwise attributable to Grantor’s operation and maintenance of its Transmission and Distribution Facilities on the Grantor’s Property. Grantee shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

7.2 Grantee Indemnification. Grantee shall indemnify, hold harmless, and defend Grantor, its parent, and Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, and successors, as the case may be, from and against any and all claims, liabilities, costs, damages and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or Grantee) (collectively, “Grantor’s Damages”) (i) for damages to property, injury to or death of any person, including Grantor’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Grantee and/or its officers, directors, employees, agents contractors, subcontractors and invitees arising out of or connected with this Agreement, including a failure by Grantee to perform its obligations hereunder, or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Substances on, under or migrating from the Generation Facilities Easement Area or the Generation Facilities located thereon or otherwise attributable to Grantee’s operation and maintenance of its Generation Facilities on the Grantor’s Property . Grantor shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

7.3 Indemnification Procedures.

If a Party intends to seek indemnification under this Article 7 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim promptly but in no event later than sixty (60) days after the later of (a) the commencement of, or (b) the Party’s actual knowledge of, such claim. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be, sustained by said Party. To the extent that the other Party is actually and materially prejudiced as a result of failure to provide such notice, such notice shall be a condition precedent to any liability of such other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim which is the subject of indemnification hereunder without the prior consent of the other Party; provided, however, that said consent shall not be unreasonably withheld, delayed or conditioned.

7.4 Survival. The indemnification obligations of each Party under this Article 7 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

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ARTICLE 8 - Miscellaneous

8.1 Effective Date. This Agreement is effective from and including                     , the original date hereof.

8.2 Exhibits. All exhibits attached to this Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

8.3 Headings. The Article and Section headings of this Agreement and the Table of Contents preceding this Agreement are for convenience and reference only and in no way define, limit, or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

8.4 Interpretation. Words of any gender in this Agreement shall be held to include any other gender and words in the singular number shall be held to include the plural when the sense requires.

8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of                     , exclusive of its choice of law rules.

8.6 Entire Agreement. This Agreement, together with the ICA, constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and undertakings relating to the subject matter hereof.

8.7 Modifications, Waivers, Consent. This Agreement may not be modified, amended or discharged except by an instrument in writing signed by all of the record owners of Grantor’s Property and the Generation Facilities. No waiver or consent may be enforced unless such waiver or consent shall be in writing and signed by the Party against whom enforcement thereof is sought.

8.8 Binding Effect. The covenants, conditions, restrictions, encumbrances, and easements set forth in this Agreement shall in accordance with their respective terms, attach to, burden, and run with Grantor’s Property, including the Generation Facilities Easement Area and shall in accordance with their respective terms, be appurtenant to Grantor’s Property and shall be binding upon the Parties hereto and their respective successors, assigns, grantees, transferees, and tenants and, shall inure to the benefit and use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees, and tenants. Each grantee of any portion of or interest in the property and each mortgagee (or designee hereof) which succeeds to the fee simple ownership of any portion of the property, shall be deemed, by the acceptance of a deed, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such grantee or mortgagee has acquired an interest.

8.9 Assignment. The Parties hereto may not assign all or any part of their rights hereunder without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, no such consent shall be required if (a) such assignment is made together with an assignment by the assignor, to the same assignee, of all of its rights and obligations under the ICA; and (b) the assignee executes and delivers to each of the Parties an agreement, in writing, to be bound by all of the obligations of the assignor hereunder with respect to the assigned rights. The provisions of clause (a) in the immediately preceding sentence shall fall out of this Agreement when the ICA has expired or been terminated.

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Any conveyance of and any encumbrance of or security interest in all or part of Grantor’s interest in the Land or in Grantor’s Property shall be subject and subordinate to and shall be subject to the terms and conditions of this Agreement and to Grantee’s (or Grantee’s mortgagee’s, pursuant to Section 8.10) rights hereunder.

8.10 Mortgage of Grantee’s or Grantor’s Easement Interest.

Notwithstanding Section 8.9, Grantee may freely mortgage, assign and/or otherwise encumber all or any portion of Grantee’s right title and interest in this Easement to a lender or lenders (or trustee or agent thereof) under one or more Mortgages.

8.11 Non-Disturbance in the Event of a Mortgage of the Grantor’s Property and/or the Generation Facilities Easement Area; Foreclosure; Deed in Lieu of Foreclosure and/or Monitions Sale.

(a) In the event of foreclosure of any mortgage granted by Grantor (both judicial and non-judicial), or upon conveyance of the Generating Facilities Easement Area in lieu of foreclosure and/or through a monitions sale, then this Easement shall continue in full force and effect undisturbed by such foreclosure, deed in lieu of foreclosure and/or monitions sale. Grantee hereby agrees to accept any such successor owner as Grantor under this Easement, and to be bound by and perform all of the obligations imposed by the Easement, and any such successor owner of Grantor’s Property shall be subject and subordinate to this Easement and to Grantee’s interests hereunder and shall not disturb possession of Grantee, and will be bound by all of the obligations imposed on the Grantor by this Easement, including, without limitation, Section 8.17 hereof.

(b) In the event of foreclosure of any mortgage granted by Grantee (both judicial and non-judicial), or upon assignment or transfer of Grantee’s interest in the Generation Facilities Easement Area in lieu of foreclosure and/or through a monitions sale, then this Easement shall continue in full force and effect undisturbed by such foreclosure, deed in lieu of foreclosure and/or monitions sale. Grantor hereby agrees to accept any such transferee as Grantee under this Easement, and to be bound by and perform all of the obligations imposed by the Easement, and any such transferee shall be subject to this Easement and to Grantor’s interests hereunder and will be bound by all of the obligations imposed on the Grantee by this Easement.

8.12 Covenants not Conditions. The provisions of this Agreement shall be construed as covenants and not as conditions.

8.13 Severability of Void Provisions. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

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8.14 Estoppel Certificates. Grantor and Grantee shall, upon not less than thirty (30) days prior written notice from the other Party, deliver a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement is in full force and effect as modified, and identifying the modifications), and (b) whether or not the other Party is known to be in default under any provision under this Agreement, and if such a default is known, the nature of such default.

8.15 Notices.On or prior to the effective date of this Agreement, each Party shall indicate to the other Party, by notice, the name, address and phone number of the appropriate person to contact during each eight-hour work shift in the event of an emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified by another notice received by that Party.

(b)	All notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given) by hand delivery, by telecopy (confirmed in writing), by mail (registered or certified, postage prepaid), or by nationally recognized overnight delivery service (prepaid or billed to sender) to the respective Parties as follows:

FOR GRANTOR

[            ]

FOR GRANTEE

[            ]

(c)	or to such other address or telecopier number as is furnished by notice received from the addressee and any such communication shall be deemed to have been given as of the date so delivered, telecopied or mailed (except as otherwise expressly provided herein).

8.16 Recording. The Parties agree to execute and record this Agreement or instead, at the request of either Party, a short-form memorandum thereof in the office of the Recorder of Deeds for [            ]. The Grantee shall pay the recording costs.

8.17 Purchase Option.

Grantor hereby grants to Grantee an option (the “Option”) to purchase all, but not less than all, of Grantor’s full right, title and interest in the Generation Facilities Easement Area (the “Optioned Property”) for a cash payment of one Dollar ($1.00) and the execution and delivery by Grantee, as owner of the property constituting the Generation Facilities Easement Area following exercise of the Option, of an easement to Grantor substantially in the form attached as Exhibit F hereto (the “ICA Easement”). Such option may be exercised at any time upon notice to Grantor. The closing (the “Closing”) shall occur thereafter in accordance with the provisions of this Section 8.17.

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(a)	Condition of Title.

(i)	At the time of Closing, title to the Optioned Property shall be (a) good and marketable and free and clear of all liens, encumbrances, leases and tenancies, but subject to the Permitted Exceptions (as hereinafter defined), and (b) insurable as aforesaid by any reputable title insurance company selected by Grantee, at standard rates.

(ii)	The term “Permitted Exceptions” means (a) liens for real estate taxes, water and sewer rents that are apportioned hereunder, including special assessments; (b) an exception for any state of facts or other matters shown on the survey by , dated ; (c) any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any governmental authority, as now or hereafter existing or enforced (including, without limitation, those related to zoning and land use); (d) easements of roads; (e) all liens, encumbrances, leases and tenancies existing at the time of the execution of this Agreement; (f) easements, restrictions, agreements and like matters of record that do not materially interfere with Grantee’s use of the Optioned Property and (g) the easement identified in the introductory paragraph of this Section 8.17.

Notice of Objection. Within twenty (20) days after Grantee exercises the Option, Grantee shall obtain a title report and deliver to Grantor written notice of any liens, encumbrances or other matters which render the condition of title to the Property other than as required in this Section 8.17. Any such objections of which Grantor is not notified within such period (except such liens, encumbrances or other matters as may arise after the date of the title report obtained by Grantee), shall thereafter be deemed a Permitted Exception and shall not be raised by Grantee as objections to the condition of title.

(b)	Subdivision Contingencies.

(i)

As promptly as practicable after Grantee obtains a survey of the Optioned Property, Grantee shall make application to the applicable jurisdiction to obtain subdivision of the Optioned Property, which the parties understand and agree may include a determination of non-conforming use status from the applicable jurisdiction to enable Grantee to continue to use the Optioned Property for an electric generating facility and accessory uses, and the Grantee shall make application for all other permits, variances and other subdivision approvals including any zoning variances or approvals, that are required to be obtained from the applicable jurisdiction to enable Grantee to acquire in fee simple the Generating Facilities Easement Area as soon thereafter as is commercially reasonable (the “Grantee Approvals”). Grantee shall be responsible for making application for the Grantee Approvals and for all fees, costs and expenses associated

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therewith, and Grantee shall use commercially reasonable diligence in filing and processing its applications for Grantee Approvals. Grantee shall provide Grantor with copies of all filings and applications, and all plans and studies related to the filings and applications. Grantor shall cooperate with Grantee (at Grantee’s expense) by executing such plans, applications, and submissions, of whatever kind and/or nature that may be required in connection with the Grantee Approvals, affirmatively support Grantee in securing the Grantee Approvals, and if requested by Grantee, a knowledgeable representative of the Grantor shall attend all meetings with public officials and all public hearings in connection with the Grantee Approvals. Grantee’s obligation to complete Closing on the exercise of the Option is contingent upon Grantee obtaining all of the Grantee Approvals and upon all of the Grantee Approvals, as well as any necessary Required Grantor Regulatory Approvals (as defined below) , being final and not appealable or subject to challenge under applicable law.

(ii)	If Grantor determines in its sole discretion that the transfer to Grantee of Grantor’s full right, title and interest in the Optioned Property (the “Property Transfer”) requires the consent or approval of or any notice to or filing with (each a “Required Grantor Regulatory Approval”), any government, quasi-governmental authority, court, tribunal, arbitrator, authority, regulatory body, agency, commission, official or other instrumentality or any city or other political subdivision exercising executive, legislative or judicial authority (a “Governmental or Regulatory Authority”), Grantor shall, as soon as reasonably practicable following the receipt of Grantee’s notice of exercise of the Option, prepare and submit to each relevant Governmental or Regulatory Authority all such notices and filings as are required to obtain the Required Grantor Regulatory Approvals, and thereafter shall use reasonably diligent efforts to obtain each Required Grantor Regulatory Approval. Grantee agrees to reimburse Grantor for all of its costs and expenses incurred in obtaining the Required Grantor Regulatory Approvals (including, without limitation, the fees and disbursements of legal counsel and consultants retained in connection therewith (“Regulatory Approval Costs”). Notwithstanding any other provision of Agreement, the obligation of Grantor to effect the Property Transfer is conditioned on the receipt by Grantor of each Required Grantor Regulatory Approval, which in each case (i) does not impose on the Grantor, or its businesses, operations or activities, any conditions or limitations that Grantor (in the exercise of its reasonable discretion) considers unreasonably burdensome and (ii) except with respect to the environmental indemnities, if any, required by Section 7.1, does not impose any costs or financial restrictions (other than of a de mininus amount) on Grantor for which Grantor is not reimbursed or indemnified in full by Grantee to the reasonable satisfaction of Grantor.

(iii)	Grantee may nullify the exercise of this Option at any time before Closing by providing written notice of same to Grantor, in which event this

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Easement shall remain in full force and effect, and neither party shall have any further liability to the other based upon Grantee’s exercise of this Option, except for the obligation of Grantee to reimburse Grantor’s costs, including, without limitation, all of the Regulatory Approval Costs incurred in connection with such exercise. For avoidance of doubt, Grantee’s nullification shall neither impair its right to exercise the Option again, nor its right to nullify the same.

(iv)	The parties agree to close on the purchase of the Optioned Property on a mutually agreed date that is no earlier than sixty (60) days after the receipt by the Grantor of Grantee’s notice of exercise or, if later, twenty (20) days after the receipt of the last to be obtained of the Grantee Approvals and the Required Grantor Regulatory Approvals.

(v)	Grantor shall further enter into such appurtenant easements and agreements as may be reasonably necessary to enable Grantee to continue to utilize Grantor’s adjacent property in the manner contemplated hereby (including the continued use of any Joint Facilities), it being the intention of the parties that such rights not merge with the deed to the fee, and that any rights granted hereunder should continue in full force and effect so as to enable Grantee the full continued use and enjoyment of the Grantor’s adjacent property for access, utilities, and the like as provided herein. One agreed form of Appurtenant Easement is attached hereto and made a part hereof as Exhibit F.

(vi)	Grantee shall further enter into such appurtenant easements and agreements as may be reasonably necessary to enable Grantor to continue to utilize the Optioned Property in the manner contemplated hereby (including the continued use of any Joint Facilities), it being the intention of the parties that such rights not merge with the deed to the fee, and that any rights granted hereunder should continue in full force and effect so as to enable Grantor the full continued use and enjoyment of the Optioned Property for access, utilities, and the like as provided herein.

(c)	Provisions with Respect to Closing. At Closing:

(i) Grantor shall deliver a special warranty deed for the Optioned Property and associated appurtenant easements as contemplated hereby, duly executed and acknowledged and in proper form for recording; and such additional documentation (including affidavits) as may be reasonably requested by Grantee or Grantee’s title company to issue and deliver its title policy.

(ii) Grantee shall execute and deliver the ICA Easement, if required, and shall pay Grantor the purchase price (i.e., one Dollar ($1.00)). This Easement shall be amended to delete the provisions hereof relating to the exclusive easement in favor of Grantee with respect to the Generation Facilities Easement Area, but retaining the other Access and Use rights granted to Grantee hereunder All realty transfer taxes shall be paid by Grantee.

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(iii) Costs of recording and notary fees shall be paid by Grantee.

(iv) Except as otherwise provided in Section 8.17(b), Grantor and Grantee shall be responsible for the fees of their respective legal counsel.

(v) Tender of an executed deed and purchase money is hereby waived.

(d)	Rule Against Perpetuities Savings Clause.

If the Rule Against Perpetuities or any similar rule of law would invalidate all or any portion of the option rights granted under this Agreement, or would limit the time during which the rights granted in this Agreement shall be effective due to the potential failure of any interest in property created in this Agreement to vest within a particular time, then each such interest in property created in this Agreement shall be effective only from the date hereof until the passing of twenty (20) years after the death of the last survivor of the grandchildren of current Vice President Joseph R. Biden, Jr., but each such interest in property shall be extinguished after such time, and all other interests in property created in this Easement and all other provisions hereof shall remain valid and effective without modification.

8.18	Grantor Certification.

Grantor hereby certifies that the actual monetary consideration paid for this Agreement is ten Dollars ($10.00).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GRANTOR

[ ]

ATTEST

BY:

TITLE:

GRANTEE

ATTEST	[ ]

BY:

TITLE:

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STATE OF

COUNTY OF

BE IT REMEMBERED, that on this 1st day of July, 2000, personally came before me, the Subscriber, a Notary Public for the State of                         , [            ], [            ] of                         , party to this Indenture, known to me personally to be such, and acknowledged the said Indenture to be the act and deed of the said Corporation; that the seal thereto affixed is its common and corporate seal; that his signature as [            ] of                         , thereto appended is his own proper handwriting; and that this acknowledging, executing, and delivering the same was duly authorized by the Board of Directors of the said Corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Print Name: [            ]

Notary Public

My Commission Expires: [            ]

STATE OF

COUNTY OF

BE IT REMEMBERED, that on this [    ] day of [            ], personally came before me, the Subscriber, a Notary Public for the State of                         , [            ], [            ], of                         , party to this Indenture, known to me personally to be such, and acknowledged the said Indenture to be the act and deed of the said Corporation; that the seal thereto affixed is its common and corporate seal; that his signature as [            ] of                         , thereto appended is his own proper handwriting; and that this acknowledging, executing, and delivering the same was duly authorized by the Board of Directors of the said Corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Print Name: [            ]

Notary Public

My Commission Expires: [            ]

EXHIBIT A

GRANTOR’S PROPERTY

[            ]

EXHIBIT A-1

DESIGNATED ACCESS ROADS5

[To be provided.]

[5]	ACCESS ROADS TO BE INDENTIFIED BY CROSS-HATCHING OR OTHER MEANS ON A SURVEY.

EXHIBIT B

SITE OF GENERATION FACILITIES

[Descriptions provided in Disclosure Schedules]

EXHIBIT C

JOINT USE FACILITIES; DESIGNATED EQUIPMENT6

Part 1. Joint Use Facilities

[            ]

Part 2. Designated Equipment

[            ]

]

[6]	TO BE SPECIFIED PRIOR TO CLOSING.

EXHIBIT D

CONSTRUCTION AND WORK RULES

Each Party shall comply with the following rules and conditions with respect to any construction or other work carried out (i) within any easement area, (ii) pursuant to any reservation, (iii) in exercise of any right, privilege or license, or (iv) with respect to any activities including blasting, regardless of where such activities are carried out, that are reasonably capable of damaging the property of the other Party hereto.

1. A Party undertaking any such construction or other work shall be fully liable to the other Party for any damage done to the property of such other Party.

2. All equipment Used in connection with any such construction or other work shall maintain a minimum clearance from electrical wires as specified by the Occupational Safety and Health Act of 1970 (“OSHA”), 29 U.S.C. 651 et seq., and its implementing regulations, as amended. Each Party must comply with the clearance requirements of the National Electric Safety Code (ANSI C2), as amended.

3. Each Party acknowledges that induced voltage may occur during construction, operation, or maintenance due to the proximity to electric facilities. Each Party shall install appropriate grounding to protect its equipment and facilities.

4. Except in case of an emergency, a Party shall prior to:

(a)	conducting any excavation that is reasonably capable of damaging the property of the other Party hereto provide at least ten (10) days advance written notice to such Party to permit such Party, if it so elects, to have a representative present during such work;

(b)	performing any blasting, or other activity (other than excavation), that is reasonably capable of damaging the property of the other Party, provide to such other Party a detailed proposal setting forth the extent of the blasting, or such other activity, and the measures to be taken to protect the facilities of such other Party. No blasting or other activity contemplated by the preceding sentence shall occur until the other Party shall have reviewed and provided its written approval for such blasting or other activity, which approval shall not be unreasonably withheld, delayed or conditioned.

5. Each Party, at its sole expense, shall provide the other Party with an as-built survey of any facilities installed by it pursuant to these Construction and Work Rules within thirty (30) days following completion of the installation of the facilities.

6. Any underground facilities installed on an area reserved or an easement, granted and conveyed by this Agreement, shall be designed to support heavy equipment with an axle load of 22,000 lbs. Neither Party shall be liable to the other Party for damage to underground installations due to movement of heavy equipment with an axle load of 22,000 lbs. or less on any easement or reservation area.

7. Underground facilities to be installed by a Party shall (unless approved in writing by the other Party) be located no nearer than twenty-five (25) feet from structures, buildings, poles, towers or H-frame structures, anchors, and guy wires of the other Party. No grading shall occur within fifty (50) feet of an H-frame structure or anchor installation, or within twenty-five (25) feet of a single pole or anchor installation. Any grading up to the 50/25 foot limitation shall be accessible to vehicle traffic for maintenance purposes. A slope of 3H:1V of flatter is required. All grading shall be stabilized to prevent erosion.

8. Any facilities built by a Party within a reservation or easement area shall be of standard construction and shall conform to all applicable codes and regulations. Such Party agrees to maintain such facilities in reasonably good repair and condition.

9. During construction any equipment used on an easement area shall drag chains or grounding straps to avoid sparks or shocks while handling metallic objects.

10. Each Party shall place personnel grounding protection systems around any of its aboveground appurtenances (e.g., valve site) on any reservation or easement area.

11. A static electric charge may exist on underground metallic objects located in the vicinity of electric transmission lines. Until installation, each Party shall ground its metal objects stored on any reservation or easement area to avoid sparks and shocks.

12. Prior to welding on any reservation or easement area, the Party shall bond and ground all materials to be welded.

13. If a Party intend to install an underground pipeline with cathodic protection on any easement area, such Party shall first perform tests to insure that no cathodic protection current is being picked up by the grounding system of any electric transmission or distribution line. This testing shall be planned and performed in conjunction with the other Party. The anode beds of any cathodic protection shall be placed on the opposite side of the pipeline from the transmission line.

14. If either Party installs any underground pipelines or facilities pursuant to this Agreement, it shall install markers identifying the location of the underground lines or facilities and shall furnish the other Party with a sketch (with as much detail as the other Party may reasonably request.

EXHIBIT E

ENVIRONMENTAL INVESTIGATIONS & REMEDIATION WORK

Grantor and Grantee’s rights and easements set forth in this Agreement shall include the rights and be subject to the conditions set forth in this Exhibit E. Notwithstanding any other provision of this Agreement, Exhibit E shall govern all Remedial Activities (as that term is defined below) conducted by either Grantor and or the Grantee within the Grantee’s Easement Areas, and any Remedial Activities conducted by the Grantee on any other Grantor Property pursuant to Section 2.5 (b) (such affected portions of the Grantee’s Easement Areas and the Grantor’s Property being hereinafter collectively referred to as the “Remedial Easement Areas”), but otherwise shall not apply to Remedial Activities at the Grantor’s Property.

(a) All rights and easements granted to the Grantee or reserved by Grantor under this Agreement shall include the right to enter upon, utilize, excavate, travel over, alter, improve, and occupy the Remedial Easement Areas for the sole purpose of conducting (i) soil sampling, groundwater sampling, and other investigations, assessments, and tests related to the environmental condition of such Remedial Easement Areas, including invasive testing, and the construction of test wells and monitoring devices (temporary or permanent), and (ii) necessary, related, or resulting excavation, construction, removal work, remedial work, corrective actions and response actions and other ancillary activities and work, including the construction and installation of temporary and permanent remedial devices ((i) and (ii) hereinafter collectively referred to as “Remedial Activities”). Except to the extent required by Environmental Laws such Remedial Activities shall not unreasonably interfere with Grantor’s or the Grantee’s use of the Remedial Easement Areas. These rights and easements are granted for the accommodation of the applicable Party’s officers, employees, agents, consultants, contractors, subcontractors and invitees as well as construction and other equipment, vehicles, materials, excavated earth, tools, accessories, and other necessary items required for the proper performance of such Remedial Activities at the Remedial Easement Areas.

(b) The Grantee and Grantor each shall provide the other Party with split samples of all sampled media within Remedial Easement Areas if the other Party agrees to bear any additional cost of providing such split samples.

(c) Except as provided in the following sentence, prior to conducting any Remedial Activities within the Remedial Easement Areas, a Party shall (i) first furnish the other Party with a work plan which, among other things, identifies the number and general location of any planned borings, wells, piezometers or other monitoring or remedial devices and the analysis which the Party plans to perform, and/or the anticipated scope and timing of any Remedial Activities; and (ii) provide the other Party at least ten (10) days advance written notice, but once a Party provides to the other Party a schedule of investigative activities, no further notice will be required so long as the schedule is adhered to. Each Party waives these requirements for any spills, leaks, or other exposures which, in the other Party’s reasonable judgment, requires immediate action, but such other Party shall nevertheless provide the other Party with reasonable notice and written work plan as available.

(d) Unless required by Environmental Laws, the Grantee agrees that it will not disclose the results of any testing or analysis Grantee performs on soil, groundwater, and air samples taken from the Grantee’s Easement Areas, without first disclosing the results to the Grantor and giving the Grantor a reasonable opportunity to disclose the results itself or jointly with the Grantee. Unless required by Environmental Laws, the Grantee agrees that it will not disclose the results of any testing or analysis performed by or for it on soil, groundwater, and air samples taken from Remedial Easement Areas that are not within a Grantee’s Easement Area. Unless required by Environmental Laws, the Grantor shall not disclose the results of any testing or analysis Grantor performs on soil, groundwater, and air samples taken from the Grantee’s Easement Areas without first disclosing the results to the Grantee and giving the Grantee a reasonable opportunity to disclose the results itself or jointly with the Grantor.

(e) Each Party agrees to promptly furnish the other Party with a copy of any and all data and reports resulting from any environmental testing or analysis performed by such Party on soil, groundwater, and air samples from the Remedial Easement Areas.

(f) Each Party shall promptly remove, or cause to be removed, from the Remedial Easement Areas, all debris, surplus material, waste or waste containers, devices and equipment placed thereon by such Party when no longer actually needed for the conduct of the Remedial Activities permitted hereunder, and shall restore the affected portions of the Remedial Easement Areas to substantially their condition before the conduct of such Remedial Activities. Notwithstanding the foregoing, either Party shall be permitted to leave in place any monitoring, testing, or remedial devices which it installed and which it is required to maintain in order to comply with any Environmental Laws, or to achieve the goals of the Remedial Activities.

(g) Except as required by Environmental Laws or as otherwise provided herein, any fencing, equipment, and other materials to be utilized, operated, installed, or situated within the Remedial Easement Areas shall be situated such that they do not unreasonably interfere with the Grantee’s or the Grantor’s operations, and only after notice to the other Party. Any obstruction required for the performance of work on Remedial Easement Areas shall be temporary only and shall be removed by the installing Party, as soon as practicable following the completion of the activity requiring such obstruction.

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EXHIBIT F

FORM OF ICA EASEMENT

Tax Map [    ] Parcel [    ]

EASEMENT AND LICENSE AGREEMENT

BETWEEN

[                    ]

GRANTOR

AND

[                    ]

GRANTEE

DATED: [                    ]

38

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ARTICLE 8 - Miscellaneous		15
8.1	Effective Date.	15
8.2	Exhibits.	15
8.3	Headings.	15
8.4	Interpretation.	15
8.5	Governing Law.	15
8.6	Entire Agreement.	15
8.7	Modifications, Waivers, Consent.	15
8.8	Binding Effect.	15
8.9	Assignment.	16
8.10	[Intentionally omitted].	16
8.11	Non-Disturbance in the Event of a Mortgage of the Grantor’s Property; Foreclosure; Deed in Lieu of Foreclosure and/or Monitions Sale.	16
8.12	Covenants not Conditions.	16
8.13	Severability of Void Provisions.	16
8.14	Estoppel Certificates.	16
8.15	Notices.	17
8.16	Recording.	17
8.17	Grantor Certification.	17

EXHIBITS
EXHIBIT A	Grantor’s Property
EXHIBIT B	Joint Use Facilities; Designated Grantee Equipment
EXHIBIT C	Construction and Work Rules
EXHIBIT D	Environmental Investigations & Remediation Work

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EASEMENT AND LICENSE AGREEMENT

THIS EASEMENT AND LICENSE AGREEMENT (this “Easement” or this “Agreement”), originally dated as of [                    ], and amended and restated as of             ,         , is entered into by and between [                    ], a [corporation] organized and existing under the laws of the State of [                    ] (“Grantor”) and having an office for the transaction of business at [            ], and [                    ], a [corporation] organized and existing under the laws of the State of [                    ] (“Grantee”) and having an office for the transaction of business at [                    ]. Grantor and Grantee are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

BACKGROUND

Grantor is the owner of that certain parcel of land described in Exhibit A attached hereto and made a part hereof (“Grantor’s Property”).

Grantee is the owner of the Designated Grantee Equipment and certain Joint Use Facilities (as such terms are hereinafter defined) situated on Grantor’s Property.

Grantor and Grantee entered into an Amended and Restated Easement and License Agreement on             , 2010 (the “Amended Easement”), wherein Grantee provided Grantor an option to purchase Grantor’s Property (the “Option”).

Grantor exercised the Option on             ,         , and, pursuant to Section 8.17 of the Amended Easement, Grantor now desires to hereby grant an easement to Grantee subject to the terms and conditions as set forth herein.

AGREEMENT

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants contained herein and in the ICA, and for TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, each intending to be legally bound and to bind their respective successors and assigns, hereby mutually agree as follows:

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ARTICLE 9 - Definitions

Definitions in this Agreement. As used in this Agreement in addition to terms defined in the heading and Background sections of this Agreement:

(a)	“Access” shall mean, as to Grantee, subject to the conditions set forth in this Agreement and Grantor’s right to impose reasonable security and safety restrictions protecting its officers, employees, agents, consultants, contractors, subcontractors, invitees, property, and confidential information, full unimpeded access in common with Grantor, on, under, over, and through Grantor’s Property, including without limitation, existing roads, paths, walkways, corridors, hallways, doorways, and other means of entry or exit, as exist now and from time to time on Grantor’s Property or, where no means of access exist, over and through those areas of Grantor’s Property which are (i) reasonably necessary or convenient in order for Grantee to enjoy the benefits of this Agreement in accordance with the terms hereof, and (ii) least likely, out of the alternatives reasonably available, to impede or damage Grantor’s Property or Grantor’s operations as conducted thereon in the manner contemplated hereby. Access shall also include access and right-of-way for Grantee’s invitees, employees, agents, consultants, contractors, subcontractors, vehicles, trucks, trailers, heavy machinery, equipment, materials, and all other items reasonably necessary or convenient in order for Grantee to enjoy the benefits of this Agreement in accordance with the terms hereof.

(b)	“Affiliate” shall mean with respect to a corporation, partnership, or other entity, each other corporation, partnership, or other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such corporation, partnership, or other entity.

(c)	“Agreement” shall mean this Easement and License Agreement.

(d)	“Amended Easement” shall have the meaning assigned thereto in the third recital of the Background section of this Agreement.

(e)	“Designated Grantee Equipment” shall mean equipment identified as Designated Grantee Equipment in Part 2 of Exhibit B, attached hereto and incorporated herein, as amended from time to time, which do not constitute Joint Use Facilities, but which are owned by Grantee and are located on the Grantor’s Property.

(f)	“Easement” shall mean this Easement and License Agreement.

(g)

“Environmental Laws” shall mean all federal, state and local laws, regulations, rules, ordinances, codes, principles of common law, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to the Release or threatened Release of Hazardous Substances (including to air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, presence, use,

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treatment, storage, disposal, arrangement for disposal, Release, transport, handling, removal or remediation of Hazardous Substances, laws relating to record keeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and laws relating to the management, use, restoration or compensation for use of or damage to natural resources.

(h)	“Event of Default” shall have the meaning assigned thereto in Section 6.1.

(i)	“Federal Power Act” shall mean The Federal Power Act, as amended, 16 U.S.C. §§ 791a, et seq.

(j)	“Generation Facilities” shall mean the electrical generating units and ancillary equipment (including, by way of example and not by way of limitation, associated fuel storage tanks) and lines now or in the future from time to time as may be installed, added to, altered, removed, modified, restored, rebuilt, replaced, relocated, and/or expanded, on the Grantor’s Property, including any improvements.

(k)	“Good Utility Practice” shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition, Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to the acceptable practices, methods, or acts generally accepted in the region, including those practices required by Federal Power Act Section 215(a)(4).

(l)	“Grantee” shall mean the entity identified as such in the first paragraph of this Agreement and its permitted successors and assigns hereunder.

(m)	“Grantee’s Damages” shall have the meaning assigned thereto in Section 7.1.

(n)	“Grantor” shall mean the entity identified as such in the first paragraph of this Agreement and its permitted successors and assigns hereunder.

(o)	“Grantor’s Damages” shall have the meaning assigned thereto in Section 7.2.

(p)	“Grantor’s Property” shall have the meaning assigned thereto in the first recital of the Background section of this Agreement.

(q)

“Hazardous Substances” shall mean (i) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) for purposes of this Agreement, oil ash and coal ash; (iii) any chemicals, materials or substances defined as or included in the definition of

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“hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (iv) any other chemical, material or substance, which is prohibited, limited, subject to regulation, investigation, control or remediation, or that could give rise to liability, under any Environmental Law.

(r)	“ICA” shall mean the Interconnection Agreement dated , between Grantor and Grantee, as amended, restated, modified and replaced, or supplemented from time to time.

(s)	“Including” shall mean including without limitation.

(t)	“Joint Use Facilities” shall mean equipment, identified as Joint Use Facilities in Part 1 of Exhibit B, attached hereto and incorporated herein, as amended from time to time, which are owned by Grantor or Grantee and which are Used both for generation operations and transmission and/or distribution systems and are, therefore, jointly-operated by Grantor and Grantee.

(u)	“Mortgage” shall mean any mortgage or deed of trust constituting a lien upon Grantor’s interest in the Grantor’s Property.

(v)	“Option” shall have the meaning assigned thereto in the third recital of the Background section of this Agreement.

(w)	“Party” or “Parties” shall have the meaning assigned thereto in the introductory paragraph of this Agreement.

(x)	“Personal Property Taxes” shall have the meaning assigned thereto in Section 3.2.

(y)	“Qualified Personnel” shall mean individuals trained for their positions by Grantee pursuant to the ICA or by Grantee for purposes of operating and/or maintaining the Designated Grantee Equipment.

(z)	“Release” shall mean release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

(aa)	“Taking” or “Taken” shall have the meaning assigned thereto in Section 5.1, as the context dictates.

(bb)	“Total Taking” shall have the meaning assigned thereto in Section 5.2.

(cc)	“Use” or “Used” shall have the meaning assigned thereto in Section 2.3(e).

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ARTICLE 10 - Easements

10.1 Grant of Easements to Grantee; Acknowledgement of Ownership of Designated Grantee Equipment. Grantor does hereby grant and convey to Grantee the following easements, privileges and licenses in and in respect of the Grantor’s Property:

(a)	the rights to (i) keep and maintain on the Grantor’s Property in their present locations the Joint Use Facilities and the Designated Grantee Equipment, (ii) Use such Grantor’s Property and Joint Use Facilities and Designated Grantee Equipment in the manner described in the ICA or as required for Grantee’s reasonable business purposes and (iii) keep, operate and maintain Grantee’s transmission and distribution equipment and facilities located now or in the future on, over, under or across the Grantor’s Property; provided, however, that Grantee shall utilize its future reserved rights only in a manner which does not unreasonably interfere with Grantor’s use of the Grantor’s Property;

(b)	the right to have Access to the Grantor’s Property for all purposes deemed reasonably necessary or convenient by Grantee for Grantee’s reasonable business purposes, including without limitation, to perform any act permitted by, or to fulfill any obligation of, Grantee under the ICA, including maintenance of the property described in paragraph (a) in the manner described in the ICA;

(c)	the right to perform any required environmental remediation and/or investigation relating to or arising out of Grantor’s Property and which may be Grantee’s responsibility; provided, however, that no such investigation or remediation shall be performed unless and until notice shall have first been given to Grantor and the Parties shall have discussed (1) whether such investigation or remediation is legally required and (2) the extent and duration of the proposed activities. No such investigation or remediation shall be undertaken unless performed in a manner which is least disruptive to Grantor’s business, all at Grantee’s sole cost and expense; and

(d)

A non-exclusive easement to Use such portions of the parking facilities on the Grantor’s Property as are reasonably necessary for the purpose of temporary parking of cars, trucks, vehicles, transportation trailers and equipment, and for the purpose of temporarily placing temporary office trailers for use in connection with installation, repair or maintenance operations, in connection with the operation and maintenance of the Grantee-owned Joint Use Facilities and the Designated Grantee Facilities located on the Grantor’s Property, and, during the period of such exercise, the right to temporarily store materials reasonably necessary for the exercise thereof, provided, however, that any such parking or storage shall be undertaken in such a manner as will minimize disruption to Grantor’s business and operations and shall be in accordance with reasonable security and safety rules established by Grantor; provided, further, that it is understood and agreed that, except as provided in Section 2.4(e)(3), Grantee and Grantor shall be jointly responsible for maintenance, upkeep, repair, replacement, paving, repaving and/or snowplowing of any of the parking facilities located

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within the Grantor’s Property, such responsibilities and the costs associated therewith to be shared by the Grantee and Grantor in accordance with a reasonable allocation based on the relative use of such facilities to be agreed by Grantee and Grantor from time to time, it being understood that such relative use may be 100% by Grantor in certain periods.

Grantor hereby acknowledges that Grantee is the owner of the Designated Grantee Equipment situated on Grantor’s Property (and identified in Exhibit B as being owned by Grantee). Grantee hereby acknowledges that Grantor is the owner of the assets relating to the Generation Facilities.

10.2	[Intentionally omitted].

10.3	General Scope of Easements. (a) Except as otherwise provided in Section 2.3(b), each easement and each right, privilege and license granted hereby is and shall be a grant, transfer, conveyance, and right of Use (subject to the terms of this Agreement) to Grantee thereof and to any successor or assign of Grantee under this Agreement and in and to the Designated Grantee Equipment. All easements granted herein are granted in perpetuity, are irrevocable and non-terminable to the fullest extent permitted by applicable law, and shall be covenants running with the land and Grantor’s Property, binding upon and benefiting in accordance herewith, the Parties, their successors and assigns.

(b)	Any easement or right, privilege or license granted hereunder for purposes of enabling Grantee to exercise any right or fulfill any obligation set forth in the ICA will last for the term of the ICA, and will continue thereafter only if the right or obligation (i) shall by its express terms survive the termination or expiration of the ICA or (ii) is necessary for the conduct of the business of transmitting and/or distributing electric power by Grantee.

(c)	All Grantee equipment and facilities currently located on the Grantor’s Property, or hereafter installed and maintained therein pursuant to an easement or right, privilege or license granted hereunder shall be maintained by Grantee in a good and safe manner and Grantee shall make all repairs and replacements reasonably necessary to keep such equipment and facilities in good condition.

(d)	Grantee may not enter upon or Use or permit others to enter upon or Use Grantor’s Property in any manner or for any purpose other than as expressly permitted by Section 2.1 hereof.

(e)

“Use” or “Used”, as the context dictates, shall mean, with respect to all easements, rights, privileges and licenses granted or reserved hereunder, to operate, maintain, repair, upgrade, clean, test, install, add to, alter, remove, inspect, construct, modify, restore, rebuild, replace, relocate and expand; provided, that in connection with any Use by Grantee hereunder, at Grantee’s expense and only if such adding to, relocation or expansion would not, as determined by Grantor in its reasonable discretion, unreasonably or materially

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burden Grantor’s Property or otherwise materially damage Grantor’s Property or materially impede the Grantor’s performance of its obligations under the ICA or the operation of its generation business and rights created hereby. If Grantor determines that a proposed Use by Grantee which constitutes an addition, relocation or expansion would unreasonably or materially burden Grantor’s Property or otherwise materially impede the exercise by Grantor of any right granted or reserved hereunder and/or operations of Grantor, both in the then-present or in the future, then Grantor shall promptly so notify Grantee and the Parties shall cooperate in good faith to find and implement an acceptable alternative for such proposed Use. In no event shall the Use by Grantee impair the future Use by Grantor of Grantor’s property in a manner permitted by applicable zoning and other land use regulations without obtaining any additional variances, special exceptions, or other form of special use permits, nor impede Grantor’s ability to freely transfer its interest in and to such property. Without limitation of the foregoing, any such use by Grantee shall include its right to install its interconnection equipment as reasonably required to implement the interconnection contemplated under the ICA, including without limitation, the right to “connect to” or “mount upon” the Grantor’s equipment or facilities.

10.4 Interpretation. The following shall apply in interpreting any easement and any right, privilege or license granted pursuant to this Agreement:

(a)	Each easement and each reservation, right, privilege and license granted or reserved herein is and shall be irrevocable.

(b)	With respect to any easement or reservation created by this Agreement, the words “in,” “upon,” “to”, “on,” “over,” “above,” “through,” and/or “under” shall be interpreted to include all of such terms.

(c)	Each easement and each right, privilege and license granted herein to Grantee has been purchased and fully paid for by Grantee on the date hereof, is not terminable and shall be enjoyed without additional cost to Grantee, except as otherwise provided herein.

(d)	Each easement and each reservation, right, privilege and license granted or reserved herein is also a grant of the additional right of Access over Grantor’s Property to accomplish the purpose of such easement or reservation, right, privilege and license, to perform any obligations hereunder or in the ICA, and to comply with any legal requirements affecting Grantee or Grantor or their respective property and/or improvements, and neither Party will exercise its rights hereunder so as to cause the other Party to be in violation of any applicable legal requirements.

(e)

Exercise of any easement or any reservation, right, privilege or license granted or reserved hereunder permitting or requiring maintenance, repairs, alterations, restoration, rebuilding, construction, upgrading, cleaning, installation, removal,

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modification, replacement, expansion, remediation or other work by Grantee upon Grantor’s Property shall be subject to the following conditions:

(1)	Access shall be permitted only to, and work shall be performed only by, Qualified Personnel of Grantee and such consultants, agents, contractors, subcontractors, and invitees as Grantee may select; provided, however, that any consultant, agent, contractor, subcontractor or invitee shall agree to comply with reasonable rules and regulations applicable to the workplace imposed by Grantor, all applicable provisions of this Agreement and, to the extent applicable, the ICA;

(2)	Work shall be performed using reasonable precautions and shall be performed at such times and upon such notice as may be necessary to avoid unreasonable interference with the Use and enjoyment by Grantor of Grantor’s Property, to the extent permitted hereby;

(3)	Following completion of work by Grantee, Grantee shall restore Grantor’s Property to the same or as good a condition as existed before the commencement of the work; and

(4)	Any easement and any reservation, right, privilege or license granted herein which permits Grantee to maintain its property, equipment, facilities, and appurtenances on Grantor’s Property also includes the right to maintain in place on such property any and all wires and cables connecting such property, equipment, facilities, and appurtenances to (i) the devices, machinery, and equipment which they measure, regulate, and/or control and (ii) power sources now existing or as may be commercially necessary from time to time in the future; provided, that any future installations shall be subject to approval by Grantor, with respect to installations on Grantor’s Property.

(f)	Each easement of Grantee includes (i) the right, to the extent permitted by applicable law, to trim, cut, burn, treat and/or remove, by manual, mechanical, or chemical means, any and all trees, brush, structures, and other obstructions within the Grantor’s Property deemed reasonably necessary or desirable by Grantee for the safe and secure operation of the Designated Grantee Equipment and (ii) a right of Access to Grantor’s Property for the purpose of performing the aforementioned acts.

10.5	Rules and Regulations. (a) Grantee will comply with the rules set forth in Exhibit C attached hereto and incorporated herein when performing any construction or other work, as well as with any other applicable conditions, rules and regulations set forth in this Agreement or in the ICA.

(b)	Grantee and Grantor will comply with the rules set forth in Exhibit D attached hereto and incorporated herein in the conduct of any environmental investigation and remediation work on Grantor’s Property. The cost of all environmental investigation and remediation work shall be the responsibility of the Party performing the work.

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(c)	Grantor may promulgate additional reasonable rules regulating the conduct of Grantee insofar as the same relate to health and safety concerns and to the operation of the Generation Facilities pursuant to the ICA, provided such rules and regulations do not unreasonably interfere with, or impede, Grantee’s rights and easements as set forth herein or in the ICA.

(d)	Grantee may exclude any of Grantor’s personnel, employees or contractors reasonably deemed by Grantee to present a danger of harm to the Designated Grantee Facilities or the operation and maintenance thereof by Grantee.

10.6	No Obstruction. Neither Party shall obstruct the easements or the reservations, rights, privileges, and licenses granted, created, or reserved pursuant to this Agreement or render them impassable or unusable in any way or otherwise in any way interfere with the right to the Use and enjoyment of the easements, reservations, rights, privileges, and licenses granted, created or reserved pursuant to this Agreement.

(b)	Neither Party shall make any changes to the topography or means of access on or to its property, including grading or drainage that could reasonably be expected to materially adversely affect the other Party’s rights, or the exercise of any right or fulfillment of any obligation in this Agreement or in the ICA, without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

10.7 Removal of Equipment. Subject to Grantee’s rights pursuant to Section 2.1(a)(iii) above, to the extent that any Grantee owned Joint Use Facilities or Designated Grantee Equipment are not, or are no longer, Used for transmission and distribution operations and such Grantee owned Joint Use Facilities or Designated Grantee Equipment either interfere with Grantor’s remaining generation operations or subject Grantor to increased regulatory or compliance requirements, Grantor shall have the right to request that such Grantee owned Joint Use Facilities or Designated Grantee Equipment be relocated within the Grantor’s Property, or, if necessary to preserve Grantor’s generation operations, to request that such Grantee owned Joint Use Facilities or Designated Grantee Equipment be removed from the Grantor’s Property. Grantee agrees that, upon receipt of such request, it will relocate or remove such facilities, at Grantor’s sole cost and expense, as promptly as practicable, but in any event so that such Grantee owned Joint Use Facilities or Designated Grantee Equipment is disconnected and disabled within twelve (12) months and removed or relocated within twenty-four (24) months, in each case measured from the date of such request. Grantor agrees to cooperate in any such relocation or removal.

10.8 Interconnection License. (a) Grantor grants to Grantee a license to connect, install, mount or otherwise join Grantee’s equipment to Grantor’s equipment for the purpose of exercising any right or fulfilling any obligation under and/or in connection with the ICA, regardless of the location of such equipment, provided that any actions to be undertaken pursuant to this license shall be consistent with Good Utility Practice and subject to Grantor’s prior consent, not to be unreasonably withheld.

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(b) Grantee grants to Grantor a license to connect, install, mount or otherwise join Grantor’s equipment to Grantee’s equipment for the purpose of exercising any right or fulfilling any obligation under and/or in connection with the ICA, regardless of the location of such equipment, provided that any actions to be undertaken pursuant to this license shall be consistent with Good Utility Practice and subject to Grantee’s prior consent, not to be unreasonably withheld.

ARTICLE 11 - Taxes, Assessments, and Other Charges

11.1 [Intentionally omitted].

11.2 Personal Property Taxes. Grantee shall reimburse Grantor for any Personal Property Taxes paid by Grantor but attributable to personal property owned by Grantee and located on Grantor’s Property. Grantee shall pay and discharge all Personal Property Taxes attributable to personal property owned by Grantee and located on the Grantor’s Property. Grantor shall pay and discharge all Personal Property Taxes attributable to personal property owned by Grantor and located on the Grantor’s Property.

11.3 Timing of Payment. Subject to the provisions of Section 3.5, Grantee and Grantor shall each comply with its covenant to pay and discharge all Personal Property Taxes by paying all such taxes directly to the appropriate taxing authorities prior to the expiration of the period within which payment is permitted without penalty or interest. Grantee and Grantor shall deliver to the other Party promptly following receipt copies of the most recent official receipts from the appropriate taxing authorities evidencing such payment.

11.4 Cooperation with Respect to Tax Abatements. Grantee and Grantor will cooperate with each other in obtaining and/or retaining any tax abatement for which Grantor’s Property or the Designated Grantee Equipment may be eligible. Upon written request of the Party seeking an abatement, the other Party hereto will execute and file any and all documents and instruments reasonably necessary to obtain and retain such abatement, without the assumption of any liabilities or obligations, provided that the Party seeking such abatement shall reimburse the cooperating Party for any reasonable expense that such cooperating Party may incur in connection therewith.

11.5 Tax Contests. (a) Grantor, with respect to Grantor’s Property, and Grantee, with respect to the Designated Grantee Equipment and/or Grantee’s property to the extent payable by Grantee with respect to the Grantor’s Property:

(5)	May contest in good faith, by appropriate proceedings diligently and continuously conducted, at its or their sole cost and expense, any Personal Property Tax or charge, or similar tax or charge and, where permitted by law, pay the same under protest. Each Party agrees to cooperate with the Party contesting any tax or charge, provided that the contesting Party shall reimburse the cooperating Party for any reasonable expense that such cooperating Party may incur in connection therewith.

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(6)	Shall pay and discharge such contested items as finally adjudicated or settled, with interest and penalties, and all other charges directed to be paid in or by any such adjudication or settlement.

(7)	May, in its sole discretion, consolidate any proceeding to obtain a reduction in the assessed valuation with any similar proceeding or proceedings brought by it relating to any one or more other tax years.

(8)	Subject to the provisions of Section 3.5(b), shall indemnify and hold the non-contesting Party harmless from and against all liability, loss, cost or expense arising out of the contest.

Any refunds from any such contest shall belong wholly to the Party or Parties that paid the tax.

(b) Any refund from a contest described in Section 3.5(a) shall be applied in the following order:

(1)	First, to discharge all liabilities that arose out of the contest;

(2)	Second, to reimburse the Parties for any liability, loss, cost or expense that arose out of the contest; and

(3)	Third, to Grantor and Grantee in proportions in which the taxes or charges to which any refund received are attributable to payments made by the Parties.

ARTICLE 12 - Mechanics’ Liens

12.1 Notice Regarding Labor and Material.Notice is hereby given that no Party hereto shall be liable for any labor or materials furnished or to be furnished to or for the other Party hereto or to any other persons or entities claiming under such other Party, and that no mechanics’ or other lien for any such labor or material furnished to a Party or such other persons or entities shall attach to or affect any property interest of any other Party.

12.2	Disposition of Liens.Grantee shall forthwith take such action as is necessary to discharge, remove, or satisfy any lien filed against Grantor’s Property or any portion thereof for any labor or materials furnished or to be furnished for or on behalf of Grantee, or any person or entity acting for or on behalf of Grantee.

(f)	Grantor shall forthwith take such action as is necessary to discharge, remove, or satisfy any lien filed against the Designated Grantee Equipment for any labor or materials furnished or to be furnished for or on behalf of Grantor, or any person or entity acting for or on behalf of Grantor.

(g)

If Grantor or Grantee, as the case may be, shall fail to discharge, remove, or satisfy any such lien which it is obligated to discharge, remove, or satisfy hereunder within ten (10) days after notice of the existence of the lien has been given to such defaulting Party, the non-defaulting Party may pay the amount of

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such lien, or discharge the same by deposit or bonding, and the amount so paid or deposited, or the premium paid for such bond, with interest at the rate provided for defaults in Section 6.3 hereof, shall be paid by the defaulting Party upon demand to the non-defaulting Party who effected such cure.

(h)	The defaulting Party shall defend, indemnify and save harmless the non-defaulting Party from and against all liability, loss, cost or expense (including reasonable attorneys’ fees) arising out of any liens which the defaulting Party is obligated to discharge, remove or satisfy.

ARTICLE 13 - Condemnation

13.1 [Intentionally omitted].

13.2 Total Taking. A “Total Taking” shall be deemed to have occurred as to the Grantor’s Property when the entire property of the Grantor shall be Taken or a substantial part of such property shall be Taken and the untaken portion of the property would, following the completion of restoration, be unsuitable for the operation and the Use thereof in the manner so operated and Used prior to the Taking. Upon a Total Taking, this Agreement shall terminate except with respect to the disposition of the award. In such event, Grantee (as to any and all Designated Grantee Equipment) and Grantor (as to the balance of Grantor’s Property) shall remove all improvements and equipment in accordance with applicable law, prior to the date of such taking.

13.3 Disposition of Award. In the event of a Taking each Party shall be entitled to share in the awards (i) to the extent of its interest in the property Taken; provided, however, that in the event that either Party has assigned any part of its interest under this Easement, the assignee of such interest shall be entitled to receive the entire amount of said awards allocated to such Party, (ii) consequential damages incurred by it as a consequence of such Taking and (iii) any diminution of the value of its property not so Taken, but in each case only to the extent such damages are included in the award.

13.4 Notice of Taking. In the event Grantor’s Property, or a part of either thereof, shall be the subject of any condemnation proceedings or the subject of any eminent domain proceedings, and if any Party shall receive actual notice of such proceedings, the Party receiving such notice shall notify the other Party of the existence of such proceedings. Such notification shall occur within thirty (30) days after the receipt of such notice.

ARTICLE 14 - Defaults

14.1 Event of Default. Each and every one of the following events shall constitute an “Event of Default” under this Agreement, (a) if the defaulting Party fails to make any payment due from such defaulting Party to the non-defaulting Party within twenty (20) days after written demand for such payment, (b) if the defaulting Party fails, within twenty (20) days after written notice from the non-defaulting Party, to make any payment due from such defaulting Party to any person or entity other than the non-defaulting Party and such failure results in the imposition of a lien on the property or improvements of the non-defaulting Party, and (c) if the defaulting Party fails to perform any non-monetary obligations hereunder, and said defaulting Party fails to

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cure such default within thirty (30) days after receipt of written notice from the non-defaulting Party stating with particularity the nature of the default; provided however, if such default is of such a nature that it cannot be cured within thirty (30) days following receipt of such notice, an Event of Default shall not have occurred if the defaulting Party shall within such thirty (30) day period commence the necessary cure and shall at all times thereafter diligently and continuously prosecute such cure to completion.

14.2 Right of Self Help. The non-defaulting Party may at its election, following the occurrence of a non-monetary Event of Default and the thirtieth (30th) day after the receipt of the written notice specified in clause 6.1 (c) hereof, undertake the cure of such default on behalf of the defaulting Party. The non-defaulting Party is granted a license to enter upon, through, or under the property or improvements of the defaulting Party to effect such cure. Following occurrence of an Event of Default involving the non-payment of money to a person or entity not a Party to this Agreement, the non-defaulting Party may make such payment on behalf of the defaulting Party. All monies paid by the non-defaulting Party and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by it in effecting such cure or payment as provided for in this Section 6.2, shall be paid by the defaulting Party upon written demand, together with interest from the date of such demand to the date of payment at the rate set forth in Section 6.3.

14.3 Interest. Following the occurrence of an Event of Default involving the nonpayment of money by the defaulting Party, all monies owed to the non-defaulting Party shall bear interest at the “Prime” rate or the “base” rate announced by Citibank, N.A. from time to time for commercial loans. Such interest shall be calculated retroactively from the due date to and including the actual date of payment.

14.4 Enforcement Rights. In addition to any other rights set forth in this Agreement, but without limitation, enforcement of this Agreement may be had by legal or equitable proceedings against the defaulting Party either to specifically enforce, restrain, or enjoin the violation of any restriction, covenant, condition, agreement, term, representation, or warranty herein contained or to recover damages. Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedies permitted pursuant to this Agreement other than equitable remedies may be inadequate in the case of any breach by either Party of its obligations contained herein. Accordingly, each Party agrees that in such instances, the affected Party shall be entitled to preliminary injunctive relief from a court of competent jurisdiction.

14.5 No Extinguishment, Termination or Forfeiture. Nothing contained in this Agreement shall create any reversion, condition, or right of re-entry or other provisions for extinguishment, termination or forfeiture under which either Party can be cut off, subordinated, or otherwise disturbed in the possession of its property. Grantor’s remedies for default by Grantee hereunder shall not include termination, extinguishment or forfeiture of this Agreement or Grantee’s rights hereunder.

14.6 Independent Covenants. None of the rights and easements granted by this Agreement and none of the performances required by this Agreement shall be dependent on the performance of any other term, promise, or condition of this Agreement or any documents executed concurrently or in connection with this Agreement, and such rights, easements and

13

requirements of performance shall continue in effect irrespective of whether anything else in this Agreement or such other documents has been breached or has been terminated. The separateness and independent survival of the rights, easements, and requirements of performance under this Agreement are essential terms hereof without which this Agreement would not have been made.

ARTICLE 15 - Indemnification

15.1 Grantor Indemnification. Grantor shall indemnify, hold harmless, and defend Grantee, its parent, and Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, and successors, as the case may be, from and against any and all claims, liabilities, costs, damages, and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or Grantor) (collectively, “Grantee’s Damages”) (i) for damages to property, injury to or death of any person, including Grantee’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Grantor and/or its officers, directors, employees, agents, contractors, subcontractors or invitees arising out of or connected with this Agreement, including a failure by Grantor to perform its obligations hereunder or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Substances on, under or migrating from any Grantor Property (other than where attributable to Grantee’s operation and maintenance of its transmission and distribution facilities) or the facilities (other than any Designated Grantee Equipment) located thereon or otherwise attributable to Grantor’s operation and maintenance of its Generation Facilities on the Grantor’s Property. Grantee shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

15.2 Grantee Indemnification. Grantee shall indemnify, hold harmless, and defend Grantor, its parent, and Affiliates, and their respective officers, directors, employees, agents, contractors, subcontractors, invitees, and successors, as the case may be, from and against any and all claims, liabilities, costs, damages and expenses (including reasonable attorney and expert fees, and disbursements incurred by any of them in any action or proceeding brought by any third party or Grantee) (collectively, “Grantor’s Damages”) (i) for damages to property, injury to or death of any person, including Grantor’s employees or any third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Grantee and/or its officers, directors, employees, agents contractors, subcontractors and invitees arising out of or connected with this Agreement, including a failure by Grantee to perform its obligations hereunder or (ii) on account of the presence, alleged presence, Release or threatened Release of any Hazardous Substances on, under or migrating from the Designated Grantee Equipment located on the Grantor’s Property or otherwise attributable to Grantee’s operation and maintenance of its transmission and distribution facilities on or adjacent to the Grantor’s Property. Grantor shall not be entitled to indemnity under the preceding sentence to the extent that a court of competent jurisdiction determines that its gross negligence or willful misconduct caused such damages.

15.3 Indemnification Procedures.

If a Party intends to seek indemnification under this Article 7 from the other Party, the Party seeking indemnification shall give the other Party notice of such claim promptly but in no

14

event later than sixty (60) days after the later of (a) the commencement of, or (b) the Party’s actual knowledge of, such claim. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be, sustained by said Party. To the extent that the other Party is actually and materially prejudiced as a result of failure to provide such notice, such notice shall be a condition precedent to any liability of such other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim which is the subject of indemnification hereunder without the prior consent of the other Party; provided, however, that said consent shall not be unreasonably withheld, delayed or conditioned.

15.4 Survival. The indemnification obligations of each Party under this Article 7 shall continue in full force and effect regardless of whether this Agreement has either expired or been terminated or canceled.

ARTICLE 16 - Miscellaneous

16.1 Effective Date. This Agreement is effective from and including             , the original date hereof.

16.2 Exhibits. All exhibits attached to this Agreement are part of this Agreement and the material contained in such exhibits shall be construed and interpreted as if contained within the text of the Agreement.

16.3 Headings. The Article and Section headings of this Agreement and the Table of Contents preceding this Agreement are for convenience and reference only and in no way define, limit, or describe the scope and intent of this Agreement, nor in any way affect this Agreement.

16.4 Interpretation. Words of any gender in this Agreement shall be held to include any other gender and words in the singular number shall be held to include the plural when the sense requires.

16.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of             , exclusive of its choice of law rules.

16.6 Entire Agreement. This Agreement, together with the ICA, constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and undertakings relating to the subject matter hereof.

16.7 Modifications, Waivers, Consent. This Agreement may not be modified, amended or discharged except by an instrument in writing signed by all of the record owners of Grantor’s Property and the Designated Grantee Equipment. No waiver or consent may be enforced unless such waiver or consent shall be in writing and signed by the Party against whom enforcement thereof is sought.

16.8 Binding Effect. The covenants, conditions, restrictions, encumbrances, and easements set forth in this Agreement shall in accordance with their respective terms, attach to, burden, and run with Grantor’s Property, and shall in accordance with their respective terms, be appurtenant to Grantor’s Property and shall be binding upon the Parties hereto and their

15

respective successors, assigns, grantees, transferees, and tenants and, shall inure to the benefit and use of the Parties hereto and their respective heirs, successors, assigns, grantees, transferees, and tenants. Each grantee of any portion of or interest in the property and each mortgagee (or designee hereof) which succeeds to the fee simple ownership of any portion of the property, shall be deemed, by the acceptance of a deed, to have agreed to perform each and every undertaking created hereunder attributable to the portion of the property in which such grantee or mortgagee has acquired an interest.

16.9 Assignment. The Parties hereto may not assign all or any part of their rights hereunder without the consent of the other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, no such consent shall be required if (a) such assignment is made together with an assignment by the assignor, to the same assignee, of all of its rights and obligations under the ICA; and (b) the assignee executes and delivers to each of the Parties an agreement, in writing, to be bound by all of the obligations of the assignor hereunder with respect to the assigned rights. The provisions of clause (a) in the immediately preceding sentence shall fall out of this Agreement when the ICA has expired or been terminated.

Any conveyance of and any encumbrance of or security interest in all or part of Grantor’s Property shall be subject and subordinate to and shall be subject to the terms and conditions of this Agreement and to Grantee’s rights hereunder.

16.10 [Intentionally omitted].

16.11 Non-Disturbance in the Event of a Mortgage of the Grantor’s Property; Foreclosure; Deed in Lieu of Foreclosure and/or Monitions Sale. In the event of foreclosure of any mortgage granted by Grantor (both judicial and non-judicial), or upon conveyance of the Grantor’s Property in lieu of foreclosure and/or through a monitions sale, then this Easement shall continue in full force and effect undisturbed by such foreclosure, deed in lieu of foreclosure and/or monitions sale. Grantee hereby agrees to accept any such successor owner as Grantor under this Easement, and to be bound by and perform all of the obligations imposed by the Easement, and any such successor owner of Grantor’s Property shall be subject and subordinate to this Easement and to Grantee’s interests hereunder and shall not disturb possession of Grantee, and will be bound by all of the obligations imposed on the Grantor by this Easement.

16.12 Covenants not Conditions. The provisions of this Agreement shall be construed as covenants and not as conditions.

16.13 Severability of Void Provisions. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court or regulatory authority of competent jurisdiction, the Parties shall, to the extent possible, negotiate an equitable adjustment to the provisions of this Agreement, with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

16.14 Estoppel Certificates. Grantor and Grantee shall, upon not less than thirty (30) days prior written notice from the other Party, deliver a statement in writing certifying (a) that

16

this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement is in full force and effect as modified, and identifying the modifications), and (b) whether or not the other Party is known to be in default under any provision under this Agreement, and if such a default is known, the nature of such default.

16.15	Notices.On or prior to the effective date of this Agreement, each Party shall indicate to the other Party, by notice, the name, address and phone number of the appropriate person to contact during each eight-hour work shift in the event of an emergency, a scheduled or forced interruption, or reduction in services. The notice last received by a Party shall be effective until modified by another notice received by that Party.

(e)	All notices, requests, claims, demands, invoices, and other communications hereunder shall be in writing and shall be given (and except as otherwise expressly provided herein, will be deemed to have been duly given if so given) by hand delivery, by telecopy (confirmed in writing), by mail (registered or certified, postage prepaid), or by nationally recognized overnight delivery service (prepaid or billed to sender) to the respective Parties as follows:

FOR GRANTOR

[            ]

FOR GRANTEE

[            ]

(f)	or to such other address or telecopier number as is furnished by notice received from the addressee and any such communication shall be deemed to have been given as of the date so delivered, telecopied or mailed (except as otherwise expressly provided herein).

16.16 Recording. The Parties agree to execute and record this Agreement or instead, at the request of either Party, a short-form memorandum thereof in the office of the Recorder of Deeds for [            ]. The Grantee shall pay the recording costs.

16.17 Grantor Certification.

Grantor hereby certifies that the actual monetary consideration paid for this Agreement is ten Dollars ($10.00).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GRANTOR

[____]

ATTEST

__________________________________________	BY: __________________________________________

_____

TITLE: _____

GRANTEE

ATTEST	[____]

__________________________________________	BY: __________________________________________

_____

TITLE: _____

18

STATE OF

COUNTY OF

BE IT REMEMBERED, that on this      day of             ,         , personally came before me, the Subscriber, a Notary Public for the State of                     , [            ], [            ] of                     , party to this Indenture, known to me personally to be such, and acknowledged the said Indenture to be the act and deed of the said Corporation; that the seal thereto affixed is its common and corporate seal; that his signature as [                    ] of                     , thereto appended is his own proper handwriting; and that this acknowledging, executing, and delivering the same was duly authorized by the Board of Directors of the said Corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Print Name: [ ]

________________________________________________________
Notary Public

My Commission Expires: [                    ]

STATE OF

COUNTY OF

BE IT REMEMBERED, that on this [    ] day of [                    ], personally came before me, the Subscriber, a Notary Public for the State of                     , [            ], [            ], of                     , party to this Indenture, known to me personally to be such, and acknowledged the said Indenture to be the act and deed of the said Corporation; that the seal thereto affixed is its common and corporate seal; that his signature as [                    ] of                     , thereto appended is his own proper handwriting; and that this acknowledging, executing, and delivering the same was duly authorized by the Board of Directors of the said Corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Print Name: [ ]

________________________________________________________
Notary Public

My Commission Expires: [                    ]

EXHIBIT A TO EASEMENT AND LICENSE AGREEMENT

GRANTOR’S PROPERTY

[            ]

EXHIBIT B TO EASEMENT AND LICENSE AGREEMENT

JOINT USE FACILITIES; DESIGNATED GRANTEE EQUIPMENT7

Part 1. Joint Use Facilities

[            ]

Part 2. Designated Grantee Equipment

[            ]

[7]	TO BE SPECIFIED PRIOR TO CLOSING.

EXHIBIT C TO EASEMENT AND LICENSE AGREEMENT

CONSTRUCTION AND WORK RULES

Each Party shall comply with the following rules and conditions with respect to any construction or other work carried out (i) within any easement area, (ii) pursuant to any reservation, (iii) in exercise of any right, privilege or license, or (iv) with respect to any activities including blasting, regardless of where such activities are carried out, that are reasonably capable of damaging the property of the other Party hereto.

1. A Party undertaking any such construction or other work shall be fully liable to the other Party for any damage done to the property of such other Party.

2. All equipment Used in connection with any such construction or other work shall maintain a minimum clearance from electrical wires as specified by the Occupational Safety and Health Act of 1970 (“OSHA”), 29 U.S.C. 651 et seq., and its implementing regulations, as amended. Each Party must comply with the clearance requirements of the National Electric Safety Code (ANSI C2), as amended.

3. Each Party acknowledges that induced voltage may occur during construction, operation, or maintenance due to the proximity to electric facilities. Each Party shall install appropriate grounding to protect its equipment and facilities.

4. Except in case of an emergency, a Party shall prior to:

(a)	conducting any excavation that is reasonably capable of damaging the property of the other Party hereto provide at least ten (10) days advance written notice to such Party to permit such Party, if it so elects, to have a representative present during such work;

(b)	performing any blasting, or other activity (other than excavation), that is reasonably capable of damaging the property of the other Party, provide to such other Party a detailed proposal setting forth the extent of the blasting, or such other activity, and the measures to be taken to protect the facilities of such other Party. No blasting or other activity contemplated by the preceding sentence shall occur until the other Party shall have reviewed and provided its written approval for such blasting or other activity, which approval shall not be unreasonably withheld, delayed or conditioned.

5. Each Party, at its sole expense, shall provide the other Party with an as-built survey of any facilities installed by it pursuant to these Construction and Work Rules within thirty (30) days following completion of the installation of the facilities.

6. Any underground facilities installed on an area reserved or an easement, granted and conveyed by this Agreement, shall be designed to support heavy equipment with an axle load of 22,000 lbs. Neither Party shall be liable to the other Party for damage to underground installations due to movement of heavy equipment with an axle load of 22,000 lbs. or less on any easement or reservation area.

7. Underground facilities to be installed by a Party shall (unless approved in writing by the other Party) be located no nearer than twenty-five (25) feet from structures, buildings, poles, towers or H-frame structures, anchors, and guy wires of the other Party. No grading shall occur within fifty (50) feet of an H-frame structure or anchor installation, or within twenty-five (25) feet of a single pole or anchor installation. Any grading up to the 50/25 foot limitation shall be accessible to vehicle traffic for maintenance purposes. A slope of 3H:1V of flatter is required. All grading shall be stabilized to prevent erosion.

8. Any facilities built by a Party within a reservation or easement area shall be of standard construction and shall conform to all applicable codes and regulations. Such Party agrees to maintain such facilities in reasonably good repair and condition.

9. During construction any equipment used on an easement area shall drag chains or grounding straps to avoid sparks or shocks while handling metallic objects.

10. Each Party shall place personnel grounding protection systems around any of its aboveground appurtenances (e.g., valve site) on any reservation or easement area.

11. A static electric charge may exist on underground metallic objects located in the vicinity of electric transmission lines. Until installation, each Party shall ground its metal objects stored on any reservation or easement area to avoid sparks and shocks.

12. Prior to welding on any reservation or easement area, the Party shall bond and ground all materials to be welded.

13. If a Party intend to install an underground pipeline with cathodic protection on any easement area, such Party shall first perform tests to insure that no cathodic protection current is being picked up by the grounding system of any electric transmission or distribution line. This testing shall be planned and performed in conjunction with the other Party. The anode beds of any cathodic protection shall be placed on the opposite side of the pipeline from the transmission line.

14. If either Party installs any underground pipelines or facilities pursuant to this Agreement, it shall install markers identifying the location of the underground lines or facilities and shall furnish the other Party with a sketch (with as much detail as the other Party may reasonably request.

EXHIBIT D TO EASEMENT AND LICENSE AGREEMENT

ENVIRONMENTAL INVESTIGATIONS & REMEDIATION WORK

Grantor and Grantee’s rights and easements set forth in this Agreement shall include the rights and be subject to the conditions set forth in this Exhibit E. Notwithstanding any other provision of this Agreement, Exhibit E shall govern all Remedial Activities (as that term is defined below) conducted by either Grantor and or the Grantee within the Grantee’s Easement Areas, and any Remedial Activities conducted by the Grantee on any other Grantor Property pursuant to Section 2.5 (b) (such affected portions of the Grantee’s Easement Areas and the Grantor’s Property being hereinafter collectively referred to as the “Remedial Easement Areas”), but otherwise shall not apply to Remedial Activities at the Grantor’s Property.

(a) All rights and easements granted to the Grantee or reserved by Grantor under this Agreement shall include the right to enter upon, utilize, excavate, travel over, alter, improve, and occupy the Remedial Easement Areas for the sole purpose of conducting (i) soil sampling, groundwater sampling, and other investigations, assessments, and tests related to the environmental condition of such Remedial Easement Areas, including invasive testing, and the construction of test wells and monitoring devices (temporary or permanent), and (ii) necessary, related, or resulting excavation, construction, removal work, remedial work, corrective actions and response actions and other ancillary activities and work, including the construction and installation of temporary and permanent remedial devices ((i) and (ii) hereinafter collectively referred to as “Remedial Activities”). Except to the extent required by Environmental Laws such Remedial Activities shall not unreasonably interfere with Grantor’s or the Grantee’s use of the Remedial Easement Areas. These rights and easements are granted for the accommodation of the applicable Party’s officers, employees, agents, consultants, contractors, subcontractors and invitees as well as construction and other equipment, vehicles, materials, excavated earth, tools, accessories, and other necessary items required for the proper performance of such Remedial Activities at the Remedial Easement Areas.

(b) The Grantee and Grantor each shall provide the other Party with split samples of all sampled media within Remedial Easement Areas if the other Party agrees to bear any additional cost of providing such split samples.

(c) Except as provided in the following sentence, prior to conducting any Remedial Activities within the Remedial Easement Areas, a Party shall (i) first furnish the other Party with a work plan which, among other things, identifies the number and general location of any planned borings, wells, piezometers or other monitoring or remedial devices and the analysis which the Party plans to perform, and/or the anticipated scope and timing of any Remedial Activities; and (ii) provide the other Party at least ten (10) days advance written notice, but once a Party provides to the other Party a schedule of investigative activities, no further notice will be required so long as the schedule is adhered to. Each Party waives these requirements for any spills, leaks, or other exposures which, in the other Party’s reasonable judgment, requires immediate action, but such other Party shall nevertheless provide the other Party with reasonable notice and written work plan as available.

(d) Unless required by Environmental Laws, the Grantee agrees that it will not disclose the results of any testing or analysis Grantee performs on soil, groundwater, and air samples taken from the Grantee’s Easement Areas, without first disclosing the results to the Grantor and giving the Grantor a reasonable opportunity to disclose the results itself or jointly with the Grantee. Unless required by Environmental Laws, the Grantee agrees that it will not disclose the results of any testing or analysis performed by or for it on soil, groundwater, and air samples taken from Remedial Easement Areas that are not within a Grantee’s Easement Area. Unless required by Environmental Laws, the Grantor shall not disclose the results of any testing or analysis Grantor performs on soil, groundwater, and air samples taken from the Grantee’s Easement Areas without first disclosing the results to the Grantee and giving the Grantee a reasonable opportunity to disclose the results itself or jointly with the Grantor.

(e) Each Party agrees to promptly furnish the other Party with a copy of any and all data and reports resulting from any environmental testing or analysis performed by such Party on soil, groundwater, and air samples from the Remedial Easement Areas.

(f) Each Party shall promptly remove, or cause to be removed, from the Remedial Easement Areas, all debris, surplus material, waste or waste containers, devices and equipment placed thereon by such Party when no longer actually needed for the conduct of the Remedial Activities permitted hereunder, and shall restore the affected portions of the Remedial Easement Areas to substantially their condition before the conduct of such Remedial Activities. Notwithstanding the foregoing, either Party shall be permitted to leave in place any monitoring, testing, or remedial devices which it installed and which it is required to maintain in order to comply with any Environmental Laws, or to achieve the goals of the Remedial Activities.

(g) Except as required by Environmental Laws or as otherwise provided herein, any fencing, equipment, and other materials to be utilized, operated, installed, or situated within the Remedial Easement Areas shall be situated such that they do not unreasonably interfere with the Grantee’s or the Grantor’s operations, and only after notice to the other Party. Any obstruction required for the performance of work on Remedial Easement Areas shall be temporary only and shall be removed by the installing Party, as soon as practicable following the completion of the activity requiring such obstruction.

EXHIBIT D

FIRST AMENDMENT

TO

CLAYMONT TO HAY ROAD PIPELINE OWNERS’ AGREEMENT

FIRST AMENDMENT TO CLAYMONT TO HAY ROAD PIPELINE OWNERS’ AGREEMENT (this “Amendment”), dated as of [—], 2010, by and between Delmarva Power & Light Company, a Delaware and Virginia corporation (“Delmarva”) and Conectiv Delmarva Generation, LLC, a Delaware limited liability company (formerly Conectiv Delmarva Generation, Inc.) (“CDG”). Delmarva and CDG are each referred to herein as an “Owner” or a “Party” and collectively as the “Owners” or the “Parties”.

W I T N E S S E T H :

WHEREAS, on July 1, 2000, CDG and Delmarva entered into that certain Claymont to Hay Road Pipeline Owners’ Agreement (the “Owners’ Agreement”);

WHEREAS, CDG is a wholly owned subsidiary of Conectiv Energy Holdings Company, LLC, a Delaware limited liability company (“CEH”), and CEH is a wholly owned subsidiary of Conectiv, LLC, a Delaware limited liability company (“Conectiv”);

WHEREAS, Conectiv proposes to sell all of its direct membership interest in CEH, and its indirect interest in CDG, to New Development Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Calpine Corporation (the “Proposed Transaction”);

WHEREAS, in connection with the Proposed Transaction, CDG and Delmarva wish to evidence their agreement with respect to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Owners’ Agreement.

2. Waivers. Delmarva hereby irrevocably and unconditionally: (i) agrees that the Owners’ Agreement shall not terminate as the result of the Proposed Transaction and Delmarva hereby waives any right it may have to terminate the Owners’ Agreement, or the effect of any provision of the Owners’ Agreement that would purport to cause the Owners’ Agreement to terminate, as a result of the Proposed Transaction; (ii) agrees that no “Change of Control” shall be deemed to have occurred under the Owners’ Agreement as a result of the Proposed Transaction and Delmarva hereby waives its Call Rights pursuant to Section 6.5 of the Owners’ Agreement as they might arise in connection with the Proposed Transaction; and (iii) confirms that the Owners’ Agreement shall be in full force and effect following the closing of the Proposed Transaction.

3. Amendments to the Owners’ Agreement.

(a) Section 3.5 is hereby amended to read in its entirety as follows:

“Section 3.5 Curtailment. Notwithstanding any other provision of this Agreement to the contrary and the fact that neither CDG, nor its rights or interests in the Pipeline Facilities are subject to regulation by the Delaware Public Service Commission, in the event of a curtailment of gas service or other adverse operating condition that may reasonably be expected to impact the flow of gas to Delmarva’s firm customers occurs (a “Curtailment”), the Delmarva Gas Tariff as approved by the Delaware Public Service Commission, or any successor thereto, in effect at the time of such Curtailment shall govern the priorities and procedures of the Owners, including Delmarva’s rights to its capacity usage, in connection with the operation of the Pipeline Facilities during such Curtailment such that in a Curtailment Delmarva’s gas shall be the “first through the meter” up to its share of the capacity of the Pipeline Facilities as then in effect. The Parties shall cooperate in good faith using commercially reasonable efforts to minimize the impact of a Curtailment on either of them.”

(b) The following is hereby added as a new Section 3.7 to the Owners’ Agreement:

“Section 3.7. Capacity Expansion. It is the intent of the Owners to work cooperatively and in good faith to agree on expansions to the Pipeline Facilities that meet the objectives of both parties. Wherever the consent or the cooperation of either Owner is necessary or desirable in connection with a capacity expansion, that consent or cooperation shall not be unreasonably withheld, conditioned, or delayed. In the event an Owner (the “Expansion Owner”) wishes to expand the capacity of the Pipeline Facilities pursuant to this Section 3.7, the Expansion Owner shall give notice to the other Owner no less than one hundred twenty (120) days prior to the date on which the Expansion Owner reasonably anticipates the start of construction for such expansion. Such notice shall provide to the other Owner detailed information and an opportunity to review and comment regarding the proposed expansion in advance of undertaking any construction activity. The Parties shall negotiate in good faith the scope and components of the capacity expansion, the proportionate allocation of any capacity expansion, and the related allocation of costs. If the other Owner does not elect to participate in funding its proportionate share of the cost of any such expansion, the Expansion Owner shall be entitled to usage of all of the incremental transportation capacity resulting from such expansion of the Pipeline Facilities, but subject to the terms of this Agreement. Provided that the Expansion Owner complies with the terms of this Section 3.7 and Section 4.8, and notwithstanding anything in this Agreement to the contrary, the Expansion Owner may from time to time and at any time expand the capacity of the Pipeline Facilities. With respect to any expansion, (a) no such expansion shall materially impair the other Owner’s rights or interests with respect to the Pipeline Facilities or the services of the Operator; (b) the Expansion Owner shall keep the other Owner and the Operator informed regarding all material activities related to such expansion; (c) the Expansion Owner shall provide to the other Owner and the Operator in advance all design and engineering documents for the other Owner’s and the Operator’s review and comment; (d) the Expansion Owner shall coordinate all construction schedules and outages with the other Owner and the Operator; (d) the Expansion Owner shall perform or cause its contractors and vendors to perform all work and provide all services in accordance with applicable Federal, state, and local law, code, and regulation; and (e) the Expansion Owner shall adhere to the other Owner’s and the Operator’s reasonable requirements with respect to any construction activities associated with a capacity expansion pursuant to this Section 3.7.

(c) The following is hereby added as a new Section 4.8 to the Owners’ Agreement:

“Section 4.8. Capital Additions; Operating Costs; Incremental Capacity for Capacity Expansion. In the event that an Owner does not elect to bear a proportionate share of the cost of any expansion undertaken by the Expansion Owner pursuant to Section 3.7, (a) the expansion shall be at the Expansion Owner’s sole cost and expense; (b) the Expansion Owner shall be responsible for reasonable incremental costs to the extent reasonably necessary to improve the other Owner’s facilities to accommodate the expansion and the operation of the Pipeline Facilities as so expanded, (c) the Expansion Owner shall be responsible for all reasonable incremental operating costs resulting from the expansion, and (d) the Expansion Owner’s Ownership interest, expressed in Section 3.1, shall increase in proportion to the increased reliable capacity of the Pipeline Facilities added by the expansion, and the other Owner’s right to capacity shall decrease in a corresponding proportion but to a level not less than that prior to giving effect to the expansion. In connection with the application of Clause (d) above, the Committee, subject to the unanimous approval of the Owners, shall determine the allocation of ownership interests in the Pipeline Facilities following the expansion in light of the conditions and requirements contained in Section 3.7 and this Section 4.8 and the operating characteristics of the Pipeline Facilities after giving effect to the capacity expansion. Any deadlock of the Committee resulting by reason of the requirement to obtain the unanimous approval of the Owners pursuant to this Section 4.8 shall be resolved pursuant to the Dispute Resolution provisions set forth in Article VII hereof, provided however, that the failure of the Owners to agree upon the allocation of ownership interests in the Pipeline Facilities as described above shall not delay the right of Expansion Owner to commence the pipeline expansion under Section 3.7 of this Agreement if it otherwise satisfies the requirements of Section 3.7 and this Section 4.8.”

(d) Section 6.2 shall be amended to read in its entirety as follows:

“Section 6.2 Utility, Purchasing Party and Transfer of Interest. As used in Sections 6.3 and 6.4, the term “Utility” shall mean a person that performs the function of a local gas distribution company; “Purchasing Party” shall mean a Utility that acquires a Party’s interest as an Owner; and “Transfer of Interest” shall mean the transfer to a Utility by a Party of its interest as an Owner in accordance with this Agreement.”

(e) Section 6.5(a) of the Owners’ Agreement is hereby amended as follows:

(i)	by deleting the words “a Change of Control (as defined below) of Delmarva or” in Section 6.5(a)(i);

(ii)	by deleting the words “a Change of Control of CDG or” in Section 6.5(a)(ii); and

(iii)	by deleting the last sentence of Section 6.5(a) in its entirety.

(f) Section 6.5(b) of the Owners’ Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“(b) Within ten (10) business days after the occurrence of an Insolvency Event, such owner that is subject to such Insolvency Event (“Insolvent Party”) shall notify the other such Owner (“Notified Party”) in writing of the occurrence of the Insolvency Event (the “Insolvency Notice”). Any Notified Party electing to exercise its rights pursuant to this Section 6.5 shall have thirty (30) days after receiving an Insolvency Notice within which to notify the Insolvent Party in writing of its exercise of such rights (“Exercise Notice”). Within thirty (30) days after receipt by the Insolvent Party of the Exercise Notice, the Insolvent Party shall determine the fair market value of its ownership interest in the Pipeline Facilities and give the Notified Party written notice setting forth in reasonable detail the value determined and the methods used in making such determination.”

(g) Sections 6.5(c), (d), (e) and (f) of the Owners’ Agreement are hereby amended by replacing all references to the phrase “Change of Control Party” with the phrase “Insolvent Party”.

(h) Section 7.1 is hereby amended as follows: (i) in Section 7.1(a), by deleting the words “sixty (60)” from the second sentence, and replacing them with the words “forty-five (45)”; (ii) in Section 7.1(b), by deleting the words “sixty (60)” from the first sentence and replacing them with the words “forty-five (45)”; and (iii) in Section 7.1(c), by deleting the words “sixty (60)” from the second sentence and replacing them with the words “thirty (30)”.

(i) Section 7.1(c) is hereby further amended by adding the following after the end of the last sentence to that section:

“In the event the Parties are unable to agree to the appointment of the arbitrator, each Party shall nominate an arbitrator, and the two Party-appointed arbitrators jointly, shall promptly nominate a third arbitrator (who shall be the chairperson). Any arbitration commenced hereunder shall be completed within seventy-five (75) days of the appointment of the arbitral tribunal.

(j) Section 8.1 is hereby amended by deleting the remainder of the first sentence beginning with the words “and (b)” and replacing with the following text:

“and (b) with respect to a Party that has Transferred all of its ownership interest in the Pipeline Facilities to a Permitted Transferee (other than any lender as collateral security for providing financing), as to such transferring Party only.”

(k) Section 8.10 (a) and (b) are hereby deleted in their entirety and replaced with the following:

“(a) if to Delmarva, to:

Delmarva Power & Light Company

630 Martin Luther King, Jr. Blvd.

Wilmington, DE 19899

Attention: Director Gas Delivery

Facsimile: (302) 429-3207

(b) if to CDG, to:

Conectiv Delmarva Generation, LLC

[In care of Calpine Corporation 717 Texas Avenue, Suite 1000

Houston, TX 77002]

Attention: [Chief Legal Officer]

Facsimile: [(713) 830-2001]”

(l) Section 8.11(b) is hereby deleted in its entirety and replaced with the following:

“(b) Notwithstanding Section 8.11(a), any Party may assign all or any portion of its rights, interest, obligations and remedies hereunder without the consent of the other Party (i) to any wholly owned subsidiary of such Party; (ii) to any person who has acquired all or substantially all of the assets of that Party, provided however, that such Person to whom such assignment is made under sub-Clause (i) or this sub-Clause (ii) has, on or prior to the date of such assignment, executed and delivered any and all documents and instruments as may reasonably be required by the non-assigning Party to cause such Person to become a Party to this Agreement, and the Operations and Maintenance Agreement; or (iii) to any lender as collateral security for providing financing (each a “Permitted Transferee”); provided, however, that no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder.

(c) The non-assigning Party hereby further agrees that in connection with any transfers to any lenders as collateral security, upon request of the assigning Party, the non-assigning Party shall execute and deliver consents to assignment reasonably satisfactory to the non-assigning Party and such lenders, such execution and delivery not to be unreasonably withheld, conditioned, or delayed.”

4. Effect of Amendment. Except as amended and set forth above the Owners’ Agreement shall continue in full force and effect.

5. Entire Agreement. This Amendment and the Owners’ Agreement, collectively contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth herein other than those expressly set forth herein.

6. Counterparts. This Amendment may be executed in several counterparts and all such executed counterparts shall constitute one and the same agreement, binding on all of the parties hereto, their successors and their assigns, notwithstanding that all of the Parties hereto are not signatories to the original or to the same counterpart.

7. Governing Law. This Amendment, including its existence, validity, construction and operating effect, and the rights of each of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

8. Further Assurances. Each of the Parties agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be reasonably requested by any party hereto to effectuate more fully or clarify this Amendment or any provision hereof.

[remainder of page left blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DELMARVA POWER & LIGHT CO.
a Delaware and Virginia corporation
By:
Name:
Title:

CONECTIV DELMARVA GENERATION, LLC
a Delaware limited liability company
By:
Name:
Title:

EXHIBIT E

AMENDMENT NO. 2

TO

CLAYMONT TO HAY ROAD PIPELINE OPERATION & MAINTENANCE

AGREEMENT BETWEEN

CONECTIV DELMARVA GENERATION, LLC

AND

DELMARVA POWER & LIGHT COMPANY

THIS AMENDMENT TO CLAYMONT TO HAY ROAD PIPELINE OPERATION & MAINTENANCE AGREEMENT (this “Amendment”), dated as of [•], 2010, is made by and between Delmarva Power & Light Company, a Delaware and Virginia corporation (“Delmarva”) and Conectiv Delmarva Generation, LLC, a Delaware limited liability company (formerly Conectiv Delmarva Generation, Inc.) (“CDG”). Delmarva and CDG are each referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, on July 1, 2000, CDG and Delmarva entered into that certain Claymont to Hay Road Pipeline Operation and Maintenance Agreement (as amended by Amendment Number 1 dated August 24, 2000, the “O&M Agreement”);

WHEREAS, CDG is a wholly owned subsidiary of Conectiv Energy Holdings Company, LLC, a Delaware limited liability company (“CEH”), and CEH is a wholly owned subsidiary of Conectiv, LLC, a Delaware limited liability company (“Conectiv”);

WHEREAS, Conectiv proposes to sell all of its direct membership interest in CEH, and its indirect interest in CDG to New Development Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Calpine Corporation (the “Proposed Transaction”);

WHEREAS, in connection with the Proposed Transaction, CDG and Delmarva wish to evidence their agreement with respect to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the O&M Agreement.

2. Waivers. Delmarva hereby irrevocably and unconditionally: (i) agrees that the O&M Agreement shall not terminate as the result of the Proposed Transaction and Delmarva hereby waives any right it may have to terminate the O&M Agreement, or the effect of any provision of the O&M Agreement that would purport to cause the O&M Agreement to terminate, as a result of the Proposed Transaction; (ii) agrees that no “Change of Control” shall be deemed to have occurred under the O&M Agreement as a result of the Proposed Transaction; and (iii) confirms that the O&M Agreement shall be in full force and effect following the closing of the Proposed Transaction.

3. Amendments to the O&M Agreement.

(a)	The last sentence of the Preamble shall be deleted and replaced with the following:

“The Party serving as Operator from time to time under this Agreement (including any Party that becomes the Replacement Operator pursuant to Section 3.9 of this Agreement) may be referred to as the Operator. As of the date hereof, Delmarva shall be the Operator and shall continue in the role as Operator unless and until replaced by CDG in accordance with Section 3.9 hereof.”

(b)	Section 3.8 shall be amended to read as follows:

“Section 3.8 Coordination of Operations and Maintenance Activities. The contact information for the coordination of operations and maintenance activities to be performed pursuant to this Agreement shall be the same information as set forth in Section 11.10 for notices, except that either Party may from time to time designate a separate contact for operations and maintenance activities by providing written notice to the other Party.”

(c)	A new Section 3.9 shall be added as follows:

“3.9 Other Qualifications of Operator; Default of Operator; Replacement of Operator.

        (a) In the event the Operator defaults in the performance of any of its material obligations as Operator under this Agreement, or upon the occurrence of an Insolvency Event of the Operator, in addition to all other rights and remedies available to Owner not then acting as Operator (the “Replacement Operator”), upon not less than thirty days’ prior written notice, the Replacement Operator shall have the right to succeed to the Operator’s interests as the Operator under this Agreement.

        (b) The Operator shall have thirty days following receipt of notice to cure any default (or such longer period as may be reasonably required to cure the default, provided that the Operator has promptly commenced and is diligently acting to cure the default.). Notwithstanding the pendency of any cure period, the Operator must take all reasonable efforts to ensure that gas may be received and delivered on the Pipeline Facilities pursuant to this Agreement pending the completion of any cure. In the event Operator fails to take all reasonable efforts to ensure that gas is received and delivered under the previous sentence, notwithstanding any other provision in this Agreement, the Party that is not the Operator shall have the immediate right, upon giving advance notice that is reasonable under the circumstances, to undertake the rights and obligations of Operator on an interim basis during the pendency of any cure period to the extent necessary or prudent to ensure reliable gas flow on the Pipeline Facilities.

        (c) As a condition to being the Operator, Delmarva as of the date of the Agreement and any Replacement Operator as of the date of replacement (and at all times as any such Party is acting as Operator), (i) must execute and deliver any and all agreements and other instruments as may be reasonably required by the Owners in order to perform the services of the Operator hereunder, (ii) must be competent to perform all the services and other obligations of the Operator as provided in this Agreement and in a manner consistent with Industry Practice and applicable law; and (iii) must hold all necessary permits, licenses and approvals to perform the work.

        (d) The Replacement Operator shall promptly review the Budget and shall provide any proposed revisions thereto for review in accordance with Section 3.5.

        (e) The Operator (including a Replacement Operator) may retain or contract with another person (such party the “O&M Service Provider”) designated by it to undertake the rights and obligations as the Operator, provided that (i) the requirements of Section 4.3 as applicable are satisfied, (ii) the O&M Service Provider meets the requirements set forth in (c) above with respect to the services it is providing; (iii) the Operator shall be liable to the Owners for all acts and omissions of the O&M Service Provider; and (iv) the Operator shall provide written notice that it has designated an O&M Service Provider, the O&M Service Provider’s duties and qualifications, the names and contact information for its responsible representatives, and such other information as an Owner may reasonably request.

        (f) An Operator that is being replaced from time to time pursuant to this Section 3.9 shall promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws, and consistent with Industry Practice, (i) to consummate and make effective the assumption of the duties of Operator by the Replacement Operator, including undertaking the actions and obligations set forth in Section 11.7 of this Agreement; (ii) to assign agreements associated with the duties as the Operator hereunder to the extent permitted in any such agreement; and (iii) to provide to the Replacement Operator any information or other assistance that the Replacement Operator reasonably deems necessary to satisfy all applicable regulatory requirements.

        (g) Upon satisfaction of the terms of this Section 3.9, the Replacement Operator shall be deemed to be the Operator for all purposes under this Agreement and shall have the rights and obligations of the Operator hereunder. Nothing herein shall act to alter the rights and obligations of the Parties hereto in their respective capacities as Owners.

        (h) The Owners shall pay to the Operator all amounts due and payable by the Owners for costs incurred and services performed in accordance with this Agreement prior to the assumption by the Replacement Operator of the duties of the Operator.”

(d) Section 3.7 is hereby amended by inserting the phrase “and in any case subject to Section 3(c) of the First Amendment to the Owners’ Agreement,” in the first sentence, immediately following the words “Solely Owned Facilities”.

(e) Section 10.1 is hereby amended as follows: (i) in Section 10.1(a), by deleting the words “sixty (60)” from the second sentence, and replacing them with the words “forty-five (45)”; (ii) in Section 10.1(b), by deleting the words “sixty (60)” from the first sentence and replacing them with the words “forty-five (45)”; and (iii) in Section 10.1(c), by deleting the words “sixty (60)” from the second sentence and replacing them with the words “thirty (30)”.

(f) Section 10.1(c) is hereby further amended by adding the following after the end of the last sentence to that section:

                “Each Party shall nominate an arbitrator, and the two Party-appointed arbitrators jointly, shall promptly nominate a third arbitrator (who shall be the chairperson). Any arbitration commenced hereunder shall be completed within seventy-five (75) days of the appointment of the arbitral tribunal.”

(g) Section 11.1(a) is hereby amended by deleting the remainder of the first sentence beginning with the words “or (ii)” and replacing with the following text:

                “or (ii) with respect to a Party that has Transferred all of its ownership interest in the Pipeline Facilities to a Permitted Transferee (other than any lender as collateral security for providing financing), as to such transferring Party only.”

(h) Section 11.1(b) is hereby amended by inserting the phrase “(each an “Insolvency Event”)” immediately after the last word of the sentence and before the period (.).

(i) Section 11.1(c), (d) and (e) are each hereby deleted in their entirety.

(j) The addresses for notices set forth in Section 11.10 (a) and (b) are hereby deleted in their entirety and replaced with the following:

“(a) If to Delmarva, to:

Delmarva Power & Light Company

630 Martin Luther King, Jr. Blvd.

P.O. Box 231

Wilmington, DE 19899

Attention: Director Gas Delivery

Facsimile: (302) 429-3207

(b) if to CDG, to:

Conectiv Delmarva Generation, LLC

[In care of Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, TX 77002]

Attention: [Chief Legal Officer]

Facsimile: [(713) 830-2001]”

(k) Section 11.11(b) is hereby deleted in its entirety and replaced with the following:

                “(b) Notwithstanding Section 11.11(a), any Party may assign all or any portion of its rights, interest, obligations and remedies hereunder without the consent of the other Party (i) to any wholly owned subsidiary of such Party, (ii) to any person who has acquired all or substantially all of the assets of that Party, provided however, that such Person to whom such assignment is made under sub-Clause (i) or this sub-Clause (ii) has, on or prior to the date of such assignment, executed and delivered any and all documents and instruments as may reasonably be required by the non-assigning Party to cause such Person to become a Party to this Agreement and the Owners’ Agreement prior to the effectiveness of such assignment; or (iii) to any lender as collateral security for providing financing (each a “Permitted Transferee”); provided, however, that no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder.

(l) The non-assigning Party hereby further agrees that in connection with any transfers to any lenders as collateral security, upon request of the assigning Party, the non-assigning Party shall execute and deliver consents to assignment reasonably satisfactory to the non-assigning Party and such lenders, such execution and delivery not to be unreasonably withheld, conditioned, or delayed.”

4. Effect of Amendment. Except as amended and set forth above the O&M Agreement shall continue in full force and effect.

5. Entire Agreement. This Amendment and the O&M Agreement, collectively contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter. There are no representations, warranties, covenants or agreements between or among the Parties with respect to the subject matter set forth herein other than those expressly set forth herein.

6. Counterparts. This Amendment may be executed in several counterparts and all such executed counterparts shall constitute one and the same agreement, binding on all of the parties hereto, their successors and their assigns, notwithstanding that all of the Parties hereto are not signatories to the original or to the same counterpart.

7. Governing Law. This Amendment, including its existence, validity, construction and operating effect, and the rights of each of the Parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

8. Further Assurances. Each of the Parties agrees to execute and deliver any and all additional instruments and documents and do any and all acts and things as may be reasonably requested by any Party hereto to effectuate more fully or clarify this Amendment or any provision hereof.

[remainder of page left blank]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

DELMARVA POWER & LIGHT COMPANY
a Delaware and Virginia corporation

By:
Name:
Title:

CONECTIV DELMARVA GENERATION, LLC
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT F

STG INDEMNITY - NON-IMPUTATION ENDORSEMENT

WHEREAS, STEWART TITLE GUARANTY COMPANY, hereinafter referred to as “the Company”, is about to issue its Title Insurance Policies Nos.                                                                                                                                                                     hereinafter referred to as “the Title Insurance Policies”, in respect to the lands described in the Company’s Commitments for Title Insurance Nos.                                                                                                                                                                         (“the Commitments”);

AND WHEREAS, the Company has been requested to issue the Title Insurance Policy or Policies and Substitute Policy in the form then commonly used by the Company in respect to the lands or to some part or parts thereof, or interest therein, all of the foregoing being hereafter referred to as “Future Policies”, together with “Non-Imputation Endorsements”, sometimes hereafter referred to as “the Endorsements”, pursuant to which the Company agrees that notwithstanding the terms of the Conditions and Stipulations or the Exclusions from Coverage of the Title Insurance Policies to the contrary, in the event of loss or damage insured against under the Title Insurance Policies, the Company will not deny its liability thereunder to the Insured under Paragraph 3(b) of the Exclusions on the ground that said Insured had knowledge of any matter solely by reason of notice thereof imputed to it through                                                                                                                                                                      , all as more fully set forth in the Endorsements;

AND WHEREAS, the Company would refrain from issuing the Endorsements to the Title Insurance Policies in the absence of the representations, agreements and undertakings contained herein.

NOW, THEREFORE, the undersigned, as a material inducement to the Company to issue the Title Insurance Policies with the Endorsements, represent and affirm that neither                                                                                                                                                                                                                                           , nor any of the undersigned has done anything to create any lien, encumbrance, transfer of interest, constructive trust or other equity in the land not disclosed in the Commitments or in the Public Records (as defined in the Title Insurance Policies), nor do they have any knowledge of any such adverse interests not disclosed in the Commitments or in the Public Records (as defined in the Title Insurance Policies), EXCEPT FOR the following matters: (if none, so state)

FURTHER, the undersigned, , for themselves, , personal representatives and assigns do hereby covenant and agree with the Company: (1) To forever fully protect, defend and save the Company harmless from and against from any and all loss, cost, damages, attorneys’ fees and expenses which it may suffer, expend or incur under or by reason of the Title Insurance Policies with the Endorsements on account of or any such lien, encumbrance, transfer of interest, constructive trust or other equity in the land created by any of the undersigned (whether acting on behalf of the insured under the Title Insurance Policies or otherwise) or otherwise known by any of the undersigned (whether acting on behalf of the insured under the Title Insurance Policies or otherwise) and not disclosed herein or in the Owner’s Affidavit, in the Commitments [add surveys] or in the Public Records (as defined in the Title Insurance Policies), or on account of the assertion or enforcement or attempted assertion or enforcement thereof or of any rights existing or hereafter arising or which may be claimed to exist under, or by reason of or growing out of the items referred to above; and (2) To provide for the defense, at their own expense, on behalf and for the protection of the Company and parties protected under the Endorsements who may become so protected, against loss or damage under the Title Insurance Policies with the Endorsements (but without prejudice to the right of the Company to defend if it so elects) in all litigation consisting of actions or proceedings based on any items referred to above which may be asserted, established or enforced in, to, upon, against or in respect to the lands or any part thereof, or interest therein; provided, however, in no event shall the undersigned have any liability under this affidavit or at law or in equity for any consequential or punitive damages.

Nothing contained herein shall be construed so as to obligate the Company to issue its Title Insurance Policies with the Endorsements in the form requested. However, should the Company issue any such Title Insurance Policies, it will do so in reliance upon the undertakings of the undersigned and the issuance of such Title Insurance Policies with the Endorsements shall be the consideration for the above undertakings by the undersigned.

The Company shall have the right at any time hereafter, after notice to the undersigned below, when it shall deem necessary, expedient, desirable or of interest to do so, in its sole discretion, to pay, discharge, satisfy or remove from the title to said real estate all or any of the items set out above. The undersigned covenants and agrees to pay to the Company all amounts so expended on demand.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on this the      day of             , 2010.

[INSERT SIGNATURE BLOCK]

[INSERT NOTARY ACKNOWLEDGEMENT]

AFFIDAVIT OF CONTIGUITY

(Edge Moor pipeline)

State of DELAWARE

County of

I,                     , being duly sworn, certify for the benefit of Conectiv Delmarva Generation, LLC (“Conectiv”), Stewart Title Guaranty Company (“Stewart”), and their respective affiliates, successors and assigns that:

1.	I am of lawful age and reside in .

2.	I am a Professional Land Surveyor and the Survey Department Manager employed by , with years of experience in examining land, title and surveying matters. is a established in whose primary business purpose is consulting engineering and surveying.

3.	I have reviewed those certain easement, right-of-way and/or permit documents described on Exhibit A hereto inclusive of those documents referenced in Stewart’s title commitment, dated (the “Easements”), which Easements provide Conectiv with the rights to install, maintain, repair, replace, operate and have access to a natural gas pipeline on the land encumbered by the Easements (each an “Easement Parcel” and in the aggregate the “Easement Land”).

4.	Based upon a review of the Easements, but not relying upon a field survey, the Easement Land, when taken together as a whole along and across the common boundaries of the respective Easements Parcels, constitutes one contiguous and uninterrupted easement (or is located in dedicated public rights-of-way) from the Edge Moor/Hay Road Power Plant (the “Plant”) at 198 and 200 Hay Road, Wilmington, Delaware, to the Delmarva Power & Light Ridge Road Regulator Station (the “Station”), more particularly described on Exhibit B attached hereto, with no “gaps,” “gores,” or hiatuses between any or all of the Plant, Station and the Easement Parcels.

Affiant:
__________________________________________

Subscribed and sworn before me this    day of            , 2010.

Notary

Exhibit A

List of Easements

Exhibit B

Legal Description of Delmarva Power & Light Ridge Road Regulator Station

INDEMNITY AGREEMENT

This indemnification is made and given by:

referred to herein as “Indemnitor” (whether one or more) for the benefit of Stewart Title Guaranty Company (“Title Company”). Indemnitor agrees that as to the transaction that is covered by this agreement, the obligations of the Indemnitor are intended to continue at a time when Indemnitor no longer has any direct financial or ownership interest in the land herein referred to.

1. Indemnitor has an interest (as owner or otherwise) in certain works of improvement which have been furnished to the land (as defined below) (such works of improvement being the “Indemnified Improvements”) prior to the date hereof and for which payment is due and unpaid (beyond any applicable payment period under the respective contract). As used in this agreement, the term “land” shall include all real property interests and improvements thereon which by law constitute real property described in Exhibit “A” attached hereto. THIS INDEMNITY AGREEMENT SHALL NOT BE APPLICABLE TO DELTA PROJECT.

2. To induce Title Company to issue title insurance in the manner herein below described, Indemnitor promises and agrees to hold harmless, protect and indemnify Title Company from and against any and all liabilities, losses, damages, expenses and charges, including, but not limited to, reasonable attorney’s fees and expenses of litigation, actually incurred or sustained by Title Company under those certain owner’s and lender’s title insurance policy and endorsements identified as [insert title policy number] to [insert Conectiv entity] and [insert lender] on the date hereof in connection with the consummation of the transactions contemplated under that certain Purchase Agreement, by and among Pepco Holdings, Inc., Conectiv, LLC, Conectiv Energy Holding Company, LLC and New Development Holdings, LLC, dated as of April 20, 2010 and insuring against liens arising from unpaid bills for Indemnified Improvements.

3. A. In the event that any mechanic’s lien, liens or claims thereof (“liens”) for any unpaid bill with respect to Indemnified Improvements shall be filed against the land, or any action shall be commenced to foreclose such a lien, Indemnitor agrees, within thirty (30) days of such filing to:

(a) Cause a release of the lien to be filed in the appropriate official records office; or

(b) Cause to be recorded with respect to any such lien a bond or bonds conforming to applicable state statutes.

B. Should Indemnitor fail to comply with subparagraphs (a) or (b)as set forth above, Title Company is authorized by Indemnitor, but is not obligated, to advance and pay such amounts as Title Company shall, in its absolute subjective discretion, determine to be necessary to procure release of such lien. Indemnitor agrees upon demand to reimburse Title Company for all reasonable amounts so advanced, but in no event in excess of the amount of such lien.

4. Indemnitor hereby agrees that Indemnitor shall cooperate with Title Company and use reasonable efforts to provide Title Company with access, at any reasonable time, upon reasonable prior notice to Indemnitor, to examine the books, accounts, and records of Indemnitor, pertaining to such works or improvements in the possession of Indemnitor.

5. In the event any provision of this agreement shall be held invalid or unenforceable by any court having jurisdiction, such provision shall be deemed severable and shall not effect the validity of any other provisions or the balance hereof.

6. The failure of Title Company from time to time to demand the performance of any act which it might require of Indemnitor hereunder shall not be construed as a waiver of the right to enforce such performance at a later time upon appropriate demand.

7. A. In the event of suit regarding any of the terms of this Agreement or performance or non-performance thereof, the parties agree that venue shall be in the appropriate courts in the county, parish, or state where the land is located. The laws of the State of the site of the land shall govern any suit. By signature hereto Indemnitor appoints the Clerk of said Court as the Indemnitor’s agent to receive service of process and, further consents to jurisdiction of said Court over the Indemnitor.

B. In the event of any action to enforce the terms of this agreement, the parties hereto authorize and agree that the Court shall award reasonable attorneys’ fees to the party prevailing therein and that attorney’s fees and any other costs of collection shall be added to the amount of any lien claimed by Title Company.

8. Indemnitor understands and agrees that Title Company is not obligated to issue any title insurance at any time, although requested to do so by Indemnitor, and may exercise its own discretion as to the issuance of any title insurance now or in the future. However, once Title Company has issued title insurance, Indemnitor agrees that such title insurance will be in specific reliance upon this indemnification and guarantee given by the Indemnitor, and Indemnitor shall be obligated whether or not Indemnitor has specifically requested the issuance of said title insurance.

9. All written notices permitted or required to be given under this agreement may be personally delivered to each of the parties thereto, or mailed to each party by Registered United States Mail or Certified United States Mail, and shall be considered duly mailed when addressed with postage prepaid as follows:

To Title Company: Stewart Title Guaranty Company

P.O. Box 2029

Houston, Texas 77252

Attention: Mr. Malcolm Morris

with copy to

Stewart Title Guaranty Company

1980 Post Oak Boulevard

Houston, Texas 77056

Attention: Mr. Stewart Morris, Jr.

To Indemnitor:

_______________________________

_______________________________

2

Either party may, by written notice to the other, as aforesaid, change the address to which notices are to be sent.

10. A. The parties acknowledge that Title Company may be asked to provide title insurance pursuant to this Agreement wherein legal title to the subject land and improvements may be vested in a corporation, partnership, joint venture or other form of ownership other than individuals. It is the intention of the parties hereof that any person signing this Agreement individually and not in a representative capacity shall be unconditionally and personally bound by the terms hereof with full personal recourse against such individual.

B. Where any one or more of Indemnitors are corporations or partnerships or joint ventures it is not necessary for Title Company to inquire into the authority or powers of Indemnitors or the officers, directors, partners or agents acting or purporting to act on their behalf.

C. The obligations hereunder are joint and several and unconditional and shall continue whether or not the undersigned titleholders or individuals have any interest in the entity which presently owns the land or in the land itself at the time a claim hereunder may be made by Title Company.

11. This Agreement shall benefit and bind the parties hereto and their respective successors, assigns. This Agreement may not be amended or modified without the written Endorsement thereof by Title Company and Indemnitor.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective this      day of             , 20    .

Indemnitor:

by:	______________________________

its:	______________________________

Indemnitor:

by:	______________________________

its:	______________________________

3

Order No.:	****
RE:	****

OWNER’S AFFIDAVIT

1.	Affiant has requested STEWART TITLE GUARANTY COMPANY to issue its policy(ies) of title insurance, binder(s), commitment(s), preliminary report(s), guarantee(s), or endorsement(s), insuring an interest in or title to real property described in the above numbered preliminary report or title commitment (hereinafter referred to as “said property”) without exception to or providing certain affirmative insurance against unrecorded matters.

2.	Affiant hereby affirms that ****, is the owner of the fee/leasehold/easement estate covering the property.

3.	Affiant hereby affirms ****, is legally authorized to transact business in the State of ****.

4.	Affiant hereby affirms that no proceeding in bankruptcy has ever been instituted by or against the owner (and if a partnership, against the general partner(s) thereto), nor has the owner ever made an assignment for the benefit of creditors.

5.	To Affiant’s actual knowledge,(a) no action or proceeding relating to Affiant’s fee/leasehold/easement estate in said property is now pending in any State or Federal Court in the United States and (b) there is no State or Federal Judgment or any Federal Lien of any kind or nature whatever which now constitutes a lien or charge upon Affiant’s fee/leasehold/easement estate in said property.

6.	To Affiant’s knowledge, (a) all taxes currently owing on Affiant’s fee/leasehold/easement estate in said property are either being paid or are due but not yet delinquent and (b) other than as shown in the preliminary report or title commitment, there are no delinquent taxes or tax liens on the property.

7.	Affiant hereby affirms that the present transaction is not made for the purpose of hindering, delaying or defrauding any creditors of the owner(s) and does not come within the provisions of the Bankruptcy of Insolvency Acts.

8.	Affiant knows of no unrecorded leases, agreements, defects, liens, encumbrances, adverse claims, or other matters affecting Affiant’s fee/leasehold/easement estate in said property other than (a) as shown on the preliminary report or title commitment bearing the above referenced order number prepared by **** as agent for STEWART TITLE GUARANTY COMPANY, (b) as shown on the [insert survey title] (“said survey”) or (c) as shown on Exhibit A attached hereto.

9.	To Affiant’s knowledge, there is no one in possession or entitled to possession of said property that is not recorded in the land records other than the vestee shown in said preliminary report or title commitment, as shown in said survey or as disclosed in Paragraph 8 above except:

(if any, please list the parties or insert “None”)

To Affiant’s knowledge, no party has any unrecorded option to purchase the real property or has any rights of option to purchase the real property.

(If any such right or option exists, so state or insert “None”)

10.	Affiant hereby affirms that there are no liens or rights to liens, upon said property for labor, services, materials, appliances, equipment, or power furnished or to be furnished to the work of improvement which are imposed by law and not shown by the public records whether done by an owner, lessee, sublessee or tenant and which have been completed within six months or which is now in progress, other than the work described as follows:

(if any, please list or insert “None”)

See Exhibit A attached hereto.

__________________________

This Affidavit is made to induce STEWART TITLE GUARANTY COMPANY to issue its policies of title insurance with respect to the above captioned matter and the Affiant avers the foregoing statements are true and correct to the best of Affiant’s knowledge and belief, after due inquiry.

Executed under penalty of perjury on this      day of         , 2010

[INSERT SIGNATURE BLOCK]

[INSERT NOTARY ACKNOWLEDGEMENT]

Exhibit A

BETHLEHEM

1. $4.8MM contract with Siemens for major overhaul of CT #3. This is part of a multi-year/unit service program but the project is currently on hold. Approximately $[200,000] has been spent to date.

2. $1.8MM capital project with Siemens for rewind of CT#3 generator.

3. $400,000 annual spring overhaul.

4. $400,000 upgrade of CT127 MW.

EDGE MOOR

1. $6MM Trona project with Clyde Bergmann; principal subcontractor is Bulk Conveyor.

DEEPWATER

1. Open contract for boiler maintenance.

DELTA

1. The following is a list of the vendors providing work in connection with Project Delta and a description of the work provided

Description	Contractor

River Water Testing	Dalare Associates

Combustion Turbines, Base	SWPC

CT Indoor Storage	Sardo & Sons Warehousing

Purchase of Land	Lessner David & Denise/Nikolaus & Hohenadel

Interconnection and Upgrade Costs	PJM

Purchase of Land	Rice Lucille & Walter/Nikolaus & Hohenadel

Survey Costs	George William Stephens Jr.

Purchase of Land & Easements	Slate Ridge/Nikolaus & Hohenadel

Purchase of Land & Easements (Mattlins’ property)	Stock & Leader/Nikolaus & Hohenadel

Transmission/Water Easement Option	Vaughan Nell L/Nikolaus & Hohenadel

Purchase of Land (Highland PA Farm’s property)	Delta Family/Nikolaus & Hohenadel

Landscaping	Martom Landscaping

PE Stamped Final Land Planning and Erosion & Sedimentation Drawings	URS

Guards at Hay Road for Delta equipment	Admiral Securities

Air Permitting	TRC

Phase I Environmental Site Assessment	Duffield Associates

Title / Legal / Closing Costs	Franco Bellafante

Steam Turbine Generator	Alstom Power

Emission Reduction Credits Assistance	All4

Grade cut and grade fill calculations	Altran Solutions

HRSG and SCR Equipment (Excludes Erection)	Vogt Power International

Mobile Office Trailer	Hale Trailer Brake & Wheel

Condenser	Yuba Heat Transfer

Architectural Engineering	Burns & Roe

AE Land Planning Design Services	URS

CT Survey, Inspection, and Preparation Support Labor	JJ White

Civil Engineering Consultant - Erosion and Sedimentation controls and permit conformance	James R. Holley & Associates

Site Grubbing / Rough Grading / Stabilization	H T SWEENEY & SON

Noise Study	Hessler Associates

Concrete & Soils Testing	CTI Consultants

MIC Study	Water Technology Consultants

Alloy Pipe - Chrome Moly	Tioga Pipe Supply

Combustion Turbine Generator Shrinkwrap	Mr. Shrinkwrap

CT Combustion Chamber Warranty Repairs (Escalation)	Siemens

CT Combustion Chamber Rigging, Loading, and Transportation	Hake Rigging

Main Stepup Xfmrs - simple cycle & combined cycle	Siemens

Cond Preheaters & Drain Coolers	Holtec International

Transportation Study	TRG

Guy Stub Poles Removal & Temp. Transformers, Pole Relocation	PECO Energy

Storage Tanks - All	CBI

Foundation / Underground / Final Grading / Roadways	Schwertner & Sons

Batch Plant Upgrades (in support of a portable concrete plant construction & operation)	The Six-M Company

Switch Interrupter	S&C Electric Co.

Crop damage reimbursement	Bellview Valley Farms

Inspection Fees - Peach Bottom Township	Peachbottom Township

Generator Breakers Inspection	MTB Quality Consultants

Structural Steel - Building Steel & Bridge Crane	Mid-Atlantic Steel

Architectural Engineering - Delta River Systems	Altran Solutions

Electric Service (Hardware & Install) Const Pwr	IB Abel

EEM Module	Rumsey

Heavy Haul Contract	George Young Co.

Trailer City Underground Mechanical	Enginuity

HRSG Feed Pumps & Motors	KSB

Temporary Office Facilities	Hale Trailer Brake & Wheel

SWPC TFA	Siemens

Perimeter Fence (Temp and permanent)	Richard Pucci & Assoc.

Engineering Services - Delta 500 kV Design	Altran Solutions

CT Inlet Duct Silencer Assemblies	Braden Manufacturing

Cooling Tower	Midwest Towers

Unit Auxiliary Transformer & SWGR (Simple Cycle) & SST	ABB

Start-up and Test Equipment	Transcat

Transition Duct (CT Exhaust to HRSG Inlet)	Wahlco Metroplex

Combustion Turbine BOP Installation - Mechanical	Aycock

Air Compressors & Motors	Ingersol-Rand

Easement - Exelon property	Exelon Generation Co.

Easement - Exelon property	PECO Energy

Portable Toilets	Walters Services

Security	Schaad Detective Agency

CCW Heat Exchangers	Alfa-Laval

Temporary and Permanent Signs	T&W Traffic Control

Electric Service for Const / Guard Houses	PECO Energy

Condenser Installation	Matrix

Combustion Turbine BOP Installation - Electrical	Battaglia Electrical

HRSG Installation	JJ White

CT Auxiliary Xfmer (4160V - 480 V)	ABB

Fuel Gas Heat Exchanger	Holtec International

Natural Gas Filters	Delta Compression & Equipment

Generator Breakers (Simple Cycle) + Combined Cycle	Mitsubishi Electric

Turbine Building Elevator	Thyssenkrupp Elevator

Mn & Aux Circ Water Pumps & Motors (Aux - See 4500010820)	Flowserve

Cond and Aux Blr Fd Pumps & Motors	Flowserve

Gas Line Regulators	Proconex/Fisher Controls

Water Access	Schwertner & Sons

Main Steam Piping Fabrication	McClure Company

Water Line - Land Lease	Delta Limited Partnership

Water / Steam Sampling	Waters Equipment

Line Side Breaker - 500kV Dead Tank Power Circuit Breaker	Areva

Water Treatment System	Siemens

Water and Sewer Line @ 2.5 miles	H T SWEENEY & SON

Road Plan Analysis	Altran Solutions

Aux Boilers & Superheaters	Sussman Automatic

Consult on 500kV Power Line Installation	New River Electrical

480v Load Center (Combined Cycle)	Eaton

CEMs Modules - Monitoring Equipment	GE

Isolated Phase Bus Duct (Sim)	The Calvert Co.

120v AC UPS - Simple Cycle & Combined Cycle	Chloride Industrial System

Bridge Crane	Foley Material Handling

Primary Flow Elements (HP and LP Ventures)	Triad Measurement Equipment

Shop Fabricated Tanks	RECO USA

HP Steam HPU	Control Components

Water & Sewage Service	Delta Boro Municipal Authority

500kV Poles and Structures	M.D. Henry

HP Steam Bypass Valves	Weir Power

Ammonia Storage System	Johnson-March

Engineering Services - Water Treatment Bldg	Altran Solutions

Fire Protection	American Fire Technologies

Fire Pump	Anchor Sales

Steam Turbine Building Masonry	Schwertner & Sons

CT Phase Hardware Only	ABB Baily

Combustion Turbine Final Air Filter	National Air Filter

Shutoff - On / Off Control Valves	SPX Process Equipment - Copes-Vulcan

Water Treatment Building (Masonary Exterior)	Schwertner & Sons

Steam Turbine and HRSG Building Roofs	Schwertner & Sons

Soil Resistivity Measurement at the 23, 500 KV transmission pole locations	ARM Group

Delta Sweatshirts	Radomicki Athletic Department

PTC-6 FLow Nozzles	Triad Measurement Equipment

Mechanical BOP	FM Sylvan

Relay Protection - Station Service Transformer	Power Electronics

BOP Manual and Motor Operated Valves	Powell Valves

Magnetic Flow Meters	Eastern Controls

Electrical BOP	Battaglia Electrical

Miscellaneous electrical services	Superior Electric Services

Crop damage reimbursement	Troyer Farms

120 VAC UPS & Batteries- Combined Cycle	Chloride Industrial System

Cirulating Water Pipe / Cooling Tower Risers - Structures	Aycock

Station Service Transformers - Switchgear	Powell Electrical

Fuel Gas Meters	Hoffer Flow Controls

Disconnect Switches	Areva

Circulating Water Pumps Check Valves	Crane Pacific Valves

Cirulating Water Pipe / Cooling Tower Risers Pipe Work	Nooter Construction

Transmission Lines (Mtrl + Labor) [Site to PECO Substation]	Henkels & McCoy

Commonwealth of PA permits	Commonwealth of PA

CT Combustion Chamber Parts Transportation	Con-Way/TBB Global Logistics

E&S Plan, NPDES Permit Modification	York County Conservation District

Easement - Road Widening	Ruth A. Linkous/Nikolaus & Hohenadel

Environmental Offsets	PPL EnergyPlus

ERC - Plan approval extension	PADEP

ERC Public Hearing Announcement (newspapers)	Central PA Newspapers Adv.

Gas Pipe Line - Install	Transcontinental Gas Pipeline

Legal Public Notice	Star Printing

Peach Bottom Township Construction Permits	Peachbottom Township

Review filed project plans & contracts of Conectiv’s approval for BBT	Peachbottom Township

Utility Pole Relocation (intersection improvement)	Verizon

S/U and Commissioning Support (Temporary Help)	Battaglia Electrical

Protective Relay & Metering Parts	Power Electronics

PA Sales Tax - Dept of Revenue

Construction / Backup Power Supply System Upgrades (PECO)	PECO Energy

Insurance / Claims	Marsh USA

CONECTIV CT SITES

1. The following is a list of the vendors providing work on the Conectiv CT sites and a description of the work provided

Description	Contractor
Spray Nozzles	Lechler, Inc.

Spray Headers	Apex Piping Systems, Inc.

Co2 Pellet blasting and painting	IceSolv, LLC

Pump Skids and Controls	Gas Turbine Efficiency, Inc.

Underground Surveys	Geo-Graf, Inc.

Computer Modeling	Reaction Engineering, Inc.

Engineering Design/Drafting	Altran Solutions, Inc.

Spray Nozzles	Parket Hannifin, Inc.

Mechanical Install	Riggs Distler Co., Inc.

Mechanical Install	GM White, Inc.

Office Trailer Rental	Williams Scotsman, Inc.

Interconnection Study Costs	PJM Interconnection

Turbine Controls	Plainville Electrical Products Co.

a. Carll’s Corner 1&2 - Fog Intercooling Systems

b. Cumberland 1 - Fog Intercooling Systems

c. Mickleton1 - Fog Intercooling Systems

d. Sherman 1 - Fog Intercooling Systems

e. Tasley 1 - Fog Intercooling Systems

f. Christiana 11 & 14 Fog Intercooling

g. DC10 - Fog Intercooling

h. West Sub Fog Intercooling

Conectiv CT Capacity Increase Projects

	Estimated Cashflow ($000)
Project Name	Through 2009	2010	2011	2012	Total	Spent as of 3/31/10	Anticipated Spent 4/30/10
Peaking Unit Fogging Projects
Carll’s Corner 1& 2 - Fog Intercooling Systems *	$135	$505	$870	$—	$1,510	$189	$208

Cumberland 1 - Fog Intercooling Systems**	$40	$750	$—	$—	$790	$277	$456
Mickleton 1 - Fog Intercooling Systems	$250	$450	$—	$—	$700	$470	$654
Sherman 1 - Fog Intercooling Systems	$70	$730	$—	$—	$800	$234	$543
Tasley 1 - Fog Intercooling Systems	$30	$1,130	$—	$—	$1,160	$86	$217
Christiana 11& 14 Fog Intercooling	$680	$60	$—	$—	$740	$660	$740
DC10 - Fog Intercooling	$400	$30	$—	$—	$430	$405	$430
West Sub Fog Intercooling	$160	$30	$—	$—	$190	$171	$190

*Carlls	Corner 1 & 2 cash flow advance in order to package equipment with other installations.
**	Cumberland 1 installation advanced due to Spring 2010 forced outage.

MARYLAND TITLE DOCUMENTS

State of Maryland Land Instrument Intake Sheet

☐ Baltimore City             ☒ County:

Information provided is for the use of the Clerk’s Office, State Department of

Assessments and Taxation, and County Finance Office Only

(Type or Print in Black Ink Only – All Copies Must Be Legible)

Space Reserved for Circuit Court Clerk Recording Violation
1	Type(s) of Instruments	Deed	Mortgage	Other:
		Deed of Trust	Lease
2	Conveyance Type	Improved Sale	Unimproved Sale	Mult. Accounts	Not an Arms-
	Check Box	Arms-Length [1]	Arms-Length [2]	Arms-Length [3]	Length Sale [9]
3	Tax Exemptions	Recordation
	(If Applicable)	State Transfer
	Cite or Explain Authority	County Transfer

4		Consideration Amount		Finance Office Use Only
		Purchase Price/Consideration		Transfer and Recordation Tax Consideration
		Any New Mortgage		Transfer Tax Consideration		$
	Consideration and Tax	Balance of Existing Mortgage		X ( )%	=	$
		Other		Less Exemption Amount	-	$
	Calculations			Total Transfer Tax	=	$
		Other		Recordation Tax Consideration		$
				X ( )%		$
5		Full Cash Value		TOTAL DUE		$
		Amount of Fees	Doc. 1	Doc. 2		Agent
		Recording Charge	.00	.00
		Surcharge	.00	.00		Tax Bill:
	Fees	State Recordation Tax	.00	.00
		State Transfer Tax	.00	.00		C.B. Credit:
		County Transfer Tax (if Applicable)	.00	.00
		Other				Ag. Tax/Other:
Other

6		District	Property Tax ID No. (1)	Grantor Liber/Folio	Map		Parcel No.	Var. LOG ☐
Description of Property
		Subdivision Name		Lot (3a)	Block (3b)	Sect/AR(3c)	Plat Ref.	Sq.Ft./Acreage (4)
SDAT requires submission of all applicable information. A Maximum of 40 characters will be indexed in accordance with the priority cited in Real Property Article Section 3-104(g)(3)(i)
Location/Address of Property Being Conveyed (2)

		Other Property Identifiers (if applicable)					Water Meter Account No.

		Residential ☐ or Non-Residential ☒		Free simple ☐ or Ground Rent ☒ Amount:
		Partial Conveyance? ☐Yes ☒ No		Description/Amt. Of Sq. Ft./Acreage Transferred:
If Partial Conveyance. List Improvements Conveyed:

7		Doc. 1 - Grantor(s) Name(s)		Doc. 2 - Grantee(s) Name(s)
Transferred From
		Doc. 1 - Owner(s) of Records, if Different from Grantor(s)		Doc.2 - Owner(s) of Records, if Different from Grantor(s)

8		Doc. 1 - Grantee(s) Names		Doc. 2 - Grantor(s) Name(s)
Transferred To
New Owner’s (Grantee) Mailing Address
, ,
9		Doc. 1 - Additional Names to be Indexed (Optional)		Doc.2 - Additional Names to be Indexed (Optioned)
Other Names to be Indexed
10		Instrument Submitted By or Contact Person		☐ Return to Contact Person ☐ Hold for Pickup ☐ Return Address Provided
	Contact/Mail Information	Name:	Michael Romans
		Firm:	Stewart Title of Maryland, Inc.
		Address:	409 Washington Avenue, Suite 920, Towson, Maryland 21204
Phone:

Space Reserved for County Validation	11		IMPORTANT: BOTH THE ORIGINAL DEED AND A PHOTOCOPY MUST ACCOMPANY EACH TRANSFER
		Assessment Information	Yes	X	No	Will the property being conveyed be the grantee’s principal residence?
			Yes	X	No	Does transfer include personal property? If yes, identify:
			Yes	X	No	Was property surveyed? If yes, attach copy of survey (if recorded, no copy required).

Assessment Use Only - Do Not Write Below This Line
☐ Terminal Verification ☐ Agricultural Verification ☐ Whole ☐ Part						☐ Tran. Process Verification
Transfer Number: Date Received: Deed Reference: Assigned Property No:
Year	19	19	Geo.	Map	Sub	Block
Land			Zoning	Grid	Plat	Lot
Buildings			Use	Parcel	Section	Occ. Cd.
Total			Town Cd.	Ex. St.	Ex. Cd.
REMARKS:

Distribution	Clerk’s Office
SDAT
Office of Finance
Prepare

Addendum

State of Maryland Land Instrument Intake Sheet

☐ Baltimore City	☐ County:

The addendum from should be used when one transaction involves more than two instruments.

Each instrument should be itemized in accordance with Section No. 1 of the Intake Sheet.

5.	Amount of Fees	Doc. 3	Doc. 4	Doc. 5	Doc. 6
(Continued) Fees	Recording Charge
Surcharge
State Recordation Tax
State Transfer Tax
County Transfer Tax
Other
Other

7.	Doc.3 - Grantor(s) Name(s)	Doc.4 - Grantor(s) Name(s)
Continued Transferred From

	Doc.5 - Grantor(s) Name(s)	Doc.6 - Grantor(s) Name(s)

	Doc.3 - Owner(s) of Record, if Different from Grantor(s)	Doc.4 - Owner(s) of Record, if Different from Grantor(s)

	Doc.5 - Owner(s) of Record, if Different from Grantor(s)	Doc.6 - Owner(s) of Record, if Different from Grantor(s)

8.	Doc.3 - Grantor(s) Name(s)	Doc.4 - Grantor(s) Name(s)
(Continued) Transferred To

	Doc.5 - Grantor(s) Name(s)	Doc.6 - Grantor(s) Name(s)

9.	Doc. 3 - Additional Names to be Indexed (Optional)	Doc. 4 - Addiitional Names to be Indexed (Optional)
(Continued) Other Names to be Indexed

	Doc. 5 - Additional Names to be Indexed (Optional)	Doc. 6 - Additional Names to be Indexed (Optional)

Special Instructions	Special Recording Instructions (if any)

THIS IS TO CERTIFY THAT THE WITHIN INSTRUMENT HAS BEEN PREPARED BY, OR UNDER THE SUPERVISION, OF THE UNDERSIGNED MARYLAND ATTORNEY, OR BY A PARTY TO THIS INSTRUMENT.

__________________________________________

PENNSYLVANIA TITLE DOCUMENTS

REV - 183 EX (7-08) (FI)

pennsylvania DEPARTMENT OF REVENUE	REALTY TRANSFER TAX STATEMENT OF VALUE	RECORDER’S USE ONLY
State Tax Paid
Bureau of Individual Taxes		Book Number
PO BOX 280603		Page Number
Harrisburg PA 17128-0603	See Reverse for Instructions	Date Recorded

Complete each section and file in duplicate with Recorder of Deeds when (1) the full value/consideration is not set forth in the deed, (2) the deed is without consideration or by gift, or (3) a tax exemption is claimed. A Statement of Value is not required if the transfer is wholly exempt from tax based on family relationship or public utility easement. If more space is needed, attach additional sheets.

A. CORRESPONDENT – All inquiries may be directed to the following person:
Name			Telephone Number:
Street Address			City	State	ZIP Code
B. TRANSFER DATA			Date of Acceptance of Document
Grantor(s)/Lessor(s)			Grantee(s)/Lessee(s)
Street Address			Street Address

City	State	ZIP Code	City	State	ZIP Code

C. REAL ESTATE LOCATION

Street Address		City, Township, Borough
County	School District	Tax Parcel Number

D. VALUATION DATA
1. Actual Cash Consideration	2. Other Consideration +	3. Total Consideration =
4. County Assessed Value	5. Common Level Ratio Factor x	6. Fair Market Value =
E. EXEMPTION DATA
1a. Amount of Exemption Claimed	1b. Percentage of Grantor’s interest in Real Estate	1c. Percentage of Grantor’s Interest Conveyed

2. Check Appropriate Box Below for Exemption Claimed

☐ Will or intestate succession.
☐ Transfer to Industrial Development Agency.	(Nameof Decedent)	(EstateFile Number)
☐ Transfer to a trust. (Attach complete copy of trust agreement identifying all beneficiaries.)
☐ Transfer between principal and agent/straw party. (Attach complete copy of agency/straw party agreement.)

☐       Transfers to the Commonwealth, the United States and Instrumentalities by gift, dedication, condemnation or in lieu of condemnation. (If condemnation or in lieu of condemnation, attach copy of resolution.)

☐ Transfer from mortgagor to a holder of a mortgage in default. (Attach copy of Mortgage and note/Assignment.)
☐ Corrective or confirmatory deed. (Attach complete copy of the deed to be corrected or confirmed.)
☐ Statutory corporate consolidation, merger or division. (Attach copy of articles.)
☐ Other (Please explain exemption claimed, if other than listed above.)

Under penalties of law, I declare that I have examined this statement, including accompanying information, and to the best of my knowledge and belief, it is true, correct and complete.
Signature of Correspondent or Responsible Party	Date
FAILURE TO COMPLETE THIS FORM PROPERLY OR ATTACH REQUESTED DOCUMENTATION MAY RESULT IN THE RECORDER’S REFUSAL TO RECORD THE DEED.

INSTRUCTIONS FOR COMPLETING REALTY TRANSFER TAX STATEMENT OF VALUE

SECTION A

Correspondent: Enter the name, address and telephone number of party completing this form.

SECTION B

Transfer Data: Enter the date on which the deed or other document was accepted by the Party(ies). Enter the full names and addresses of all Grantor(s)/Lessor(s) and all Grantee(s)/Lessee(s). Attach additional sheets if necessary.

SECTION C

Real Estate Location: This section identifies the real estate to be transferred. Complete fully, including the tax parcel number where applicable and the county where the statement is to be filed.

SECTION D

Valuation Data: Complete for all transactions

1.	Actual Cash Consideration – Enter the amount of cash or cash equivalent that the grantor received for the transfer of the real estate.

2.	Other Consideration – Enter the total amount of non-cash consideration that the grantor received for the transfer of the real estate, such as property and securities. Include mortgages and liens existing before the transfer and not removed thereby, and the agreed consideration for the construction of improvements.

3.	Total Consideration – Enter the sum of Lines 1 and 2. This will be the total consideration for the purchase of the real estate.

4.	County Assessed Value - Enter the actual assessed value of the entire real estate, per records of the county assessment office. Do not reduce the assessed value by the grantor’s fractional interest in the real estate.

5.	Common Level Ratio Factor – Enter the common level ratio factor for the county in which the real estate is located. An explanation of this factor is provided below.

6.	Fair Market Value – Enter the product of Lines 4 and 5.

SECTION E

Exemption Data: Complete only for transactions claiming an exemption.

1a.	Amount of Exemption Claimed – Enter the dollar amount of the total consideration claimed as exempt.

1b.	Percentage of Grantor’s Interest in Real Estate – Enter the percentage of grantor’s ownership interest in the real estate listed in Part C.

1c.	Percentage of Grantor’s Interest Conveyed – Enter the fraction or percentage of grantor’s interest in the real estate listed on Line 1b that the grantor conveyed to the grantee. For example, if you indicated on Line 1b that grantor owns a 50 percent tenant in common interest in the real estate and grantor is conveying his entire 50 percent interest to the grantee, then you would enter 100 percent on this line.

2.	Check Appropriate Box for Exemption Claimed - Boxes are provided for the most common Pennsylvania realty exemptions. Each is explained in order of appearance on the Realty Transfer Statement of Value form.

Will or Intestate Succession – A transfer by will for no or nominal consideration, or under the intestate succession laws, is exempt from tax. Provide the name of the decedent and estate file number in the space provided.

Transfer to a Trust – A transfer for no or nominal consideration to a trust is exempt from tax when the transfer of the same property would be exempt from tax if the transfer were made directly by the grantor to all the possible (including contingent) beneficiaries. Attach a complete copy of the trust agreement and identify the grantor’s relationship to each beneficiary.

Transfer Between Principal and Agent/Straw Party – A transfer between an agent/straw party and principal for no or nominal consideration is exempt. Attach a complete copy of the agency/straw party agreement.

Transfer to the Commonwealth, the United States and Instrumentalities by Gift, Dedication, Condemnation or in Lieu of Condemnation. – If the transfer is by condemnation or in lieu of condemnation, attach a copy of the resolution.

Transfer from Mortgagor to Holder of a Mortgage in Default – A transfer from a mortgagor to a holder of a mortgage in default, whether pursuant to a foreclosure or in lieu thereof, is exempt. Provide a copy of the mortgage and note, and any documentation evidencing the assignment thereof.

Corrective Deed – A deed for no or nominal consideration that corrects or confirms a previously recorded deed but does not extend or limit the title or interest under the prior deed is exempt from tax. Attach a complete copy of the prior deed being corrected or confirmed.

Statutory Consolidation, Merger or Division – A document that evidences the transfer of real estate pursuant to the statutory consolidation or merger of two or more corporations (15 Pa. C.S. §1921-1932 or 15 Pa. C.S. §5921-5930) or the statutory division of a nonprofit corporation (15 Pa. C.S. §5951-5957) is exempt from tax. Attach a copy of the articles of consolidation, merger or division.

Other – When claiming an exemption other than those listed, you must specify what exemption is claimed. When possible, provide the applicable statutory and regulatory citation. Attach additional pages, if necessary. Attach a copy of supporting documentation.

COMMON LEVEL RATIO FACTOR

This is a property valuation factor provided by the PA Department of Revenue by which the county assessed value is multiplied to determine the taxable value of real estate for all non-arm’s length transactions, leases and acquired companies. The factor is based on the common level ratio established by the State Tax Equalization Board. The common level ratio is a ratio of assessed values to cur-rent fair market values as reflected by actual sales of real estate in each county. A statewide list of the factors is avail-able at the Recorder of Deeds’ office in each county.

THIS STATEMENT MUST BE SIGNED BY A RESPONSIBLE PERSON CONNECTED WITH THE TRANSACTION.

NEW JERSEY TITLE DOCUMENTS

RTF-1 (Rev. 7/08)

MUST SUBMIT IN DUPLICATE                                                        STATE OF NEW JERSEY

AFFIDAVIT OF CONSIDERATION FOR USE BY BUYER

(Chapter 49, P.L. 1968, as amended through Chapter 33, P.L. 2006)(N.J.S.A. 46:15-5 et seq.)

BEFORE COMPLETING THIS AFFIDAVIT, PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS FORM

STATE OF NEW JERSEY

}SS. County Municipal Code	FOR RECORDER’S USE ONLY
	Consideration		$__________________
	RTF paid by buyer		$__________________
COUNTY	Date__________________	By	__________________
MUNICIPALITY OF PROPERTY LOCATION

(1) PARTY OR LEGAL REPRESENTATIVE (See Instructions #3 and #4 on reverse side)                 XXX-XX-X

                                                                                                                                   Last 3 Digits in Grantee’s Social Security Number

Deponent,                             , being duly sworn according to law upon his/her oath,

                         (Name)

deposes and says that he/she is the                              in a deed dated                          transferring real property identified as Block

(Grantee, Legal Representative, Corporate Officer, Officer of Title Company, Lending Institution, etc.)

number                              Lot number                              located at                                                                           and annexed thereto.

            (Street Address, Town)

(2)	CONSIDERATION $ (See Instructions #1, #5, and #11 on reverse side)

Entire consideration is in excess of $1,000,000:

PROPERTY CLASSIFICATION CHECKED BELOW SHOULD BE TAKEN FROM THE OFFICIAL TAX LIST (A PUBLIC RECORD) OF THE MUNICIPALITY WHERE THE REAL PROPERTY IS LOCATED IN THE YEAR THAT THE TRANSFER IS MADE.

(A) When Grantee is required to remit the 1% fee, complete below:

☐ Class 2 - Residential	☐ Class 4A – Commercial Properties
☐ Class 3A - Farm property (Regular) and any	(if checked, calculation on (C) required below)
other real property transferred to same grantee	☐ Class 4C - Residential Cooperative Unit
in conjunction with transfer of Class 3A property	(4 Families or less)

(B) When Grantee is not required to remit the 1% fee, complete below:

☐	Property class. Circle applicable class(es): 1 4B 4C 15

     Property classes: 1-Vacant Land, 4B-Industrial properties, 4C-Apartments (other than cooperative unit), 15-Public Property

☐	Exempt Organization pursuant to federal Internal Revenue Code of 1986
☐	Incidental to corporate merger or acquisition and equalized assessed valuation less than 20% of total value of all assets exchanged in merger or acquisition (If checked, calculation in (C) below required and MUST ATTACH COMPLETED RTF-4)

(C) REQUIRED CALCULATION OF EQUALIZED ASSESSED VALUATION FOR ALL CLASS 4A COMMERCIAL

    PROPERTY TRANSACTIONS: (See Instructions #6 and #7 on reverse side)

Total Assessed Valuation ÷ Director’s Ratio = Equalized Valuation

$                     ÷                 % = $

If Director’s Ratio is less than 100%, the equalized valuation will be an amount greater than the assessed valuation. If Director’s Ratio is equal to or in excess of 100%, the assessed valuation will be equal to the equalized value.

(3) TOTAL EXEMPTION FROM FEE (See Instruction #8 on reverse side) Deponent states that this deed transaction is fully exempt from the Realty Transfer Fee imposed by C. 49, P.L. 1968, as amended through C. 66, P.L. 2004, for the following reason(s). Mere reference to exemption symbol is insufficient. Explain in detail.

(4) Deponent makes Affidavit of Consideration for Use by Buyer to induce county clerk or register of deeds to record the deed and accept the fee submitted herewith pursuant to the provisions of Chapter 49, P.L. 1968, as amended through Chapter 33, P.L. 2006.

Subscribed and sworn to before me
this day of , 20	Signature of Deponent	Grantee Name

	Deponent Address	Grantee Address at Time of Sale

Name/Company of Settlement Officer

FOR OFFICIAL USE ONLY Instrument Number County Deed Number Book Page Deed Dated Date Recorded

County Recording Officers shall forward one copy of each Affidavit of Consideration for Use by Buyer recorded with deeds to:

STATE OF NEW JERSEY- DIVISION OF TAXATION

PO BOX 251

TRENTON, NJ 08695-0251

ATTENTION: REALTY TRANSFER FEE UNIT

The Director of the Division of Taxation in the Department of the Treasury has prescribed this form as required by law, and it may not be altered or amended without prior approval of the Director. For further information on the Realty Transfer Fee or to print a copy of this Affidavit, visit the Division of Taxation website at

www.state.nj.us/treasury/taxation/lpt/localtax.htm

INSTRUCTIONS FOR FILING FORM RTF-1EE, AFFIDAVIT OF CONSIDERATION FOR USE BY BUYER

1.	CONSIDERATION STATEMENT AND REALTY TRANSFER FEE PAYMENT PREREQUISITES FOR DEED RECORDING

No county recording officer shall record any deed evidencing transfer of title to real property unless (a) the consideration is recited in the deed, or (b) an Affidavit for Use by Buyer by one or more of the parties named in the deed or by their legal representatives declaring the consideration is annexed for recording with the deed, and (c) for conveyances and transfers of property for which the total consideration recited in the deed is not in excess of $350,000, a fee is remitted at the rate of $2.00/$500 of consideration or fractional part thereof not in excess of $150,000; $3.35/$500 of consideration or fractional part thereof in excess of $150,000 but not in excess of $200,000; and $3.90/$500 of consideration or fractional part thereof in excess of $200,000. For transfers of property for which the total consideration recited in the deed is in excess of $350,000, a fee is remitted at the rate of $2.90/$500 of consideration or fractional part not in excess of $150,000; $4.25/$500 of consideration or fractional part thereof in excess of $150,000 but not in excess of $200,000; $4.80/$500 of consideration or fractional part thereof in excess of $200,000 but not in excess of $550,000; $5.30/$500 of consideration or fractional part thereof in excess of $550,000 but not in excess of $850,000; $5.80/$500 of consideration or fractional part thereof in excess of $850,00 but not in $1,000,000; and $6.05/$500 of consideration or fractional part thereof in excess of $1,000,000, which fee shall be paid in addition to the recording fees imposed by Chapter 123, P.L. 1965, Section 2 (C. 22A:4-4.1) as amended by Chapter 370, P.L. 2001, through Chapter 66, P.L. 2004 and Chapter 19, P.L. 2005, which fee shall be paid to the county recording officer at the time the deed is offered for recording/transfer. Of these fees, $.75/$500 of consideration or fractional part in excess of $150,000 paid to the State Treasurer is credited to the New Jersey Affordable Housing Trust Fund.

In addition to all other fees imposed under Chapter 49, P.L. 1968 (C. 46:15-5 et seq.) as amended through Chapter 33, P.L. 2006, a fee is imposed upon the grantee of a deed for the transfer of real property for consideration in excess of $1,000,000:

A. that is classified pursuant to the requirements of N.J.A.C. 18:12-2.2 as Class 2 “residential”;

B. that includes property classified pursuant to N.J.A.C. 18:12-2.2 as Class 3A: “farm property (regular)” but only if the property includes a building or structure intended or suited for residential use, and; any other real property, regardless of class, that is effectively transferred to the same grantee in conjunction with farm property as described above; or

C. that is a cooperative unit as defined in section 3 of P.L. 1987, c. 381 (C.46:8D-3).

D. that is classified pursuant to the requirements of N.J.A.C. 18;12-2.2 as Class 4A “commercial properties,” meaning any type of income-producing properties other than properties in Classes 1, 2, 3A, 3B and those properties in Class 4B and Class 4C as defined in N.J.A.C. 18:12-2.2 (f) and (g).

The 1% fee is not imposed on an organization determined by the federal Internal Revenue Service to be exempt from federal income taxation pursuant to paragraph (3) of subsection (c) of section 501 of the federal Internal Revenue Code of 1986, 26 U.S.C. s. 501 that is the grantee in a deed for consideration in excess of $1,000,000. The 1% fee shall also not apply to a deed if the real property transfer is incidental to a corporate merger or acquisition and the equalized assessed value of the real property transferred is less than 20% of the total value of all assets exchanged in the merger or acquisition.

2.	WHEN AFFIDAVIT OF CONSIDERATION FOR USE BY BUYER MUST BE ANNEXED TO DEED

•

Recorded with the deed when the entire consideration is in excess of $1,000,000 or the equalized value of the Class 4A property is in excess of $1,000,000; however, the Realty Transfer Fee is calculated on the consideration amount recited in the deed.

•	When grantee claims an exemption from payment of the fee;

•	When the entire consideration is not recited in the deed or the acknowledgement or proof of the execution.

Exemptions from the Realty Transfer Fee are found in N.J.S.A. 46:15-10.

3.	LEGAL REPRESENTATIVE

“Legal representative” is to be interpreted broadly to include any person actively and responsibly participating in the transaction, such as, but not limited to: an attorney representing one of the parties; a closing officer of a title company or lending institution participating in the transaction; a holder of power of attorney from grantor or grantee.

4.	OFFICER OF CORPORATE GRANTEE/OFFICER OF TITLE COMPANY OR LENDING INSTITUTION

Where a deponent is an officer of corporate grantee, state the name of corporation and officer’s title or where a deponent is a closing officer of a title company or lending institution participating in the transaction, state the name of the company or institution and officer’s title.

5.	CONSIDERATION

“Consideration” means in the case of any deed, the actual amount of money and the monetary value of any other thing of value constituting the entire compensation paid or to be paid for the transfer of title to the lands, tenements or other realty, including the remaining amount of any prior mortgage to which the transfer is subject or which is assumed and agreed to be paid by the grantee and any other lien or encumbrance not paid, satisfied or removed in connection with the transfer of title.

6.	DIRECTOR’S RATIO

“Director’s Ratio” means the average ratio of assessed to true value of real property for each taxing district as determined by the Director, Division of Taxation, in the Table of Equalized Valuations promulgated annually on or before October 1 in each year pursuant to N.J.S.A. 54:1-35.1. The Table is used in the calculation and apportionment of distributions pursuant to the State School Aid Act of 1954.

7.	EQUALIZED VALUE

“Equalized Value” means the assessed value of the property in the year that the transfer is made, divided by the Director’s Ratio. The Table of Equalized Valuations is promulgated annually on or before October 1 in each year pursuant to N.J.S.A. 54:1-35.1. Example: Assessed value = $1,000,000; Director’s Ratio = 80%. $1,000,000 ÷ .80 = $1,250,000. If Director’s Ratio is less than 100%, the equalized valuation will be an amount greater than the assessed value, if Director’s Ratio is in excess of 100% the assessed value will be equal to the equalized value.

8.	TOTAL EXEMPTION FROM THE REALTY TRANSFER FEE (GRANTOR/GRANTEE)

The fee imposed by this Act shall not apply to a deed:

(a) For consideration of less than $100; (b) By or to the United States of America, this State, or any instrumentality, agency or subdivision; (c) Solely in order to provide or release security for a debt or obligation; (d) Which confirms or corrects a deed previously recorded; (e) On a sale for delinquent taxes or assessments; (f) On partition; (g) By a receiver, trustee in bankruptcy or liquidation, or assignee for the benefit of creditors; (h) Eligible to be recorded as an “ancient deed” pursuant to R.S. 46:16-7; (i) Acknowledged or proved on or before July 3, 1968; (j) Between husband and wife/partners in a civil union couple, or parent and child; (k) Conveying a cemetery lot or plot; (l) In specific performance of a final judgment; (m) Releasing a right of reversion; (n) Previously recorded in another county and full Realty Transfer Fee paid or accounted for as evidenced by written instrument, attested to by the grantee and acknowledged by the county recording officer of the county of such prior recording, specifying the county, book, page, date of prior recording, and amount of Realty Transfer Fee previously paid; (o) By an executor or administrator of a decedent to a devisee or heir to effect distribution of the decedent’s estate in accordance with the provisions of the decedent’s will or the intestate laws of this State; (p) Recorded within 90 days following the entry of a divorce decree which dissolves the marriage/civil union partnership between the grantor and grantee; (q) Issued by a cooperative corporation, as part of a conversion of all of the assets of the cooperative corporation into a condominium, to a shareholder upon the surrender by the shareholder of all of the shareholder’s stock in the cooperative corporation and the proprietary lease entitling the shareholder to exclusive occupancy of a portion of the property owned by the corporation.

9.	REALTY TRANSFER FEE IS A FEE IN ADDITION TO OTHER RECORDING FEES

The county recording officer is required to collect the Realty Transfer Fee at the time the deed is offered for recording/transfer.

10.	AFFIDAVITS OF CONSIDERATION FOR USE BY BUYER FORWARDED TO DIRECTOR, DIVISION OF TAXATION

The county recording officers shall forward one copy of each Affidavit of Consideration for Use by Buyer filed and recorded with deeds to the Director of the Division of Taxation on the tenth day of the month next following the filing of the deed.

11.	PENALTY FOR WILLFUL FALSIFICATION OF CONSIDERATION AND TRANSFERS OF NEW CONSTRUCTION

Any person who knowingly falsifies the consideration recited in a deed or in the proof or acknowledgement of the execution of a deed or in an affidavit annexed to a deed declaring the consideration therefor or a declaration in an affidavit that a transfer is exempt from recording fee is guilty of a crime of the fourth degree (Chapter 308, P.L. 1991, effective June 1, 1992). The Division of Taxation is entitled to review the Fees collected pursuant to the State Uniform Procedure Law. The Director of the Division of Taxation is authorized to make deficiency assessments to taxpayers who have, intentionally or mistakenly, underestimated the consideration or sales price of properties on the Affidavit of Consideration for Use by Buyer attached to deeds and upon which the Realty Transfer Fee is based.

12.	COUNTY/MUNICIPAL CODES

County /Municipal codes may be found at http://www.state.nj.us/treasury/taxation/pdf/lpt/cntycode.pdf.

RTF-1 (Rev. 7/08)

MUST SUBMIT IN DUPLICATE                                                        STATE OF NEW JERSEY

AFFIDAVIT OF CONSIDERATION FOR USE BY SELLER

(Chapter 49, P.L. 1968, as amended through Chapter 33, P.L. 2006)(N.J.S.A. 46:15-5 et seq.)

BEFORE COMPLETING THIS AFFIDAVIT, PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS FORM.

STATE OF NEW JERSEY				FOR RECORDER’S USE ONLY
	}	SS.	County Municipal Code	Consideration	$
				RTF paid by seller	$
COUNTY	___________________		___________________	Date	By

MUNICIPALITY OF PROPERTY LOCATION ___________________________				*Use symbol “C” to indicate that fee is exclusively for county use.

(1) PARTY OR LEGAL REPRESENTATIVE (See Instructions #3 and #4 on reverse side)
Deponent, , being duly sworn according to law upon his/her oath, deposes and says that he/she is the (Name) in a deed dated transferring

(Grantor, Legal Representative, Corporate Officer, Officer of Title Company, Lending Institution, etc.)
real property identified as Block number Lot number located at and annexed thereto.
(Street Address, Town)

(2) CONSIDERATION $ (See instructions #1 and #5 on reverse side)

(3) Property transferred is Class 4A 4B 4C (circle one). If property transferred is Class 4A, calculation in Section 3A below is required.

(3A) REQUIRED CALCULATION OF EQUALIZED VALUATION FOR ALL CLASS 4A COMMERCIAL PROPERTY TRANSACTIONS: (See Instructions #5A and #7 on reverse side)
Total Assessed Valuation ÷ Director’s Ratio = Equalized Assessed Valuation

$ ÷ % = $
If Director’s Ratio is less than 100%, the equalized valuation will be an amount greater than the assessed value. If Director’s Ratio is equal to or in excess of 100%, the assessed value will be equal to the equalized valuation.

(4) FULL EXEMPTION FROM FEE (See Instruction #8 on reverse side)

Deponent states that this deed transaction is fully exempt from the Realty Transfer Fee imposed by C. 49, P.L. 1968, as amended through C. 66, P.L. 2004, for the following reason(s). Mere reference to exemption symbol is insufficient. Explain in detail.

(5) PARTIAL EXEMPTION FROM FEE (See Instruction #9 on reverse side)

NOTE: All boxes below apply to grantor(s) only. ALL BOXES IN APPROPRIATE CATEGORY MUST BE CHECKED. Failure to do so will void claim for partial exemption. Deponent claims that this deed transaction is exempt from State portions of the Basic Fee, Supplemental Fee, and General Purpose Fee, as applicable, imposed by C. 176, P.L. 1975, C. 113, P.L. 2004, and C. 66, P.L. 2004 for the following reason(s):

A.		SENIOR CITIZEN	Grantor(s) ☐ 62 years of age or over.* (Sea Instruction #9 on reverse side for A or B)
B.	{	BLIND PERSON	Grantor(s) ☐ legally blind or;*
		DISABLED PERSON	Grantor(s) ☐ permanently and totally disabled ☐ Receiving disability payments ☐ Not gainfully employed*

Senior citizens, blind persons, or disabled persons must also meet all of the following criteria:

☐ Owned and occupied by Grantor(s) at time of sale.	☐ Resident of State of New Jersey.
☐ One or two-family residential premises.	☐ Owners as joint tenants must all qualify.

*IN THE CASE OF HUSBAND AND WIFE, PARTNERS IN A CIVIL UNION COUPLE, ONLY ON GRANTOR NEEDS TO QUALIFY IF TENANTS BY THE ENTIRETY.

C.	LOW AND MODERATE INCOME HOUSING (See Instruction #9 on reverse side)

☐ Affordable according to H.U.D. standards.	☐ Reserved for occupancy
☐ Meets income requirements of region.	☐ Subject to resale controls.

6	NEW CONSTRUCTION (See Instructions #2,#10 and #12 on reverse side)

☐ Entirely new improvement.	☐ Not previously occupied.
☐ Not previously used for any purpose.	☐ “NEW CONSTRUCTION” printed clearly at the top of the first page of the deed.

(7) Deponent makes this Affidavit to induce county clerk or register of deeds to record the deed and accept the fee submitted herewith in accordance with the provisions of Chapter 49, P.L. 1968, as amended through Chapter 33, P.L. 2006.

Subscribed and sworn to before me
this day of , 20	Signature of Deponent	Grantor Name

	Deponent Address	Grantor Address at Time of Sale
xxx-xxx-
	Last 3 digits in Grantor’s Social Security Number	Name/Company of Settlement Officer

FOR OFFICIAL USE ONLY Instrument Number County Deed Number Book Page Deed Dated Date Recorded

County Recording Officers shall forward one copy of each Affidavit of Consideration for Use by Seller when Section 3A is completed.

STATE OF NEW JERSEY- DIVISION OF TAXATION

PO BOX 251

TRENTON, NJ 08695-0251

ATTENTION: REALTY TRANSFER FEE UNIT

The Director of the Division of Taxation in the Department of the Treasury has prescribed this form as required by law, and may not be altered or amended without prior approval of the Director. For information on the Realty Transfer Fee or to print a copy of this Affidavit, visit the Division of Taxation website at:

www.state.nj.us/treasury/taxation/lpt/localtax.htm

INSTRUCTIONS FOR FILING FORM RTF-1, AFFIDAVIT OF CONSIDERATION FOR USE BY SELLER

1.	STATEMENT OF CONSIDERATION AND REALTY TRANSFER FEE PAYMENT ARE PREREQUISITES FOR DEED RECORDING

No county recording officer shall record any deed evidencing transfer of title to real property unless (a) the consideration is recited in the deed, or (b) an Affidavit by one or more of the parties named in the deed or by their legal representatives declaring the consideration is annexed for recording with the deed, and (c) for conveyances and transfers of property for which the total consideration recited in the deed is not in excess of $350,000, a fee is remitted at the rate of $2.00/$500 of consideration or fractional part thereof not in excess of $150,000; $3.35/$500 of consideration or fractional part thereof in excess of $150,000 but not in excess of $200,000; and $3.90/$500 of consideration or fractional part thereof in excess of $200,000. For transfers of property for which the total consideration recited in the deed is in excess of $350,000, a fee is remitted at the rate of $2.90/$500 of consideration or fractional part not in excess of $150,000; $4.25/$500 of consideration or fractional part thereof in excess of $150,000 but not in excess of $200,000; $4.80/$500 of consideration or fractional part thereof in excess of $200,000; $5.30/$500 of consideration or fractional part thereof in excess of $550,000 but not in excess of $850,000; $5.80/$500 of consideration or fractional part thereof in excess of $850,00 but not in $1,000,000; and $6.05/$500 of consideration or fractional part thereof in excess of $1,000,000, which fee shall be paid in addition to the recording fees imposed by Chapter 123, P.L. 1965, Section 2 (C. 22A:4-4.1) as amended by Chapter 370, P.L. 2001, through Chapter 66, P.L. 2004, which fee shall be paid to the county recording officer at the time the deed is offered for recording/transfer. Of these fees, $.75/$500 of consideration or fractional part in excess of $150,000 paid to the State Treasurer is credited to the New Jersey Affordable Housing Trust Fund.

2.	WHEN AFFIDAVIT MUST BE ANNEXED TO DEED

This Affidavit must be annexed to and recorded with all deeds when entire consideration is not recited in deed or the acknowledgement or proof of the execution, when the grantor claims a total or partial exemption from the fee, Class 4 property that includes commercial, industrial, or apartment property, and for transfers of “new construction.” (See Instructions #10 and #12 below.)

3.	LEGAL REPRESENTATIVE

“Legal representative” is to be interpreted broadly to include any person actively and responsibly participating in the transaction, such as, but not limited to: an attorney representing one of the parties; a closing officer of a title company or lending institution participating in the transaction; a holder of power of attorney from grantor or grantee.

4.	OFFICER OF CORPORATE GRANTOR/OFFICER OF TITLE COMPANY OR LENDING INSTITUTION

Where a deponent is an officer of corporate grantor, state the name of corporation and officer’s title or where a deponent is a closing officer of a title company or lending institution participating in the transaction, state the name of the company or institution and officer’s title.

5.	CONSIDERATION

“Consideration” means in the case of any deed, the actual amount of money and the monetary value of any other thing of value constituting the entire compensation paid or to be paid for the transfer of title to the lands, tenements or other realty, including the remaining amount of any prior mortgage to which the transfer is subject or which is assumed and agreed to be paid by the grantee and any other lien or encumbrance not paid, satisfied or removed in connection with the transfer of title. (C. 49, P.L. 1968, Section 1, as amended.)

5A.	CLASS 4A “COMMERCIAL PROPERTIES” DEFINED

Class 4A “Commercial properties” as defined in N.J.A.C. 18:12-2.2 means “any other type of income-producing property other than property in classes 1, 2, 3A, 3B, and those properties included in classes 4B and 4C.” A quarterly audit of all Class 4A sales submitted by the municipal assessor through the SR-1A/equalization process will determine whether a Class 4A transaction was recorded without proper documentation and the required Affidavits of Consideration.

6.	DIRECTOR’S RATIO

“Director’s Ratio” means the average ratio of assessed to true value of real property for each taxing district as determined by the Director, Division of Taxation, in the Table of Equalized Valuations promulgated annually on or before October 1 in each year pursuant to N.J.S.A. 54:1-35.1. The Table is used in the calculation and apportionment of distributions pursuant to the State School Aid Act of 1954.

7.	EQUALIZED VALUE

“Equalized Value” means the assessed value of the property in the year that the transfer is made, divided by the Director’s Ratio. The Table of Equalized Valuations is promulgated annually on or before October 1 in each year pursuant to N.J.S.A. 54:1-35.1. (Example: Assessed Value = $1,000,000; Director’s Ratio = 80%. $1,000,000 ÷ .80 = $1,250,000)

8.	FULL EXEMPTION FROM THE REALTY TRANSFER FEE (GRANTOR/GRANTEE)

The fee imposed by this Act shall not apply to a deed:

(a) For consideration of less than $100; (b) By or to the United States of America, this State, or any instrumentality, agency or subdivision; (c) Solely in order to provide or release security for a debt or obligation; (d) Which confirms or corrects a deed previously recorded; (e) On a sale for delinquent taxes or assessments; (f) On partition; (g) By a receiver, trustee in bankruptcy or liquidation, or assignee for the benefit of creditors; (h) Eligible to be recorded as an “ancient deed” pursuant to R.S. 46:16-7; (i) Acknowledged or proved on or before July 3, 1968; (j) Between husband and wife/civil union partners, or parent and child; (k) Conveying a cemetery lot or plot; (l) In specific performance of a final judgment; (m) Releasing a right of reversion; (n) Previously recorded in another county and full Realty Transfer Fee paid or accounted for as evidenced by written instrument, attested to by the grantee and acknowledged by the county recording officer of the county of such prior recording, specifying the county, book, page, date of prior recording, and amount of Realty Transfer Fee previously paid; (o) By an executor or administrator of a decedent to a devisee or heir to effect distribution of the decedent’s estate in accordance with the provisions of the decedent’s will or the intestate laws of this State; (p) Recorded within 90 days following the entry of a divorce/dissolution decree which dissolves the marriage/civil union partnership between grantor and grantee; (q) Issued by a cooperative corporation, as part of a conversion of all of the assets of the cooperative corporation into a condominium, to a shareholder upon the surrender by the shareholder of all of the shareholder’s stock in the cooperative corporation and the proprietary lease entitling the shareholder to exclusive occupancy of a portion of the property owned by the corporation.

9.	PARTIAL EXEMPTION FROM THE REALTY TRANSFER FEE (C. 176, P.L. 1975; C. 113, P.L. 2003; C. 66 P.L. 2004)

The following transfers of title to real property shall be exempt from State portions of the Basic Fee, Supplemental Fee, and General Purpose Fee, as applicable: 1. The sale of any one or two-family residential premises which are owned and occupied by a senior citizen, blind person, or disabled person who is the seller in such transaction; provided, however, that except in the instance of a husband and wife/partners in a civil union couple, no exemption shall be allowed if the property being sold is owned as joint tenants and one or more of the owners is not a senior citizen, blind person, or disabled person; 2. The sale of Low and Moderate Income Housing conforming to the requirements as established by this Act.

For the purposes of this Act, the following definitions shall apply:

“Blind person” means a person whose vision in his better eye with proper correction does not exceed 20/200 as measured by the Snellen chart or a person who has a field defect in his better eye with proper correction in which the peripheral field has contracted to such an extent that the widest diameter of visual field subtends an angular distance no greater than 20º.

“Disabled person” means any resident of this State who is permanently and totally disabled, unable to engage in gainful employment, and receiving disability benefits or any other compensation under any federal or State law.

“Senior citizen” means any resident of this State of the age of 62 or over.

“Low and Moderate Income Housing” means any residential premises, or part thereof, affordable according to Federal Department of Housing and Urban Development or other recognized standards for home ownership and rental costs occupied or reserved for occupancy by households with a gross income equal to 80% or less of the median gross household income for households of the same size within the housing region in which the housing is located, but shall include only those residential premises subject to resale controls pursuant to contractual guarantees.

“Resident of the State of New Jersey” means any claimant who is legally domiciled in this State when the transfer of the subject property is made. Domicile is what the claimant regards as the permanent home to which he intends to return after a period of absence. Proofs of domicile include a New Jersey voter registration, motor vehicle registration and driver’s license, and resident tax return filing.

10.	TRANSFERS OF NEW CONSTRUCTION

“New construction” means any conveyance or transfer of property upon which there is an entirely new improvement not previously occupied or used for any purpose. On transfers of new construction, the words “NEW CONSTRUCTION” shall be printed clearly at the top of the first page of the deed, and an Affidavit by the grantor stating that the transfer is of property upon which there is new construction shall be appended to the deed.

11.	REALTY TRANSFER FEE IS A FEE IN ADDITION TO OTHER RECORDING FEES

The county recording officer is required to collect the Realty Transfer Fee at the time the deed is offered for recording/transfer.

12.	PENALTY FOR WILLFUL FALSIFICATION OF CONSIDERATION AND TRANSFERS OF NEW CONSTRUCTION

Any person who knowingly falsifies the consideration recited in a deed or in the proof or acknowledgement of the execution of a deed or in an affidavit annexed to a deed declaring the consideration therefor or a declaration in an affidavit that a transfer is exempt from recording fee is guilty of a crime of the fourth degree (Chapter 308, P.L. 1991, effective June 1, 1992). Grantors conveying title of new construction who fail to subscribe and append to the deed an affidavit to that effect in accordance with the provisions of subsection c. of section 2 of Chapter 49, P.L. 1968 (C.46:15-6) is guilty of a disorderly persons offense. The Division of Taxation is entitled to review the Fees collected pursuant to the State Uniform Procedure Law. The Director of the Division of Taxation is authorized to make deficiency assessments to taxpayers who have, intentionally or mistakenly, underestimated the consideration or sales price of properties on the Affidavit of Consideration attached to deeds and upon which the Realty Transfer Fee is based.

13.	COUNTY/MUNICIPAL CODES

County/Municipal codes may be found at http://www.state.nj.us/treasury/taxation/pdf/lpt/cntycode.pdf.

GIT/REP-3
	State of New Jersey	(12-07)
SELLER’S RESIDENCY CERTIFICATION/EXEMPTION
(Please Print or Type)	(C.55, P.L. 2004)

SELLER(S) INFORMATION (See Instructions, Page 2)
Name(s)
Current Resident Address:
Street:
City, Town, Post Office		State	Zip Code
PROPERTY INFORMATION (Brief Property Description)
Block(s)	Lot(s)		Qualifier
Street Address:
City, Town, Post Office		State	Zip Code
Seller’s Percentage of Ownership	Consideration		Closing Date
SELLER ASSURANCES (Check the Appropriate Box) (Boxes 2 through 8 apply to NON- residents)

1.	☐	I am a resident taxpayer (individual, estate, or trust) of the State of New Jersey pursuant to N.J.S.A. 54A:1-1 et seq. and will file a resident gross income tax return and pay any applicable taxes on any gain or income from the disposition of this property.

2.	☐	The real property being sold or transferred is used exclusively as my principal residence within the meaning of section 121 of the federal Internal Revenue Code of 1986, 26 U.S.C. s. 121.

3.	☐	I am a mortgagor conveying the mortgaged property to a mortgagee in foreclosure or in a transfer in lieu of foreclosure with no additional consideration.

4.	☐	Seller, transferor or transferee is an agency or authority of the United States of America, an agency or authority of the State of New Jersey, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, or a private mortgage insurance company.

5.	☐	Seller is not an individual, estate or trust and as such not required to make an estimated payment pursuant to N.J.S.A.54A:1-1 et seq.

6.	☐	The total consideration for the property is $1,000 or less and as such, the seller is not required to make an estimated payment pursuant to N.J.S.A. 54A:5-1-1 et seq.

7.	☐	The gain from the sale will not be recognized for Federal income tax purposes under I.R.C. Section 721, 1031, 1033 or is a cemetery plot. (CIRCLE THE APPLICABLE SECTION). If such section does not ultimately apply to this transaction, the seller acknowledges the obligation to file a New Jersey income tax return for the year of the sale (see instructions).

	☐	No non-like kind property received.

8.	☐	Transfer by an executor or administrator of a decedent to a devisee or heir to effect distribution of the decedent’s estate in accordance with the provisions of the decedent’s will or the intestate laws of this state.

SELLER(S) DECLARATION
The undersigned understands that this declaration and its contents may be disclosed or provided to the New Jersey Division of Taxation and that any false statement contained herein could be punished by fine, imprisonment, or both. I furthermore declare that I have examined this declaration and, to the best of my knowledge and belief, it is true, correct and complete.

Date	Signature (Seller) Please indicate if Power of Attorney or Attorney in Fact

Date	Signature (Seller) Please indicate if Power of Attorney or Attorney in Fact

Seller’s Residency Certification/Exemption Instructions

This form is to be completed by individuals, estates, trusts or any other entity selling or transferring property in New Jersey not subject to the Gross Income Tax estimated payment requirements under C55, P.L. 2004.

Name(s): Name of seller(s). If more than one owner separate forms must be used except for husband & wife/civil union couples that file their income tax returns jointly.

Address: Seller(s) primary residence or place of business. Do not use the address of the property being sold. Unless a new residence (permanent place of abode, domicile) has been established in New Jersey and said new residence is listed under seller(s) information, the seller(s) is considered a nonresident. Part-year residents will be considered nonresidents.

Nonresident seller(s) will be required to make an estimated Gross Income Tax payment if they do not meet any of the seller(s) assurances.

Property Information: Information as listed on deed of property being sold.

Percentage of Ownership: If there is more than one owner list sellers % of ownership.

Consideration: “Consideration” means in the case of any deed, the actual amount of money and the monetary value of any other thing of value constituting the entire compensation paid or to be paid for the transfer of title to the lands, tenements or other realty, including the remaining amount of any prior mortgage to which the transfer is subject or which is assumed and agreed to be paid by the grantee and any other lien or encumbrance not paid, satisfied or removed in connection with the transfer of title. If there is more than one owner, indicate seller’s portion of total consideration received. If the total consideration for the property is $1,000 or less complete the Seller’s Residency Certification/ Exemption form GIT/REP-3 and check box 6 under Seller’s Assurances. .

Seller Assurances: If you meet one of the eight criteria listed you are not required to make a tax payment at this time. Check which box is appropriate to your situation. Note that boxes 2 through 8 apply to non-residents.

Persons claiming an exemption under block #2 must be claiming an income/gain exclusion on their federal return for the property being sold within the meaning of §.121 of the Internal Revenue Code of 1986.

Non-resident taxpayers claiming an exemption under box #7 for IRC section 1031 and receiving non-like kind property (i.e. money, stocks, etc.) as well as like kind property (i.e. real estate) with the exchange, must fill out the GIT/REP-1, NON-RESIDENT SELLER’S TAX DECLARATION form showing the non-like kind amount, and remit an estimated tax payment on the Fair Market Value of the consideration received for the non-like kind property. If no non-like property was received please check the block indicating such.

A third party (the accommodation party) for a deferred like-kind exchange must remit an estimated tax payment of 2% of the fair market value of the consideration received for the non-like kind property on behalf of the taxpayer if non-like property is received when the 1031 transaction is completed or remit 2% of the total consideration if the 1031 transaction is voided. Payment must be sent directly to the State of New Jersey, Revenue Processing Center, P.O. Box 222, Trenton, NJ 08646-0222. Please fill out GIT/REP-1 and NJ-1040-ES Voucher.

Complete a GIT/REP-3 AND GIT/REP-1. The GIT/REP-3 should show the value of the like kind exchange. The GIT/REP-1 should show the Fair Market Value of or consideration received for the non-like kind property (whichever is more).

Example: Mr. Smith exchanges rental property A with a fair market value of $1.2 million for rental property B with a fair market value of $1.0 million and receives $200,000 in cash (non-like kind property). An estimated tax payment is required to be withheld on the $200,000 in consideration of non-like kind property for non-residents.

PROPERTY A	$1,200.000
PROPERTY B	$1,000,000
CASH	$200,000

Consideration for estimated tax payment for GIT/REP-1	$200,000

Signature: Seller(s) must sign and date the declaration. If the seller’s representative is signing the declaration a copy of the power of attorney form or letter signed by the seller granting this authority must be attached.

All information requested on this form must be completed. Failure to complete the form in its entirety will result in the deed not being recorded.

This form must be completed at the time of closing and given to the buyer or the buyer’s attorney.

The buyer or buyer’s attorney must submit the original Seller’s Residency Certification/Exemption (GIT/REP-3) to the county clerk at the time of recording the deed. Failure to submit the Seller’s Residency Certification/Exemption (GIT/REP-3) or Nonresident Seller’s Tax Declaration (GIT/REP-1) or a Nonresident Seller’s Tax Prepayment Receipt (GIT/REP-2) will result in the deed not being recorded.

The county clerk will attach this form to the deed when recording the deed.

Additional information regarding the Gross Income Tax estimated payment requirements on the sale of real estate can be found on the Division of Taxation’s web page at www.state.nj.us/treasury/taxation.

VIRGINIA TITLE DOCUMENTS

DELAWARE TITLE DOCUMENTS

NEW CASTLE COUNTY

REALTY TRANSFER TAX RETURN

AND

AFFIDAVIT OF VALUE

Form must be completed for all conveyances and presented at the time of record

PART A - SELLER’S information (Grantor)	PART B - BUYER’S information (Grantee)
Name of Seller:	Name of Buyer:
Address:	Address:
City: County:	City: County:
State: Zip:	State: Zip:

PART C - Property Location:	The Property is:
Address:	Industrial/Commercial
City: County:	Residential
State: Zip:	Farmland
Parcel No:	Other

1. Conveyances with full consideration Enter the total amount of consider:	1.

OR

2. Conveyances without full consideration
a. Enter the actual full monetary worth of the property and	$
b. Enter New Castle County’s tax assessment of the property	$

3. Computation of Tax
a. Enter the amount of Line 1 or higher of Lines 2a and 26.	$
b. Multiply by 1.5 percent	$

This is the amount of the Tax that is due and payable with the filing of this document	$

OR

4. Claim of Partial Exemption
a. If yon claim a partial execution from the Tax, check here and complete the Affidavit of Exemption.
b. Enter the amount from Line 3a.	$
c. Multiply by 0.75 percent	$

This is the tax that is due and payable with the filing of this document

OR

5. Claim of Full Exemption If you believe this conveyance is wholly exempt from the tax, check here and complete the Affidavit of Exemption on the reverse.	$

PART E.

Do you consider the total sales price to be full market value of the real estate on the date of the sale?

If no, explain:

PART F.

Seller and Buyer hereby attest that their computation of the Tax, as set forth in this Return, is based on the highest “value”, as defined by Section 14-67(a) of the New castle County Code, and that this affidavit (including any information presented in support of any claim of exemption) is true and correct to the best of their knowledge, information and belief.

Seller’s Signature	Buyer’s Signature

Title of Officer/Partner	Title of Officer/Partner

SWORN TO AND SUBSCRIBED before me this      day of         , 2010.

NOTARIAL OFFICER

REALTY TRANSFER TAX RETURN

AND

AFFIDAVIT OF GAIN AND VALUE

State of Delaware

Department of Finance

Division of Revenue

820 N. French Street

P.O. Box 8750

Wilmington, DE 19899-8750                                FORM #5402                                REV. CODE 050

Form 5402 must be completed for all conveyances and must be presented at the time of recording.

PART A - TO BE COMPLETED BY GRANTOR/SELLER

1. Employer Identification Number or Social Security Number -	5. The Grantor is a:
2. Name of Grantor:	Resident Individual
3. Address:	Non-resident Individual
Limited liability co (DE)
City:	Foreign Corporation (non-DE)
S Corporation
County:	Government Agency
Fiduciary (Estate/Trust)
State: Zip Code:	Partnership
Non-Profit Corporation
4. A gain was was not realized on the real estate conveyed.	DE Corporation

PART B - TO BE COMPLETED BY THE GRANTEE/BUYER	4. The Grantee is a:
1. Employer Identification Number or Social Security Number -	Resident Individual
2. Name of Grantee:	Non-Resident Individual
3. Address:	Domestic Corporation (DE)
Foreign Corporation (non-DE)
City:	S Corporation
Government Agency
County:	Fiduciary (Estate/Trust)
Partnership
State: Zip Code:	Non-Profit Corporation

PART C - PROPERTY LOCATION AND VALUE	7. The Property is:
1. Address:	Industrial./Commercial
Residential
City: County:	Other, including property primarily used in farming

State: Zip Code: Tax Parcel Number:

2. Conveyances with consideration. Enter the amount of consideration received including cash, checks, mortgages, liens, encumbrances, and any other good and valuable consideration.Was the like kind property exchanged? Yes No (If yes, see Instructions.)	$
3. Conveyances without full consideration. Enter the highest assessed value (for local tax purposes) of the real estate being conveyed. Was like kind property exchanged? Yes No (If yes, see instructions.)	$
4. Enter the greater, Line 2 or 3	$
Multiply Line 4 times 2%	$
6. Tax Due and Payable with the recording of this document	$

PART D - EXEMPT CONVEYANCES

If transaction is exempt from Realty Transfer Tax, be certain that all of the above information (including market value of the real estate) is complete and accurate and explain the basis for exemption:

The seller authorizes the Division of Revenue or such other appropriate state agency as may be designated to obtain any appropriate or necessary federal income tax forms, including their attached schedules or other attachments, and any other related papers filed by such seller would relate solely to the said real estate to which title is purported to be conveyed by the deed or instrument being recorded. Delaware law requires an income tax return be filed for the taxable year during which there was disposition of real property within this state.

Sworn to and Subscribed before me on this
day of , 2010.	Seller’s Signature

Title of Officer/Partner

EXHIBIT G

[            ], 2010

Potomac Electric Power Company

70 Ninth Street N.W.

Washington, DC 2068-0001

Attn: Michael W. Maxwell, Vice President

Re: Proposed Lease of PEPCO Property

Dear Sirs:

This letter (this “Letter Agreement”) is intended to (a) replace that certain Letter of Intent, dated as of March 16, 2007, by and between Potomac Electric Power Company (“PEPCO”) and Conectiv Energy Supply, Inc. or its designated affiliate, which Letter of Intent has expired, and (b) to confirm the agreement by and between PEPCO and [entity to be designated by Purchaser] (“Optionee”) to grant to Optionee the exclusive right, for an agreed period, to lease approximately 10+- acres of property owned by PEPCO located at PEPCO’s Talbert Substation #166, being located off the southerly side of Cross Road, Brandywine District 11/1175900, Prince Georges County, Maryland, as more particularly described on Exhibit A hereto (the “Property”). The lease would be an integral component of the development by Optionee of an electric power generation facility on the Property (the “Project”). Optionee will be submitting this Letter Agreement to PJM Interconnection, LLC (“PJM”), along with its request that PJM conduct an analysis of the feasibility of interconnection of the Project to the regional electric transmission grid. In this Letter Agreement, Optionee and PEPCO are sometimes referred to individually as a “Party” and are sometimes referred to jointly as the “Parties”.

In furtherance of the above-stated intentions, the Parties hereby agree as follows:

1. Exercise of Option: Optionee shall have the exclusive right to enter into a lease agreement with PEPCO in respect of the Property (the “Option”). Optionee may elect to exercise the Option by providing PEPCO written notice at any time (a) from the date hereof through and including December 31, 2012 (the “Initial Option Term”) and (b) thereafter, until the expiration of the Extended Option Term (as hereinafter defined). Upon the expiration of the Initial Option Term, the term of this Letter Agreement shall be automatically extended for two additional six (6) month periods, unless the Optionee provides written notice of its desire to terminate this Letter Agreement (the “Extended Option Term”). If the Option has been exercised prior to the expiration of the Extended Option Term, the Parties agree to execute and deliver a lease agreement, substantially in the form of the lease attached as Exhibit B hereto (the “Definitive Agreement”) 1, as promptly as possible, which Definitive Agreement shall include, but shall not be limited to the following terms and conditions:

a. The annual lease payment for the Property shall be based on the fair market rental value of the Property and shall be determined by an independent rental appraisal by a local MAI appraiser, which appraiser will be chosen by mutual agreement between the Parties.

b. Optionee shall use the Property solely for the Project and reasonably related activities.

c. PEPCO shall reserve unto itself, its affiliates, successors and assigns the right to own, operate, maintain, repair, upgrade, install, alter, remove, inspect, construct, modify, restore, rebuild, replace and expand any present or future substation, transmission, distribution and communication equipment and lines, and communication towers located now or in the future in, under, through, upon, over and across the Property, including the right of access thereto, for the purposes of conducting the business of providing transmission and distribution service. PEPCO shall utilize its future reserved rights only in a manner which does not unreasonably interfere with Optionee’s business or Optionee’s use of the Property.

The leasehold interest in the Property will be conveyed free and clear of all liens, encumbrances and easements, EXCEPTING HOWEVER, existing and future building restrictions, ordinances, easements of roads, easements visible upon the ground, privileges or rights of public service companies, if any, other than any such restrictions, easements, privileges or rights hereinafter created by PEPCO, otherwise the title to the leasehold interest in the Property shall be good and marketable and will be insured at regular rates by a reputable title insurance company. PEPCO shall, at its cost, promptly obtain and provide reasonable evidence to Optionee of the complete release of any liens or encumbrances against the Property in favor of PEPCO’s bondholders before or contemporaneously with the execution and delivery of the Definitive Agreement. Such obligation to execute and deliver the Definitive Agreement shall continue to the date which is the later of (i) sixty (60) days after the date on which the Option has been exercised, (ii) the end of the Initial Option Term and (iii) the end of the Extended Option Term, if any (the period from the date hereof to such later date being herein called the “Term”).

2. Term: If Optionee has failed to exercise the Option on or before the last day of the Extended Option Term or if the Parties fail to execute and deliver the Definitive Agreement by the end of the Term, this Letter Agreement shall terminate.

1 NOTE:	THE FORM OF LEASE WILL BE BASED ON THE AMENDED AND RESTATED CUMBERLAND LEASE, AS MODIFIED AS APPROPRIATE TO INCLUDE LEASE PAYMENTS AT MARKET RATES AND TERMS AND TO DELETE THE PURCHASE OPTION.

3. Exclusivity: During the Term, PEPCO shall not offer to lease or sell the Property to any other party or entertain any offer to lease or purchase the Property from any other party.

4. Subdivision: If Optionee exercises the Option and any portion of the Property to be leased is not a legally subdivided parcel, then either Party may, at its option, prepare a subdivision plan with respect thereto and shall apply for and obtain all necessary approvals of the final subdivision plan from the municipality in which the Property is located. PEPCO or Optionee, as the case may be, shall cooperate with the other Party, in either case at Optionee’s sole cost and expense, in connection with preparing the subdivision plan and obtaining municipal approval thereof (including, without limitation, execution of the plat). After the subdivision plan has been finally approved by applicable municipal authorities, the Party that receives such approval shall cause the subdivision plan to be recorded so that the Property can be leased by PEPCO to Optionee as a legally subdivided lot or lots.

5. Optionee’s Right to Access the Property & Indemnification: During the Term, PEPCO grants to Optionee, upon reasonable notice to PEPCO, full and free access to the Property at all reasonable times during normal business hours to conduct whatever analysis and studies Optionee deems necessary for determining the suitability of the Property for construction and operation of the Project. For avoidance of doubt, nothing in this Letter Agreement shall be construed as imposing any obligation upon Optionee to make any investigation or perform any due diligence regarding the Property. Optionee agrees to indemnify and hold PEPCO harmless from and against any and all liability, claims, damages, costs and expenses (including without limitation reasonable attorney’s fees and the cost of litigation) arising from or related to the conduct of any analysis, studies or investigations by Optionee, its employees, consultants or contractors on or about the Property; provided, however, that in no event shall Optionee be liable for any loss, cost, damage or expense arising out of the existing condition (whether discovered or undiscovered) of the Property, Optionee’s discovery or investigation of any environmental condition on the Property or the negligence or willful misconduct of PEPCO, its employees, consultants or contractors.

6. Maintenance and Risk of Loss: From the date of the acceptance of this Letter Agreement until the earlier of (i) the end of the Term or (ii) the execution and delivery of the Definitive Agreement:

(a) PEPCO shall maintain the Property in good condition and repair and in accordance with prudent utility practices; and

(b) PEPCO shall bear risk of loss from fire or other casualties.

7. Costs and Expenses: Except as may be explicitly set forth herein, in the Definitive Agreement or otherwise agreed, Optionee and PEPCO shall each be responsible for their own costs and expenses incurred at any time in connection with this Letter Agreement, the execution and delivery of the Definitive Agreement and any due diligence performed by Optionee.

8. Revocation of Option: Following Optionee’s delivery of notice of exercise of the Option pursuant to paragraph 1, above, but before execution and delivery of the Definitive Agreement, Optionee reserves the right to revoke its notice to exercise the Option (with or without cause) by written notice to PEPCO for up to 90 days following the date of such exercise; provided, however, that in the event of any such revocation, Optionee shall reimburse PEPCO for all reasonable costs and expenses incurred by PEPCO in connection with the exercise of the Option by Optionee, the preparation and negotiation of the Definitive Agreement and obtaining any approvals required in connection therewith. Immediately following any revocation under this paragraph 8, this Letter Agreement shall automatically terminate.

9. Assignment: This Letter Agreement shall be binding upon the Parties and their respective heirs, successors, and assigns. For avoidance of doubt, Optionee may assign its interests in this Letter Agreement to any affiliate succeeding substantially as a whole to Optionee’s interests in the Project without PEPCO’s consent but upon not less than five days advance written notice. Moreover, Optionee may freely assign and/or otherwise encumber all or any portion of Optionee’s right title and interest in this Letter Agreement to a lender or lenders (or trustee or agent thereof) as collateral security.

Any conveyance of and any encumbrance of or security interest in all or part of PEPCO’s interest in the Property arising after the date of this Letter Agreement shall be subject and subordinate to and shall be subject to the terms and conditions of this Letter Agreement and to Optionee’s rights hereunder.

10. Recording: The Parties agree to execute and record this Letter Agreement or instead, at the request of either Party, a short-form memorandum thereof substantially identical to Exhibit C hereof, in the office of the Recorder of Deeds for [            ]. Each of PEPCO and Optionee shall pay one-half of the recording costs.

11. Additional Documents: Except to the extent inconsistent with the terms of this Agreement, each Party, at its sole cost and expense, shall promptly execute such additional documents and instruments and take such actions as are necessary or desirable or as shall be reasonably requested by the other Party to effect the matters contemplated by this Letter Agreement.

12. Termination; Survival: Either Party shall be entitled to terminate this Letter Agreement prior to the expiration of the Term, and to seek any damages that may be available at law or in equity, if the other Party is in material breach of its obligations, covenants, representations or warranties under this Letter Agreement and fails to cure such breach within thirty days after written notice thereof by such non-breaching Party. Paragraphs 5, 8 and 12 shall survive any expiration or termination of this Letter Agreement.

13. Acceptance: Written acceptance by PEPCO of this Letter Agreement must be obtained on or before [            ], 2010.

*    *    *

If you are in agreement with the foregoing, please sign and return one copy of this Letter Agreement, which thereupon will constitute our understanding with respect to its subject matter.

Very truly yours,

[entity to be designated by Purchaser]

By:
Name:
Title:

Agreed to on , 2010.

POTOMAC ELECTRIC POWER COMPANY

By:
Name:
Title:

EXHIBIT A

DESCRIPTION OF PROPERTY

EXHIBIT B

FORM OF LEASE AGREEMENT

[To insert a form substantially identical to the Cumberland lease.3]

[3]	SEE FOOTNOTE NO. 1, ABOVE.

EXHIBIT C

FORM OF MEMORANDUM OF OPTION AGREEMENT

AFTER RECORDING, RETURN TO:

[                    ]

MEMORANDUM OF OPTION AGREEMENT

This Memorandum of Option Agreement (this “Memorandum”) is executed by and between Potomac Electric Power Company (“PEPCO”) and [entity to be designated by Purchaser] (“Optionee”) as of             , 2010 (the “Effective Date”).

RECITALS:

A. PEPCO and Optionee have entered into that certain option letter agreement dated of even date herewith (the “Letter Agreement”) whereby Optionee has been granted certain rights to lease from PEPCO those certain tracts of land more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, for the consideration and upon the terms and conditions set forth in the Letter Agreement.

B. PEPCO and Optionee have entered into this Memorandum for the purpose of giving notice of the existence of the Letter Agreement.

C. Reference should be made to the Letter Agreement (and any amendments thereto that may be entered into) for the full description of the rights and obligations of PEPCO and Optionee, and this Memorandum shall in no way affect the terms and conditions of the Letter Agreement or the interpretation of the right and duties of PEPCO and Optionee thereunder.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, PEPCO and Optionee have caused this Memorandum of Option Agreement to be executed this         day of             , 2010.4

[entity to be designated by Purchaser]

By:
Name:
Title:

POTOMAC ELECTRIC POWER COMPANY

By:
Name:
Title:

[4]	APPROPRIATE ACKNOWLEDGEMENT TO BE INSERTED.

EXHIBIT A TO MEMORANDUM OF OPTION AGREEMENT

[                    ]

EXHIBIT H

TRANSITION SERVICES AGREEMENT

BETWEEN

PHI SERVICE COMPANY

AND

NEW DEVELOPMENT HOLDINGS, LLC

Dated as of [—], 2010

(i)

Table of Contents

(continued)

(ii)

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of [            ], 2010, by and among PHI Service Company, a Delaware corporation (the “Service Provider”), and New Development Holdings, LLC (“Purchaser”). The Service Provider and Purchaser are each referred to herein individually as a “Party,” and collectively as the “Parties”.

RECITALS

WHEREAS, Pepco Holdings, Inc., a Delaware corporation (“Parent”), Conectiv, LLC, a Delaware limited liability company (“Holdings”), Conectiv Energy Holding Company, LLC, a Delaware limited liability company (the “Company”), and Purchaser have entered into that certain Purchase Agreement (the “Purchase Agreement”), dated as of [—], 2010, pursuant to which Holdings has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Holdings, in accordance with and subject to the terms and conditions of the Purchase Agreement, 100% of the membership interests of the Company (the “Acquisition”);

WHEREAS, the Service Provider is a wholly-owned subsidiary of Parent; and

WHEREAS, in connection with the Acquisition, the Parties desire to enter into this Agreement for the Service Provider to continue to provide, or cause to be provided, certain services to the Company and its Subsidiaries following the closing of the Acquisition upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the Parties as follows:

ARTICLE 1

Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings specified herein. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings for such terms set forth in the Purchase Agreement:

“Acquisition” has the meaning set forth in the Recitals.

“Additional Services” has the meaning set forth in Section 3.5.

“Company” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 10, 2009, between Parent and Calpine Corporation.

“Expiration Date” has the meaning set forth in Article 4.

“Force Majeure” has the meaning set forth in Article 12.

“Holdings” has the meaning set forth in the Recitals.

“LIBOR” means the London Interbank Offered Rate, as quoted in The Wall Street Journal.

“Parent” has the meaning set forth in the Recitals.

“Party” and “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Sales Tax” has the meaning set forth in Section 5.1.

“Service(s)” has the meaning set forth in Section 3.1.

“Service Charge” has the meaning set forth in Section 5.1.

“Service Provider” has the meaning set forth in the first paragraph of this Agreement.

“Service Recipient” means, with respect to any particular Service, Purchaser or one of the Companies, as Purchaser may identify to receive such Service.

“Service Representative” has the meaning set forth in Section 3.7.

“Subcontractor” has the meaning set forth in Article 9.

“Subsidiary” or “Subsidiaries” means any corporation, limited liability company, partnership, joint venture or any other entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, securities or other interests entitling the Company (either alone or through or together with any other Subsidiary) to elect or appoint at least 50% of the members of the board of directors or other similar governing body of such corporation or other legal entity or otherwise conferring on the Company (either alone or through or together with any other Subsidiary) the power to direct the business and policies of such corporation or other legal entity.

“Transition Period” has the meaning set forth in Article 4.

“Transition Services Schedule” has the meaning set forth in Article 2.

ARTICLE 2

Transition Services Schedule

This Agreement will govern individual transition services to be provided to the Service Recipients by the Service Provider, as set forth on Annex A attached to this Agreement, which may be supplemented in accordance with Section 3.5 hereof (the “Transition Services Schedule”).

The Transition Services Schedule shall set forth a description of each Service to be provided, the term for each Service and any other terms applicable thereto. Obligations under the Transition Services Schedule shall be effective upon the later of the execution of this Agreement or, with respect to Additional Services, according to the mutual agreement of the Parties in accordance with Section 3.5 of this Agreement. Any reference to this Agreement shall be deemed to include the Transition Services Schedule.

ARTICLE 3

Services

Section 3.1 Services Generally. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, the Service Provider shall provide or cause to be provided the service(s) described in the Transition Services Schedule attached hereto, beginning on the Closing Date. Each service described on the Transition Services Schedule (including any Additional Services) shall be referred to herein as a “Service.” Collectively, all the services described on the Transition Services Schedule shall be referred to herein as “Services.”

Section 3.2 Service Parameters. The Service Provider shall provide or cause to be provided the Services to the extent, and only to the extent, to which such Services were being provided to the Companies immediately prior to the Closing Date unless otherwise mutually agreed and set forth on the Transition Services Schedule.

Section 3.3 Impediments to Performance. The Service Provider shall not be required to provide any Service to the extent the performance of such Service is prevented by an act of Force Majeure and the Service Provider is in compliance with its obligations under Article 12 hereof, or to the extent the performance of such Service would require the Service Provider to violate any applicable laws, rules or regulations. In the event that personnel performing the Services are no longer employed by the Service Provider, the Service Provider shall use commercially reasonable efforts to perform the Services, but in no event shall Service Provider be required (a) to maintain the employment of any specific employee or (b) to employ personnel with specific skills.

Section 3.4 Additional Resources. In providing the Services, the Service Provider shall not be obligated to: (i) increase its work force beyond the level of such work force immediately prior to the Closing Date; (ii) purchase, lease or license any additional equipment or materials; or (iii) pay any costs related to the transfer or conversion of data to the Service Recipient following the Closing Date, or to any alternate supplier of Services.

Section 3.5 Additional Services. The Parties agree to cooperate and negotiate in good faith regarding any other services reasonably requested by the Service Recipient to be performed by the Service Provider during the Transition Period, to the extent such services were provided by the Service Provider to the Companies prior to Closing and the Service Provider has the necessary resources to satisfy such requests (the “Additional Services”). The Parties agree to negotiate in good faith the applicable term, Service Charges and other rights and obligations with respect to any Additional Services. In such event, the Transition Services Schedule shall be amended or supplemented to reflect such Additional Services.

Section 3.6 Transition Project Managers and Service Representatives. The Parties shall each appoint a representative with respect to each category of Services (each, a “Service Representative”). The Service Representatives shall coordinate the requesting, scheduling and delivery of Services, and shall coordinate any requests for changes in the scope of such Services, or for the provision of any Additional Services, with such Service Representative’s counterpart with the other Party. Either Party may nominate a substitute Service Representative for itself with respect to a Service at any time upon reasonable notice to the other Party.

Section 3.7 Personnel. All personnel used by the Service Provider to perform the Services shall be under the supervision and control of the Service Provider. The Service Provider shall continue to pay to its personnel all wages and benefits pursuant to its wages and benefits policies. Nothing in this Agreement shall be construed as an employment contract, as creating any contractual obligation to any employee of the Service Provider, or preventing the Service Provider from making decisions regarding the continued employment of its employees.

ARTICLE 4

Term

The term of this Agreement shall commence on the Closing Date and shall remain in effect until six (6) months after the Closing Date (the “Transition Period”), unless earlier terminated under Article 7. The term with respect to each Service shall be as set forth in the Transition Services Schedule, unless earlier terminated under Article 7. All obligations of the Service Provider to provide to the Service Recipient any Services under this Agreement shall cease at the end of the Transition Period.

ARTICLE 5

Compensation

Section 5.1 Charges for Services. Charges for Services shall be based upon the fully-loaded cost of providing each Service (each charge, a “Service Charge”), including direct costs and indirect costs (such as overhead and the Service Provider’s internal billing rates) but excluding meals, except to the extent agreed in writing by the Service Recipient, but without any element of profit. The Service Charge shall be exclusive of any value added taxes, sales taxes or similar taxes, charges, duties, fees, levies or other assessments (collectively, “Sales Tax”) required by Law to be chargeable in respect of the transactions hereunder, and an amount equal to such legally required charges, costs and Sales Tax shall be paid by Purchaser to the Service Provider in addition to the Service Charge.

Section 5.2 Payment Terms. Not later than thirty (30) days after each calendar month, the Service Provider shall deliver to Purchaser a written statement of amounts reflecting the Service Charge and legally required Sales Tax for any Services provided during such month by the Service Provider pursuant to this Agreement. Each such invoice shall be accompanied by reasonable documentation or other reasonable calculation supporting such Service Charges. Purchaser shall pay such invoices within thirty (30) days after the date upon which each such invoice hereunder is received by Purchaser. If Purchaser fails to pay any such invoice within such 30-day period, then Purchaser shall pay interest on such invoiced amount from and after the thirty-first day after the date Purchaser received such invoice at a rate equal to 30-day LIBOR plus 1%.

Section 5.3 Audit Right. The Service Provider shall maintain complete and accurate books and records relating to Service Charges to the Service Recipients under this Agreement. Purchaser shall be entitled from time to time upon reasonable request and at its own cost to audit the books and records of the Service Provider related to the Services, using its own personnel or personnel from its independent auditing firm. Discrepancies identified as a result of any audit shall be promptly reconciled between the Parties in accordance with the provisions of this Agreement.

ARTICLE 6

General Obligations; Standard of Care

Section 6.1 Service Provider. The Service Provider shall provide, and cause its Affiliates, employees and agents to provide, the Services with the same degree of care utilized by the Service Provider in rendering such services for the operations of the Companies immediately prior to the Closing Date. Under no circumstances shall the Service Provider, its Affiliates or any of their respective employees or agents be held accountable to a greater standard of care or skill.

Section 6.2 Service Recipient. A Service Recipient shall, in connection with receiving Services, (i) follow the policies, procedures and practices in effect at the Companies in the period immediately before the Closing Date, (ii) provide information and documentation sufficient for the Service Provider to perform the Services as they were performed immediately before the Closing Date and (iii) make available, as reasonably requested by the Service Provider, sufficient resources. A Service Recipient shall, further, make timely decisions and provide approvals and acceptances in order that the Service Provider is not impeded in the timely performance of its obligations hereunder. A Service Recipient shall grant the Service Provider, its Affiliates and their respective employees and agents access to sites, systems, personnel and information (subject to the provisions of confidentiality in the Confidentiality Agreement and in the Purchase Agreement) during regular business hours or as otherwise reasonably requested to facilitate the Service Provider’s performance of its obligations hereunder. A Service Recipient shall inform the Service Provider’s personnel of, and the Service Provider shall cause its personnel to obey, any and all security regulations and other published policies of the Service Recipient.

Section 6.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

Section 6.4 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and that the Services are being furnished by the Service Provider solely for the purpose of accommodating Purchaser in connection with the transactions contemplated by the Purchase Agreement. The Parties agree that the Service Provider may make changes from time to time in the manner of performing the Services if it is making similar changes in performing similar services for itself and its Affiliates and if the Service Provider furnishes to the Service Recipient not less than fifteen (15) days prior written notice regarding such changes. Purchaser acknowledges its responsibility, at the end of the Transition Period, to determine which Services it wishes to maintain and to perform such Services, without the involvement of the Service Provider, its Affiliates or any of their respective employees or agents.

Section 6.5 Responsibility for Errors; Delays. The Service Provider’s sole responsibility to a Service Recipient:

(a) for errors or omissions in Services shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to the Service Recipient; provided, the Service Recipient must promptly advise the Service Provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.2; and

(b) for failure to deliver any Service for the reasons stated in Section 3.3, shall be to use reasonable efforts, subject to Sections 3.2, 3.3 and 3.4, to make such Service available and/or to resume performing such Service to the extent, and as soon as, reasonably practicable.

Section 6.6 Good Faith Cooperation; Consents. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Service Recipient; provided, that, the Service Provider shall not incur any such costs without the prior written consent of Purchaser. Notwithstanding the foregoing, under no circumstances shall the Service Provider be obligated to provide a Service if (A) the Service Provider is unable to obtain necessary consents, licenses, sublicenses or approvals relating to such Service on commercially reasonable terms, despite its commercially reasonable efforts to do so, which efforts shall be at the Service Recipient’s sole cost and expense, and is unable to make alternative arrangements to continue providing the applicable Service that are commercially reasonable, or (B) in order to provide such Service, the Service Provider will have an obligation to make any payments to any third party or incur any obligations, or seek broader rights or more favorable terms, in respect of any such consents, licenses, sublicenses or approvals, provided it has notified Purchaser of such payments or other obligations and Purchaser elects not to assume them. Each Party will maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to cost calculations and cooperate with the other Party in making such information available as needed in the event of a tax audit.

ARTICLE 7

Early Termination

Section 7.1 Early Termination. Purchaser may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided hereunder at any time and from time to time, for any reason or for no reason, upon fifteen (15) days prior written notice to the Service Provider. If Purchaser terminates this Agreement with respect to less than all of the Services, this Agreement will continue with respect to the remaining Services in accordance with its terms. The Service Provider may terminate this Agreement if the Service Recipient fails to pay any amount which is due and payable in respect of any Service in accordance with the provisions of Section 5.2 hereof, and the Service Recipient does not cure such breach within thirty (30) days after being given written notice of such breach. If the Service Recipient in good faith disputes any part or all of an invoice, the Service Recipient (a) shall pay any undisputed portion of the invoice when due and (b) shall provide to Service Provider, on or before the date that the invoice was due, a written explanation in reasonable detail setting forth the basis for the dispute. The Parties shall thereafter negotiate in good faith to resolve the dispute, and Service Provider shall continue to perform the Services pending a resolution of the dispute for a period not to exceed thirty days from the end of the applicable cure period. In addition, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service (other than for nonpayment) and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given notice of the breach. This Agreement may be terminated upon the mutual written agreement of Purchaser and the Service Provider at any time.

Section 7.2 Rights and Duties of Parties Upon Termination. Upon the expiration of the Transition Period or the termination of this Agreement or any Service for any reason in accordance with the terms hereof, the Parties shall cooperate in the orderly termination of the Services hereunder. From and after the date of termination of any Service for any reason, the Service Provider’s obligation to provide such Service(s) to the Service Recipient shall cease and Purchaser shall have no obligation to pay the Service Charge for such Service(s) (other than those performed prior to termination).

Section 7.3 Survival. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services that have not been terminated. Articles 5, 6, 10, 11, 12, 13 and 14 shall in any event survive any termination of this Agreement in accordance with their terms.

ARTICLE 8

Relationship Between the Parties

The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. The Service Provider will be solely responsible for the payment of any employment-related taxes, insurance premiums or other employment benefits in respect of the performance of Services by the Service Provider’s personnel under this Agreement.

ARTICLE 9

Subcontractors

The Service Provider may engage a Subcontractor to perform all or any portion of its duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by customary confidentiality obligations, and provided further that the Service Provider remains responsible for the performance of such Subcontractor. As used in this Agreement, “Subcontractor” will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform any Service hereunder, other than the Parties and their Affiliates.

ARTICLE 10

Confidentiality

The terms of the Confidentiality Agreement and the provisions of confidentiality in the Purchase Agreement shall apply to any Confidential Property (as defined therein) which is the subject matter of this Agreement.

ARTICLE 11

Limitation of Liability

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT WILL THE SERVICE PROVIDER BE LIABLE TO THE SERVICE RECIPIENT OR ANY PARTY CLAIMING THROUGH THE SERVICE RECIPIENT FOR ANY AMOUNT EXCEEDING THE AMOUNT PAID OR PAYABLE BY PURCHASER TO THE SERVICE PROVIDER UNDER THIS AGREEMENT.

ARTICLE 12

Force Majeure

Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of the Service Recipient to make payments to the performing Party pursuant to Article 5 hereof for Services rendered, if such failure or delay is caused solely by Force Majeure. “Force Majeure” includes, without limitation, any act of God or the public enemy; any accident, explosion, fire, ice, earthquake, lightning, tornado, hurricane, or other severe weather condition or calamity; any civil disturbance, labor dispute, or labor or material shortage; any sabotage or acts of terrorism; any acts of a public enemy, uprising, insurrection, civil unrest, war or rebellion; any action or restraint by court order or public or governmental authority or lawfully established civilian authorities, or any other circumstance or event beyond the reasonable control of the Party relying upon such circumstance or event. Performance shall be excused only to the extent of and during the reasonable continuance of a Force Majeure. Any deadline or time for performance which falls due during or subsequent to the occurrence of a Force Majeure shall be automatically extended for a period of time equal to the period of such Force Majeure. The Service Provider shall promptly notify Purchaser if, by reason of Force Majeure, the Service Provider is unable to meet any deadline or time for performance. In the event that any part of the Services required under this Agreement is rendered invalid as a result of such Force Majeure, the Service Provider shall, upon written request from Purchaser, and at Purchaser’s expense, repeat that part of the Services affected by the Force Majeure. Notwithstanding the foregoing, the Party claiming Force Majeure shall use reasonable efforts to avoid or mitigate the delay or other impact caused by any event that has resulted in a Force Majeure and shall proceed diligently to perform the Services which are not affected by such event and shall resume the affected Services as soon as the effects of such event have ceased or been mitigated.

ARTICLE 13

Dispute Resolution

Any dispute or claim arising out of or related to this Agreement shall be resolved in accordance with the dispute resolutions procedures set forth in Section 12.04 of the Purchase Agreement.

ARTICLE 14

Miscellaneous

Section 14.1 Entire Agreement. This Agreement and the Annex hereto and the Purchase Agreement and the Exhibits and Schedules referenced or attached thereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms.

Section 14.2 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Parties hereby (i) consents to submit itself to the exclusive jurisdiction of any state or federal court located within the borough of Manhattan in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring, and will not permit any of its Affiliates to bring, any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a state or federal court located in located within New York County in the State of New York. Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement

Section 14.3 Interpretations. When a reference is made in this Agreement to Articles, Sections or Annexes, such reference shall be to an Article, Section or Annex to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The word “or” shall not be exclusive. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 14.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice:

(a)	if to Purchaser or a Service Recipient, to:

Calpine Corporation

717 Texas Avenue, Suite 1000

Houston, TX 77002

Attention: Chief Legal Officer

Fax: (713) 830-2001

with a copy to:

White & Case, LLP

1155 Avenue of the Americas

New York, NY 10036

Attention: Gregory Pryor, Esq.

                  Michael S. Shenberg, Esq

Fax: (212) 354-8113

(b)	if to the Service Provider, to:

Pepco Holdings, Inc. 701 Ninth Street, N.W.

Washington, DC 20068 Attention: General Counsel

Fax: (202) 872-3281

with a copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

Attention: D. Michael Lefever

Fax: (202) 778-5276

Notice so given shall be deemed to be given when received.

Section 14.5 Assignability; Third-Party Beneficiaries. Except as specifically permitted under Article 9 above, neither this Agreement nor any Party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect; provided, however, that the Service Provider or Purchaser may assign or transfer this Agreement to one or more of its respective Affiliates, but any such assignment shall not, without the express written consent of the other parties, release the assignor from its obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement, including the Transition Services Schedule and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each Party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 14.6 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 14.7 Waiver; Remedies Cumulative. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 14.8 Amendment. Except to the extent otherwise permitted with respect to Service and Additional Services as set forth herein, this Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties hereto.

Section 14.9 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

PHI SERVICE COMPANY

By:
Name:
Title:

NEW DEVELOPMENT HOLDINGS, LLC

By:
Name:
Title:

13

ANNEX A

TRANSITION SERVICES SCHEDULE

[To be negotiated]

1

Exhibit I-1

Form of Release from Lien of ACE Mortgage

Prepared By:
Philip Passanante
Assistant General Counsel
Atlantic City Electric Company
800 King Street, P.O. Box 231
Wilmington, DE 19899

INDENTURE and RELEASE

from the

LIEN OF THE MORTGAGE

THIS INDENTURE made this [    ] day of [    ], 2010 between THE BANK OF NEW YORK MELLON, a corporation existing under and by virtue of the laws of the State of New York, as Trustee (formerly IRVING TRUST COMPANY) (hereinafter called the “Trustee”), party of the first part, and ATLANTIC CITY ELECTRIC COMPANY, a corporation existing under and by virtue of the laws of the State of New Jersey (hereinafter called the “Company”), party of the second part:

WHEREAS, the Company by a certain Mortgage and Deed of Trust dated January 15, 1937 and recorded in the Office of the Clerk of Gloucester County in the City of Woodbury, State of New Jersey in Book of Mortgages 197, Pages 440 & c (the “Original Mortgage”), mortgaged all of its properties (except as therein otherwise stated) including after-acquired property, unto the Trustee; and

WHEREAS, the Original Mortgage was amended and supplemented by certain Supplemental Indentures between the Company and the Trustee dated as of June 1, 1949, July 1, 1950, November 1, 1950, March 1, 1952, January 1, 1953, March 1, 1954, March 1, 1955, January 1, 1957, April 1, 1958, April 1, 1959, March 1, 1961, July 1, 1962, March 1, 1963, February 1, 1966, April 1, 1970, September 1, 1970, May 1, 1971, April 1, 1972, June 1, 1973, January 1, 1975, May 1, 1975, December 1, 1976, January 1, 1980, May 1, 1981, November 1, 1983, April 15, 1984, July 15, 1984, October 1, 1985, May 1, 1986, July 15, 1987, October 1, 1989, March 1, 1991, May 1, 1992, January 1, 1993, August 1, 1993, September 1, 1993, November 1, 1993, June 1, 1994, October 1, 1994, November 1, 1994, March 1, 1997, April 1, 2004, August 10, 2004, March 8, 2006 and November 6, 2008 respectively, all duly recorded in said Recorder’s Office (the Original Mortgage, as so amended and supplemented, the “Mortgage”); and

WHEREAS, the mortgaged property under the Mortgage includes certain parcels of real estate, the description of such parcels being set forth on Exhibit A (each a “Mortgaged Real Estate Parcel”); and

WHEREAS, in connection with the transfer to [            ] (the “Acquirer”) of the generating facility assets (the “Generating Facility Assets”) located on each Mortgaged Real Estate Parcel, the Company granted to the Acquirer pursuant to an easement and license agreement, dated [            ] (the “Easement Agreement”), an easement (the “Easement”) to the portion of the Mortgaged Real Estate Parcel on which the generating facilities were located, the description of the Easement being set forth on Exhibit B (in each case a “Generation Facilities Easement Area,” with the portion of the Mortgaged Real Estate Parcel not within the Generation Facilities Easement Area being referred to herein as the “Transmission and Distribution Area”); and

WHEREAS, in connection with the transfer of the Generating Facility Assets to the Acquirer, the Generating Facility Assets, along with the Easement, was released from the lien of the Mortgage pursuant to [insert reference to release document] (the “Prior Release”); and

WHEREAS, the Company and the Acquirer wish to amend the Easement Agreement to convey to the Acquirer additional rights with respect to the Generation Facilities Easement Area and the Transmission and Distribution Area pursuant to that certain Amended and Restated Easement and License Agreement between Acquirer and DPL, dated as of [            ], 2010, recorded concurrently herewith (the “Amended and Restated Easement Agreement”); and

WHEREAS, in order to give effect to the terms of the Amended and Restated Easement Agreement, the Company has requested the Trustee to release from the lien of the Mortgage the property herein described; and

WHEREAS, the Company has complied with all the terms and conditions of the Mortgage with respect to obtaining the release of the property described herein from the lien of the Mortgage.

NOW, THEREFORE, this Indenture witnesseth:

That the Trustee, in consideration of ONE DOLLAR ($1.00) to it duly paid, at the time of ensealing and delivery of these presents, the receipt of which is hereby acknowledged, has released, quit-claimed and set over, and by these presents does hereby release, quit-claim and set over, unto the Company, its successors or assigns, all its right, title and interest as Trustee as aforesaid in and to the following described properties (collectively, the “Release Property”):

1. The improvements, fixtures and personal property described on Exhibit C attached hereto. [Note: To include only such personal property, if any, identified by the Acquirer that was acquired by the Acquirer from the Company and not previously released from the lien of the Mortgage]

2. With respect to each Mortgaged Real Estate Parcel, a purchase option granted by the Company to the Acquirer to purchase from the Company a fee simple interest in the Generation Facilities Easement Area as provided in the Amended and Restated Easement Agreement.

3. The fee simple interest in the Generation Facilities Easement Area. [Note: The Company may elect on a case-by-case basis to release the fee simple interest in the Generation Facilities Easement Area from the lien of the Mortgage prior to the exercise of a purchase option]

4. To the extent not previously released by the Prior Release, all easements, rights, licenses and privileges on, over, across and under the Mortgaged Real Estate Parcel as set forth in the Amended and Restated Easement Agreement.

TO HAVE AND TO HOLD the Release Property hereby released to the Company, its successors and assigns, to its and their own proper use, benefit and behoof forever, clear, free and discharged of and from any and all liens and claims under or by virtue of the Mortgage as aforesaid.

It is expressly understood that no part of the properties covered by and subject to the Mortgage is hereby discharged or released therefrom other than the Release Property; and that nothing herein does in any way affect or impair the rights of said Trustee to hold the Mortgage for security as therein provided on the remainder of the property thereby conveyed or intended so to be conveyed and not otherwise heretofore released from the lien of the Mortgage.

The recitals herein contained are made on representation of the Company and the Trustee assumes no responsibility in respect thereof. This release is executed by the Trustee without any covenant or warranty of title, or any other covenant, warranty or representation, either express or implied, and shall be without recourse against the Trustee in any event whatsoever.

IN WITNESS WHEREOF and as Trustee under the Mortgage, The Bank of New York Mellon has caused this writing to be signed by one of its [            ] and its corporate seal to be hereunto affixed, and duly attested by one of its [            ], under authority duly given, the day and year first above written.

THE BANK OF NEW YORK MELLON, as Trustee
(SEAL)
BY:
[ ]
ATTEST:

[ ]

STATE OF NEW YORK	:
	:	ss.
COUNTY OF NEW YORK	:

BE IT REMEMBERED, that on this [            ] day of [            ], 2010, before me, a Notary Public in and for the State and County aforesaid, personally appeared [            ] who, being by me duly sworn, upon his oath says that he is an [            ] of The Bank of New York Mellon, a corporation of the State of New York, the corporation described in and which executed the foregoing instrument; and that [            ] is a [            ]; that deponent knows the common or corporate seal of said corporation and that the seal affixed to the instrument is such common or corporate seal; and that the said instrument was signed by the said [            ] and the seal of said corporation affixed thereto in the presence of deponent; that said instrument was signed, sealed and delivered as and for the voluntary act and deed of said corporation for the uses and purposes therein expressed, pursuant to a Resolution of the Board of Directors of said corporation; and that at the execution thereof this deponent subscribed his name thereto as subscribing witness.

[ ]

SWORN and subscribed to before me this [ ] day of [ ], 2010.

Notary Public, State of New York Commission Expires [ ]

EXHIBIT A

Mortgaged Real Estate Parcel

EXHIBIT B

Generation Facilities Easement Area

EXHIBIT C

Personal Property

Exhibit I-2

Form of Release from Lien of DPL Mortgage

RELEASE

WHEREAS, as of October 1, 1943, Delmarva Power & Light Company (formerly Delaware Power & Light Company), a corporation duly organized and existing under the laws of the State of Delaware and the Commonwealth of Virginia (“DPL”), made, executed and delivered to The New York Trust Company, a corporation duly organized and then existing under the laws of the State of New York, as trustee, to which The Bank of New York Mellon is the successor trustee (the “Trustee”), a certain Mortgage and Deed of Trust, as amended and supplemented (the “Mortgage”), to secure its First Mortgage and Collateral Trust Bonds, which Mortgage is recorded in the Office for the Recording of Deeds, etc., at Wilmington, in and for New Castle County, State of Delaware, in Mortgage Record Z, Volume 30, Page 86, as by reference thereto will more fully appear; [Add recorded amendments if applicable]

WHEREAS, the mortgaged property under the Mortgage includes certain parcels of real estate, the description of such parcels being set forth on Exhibit A (each a “Mortgaged Real Estate Parcel”); and

WHEREAS, in connection with the transfer to [                    ] (the “Acquirer”) of the generating facility assets (the “Generating Facility Assets”) located on each Mortgaged Real Estate Parcel, DPL granted to the Acquirer pursuant to an easement and license agreement, dated [                    ] (the “Easement Agreement”), an easement (the “Easement”) to the portion of the Mortgaged Real Estate Parcel on which the generating facilities were located, the description of the Easement being set forth on Exhibit B (in each case a “Generation Facilities Easement Area,” with the portion of the Mortgaged Real Estate Parcel not within the Generation Facilities Easement Area being referred to herein as the “Transmission and Distribution Area”); and

WHEREAS, in connection with the transfer of the Generating Facility Assets to the Acquirer, the Generating Facility Assets, along with the Easement, was released from the lien and operation of the Mortgage pursuant to [insert reference to release document] (the “Prior Release”); and

WHEREAS, DPL and the Acquirer wish to amend the Easement Agreement to convey to the Acquirer additional rights with respect to the Generation Facilities Easement Area and the Transmission and Distribution Area pursuant to that certain Amended and Restated Easement and License Agreement between Acquirer and DPL, dated as of              2010, recorded concurrently herewith (the “Amended and Restated Easement Agreement”); and

WHEREAS, in order to give effect to the terms of the Amended and Restated Easement Agreement, DPL has requested the Trustee to release from the lien and operation of the Mortgage the property hereunder described, being a part of the mortgaged property, and has taken all action required by the terms and conditions of the Mortgage to secure such release;

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that in consideration of [the value of bondable property additions] [the principal amount of bonds authenticated and delivered under the Mortgage which might be the basis for the authentication and delivery of bonds thereunder], $[        ] which DPL elects to make the basis of the release of assets and other valuable consideration to it in hand paid, the receipt whereof is hereby acknowledged, the Trustee has remised, released, quitclaimed, exonerated and discharged, and by these presents does hereby remise, release, quitclaim, exonerate and discharge from the lien, operation and effect of the Mortgage and any supplemental indenture thereto unto DPL, its successors and assigns, all the right, title, interest, claim and demand whatsoever of the Trustee in or to the following described properties:

1. The improvements, fixtures and personal property described on Exhibit C attached hereto. [Note: To include only such personal property, if any, identified by the Acquirer that was acquired by the Acquirer from DPL and not previously released from the lien of the Mortgage]

2. With respect to each Mortgaged Real Estate Parcel, a purchase option granted by DPL to the Acquirer to purchase from DPL a fee simple interest in the Generation Facilities Easement Area as provided in the Amended and Restated Easement Agreement.

3. The fee simple interest in the Generation Facilities Easement Area. [Note: DPL may elect on a case-by-case basis to release the fee simple interest in the Generation Facilities Easement Area from the lien of the Mortgage prior to the exercise of a purchase option]

4. To the extent not previously released by the Prior Release, all easements, rights, licenses and privileges on, over, across and under the Mortgaged Real Estate Parcel as set forth in the Amended and Restated Easement Agreement.

TO HAVE AND TO HOLD the above-described property unto DPL, its successors and assigns, forever freed, exonerated and discharged of and from the lien or liens of the Mortgage. It is hereby expressly understood that neither this release nor anything herein contained shall in any way affect, alter or impair the lien or encumbrance of the Mortgage upon any portion of the facilities conveyed by the Mortgage except the facilities hereinabove particularly described.

The recitals of fact contained in this release are made by DPL and not by the Trustee, as aforesaid, and the Trustee assumes no responsibility therefor. This release is executed by the Trustee without any covenant or warranty of title, or any other covenant, warranty or representation, either express or implied, and shall be without recourse against the Trustee in any event whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed by their duly authorized officers and their corporate seals to be hereto affixed, attested by their respective [Secretaries] or [Assistant Secretaries] as of the      day of             , 2010.

Signed and Delivered in the presence of:	The Bank of New York Mellon, Trustee

	By:	(Seal)

Attest:

Signed and Delivered in the presence of:	Delmarva Power & Light Company

	By:	(Seal)

Attest:

STATE OF	:
:SS.
COUNTY OF	:

BE IT REMEMBERED that on this      day of             , 2010, personally came before me, the subscriber, a Notary Public for the State and County aforesaid,                     ,                      of The Bank of New York Mellon, a New York banking corporation, Trustee, party to this Instrument of Writing, known to me personally to be such, and acknowledged this Instrument of Writing to be his act and deed and the act and deed of said corporation; that the signature of the                      is in his own proper handwriting; that the seal affixed bearing the name of the corporation is the common or corporate seal of said corporation; and that his act of signing, sealing, executing, acknowledging and delivering said Instrument of Writing was duly authorized by a resolution of the Board of Directors of said corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Notary Public

STATE OF DELAWARE	:
:SS.
COUNTY OF NEW CASTLE	:

BE IT REMEMBERED that on this      day of             , 2010, personally came before me, the subscriber, a Notary Public for the State and County aforesaid, ,                      of Delmarva Power & Light Company, a corporation existing under the laws of the State of Delaware and the Commonwealth of Virginia, party to this Instrument of Writing, known to me personally to be such, and acknowledged this Instrument of Writing to be his act and deed and the act and deed of said corporation; that the signature of the                      is in his own proper handwriting; that the seal affixed bearing the name of the corporation is the common or corporate seal of said corporation; and that his act of signing, sealing, executing, acknowledging and delivering said Instrument of Writing was duly authorized by a resolution of the Board of Directors of said corporation.

GIVEN under my Hand and Seal of Office the day and year aforesaid.

Notary Public

EXHIBIT A

Mortgaged Real Estate Parcel

EXHIBIT B

Generation Facilities Easement Area

EXHIBIT C

Personal Property

EXHIBIT J-1

AGREEMENT

AGREEMENT, dated as of [            ], 2010 (this “Agreement”), by and between Atlantic City Electric Company, a New Jersey corporation (“ACE”), and Conectiv Atlantic Generation, L.L.C., a Delaware limited liability company (“CAG”).

WHEREAS, pursuant to that certain Asset Transfer Agreement, dated as of February 29, 2004 (the “Asset Transfer Agreement”), by and between ACE and CAG, ACE transferred to CAG certain properties and assets relating to the generation of electricity, including the Deepwater generating station (the “Covered Generating Station”);

WHEREAS, Schedule 6.7 to the Asset Transfer Agreement lists a series of outstanding tax-exempt revenue bonds issued by The Pollution Control Financing Authority of Salem County (together with any successor body, board, authority, agency or other political subdivision or instrumentality of the State of New Jersey or Salem County, the “Salem Authority”), the proceeds of which were used by the Salem Authority to refinance a prior issuance of tax exempt bonds issued by the Salem Authority, the proceeds of which were loaned to ACE by the Salem Authority to finance the construction of certain pollution control facilities at the Covered Generating Station;

WHEREAS, Section 6.7 of the Asset Transfer Agreement sets forth certain acknowledgements, covenants and agreements of CAG relating to the pollution control facilities and the continuing tax-exempt status of the listed series of tax-exempt revenue bonds; and

WHEREAS, ACE and CAG wish to enter into certain further acknowledgements, covenants and agreements concerning the pollution control facilities as related to the continuing tax-exempt status of the listed series of tax-exempt revenue bonds.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.01 Certain Acknowledgements and Agreements.

(a) CAG acknowledges (i) that the assets (the “Covered Assets”) listed on Schedule A attached hereto (the “Exempt Facilities”) are being financed with the proceeds of the pollution control revenue bonds listed in the adjacent column on Schedule A (together with any tax-exempt revenue bonds issued in the future to refinance the bonds listed on Schedule A, the “Tax-Exempt Bonds”) and (ii) that CAG has been informed by ACE that the continuing tax-exempt status of the Tax-Exempt Bonds depends on the continuing qualifying use of the Exempt Facilities (“Qualifying Use”) in accordance with Section 103(b)(4)(F) of the United States Internal Revenue Code of 1954 and the regulations promulgated thereunder.

(b) CAG hereby notifies ACE, and ACE hereby acknowledges, that (i) as soon as practicable following the date of the closing of the sale and purchase by New Development Holdings, LLC (a Delaware limited liability company) of the membership interests of Conectiv Energy Holdings, LLC (a Delaware limited liability company) from Conectiv, LLC (a Delaware limited liability company) (the “PSA Closing Date”), CAG intends to convert the Covered Generating Station from its current coal fired generation to natural gas fired generation which will result in the temporary or permanent suspension of the use of certain of the Exempt Facilities, and (ii) after the PSA Closing Date, CAG may refrain from conducting any maintenance activities with respect to such Exempt Facilities.

(c) Except insofar as notice has been given under Section 1.01(b), CAG agrees to use reasonable best efforts to notify ACE of (i) any material change or modification to the Exempt Facilities, (ii) any material suspension or any termination of the operation of the Exempt Facilities or (iii) any removal or disassembly of the Exempt Facilities, or in each case, any significant component thereof, with such notice to be given at least 90 days prior to such change in use.

(d) CAG agrees to use reasonable best efforts to provide ACE with written notice of any sale or other disposition of the Covered Generating Station or of the Exempt Facilities at least 30 days prior to such sale or disposition or as soon as is reasonably practicable given the timing and confidential nature of such sale or disposition. CAG shall require, as a condition to the effectiveness of such sale or disposition, that the subsequent owner of the Covered Generating Station or of the Exempt Facilities covenant and agree to comply with the provisions of this Section 1.01.

(e) Upon 30 days written notice from ACE, CAG shall provide ACE with an annual certification of the current status of the Exempt Facilities.

(f) If ACE shall desire to refund, refinance, remarket, amend or otherwise modify the terms of any Tax-Exempt Bonds, CAG shall cooperate with ACE and with bond counsel, at ACE’s sole cost and expense, with respect to such bond refunding, refinancing, remarketing, amendment or modification and shall provide upon request any representations that are reasonably requested and that CAG can reasonably provide concerning its use of the Exempt Facilities for a Qualifying Use and its compliance to such date; provided, however, that CAG shall not be required to assume any additional obligations with respect to the Exempt Facilities in connection therewith.

(g) The covenants and agreements of CAG contained in this Section 1.01 shall continue in effect so long as (i) any of the Tax-Exempt Bonds listed on Schedule A shall remain outstanding and (ii) any Tax Exempt Bonds issued to refinance or refund any Tax Exempt Bonds listed on Schedule A shall remain outstanding, provided that ACE has notified CAG of the issuance of such bonds prior to such refunding or reissuance. ACE shall notify CAG promptly when there shall be no Tax-Exempt Bonds outstanding with respect to any of the Exempt Facilities. Notwithstanding anything in this Section 1.01(g), the covenants and agreements of CAG contained in this Section 1.01 shall cease with respect to any of the Exempt Facilities or any part thereof upon the closing of a sale or other disposition of such Exempt Facilities following notification by CDG in accordance with Section 1.01(d); provided, that the subsequent owner of such Exempt Facilities has covenanted and agreed to comply with the provisions of this Section 1.01.

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(h) Notwithstanding any other provision of this Agreement, CAG shall not be liable for any action taken or any failure to act, unless such action or inaction constitutes fraud, bad faith or willful misconduct.

Section 1.02 Further Assurance. Except to the extent inconsistent with the terms of this Agreement, each party hereto covenants and agrees to execute and deliver such further and other releases, instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement.

Section 1.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient party at its address set forth below (or at such other address or facsimile number for a party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

If to ACE, to:

Atlantic City Electric Company

800 King Street

Wilmington, DE 19899

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

If to CAG, to:

Conectiv Atlantic Generation, L.L.C.

800 King Street

Wilmington, DE 19899

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

For purposes hereof, “Business Day” means any day other than a Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 1.04 Asset Transfer Agreement. The provisions of this Agreement supersede the covenants and agreements set forth in Section 6.7 of the Asset Transfer Agreement, but otherwise the terms and conditions of the Asset Transfer Agreement shall remain in full force and effect.

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Section 1.05 Headings Not Descriptive . The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 1.06 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 1.07 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey (without giving effect to conflicts of law principles).

Section 1.08 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date above.

DELMARVA POWER & LIGHT COMPANY

By:
Name:
Title:

CONECTIV ATLANTIC GENERATION, L.L.C.

By:
Name:
Title:

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Schedule A

Tax Exempt Bonds

Station	Asset	Related Bond Issue
Deepwater	A fabric filter fly ash collection system and a vacuum ash disposal system along with necessary duct work and hoppers, foundations, structural steel supports, enclosures, electrical equipment instrumentation, and associated equipment; a bottom ash collection and disposal system including a conveyor system storage site and associated equipment.	$18,200,000 The Pollution Control Financing Authority of Salem County Pollution Control Revenue Refunding Bonds 1997 Series A (Atlantic City Electric Company Project); Due 4/15/14

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EXHIBIT J-2

AGREEMENT

AGREEMENT, dated as of [            ], 2010 (this “Agreement”), by and between Delmarva Power & Light Company, a Delaware and Virginia corporation (“DPL”), and Conectiv Delmarva Generation, L.L.C., a Delaware limited liability company (“CDG”).

WHEREAS, pursuant to that certain Asset Transfer Agreement, dated as of July 1, 2000 (the “Asset Transfer Agreement”), by and between DPL and CDG, DPL transferred to CDG certain properties and assets relating to the generation of electricity, including the Edgemoor generating station and the Hay Road generation station (the “Covered Generating Stations”);

WHEREAS, Schedule 6.9 to the Asset Transfer Agreement lists five series of then-outstanding tax-exempt revenue bonds issued by The Delaware Economic Development Authority (together with any successor body, board, authority, agency or other political subdivision or instrumentality of the State of Delaware, “DEDA”), the proceeds of which (i) were loaned by DEDA to DPL to finance the construction of certain pollution control facilities at the Covered Generating Stations or (ii) were used by DEDA to refinance a prior issuance of tax exempt bonds issued by DEDA, the proceeds of which were loaned to DPL by DEDA to finance the construction of certain pollution control facilities at the Covered Generating Stations;

WHEREAS, Section 6.9 of the Asset Transfer Agreement sets forth certain acknowledgements, covenants and agreements of CDG relating to the pollution control facilities and the continuing tax-exempt status of the listed tax-exempt revenue bonds;

WHEREAS, since the execution and delivery of the Asset Transfer Agreement, DEDA has refinance several of the series of the tax-exempt revenue bonds listed on Schedule 6.9 of the Asset Transfer Agreement through the issuance of new tax-exempt bonds; and

WHEREAS, DPL and CDG wish to enter into certain further acknowledgements, covenants and agreements concerning the pollution control facilities as related to the continuing tax-exempt status of the corresponding tax-exempt revenue bonds issued by DEDA.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.01 Certain Acknowledgements and Agreements.

(a) CDG acknowledges (i) that the assets (the “Covered Assets”) listed on Schedule A attached hereto (the “Exempt Facilities”) are being financed with the proceeds of the pollution control revenue bonds listed in the adjacent column on Schedule A (together with any tax-exempt revenue bonds issued in the future to refinance the bonds listed on Schedule A, the “Tax-Exempt Bonds”) and (ii) that CDG has been informed by DPL that the continuing tax-exempt status of the Tax-Exempt Bonds depends on the continuing qualifying use of the Exempt Facilities (“Qualifying Use”) in accordance with Section 103(b)(4)(F) of the United States Internal Revenue Code of 1954 and the regulations promulgated thereunder.

(b) CDG hereby notifies DPL, and DPL hereby acknowledges, that (i) as soon as practicable following the date of the closing of the sale and purchase by New Development Holdings, LLC (a Delaware limited liability company) of the membership interests of Conectiv Energy Holdings, LLC (a Delaware limited liability company) from Conectiv, LLC (a Delaware limited liability company) (the “PSA Closing Date”), CDG intends to convert the Edgemoor generating station from its current coal fired generation to natural gas fired generation which will result in the temporary or permanent suspension of the use of certain of the Exempt Facilities, and (ii) after the PSA Closing Date, CDG may refrain from conducting any maintenance activities with respect to such Exempt Facilities.

(c) Except insofar as notice has been given under Section 1.01(b), CDG agrees to use reasonable best efforts to notify DPL of (i) any material change or modification to the Exempt Facilities, (ii) any material suspension or any termination of the operation of the Exempt Facilities or (iii) any removal or disassembly of the Exempt Facilities, or in each case, any significant component thereof, with such notice to be given at least 90 days prior to such change in use.

(d) CDG agrees to use reasonable best efforts to provide DPL with written notice of any sale or other disposition of either Covered Generating Station or of the Exempt Facilities at least 30 days prior to such sale or disposition or as soon as is reasonably practicable given the timing and confidential nature of any such sale or disposition. CDG shall require, as a condition to the effectiveness of such sale or disposition, that the subsequent owner of either Covered Generating Station or of the Exempt Facilities covenant and agree to comply with the provisions of this Section 1.01.

(e) If DPL shall desire to refund, refinance, remarket, amend or otherwise modify the terms of any Tax-Exempt Bonds, CDG shall cooperate with DPL and with bond counsel, at DPL’s sole cost and expense, with respect to such bond refunding, refinancing, remarketing, amendment or modification and shall provide upon request any representations that are reasonably requested and that CDG can reasonably provide concerning its use of the Exempt Facilities for a Qualifying Use and its compliance to such date; provided, however, that CDG shall not be required to assume any additional obligations with respect to the Exempt Facilities in connection therewith.

(f) Upon 30 days written notice from DPL, CDG shall provide DPL with an annual certification of the current status of the Exempt Facilities.

(g) CDG agrees that DEDA and the trustee for any holders of Tax-Exempt Bonds and their duly authorized representatives shall have the right at all reasonable times (but not more than once per year) to enter upon and examine and inspect the Exempt Facilities, provided that such inspection (i) shall be at the sole cost, risk and expense of DPL and (ii) shall be subject to such restrictions on scope and schedule so as not to unreasonably interfere with the normal conduct of the business of CDG or with the operation of the Covered Generating Stations.

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(h) CDG agrees to pay and discharge promptly all taxes, assessments and other charges imposed upon it with respect to the Exempt Facilities property before the same shall become in default, as well as all lawful claims which, if unpaid, might become a lien or charge on the Exempt Facilities property or any part thereof. CDG may, at its own expense and in its own name in good faith contest or appeal any such taxes, assessments or other charges, but shall not permit any such taxes, assessments or charges to remain unpaid if such nonpayment shall subject the Exempt Facilities or any part thereof to loss or forfeiture.

(i) The covenants and agreements of CDG contained in this Section 1.01 shall continue in effect so long as (i) any of the Tax-Exempt Bonds listed on Schedule A shall remain outstanding and (ii) any Tax Exempt Bonds issued to refinance or refund any Tax Exempt Bonds listed on Schedule A shall remain outstanding, provided that DPL has notified CDG of the issuance of such bonds prior to such refunding or reissuance. DPL shall notify CDG promptly when there shall be no Tax-Exempt Bonds outstanding with respect to any of the Exempt Facilities. Notwithstanding anything in this Section 1.01(i), the covenants and agreements of CDG contained in this Section 1.01 shall cease with respect to any of the Exempt Facilities or any part thereof, upon the closing of a sale or other disposition of such Exempt Facilities following notification by CDG in accordance with Section 1.01(d); provided that the subsequent owner of such Exempt Facilities has covenanted and agreed to comply with the provisions of this Section 1.01.

(j) Notwithstanding any other provision of this Agreement, CDG shall not be liable for any action taken or any failure to act, unless such action or inaction constitutes fraud, bad faith or willful misconduct.

Section 1.02 Further Assurance. Except to the extent inconsistent with the terms of this Agreement, each party hereto covenants and agrees to execute and deliver such further and other releases, instruments, agreements and writings and do and perform, and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement.

Section 1.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day when delivered personally or by facsimile transmission (with confirmation), on the next Business Day when delivered to a nationally recognized overnight courier or five Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient party at its address set forth below (or at such other address or facsimile number for a party as shall be specified by like notice; provided, however, that any notice of a change of address or facsimile number shall be effective only upon receipt thereof):

If to DPL, to:

Delmarva Power & Light Company

800 King Street

Wilmington, DE 19899

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

3

If to CDG, to:

Conectiv Delmarva Generation, L.L.C.

800 King Street

Wilmington, DE 19899

Attention: [            ]

Telephone: [            ]

Facsimile: [            ]

For purposes hereof, “Business Day” means any day other than a Saturday, Sunday and any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

Section 1.04 Asset Transfer Agreement. The provisions of this Agreement supersede the covenants and agreements set forth in Section 6.9 of the Asset Transfer Agreement, but otherwise the terms and conditions of the Asset Transfer Agreement shall remain in full force and effect.

Section 1.05 Headings Not Descriptive . The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 1.06 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 1.07 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware (without giving effect to conflicts of law principles).

Section 1.08 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

4

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date above.

DELMARVA POWER & LIGHT COMPANY

By:
Name:
Title:

CONECTIV DELMARVA GENERATION, L.L.C.

By:
Name:
Title:

5

Schedule A

Tax Exempt Bonds

Station	Asset	Related Bond Issue(s)
Edgemoor	Edgemoor Unit No 3 Electrostatic Precipitator and Fly Ash System and Bottom Ash Disposal System. Edgemoor Unit No. 4 Electrostatic Precipitator and Fly Ash System and Bottom Ash Disposal System	The Delaware Economic Development Authority $15,000,000 Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2000C; Due 07/01/25

Edgemoor/Hay Road	Certain air and water pollution control facilities including (i) Hay Road Unit – Closed Loop Cooling System and (ii) Hay Road Unit – Waste Water Effluent System	The Delaware Economic Development Authority $16,240,000 Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2000D; Due 07/01/28

Edgemoor	Edgemoor Unit No. 3 Electrostatic Precipitator and Fly Ash System, Bottom Ash Disposal System; Wastewater Treatment System. Edgemoor Unit No. 4 Electrostatic Precipitator and Fly Ash System, Bottom Ash Disposal System	The Delaware Economic Development Authority $34,500,000 Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2001C; Due 05/01/26

Edgemoor	Edgemoor Unit No. 3 Electrostatic Precipitator and Fly Ash System, Bottom Ash Disposal System and Wastewater Treatment System. Edgemoor Unit No. 4 Electrostatic Precipitator and Fly Ash System and Bottom Ash Disposal System	The Delaware Economic Development Authority $22,330,000 Pollution Control Variable-Rate Demand Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 1999A; Due 7/01/24

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